Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                            FIRST ESSEX BANCORP, INC.
             (Exact name of registrant as specified in its charter)
                          -----------------------------
          DELAWARE                       6035                   04-2943217
 (State or other jurisdiction      (Primary Standard         (I.R.S. Employer
    of incorporation or                Industrial           Identification No.)
        organization)              Classification Code)

                  71 Main Street, Andover, Massachusetts 01810
                                 (508) 475-4313
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          -----------------------------

                                Leonard A. Wilson
                            FIRST ESSEX BANCORP, INC.
                                 71 Main Street
                          Andover, Massachusetts 01810
                                 (508) 475-4313
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          -----------------------------
                                   Copies to:
    Stephen J. Coukos, Esq.                        V. Duncan Johnson, Esq.
    SULLIVAN & WORCESTER LLP                          EDWARDS & ANGELL
     One Post Office Square                        2700 Hospital Trust Tower
  Boston, Massachusetts  02109                Providence, Rhode Island 02903
        (617) 338-2800                                (401) 276-6477

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Finest Financial Corp. with and into First Essex Bancorp, Inc. pursuant to the Agreement and Plan of Reorganization described in the accompanying Joint Proxy Statement--Prospectus have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
Title of Each Class of Securities     Amount to be         Proposed Maximum            Proposed Maximum          Amount of
         to be Registered              Registered      Offering Price Per Share   Aggregate Offering Price    Registration Fee
- ----------------------------------------------------------------------------------------------------------------------------------
          Common Stock,                    (1)                     (1)                   $18,565,706(2)           $6,402(2)
     Par Value $.10 per share
==================================================================================================================================

   (1)   The  Securities to be offered  hereby will be offered on the basis of a maximum aggregate offering price. Accordingly, pursuant to Rule 457(o), the  number  of shares  offered  and,  as a  consequence,  the  maximum offering price per share and are omitted from this table.

   (2)   Pursuant to Rule 457(f), the maximum aggregate offering price has been determined as the value of the shares of Finest
         Financial Corp. to be acquired by First Essex Bancorp, Inc. in the merger, less the minimum portion of the purchase price to be paid in cash.

                        --------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                           First Essex Bancorp, Inc.
                                 71 Main Street
                          Andover, Massachusetts 01810
                                 (508) 475-4313


                                                   October __, 1996

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders (the "First Essex Special Meeting") of First Essex Bancorp, Inc. ("First Essex") to be held on December 19, 1996 at 10:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

         At the First Essex Special Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Reorganization (the "Merger Agreement") dated August 5, 1996, as amended as of September __, 1996, by and among First Essex, Finest Financial Corp. ("Finest") and Pelham Bank and Trust Company ("Pelham Bank"), whereby Finest will merge with and into First Essex (the "Merger") and Pelham Bank will merge with and into First Essex Bank, FSB. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

         Subject to certain limitations, in accordance with the terms of the Merger Agreement, each share of outstanding Finest common stock, par value $.10 ("Finest Common Stock") will be converted into and become exchangeable for (i) that number of shares of First Essex common stock, par value $.10 ("First Essex Common Stock") equal to the number (the "Exchange Ratio") obtained by dividing $20.25 (the "Acquisition Price") by the average of the closing bid prices of the shares of First Essex Common Stock as reported on the NASDAQ National Market System for the twenty consecutive trading days ending on the fifth business day prior to the closing date of the Merger (the "Average Closing Price") or (ii) an amount in cash equal to the Acquisition Price. If the Average Closing Price is greater than $11.50 per share, the Exchange Ratio will equal 1.761 and if the Average Closing Price is less than $9.50 per share, the Exchange Ratio will equal 2.132. Notwithstanding the foregoing, if the Average Closing Price is less than $8.75, Finest will have the right to terminate the Merger Agreement, unless First Essex elects to increase the number of shares issuable in the Merger by utilizing an adjusted Exchange Ratio determined by dividing $18.65 by the Average Closing Price. The Merger Agreement provides that Finest's stockholders may elect to receive all cash, all stock or any combination thereof, subject to an overall limitation that 50% of the total number of outstanding shares of Finest Common Stock shall be converted into shares of First Essex Common Stock, with the remaining outstanding shares of Finest Common Stock to be converted into cash. The exchange provisions of the Merger Agreement allow the exchange agent a means by which it can equitably meet the respective elections of the Finest stockholders without violating the overall stock to cash ratio. The portion of the aggregate acquisition price paid in shares may be increased up to a maximum of 62%, to the extent necessary to preserve the tax-free nature of the Merger.

         You should refer to the Joint Proxy Statement-Prospectus for a more detailed description of the Merger.

         Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement-Prospectus, which includes descriptions of the Merger, the background of the transaction, the business of Finest and the factors that the Board of Directors of First Essex considered in approving the Merger. I urge you to read the enclosed materials carefully.

         The Merger is subject to various conditions, described in this Joint Proxy Statement-Prospectus. It is expected that the Merger will be completed in December 1996.

         Your Board of Directors has carefully considered the terms of the proposed Merger and believes that the Merger and related transactions are advisable and in the best interests of First Essex and its stockholders. See "The Merger-Background of the Merger,"and "-Recommendation of the First Essex Board and Reasons for the Merger" in the enclosed Joint Proxy Statement-Prospectus for a discussion of the reasons for the Board's recommendation. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE RELATED TRANSACTIONS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLTAED THEREBY.

         We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the First Essex Special Meeting. If you do attend, you will, of course, be entitled to vote in person.

         Thank you and I look forward to seeing you at the meeting.

                                          Sincerely,


                                          Leonard A. Wilson
                                          President and Chief Executive Officer

                            FIRST ESSEX BANCORP, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held On December 19, 1996

TO THE STOCKHOLDERS OF FIRST ESSEX BANCORP, INC.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "First Essex Special Meeting") of First Essex Bancorp, Inc. ("First Essex") will be held on December 19, 1996 at 10:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, for the purpose of considering and voting upon the following matters:

o A proposal to approve and adopt the Agreement and Plan of Reorganization, dated August 5, 1996, as amended as of September __, 1996 (the "Merger Agreement"), by and among First Essex, Finest Financial Corp. ("Finest"), and Pelham Bank and Trust Company, and each of the transactions contemplated thereby, including the merger (the "Merger") of Finest with and into First Essex, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus and certain related documents are attached as exhibits thereto;

o Such other business as may properly come before the First Essex Special Meeting or any adjournments or postponements thereof.

         The First Essex Board of Directors has fixed the close of business on October 31, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the First Essex Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at such meeting. A list of First Essex stockholders entitled to vote at the First Essex Special Meeting or any adjournments or postponements thereof will be available for examination for any purpose germane to the First Essex Special Meeting, for 10 days prior to the First Essex Special Meeting during ordinary business hours, at the principal executive offices of First Essex located at 71 Main Street, Andover, Massachusetts.

         Shares of First Essex common stock, par value $.10 per share ("First Essex Common Stock"), are the only securities of First Essex whose holders are entitled to vote at the First Essex Special Meeting.

         Your vote is important regardless of the number of shares you own. Approval of the Merger requires the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of First Essex Common Stock. Each stockholder, even though he or she now plans to attend the First Essex Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the First Essex Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the First Essex Special Meeting.

                                           By Order of the Board of Directors,

                                           William F. Burke, Secretary
October ____, 1996


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                             FINEST FINANCIAL CORP.
                             Route 38, Bridge Street
                                  Pelham Plaza
                           Pelham, New Hampshire 03076
                                 (603) 635-3545

                               October ____, 1996

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders ("Finest Meeting") of Finest Financial Corp. ("Finest") to be held on December ____, 1996, at ______ a.m. at the Windham Branch office of Pelham Bank and Trust Company ("Pelham Bank"), Route 111, Windham, New Hampshire.

         At the Finest Meeting, you are being asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated August 5, 1996, as amended as of September __, 1996 (the "Merger Agreement"), by and among First Essex Bancorp, Inc. ("First Essex"), Finest and Pelham Bank, pursuant to which Finest will be merged with and into First Essex (the "Merger") and Pelham Bank will be merged with and into First Essex Bank, FSB, a wholly-owned subsidiary of First Essex. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

         Subject to certain limitations, at the effective time of the Merger, each outstanding share of Finest common stock, par value $.10 per share ("Finest Common Stock"), will be converted into and become exchangeable for (i) that number of shares of First Essex common stock, par value $.10 per share ("First Essex Common Stock"), equal to the number (the "Exchange Ratio") obtained by dividing $20.25 (the "Acquisition Price") by the average of the closing bid prices of the shares of First Essex Common Stock as reported on the NASDAQ National Market System for the twenty consecutive trading days ending on the fifth business day prior to the closing date of the Merger (the "Average Closing Price") or (ii) an amount in cash equal to the Acquisition Price. If the Average Closing Price is greater than $11.50 per share, the Exchange Ratio will equal
1.761 and if the Average Closing Price is less than $9.50 per share, the Exchange Ratio will equal 2.132. Notwithstanding the foregoing, if the Average Closing Price is less than $8.75, Finest will have the right to terminate the Merger Agreement, unless First Essex elects to increase the number of shares issuable in the Merger by utilizing an adjusted Exchange Ratio determined by dividing $18.65 by the Average Closing Price. The Merger Agreement provides that Finest's stockholders may elect to receive all cash, all stock or any combination thereof, subject to an overall limitation that 50% of the total number of outstanding shares of Finest Common Stock shall be converted into shares of First Essex Common Stock, with the remaining outstanding shares of Finest Common Stock to be converted into cash. The exchange provisions of the Merger Agreement allow the exchange agent a means by which it can equitably meet the respective elections of the Finest stockholders without violating the overall stock to cash ratio. The portion of the aggregate acquisition price paid in shares may be increased up to a maximum of 62%, to the extent necessary to preserve the tax-free nature of the Merger.

         You should refer to the Joint Proxy Statement-Prospectus for a more detailed description of the Merger.

         Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement-Prospectus, which includes descriptions of the Merger, the background of the transaction, information with respect to First Essex and the First Essex Common Stock and the factors the Board of Directors of Finest considered in approving the Merger. I urge you to read the enclosed materials carefully.

         The Board of Directors has unanimously approved the Merger Agreement and recommends that stockholders vote in favor of approving the Merger. See "The Merger-Background of the Merger," and "-Recommendation of the Finest Board and Reasons for the Merger" in the enclosed Joint Proxy Statement-Prospectus for a discussion of the reasons for the Board's recommendation. Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), Finest's financial advisor, has advised the Board of Directors of Finest that, in its opinion, the consideration to be received in the Merger is fair, from a financial point of view, to the stockholders of Finest. The full text of the Keefe Bruvette opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in Appendix B to the accompanying Joint Proxy Statement-Prospectus, and I urge you to read the opinion carefully.

         Holders of shares of Finest Common Stock are entitled to dissenters' rights under New Hampshire law in connection with the Merger, as more fully described in the Joint Proxy Statement-Prospectus.

         A form of proxy solicited by the Board of Directors is enclosed for your convenience. You are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope. If you attend the Finest Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

         Promptly after the Merger, a letter of transmittal and election materials will be mailed to all holders of record of shares of Finest Common Stock to use in connection with surrendering their stock certificates and electing to receive stock or cash or a combination thereof in exchange for their shares of Finest Common Stock. Please do not send your stock certificates with the enclosed proxy card or to the Exchange Agent until you receive the letter of transmittal and related materials, which will include instructions as to the procedure to be used in exchanging your stock certificates.


                                             Very truly yours,


                                             Leo Kahn
                                             Chairman of the Board of Directors

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE FINEST MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE FINEST MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE FINEST MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

         FINEST STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE COMPANY OR THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL FORM AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD.

                             FINEST FINANCIAL CORP.
                             Route 38, Bridge Street
                                  Pelham Plaza
                           Pelham, New Hampshire 03076
                                 (603) 635-3545

                               ------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held On December __, 1996

         A Special Meeting of Stockholders of Finest Financial Corp., a New Hampshire corporation ("Finest"), will be held on December ____, 1996, at _____ a.m. at the Windham Branch office of Pelham Bank and Trust Company ("Pelham Bank"), Route 111, Windham, New Hampshire (together with all adjournments and postponements thereof, the "Finest Meeting") for the following purposes:

o To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated August 5, 1996, as amended as of September __, 1996 (the "Merger Agreement"), by and among Finest, Pelham Bank and First Essex Bancorp, Inc. ("First Essex"), and each of the transactions contemplated thereby, pursuant to which Finest will be merged with and into First Essex (the "Merger") and Pelham Bank will be merged with and into First Essex Bank, FSB, a wholly-owned subsidiary of First Essex. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

         The Board of Directors has fixed the close of business on October 31, 1996 as the record date (the "Finest Record Date") for determination of stockholders entitled to notice of and to vote at the Finest Meeting. A list of such stockholders will be available at the main office of Finest, the address of which is set forth above, beginning two business days after the date of this Notice and continuing through the date of the Finest Meeting. Only holders of record at the close of business on the Finest Record Date of shares of common stock, par value $.10 per share, of Finest ("Finest Common Stock") will be entitled to notice of and to vote at the Finest Meeting.

         In the event there are not sufficient votes to approve the foregoing proposals at the time of the Finest Meeting, the Finest Meeting may be adjourned or postponed in order to permit further solicitation of proxies by Finest; provided, however, that a proxy voted against the Merger Agreement will not be voted in favor of any such adjournment or postponement of the Finest Meeting.

         A majority of the outstanding shares of Finest Common Stock entitled to vote must be represented at the Finest Meeting, in person or by proxy, to constitute a quorum for the transaction of business.

         Holders of shares of Finest Common Stock are entitled to dissenters' rights in connection with the Merger, pursuant to the procedures set forth in New Hampshire Revised Statutes Annotated sections 293-A:13.01 to 13.31, inclusive, a copy of which is attached as Appendix D to the accompanying Joint Proxy Statement-Prospectus.

                                          By Order of the Board of Directors,


                                          Ralph S. Boutwell
                                          Secretary
Pelham, New Hampshire
October ____, 1996

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE FINEST MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE FINEST MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE FINEST MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 1996

                        JOINT PROXY STATEMENT-PROSPECTUS

                               ------------------

         FINEST FINANCIAL CORP.                   FIRST ESSEX BANCORP, INC.
            PROXY STATEMENT                            PROXY STATEMENT
  For Special Meeting of Stockholders        For Special Meeting of Stockholders
    to be held on December ___, 1996          to be held on December 19, 1996

                               ------------------

                                   PROSPECTUS
             First Essex Bancorp, Inc. Common Stock, $.10 par value

                               ------------------

         This Joint Proxy Statement and Prospectus (the "Proxy Statement-Prospectus") relates to the proposed acquisition of Finest Financial Corp., a New Hampshire corporation ("Finest"), by First Essex Bancorp, Inc., a Delaware corporation ("First Essex"), pursuant to the terms of an Agreement and Plan of Reorganization dated August 5, 1996, as amended as of September __, 1996 (the "Merger Agreement"), by and among First Essex, Finest and Pelham Bank and Trust Company ("Pelham Bank"). It is being furnished to the stockholders of First Essex and Finest in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use, in the case of First Essex, at its Special Meeting of Stockholders (the "First Essex Meeting") to be held on December 19, 1996, and in the case of Finest, at its Special Meeting of Stockholders (the "Finest Meeting") to be held on December __, 1996 (together, including any adjournments or postponements of such meetings, the "Meetings"), both at the times and places specified in the respective accompanying Notices of Meetings.

         The terms of the Merger Agreement provide that upon the satisfaction or waiver of the conditions to closing set forth therein, Finest will be merged with and into First Essex (the "Merger") and each then outstanding share of common stock of Finest, par value $.10 per share ("Finest Common Stock"), will, subject to certain limitations, be converted into and become exchangeable for the right to receive (i) a number of shares of the common stock of First Essex, par value $.10 per share ("First Essex Common Stock"), equal to the number (the "Exchange Ratio") obtained by dividing $20.25 (the "Acquisition Price") by the average of the closing bid prices of the shares of First Essex Common Stock as reported on the NASDAQ National Market System for the twenty consecutive trading days ending on the fifth business day prior to the closing date of the Merger (the "Average Closing Price") or (ii) an amount in cash equal to the Acquisition Price. If the Average Closing Price is greater than $11.50 per share, the Exchange Ratio will equal 1.761 and if the average Closing Price is less than $9.50 per share, the Exchange Ratio will equal 2.132. If the Average Closing Price is less than $8.75, Finest will have the right to terminate the Merger Agreement, unless First Essex elects to increase the number of shares issuable in the Merger with respect to those Finest shares to be converted into First Essex shares by utilizing an adjusted Exchange Ratio determined by dividing $18.65 by the Average Closing Price.

         The Merger Agreement provides that Finest's stockholders may elect to receive all cash, all stock or any combination thereof, subject to an overall limitation that 50% of the total number of outstanding shares of Finest Common Stock shall be converted into shares of First Essex Common Stock, with the remaining outstanding shares of Finest Common Stock to be converted into cash. The exchange provisions of the Merger Agreement allow the exchange agent a means by which it can equitably meet the respective elections of the Finest stockholders without violating the overall stock to cash ratio. The portion of the aggregate acquisition price paid in shares may be increased up to a maximum of 62%, to the extent necessary to preserve the tax-free nature of the Merger. See "The Merger--Election Procedures".

         This Proxy Statement-Prospectus also constitutes a prospectus of First Essex filed as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission" or "SEC") covering the shares of First Essex Common Stock to be issued in connection with the Merger.

         At the effective time of the Merger, the shares of First Essex Common Stock issued in connection with the Merger will be listed for trading on the NASDAQ National Market System.

         This Proxy Statement-Prospectus does not cover any resales of First Essex Common Stock received by stockholders of Finest upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement--Prospectus in connection with any such resale.

         All information contained in this Proxy Statement-Prospectus with respect to First Essex and First Essex Bank, FSB ("First Essex Bank") has been supplied by First Essex and all information with respect to Finest and Pelham Bank has been supplied by Finest. This Proxy Statement-Prospectus and the accompanying form of proxy are first being mailed to stockholders of First Essex and Finest on or about November ___, 1996.

                                   -----------

THESE SECURITIES INVOLVE A DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 13.
                                   -----------

         THE  ABOVE   MATTERS   ARE   DISCUSSED   IN   DETAIL   IN  THIS   PROXY
STATEMENT--PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT--PROSPECTUS IN ITS ENTIRETY.

                                  ------------


         THE SHARES OF FIRST ESSEX COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST ESSEX AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                                  ------------


         THE SHARES OF FIRST ESSEX COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT--PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------


       The date of this Proxy Statement-Prospectus is November ____, 1996.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................................vi

INFORMATION INCORPORATED BY REFERENCE.......................................vi

SUMMARY  ....................................................................1

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST ESSEX AND SUBSIDIARIES.........9

SELECTED CONSOLIDATED FINANCIAL DATA OF FINEST AND SUBSIDIARY...............10

FIRST ESSEX PRO FORMA FINANCIAL DATA........................................11

RISK FACTORS................................................................12
   Special Note Regarding Forward Looking Statements........................12
   General  ................................................................12

COMPARATIVE PER SHARE FINANCIAL INFORMATION.................................15

THE MEETINGS................................................................18
   Matters To Be Discussed at the Meetings..................................18
   Record Dates; Stock Entitled to Vote; Quorum.............................18
   Solicitation of Proxies .................................................19
   Required Votes ..........................................................20
   Solicitation Expenses....................................................20
   Ownership of Finest Securities...........................................20
   Appraisal Rights and Dissenting Stockholders.............................21

THE MERGER..................................................................23
   General  ................................................................23
   Background of the Merger.................................................23
   Recommendation of the Finest Board and Reasons for the Merger............25
   Recommendation of the First Essex Board and Reasons for the Merger.......26
   Opinion of Financial Advisors............................................27
   Effective Time of the Merger; Closing Date...............................34
   Conversion of Shares of Finest Common Stock Pursuant to the Merger.......34
   Election Procedures......................................................35
   Certificate Exchange Procedures..........................................36
   Treatment of Finest Stock Options........................................37
   Conduct of Business Pending the Merger...................................37
   Conditions to Consummation of the Merger.................................40
   Termination..............................................................41
   Amendment, Extensions and Waiver.........................................42
   Requisite Regulatory Approvals...........................................42
   Expenses ................................................................43
   Stockholders Agreement...................................................43
   No Solicitation..........................................................43
   Interests of Certain Persons in the Merger...............................43
   Employment Obligations...................................................44
   Resale of First Essex Common Stock.......................................45
   Material Federal Income Tax Consequences.................................46
   Accounting Treatment.....................................................48

BUSINESS OF FIRST ESSEX.....................................................49
   General  ................................................................49
   Market Area..............................................................49
   Current Market Conditions................................................49
   Regulation...............................................................49
   Lending Activities.......................................................51

   Non-Performing Assets....................................................53
   Investment Activities....................................................54
   Deposits ................................................................54
   Competition..............................................................55
   Employees................................................................55

MARKET FOR FIRST ESSEX COMMON STOCK.........................................55

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST ESSEX AND SUBSIDIARIES........57

FIRST ESSEX MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................58

SELECTED CONSOLIDATED FINANCIAL DATA
   OF FINEST AND SUBSIDIARY.................................................75

FINEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS ...............................................76

DESCRIPTION OF FIRST ESSEX CAPITAL STOCK....................................96
   First Essex Common Stock.................................................96
   Series A Preferred Stock.................................................96

COMPARISON OF RIGHTS OF HOLDERS OF
   FINEST COMMON STOCK AND FIRST ESSEX COMMON STOCK.........................97
   Special Meetings of Stockholders.........................................97
   Inspection Rights........................................................98
   Action by Consent of Stockholders........................................98
   Cumulative Voting........................................................99
   Preemptive Rights........................................................99
   Dividends and Repurchases of Stock.......................................99
   Classification of the Board of Directors.................................99
   Removal of Directors....................................................100
   Vacancies on the Board of Directors.....................................100
   Exculpation of Directors and Officers...................................100
   Indemnification of Directors, Officers and Others.......................101
   Interested Director Transactions........................................101
   Mergers, Share Exchanges or Asset Sales.................................102
   Delaware Business Combination Statute...................................103
   Amendments to Charter...................................................103
   Amendments to By-laws...................................................104
   Dissenters'/Appraisal Rights............................................104

RECENT LEGISLATION AND RELATED MATTERS.....................................105

LEGAL MATTERS..............................................................108

EXPERTS  ..................................................................108

INDEX TO FINANCIAL STATEMENTS..............................................F-1

APPENDICES

A.       Agreement and Plan of Merger                                      A-1
B.       Opinion of Keefe, Bruyette & Woods, Inc.                          B-1
C.       Opinion of Oppenheimer & Co., Inc.                                C-1
D.       New  Hampshire  Revised  Statutes  Annotated
         ss.293-A:13.01  through ss.293-A:13.31                            D-1

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT-PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST ESSEX. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST ESSEX SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -------------

                              AVAILABLE INFORMATION

         First Essex is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Proxy statements, reports and other information concerning First Essex can be inspected and copied at the SEC's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site (located at http://www.sec.gov) which contains reports, proxy and information statements and other information regarding First Essex and other registrants that file electronically with the SEC. First Essex Common Stock is listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System. Consequently, reports, proxy statements and other information concerning First Essex may also be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD") at 1735 K Street, N.W., Washington, D.C. 20006. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which First Essex has filed with the SEC under the Securities Act, which Registration Statement and exhibits thereto may be obtained from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees, and to which reference is hereby made.

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO FIRST ESSEX WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO WILLIAM F. BURKE, SECRETARY, FIRST ESSEX BANCORP, INC., 71 MAIN STREET, ANDOVER, MASSACHUSETTS 01810, (508) 475-4313. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER___, 1996.

                      INFORMATION INCORPORATED BY REFERENCE

         The following First Essex documents are incorporated by reference herein:

(1) First Essex's Annual Report on Form 10-K for the year ended December 31, 1995 and the portions of First Essex's definitive Proxy Statement dated April 1, 1996 incorporated by reference in Part III of such Form 10-K;

(2) First Essex's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

(3)      First Essex's Current Report on Form 8-K, dated August 5, 1996.

                                     SUMMARY

The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Proxy Statement-Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained herein, the annexes hereto and the documents incorporated by reference herein. Stockholders of First Essex and Finest are urged to read this Proxy Statement-Prospectus with care in its entirety.

The Companies

         First Essex. First Essex is a Delaware corporation whose primary activity is to act as the parent holding company for First Essex Bank. Until December 1, 1993, the business of First Essex was conducted through two banking subsidiaries, First Essex Savings Bank, a Massachusetts-chartered savings bank and First Essex Savings Bank of New Hampshire, a New Hampshire-chartered guaranty savings bank. The New Hampshire bank was owned through a second tier holding company, First Essex Bancorp of New Hampshire, Inc., which was merged into First Essex on December 1, 1993. First Essex's principal executive office is located at 71 Main Street, Andover, Massachusetts 01810 and its telephone number is (508) 475-4313.

         First Essex Bank was originally founded under a Massachusetts legislative charter issued in 1847. On December 1, 1993, First Essex Savings Bank converted to a federal savings bank with a charter issued by the Office of Thrift Supervision (the "OTS") under the name of First Essex Bank, FSB. On the same day First Essex Savings Bank of New Hampshire was merged into First Essex Bank, FSB.

         As of June 30, 1996, First Essex Bank had total assets of $842.9 million, total deposits of $508.1 million, net loans of $522.4 million, and stockholders' equity of $62.3 million. First Essex Bank is principally engaged in the business of attracting deposits from the general public and investing in residential mortgage, construction, commercial real estate, commercial and consumer loans. First Essex Bank also makes investments in various investment securities to provide a source of interest and dividend income. First Essex Bank currently maintains [ten] full service banking offices at various locations throughout its market area. First Essex Bank's deposits are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC") up to $100,000 per separately insured account.

         Finest and Pelham Bank. Finest is a New Hampshire business corporation organized in 1986 for the purposes of becoming the holding company of Pelham Bank, which is a wholly-owned subsidiary of Finest. Finest's principal executive office is located at Route 38, Bridge Street, Pelham Plaza, Pelham, New Hampshire 03076 and its telephone number is (603) 635-3545.

         Pelham Bank is a New Hampshire-chartered trust company which conducts a general banking business primarily in southern New Hampshire. Deposits at Pelham Bank are insured by the BIF of the FDIC up to $100,000 per separately insured account.

         Pelham Bank was incorporated in 1968 and operates from three banking offices located in Pelham, Salem and Windham, New Hampshire. Pelham Bank offers a wide range of deposit and lending services to its customers. It has a loan portfolio of residential, consumer and small business loans and emphasizes both retail and commercial banking. As of June 30, 1996, Pelham Bank reported total assets of $179.1 million, total deposits of $158.3 million, net loans of $95.6 million, and stockholders' equity of $18.5 million.

The Merger

         Pursuant to the terms of the Merger Agreement by and among First Essex, Finest and Pelham Bank, Finest shall merge with and into First Essex (the "Merger"). Pursuant to a separate merger agreement and as a condition to the consummation of the Merger, immediately preceding the Merger Pelham Bank will be merged with and into First Essex Bank (the "Bank Merger") and Pelham Bank's three New Hampshire branches will be operated as branch offices of First Essex Bank. It is anticipated that the transaction will close in December 1996.

         Upon the Effective Time of the Merger (as defined in the Merger Agreement), each then outstanding share of Finest Common Stock will, subject to certain limitations, be converted into and become exchangeable for (i) a number of shares of First Essex Common Stock equal to the Exchange Ratio (obtained by dividing the Acquisition Price by the Average Closing Price) or (ii) an amount in cash equal to the Acquisition Price (the aggregate of such shares and cash collectively, the "Merger Consideration"). If the Average Closing Price is greater than $11.50 per share, the Exchange Ratio will equal 1.761 and if the Average Closing Price is less than $9.50 per share, the Exchange Ratio will equal 2.132. If the Average Closing Price is less than $8.75, Finest will have the right to terminate the Merger Agreement, unless First Essex elects to increase the number of shares issuable in the Merger with respect to those Finest shares to be converted into First Essex shares by utilizing an adjusted Exchange Ratio determined by dividing $18.65 by the Average Closing Price (the "Adjusted Exchange Ratio").

         The Merger Agreement provides that Finest's stockholders may elect to receive all cash, all stock or any combination thereof, subject to an overall limitation that 50% of the total number of outstanding shares of Finest Common Stock shall be converted into shares of First Essex Common Stock, with the remaining outstanding shares of Finest Common Stock to be converted into cash. The exchange provisions of the Merger Agreement allow the exchange agent a means by which it can equitably meet the respective elections of the Finest stockholders without violating the overall stock to cash ratio. The portion of the Merger Consideration paid in shares may be increased up to a maximum of 62%, to the extent necessary to preserve the tax-free nature of the Merger. See "The Merger--Election Procedures".

The Meetings

         First Essex. The First Essex Meeting will be held on December 19, 1996 at 10:00 a.m. at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts. At the First Essex Meeting, First Essex stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

         Finest. The Finest Meeting will be held on December ____, 1996 at __________ at the Windham Branch office of Pelham Bank, Route 111, Windham, New Hampshire. At the Finest Meeting, Finest stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

Record Date and Vote Required

         First Essex. The Board of Directors of First Essex (the "First Essex Board") has fixed the close of business on October 31, 1996 as the record date (the "First Essex Record Date") for determination of stockholders entitled to notice of and to vote at the First Essex Meeting and any adjournments or postponements thereof. The Merger Agreement and the transactions contemplated thereby must be approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of First Essex Common Stock. Stockholders of First Essex are entitled to one vote at the First Essex Meeting for each share of First Essex Common Stock held of record at the close of business on the First Essex Record Date. At the close of business on the First Essex Record Date, [6,058,935] shares of First Essex Common Stock were outstanding and entitled to vote, of which approximately [370,140] shares, or [6.11]%, were held by directors and executive officers of First Essex and their respective affiliates. See "The Meetings--Record Dates; Stock Entitled to Vote; Quorum".

         Finest. The Board of Directors of Finest (the "Finest Board") has fixed the close of business on October 31, 1996 as the record date (the "Finest Record Date") for determination of stockholders entitled to notice of and to vote at the Finest Meeting and any adjournments or postponements thereof. The affirmative vote of the holders of at least a majority of the outstanding shares of Finest Common Stock entitled to vote is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Stockholders of Finest are entitled to one vote at the Finest Meeting for each share of Finest Common Stock held of record at the close of business on the Finest Record Date. At the close of business on the Finest Record Date, 1,478,750 shares of Finest Common Stock were outstanding and entitled to vote, of which approximately 210,030 shares, or approximately 14.2%, were held by directors and executive officers of Finest and their respective affiliates. See "The Meetings--Record Dates; Stock Entitled to Vote; Quorum" and "--Ownership of Finest Securities".

         All of the Finest and Pelham Bank directors and executive officers and their respective affiliates, and a certain principal stockholder of Finest, who own in the aggregate 410,890 shares on the Finest Record Date, representing approximately 27.8% of the shares of Finest Common Stock issued and outstanding on the Finest Record Date, have entered into a letter agreement dated as of August 5, 1996 (the "Stockholders Agreement"), pursuant to which they have agreed to vote their shares of Finest Common Stock in favor of the Merger Agreement. See "The Meetings--Ownership of Finest Securities" and "The Merger--Stockholders Agreement".

Management and Operations after the Merger

         The Merger will become effective at the Effective Time as set forth in the Articles of Merger to be filed with the Secretary of State of the State of New Hampshire and a Certificate of Merger to be filed with the Secretary of State of the State of Delaware. On the Closing Date and immediately prior to the Effective Time, and as a condition to the Merger, the Bank Merger will be consummated. The directors and officers of First Essex and First Essex Bank will remain unchanged after the Effective Time, except that Brian W. Thompson, the current President of Finest and Pelham Bank, will be elected an Executive Vice President of both First Essex and First Essex Bank.

Recommendation of the Boards of Directors and Reasons for the Merger

         THE BOARD OF DIRECTORS OF EACH OF FIRST ESSEX AND FINEST UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND EACH UNANIMOUSLY RECOMMENDS APPROVAL AND
ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         Finest. The Finest Board believes that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of the stockholders and recommends that the stockholders vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         From October 1992 to August 1996, Pelham Bank had been operating under various regulatory orders. During the period October 1992 through August 1995, Pelham Bank operated under a Cease and Desist Order (the "the Order"), issued by the FDIC and concurred to by the New Hampshire State Banking Department, which Order was modified by action dated November 23, 1993. The Order was terminated by the FDIC in a letter from the FDIC dated September 13, 1995 and was replaced by a Memorandum of Understanding (the "MOU"), issued by the FDIC and concurred to by the New Hampshire State Banking Department. The MOU was terminated in a letter from the FDIC dated August 12, 1996. During the past two years, Finest has, among other things, explored the strategic alternatives of merging with or being acquired by a larger banking organization, as compared to the alternative of remaining as an independent financial institution. After evaluating the available alternatives, including proposals from various potential acquirers, in July 1996 the Finest Board determined that being acquired by First Essex in a strategic merger represents the most likely opportunity for long-term enhancement of stockholder value and is in the best interest of Finest other constituencies including its employees and the communities served by Pelham Bank.

         In the course of reaching its decision to enter into the Merger Agreement with First Essex, the Finest Board consulted with its advisors and considered a number of factors, including without limitation, the following: (i) the amount and form of the consideration offered by First Essex in relation to the estimated value of Finest Common Stock, in comparison with other proposals under consideration at the time; (ii) First Essex's business, results of operations, prospects, financial condition and potential future value of the First Essex Common Stock; (iii) the advice of Finest's financial advisor as to the fairness of the consideration to be paid to Finest stockholders from a financial point of view; (iv) Finest's financial condition, prospects and the competitive environment for small banking institutions generally and for Finest in particular, and the risks and costs of Finest continuing as an independent business; (v) the financial strength the Merger would provide to the combined Finest/First Essex organization; and (vi) the impact of the transaction upon customers served by Pelham Bank and the expanded range of financial services to be offered by the combined organization. The Finest Board concluded, in light of the above factors and such other factors as it considered appropriate, that the terms of the Merger Agreement are fair to, and in the best interests of, Finest and Finest's stockholders and that such terms provide a greater value to stockholders than the strategic alternatives of remaining as an independent financial institution or entering into an acquisition transaction with any other potential acquiror. See "The Merger-Background of the Merger," and "-Recommendation of the Finest Board and Reasons for the Merger" for a more detailed discussion of the reasons for the Board of Directors' recommendation to approve the Merger Agreement and the transactions contemplated thereby.

         First Essex. The First Essex Board believes that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of the stockholders and recommends that the stockholders vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In reaching its determination, the First Essex Board considered the following factors: (i) First Essex's business, operations, financial condition, earnings and prospects; (ii) the business, operations, financial condition, earnings and prospects of Finest; (iii) the enhanced prospects and opportunities for growth that the Merger makes possible; (iv) the anticipated cost savings resulting from the Merger; and (v) the advice of First Essex's financial advisor as to the fairness from a financial point of view of the consideration to be paid by First Essex in the Merger.

Risk Factors

         Risks Associated with Commercial Real Estate, Commercial and Construction Loans. Commercial real estate and commercial lending involve significant additional risks compared with one-to-four family residential mortgage lending, and therefore typically account for a disproportionate share of delinquent loans and real estate owned through foreclosure. Such lending generally involves larger loan balances to single borrowers or groups of related borrowers than does residential lending, and repayment of the loan depends in part on the underlying business and financial condition of the borrower and is more susceptible to adverse future developments.

         Construction loans are, in general, subject to the same risks as commercial real estate loans, but involve additional risks as well. Such additional risks are due to uncertainties inherent in estimating construction costs, delays arising from labor problems, shortages of material, uncertain marketability of a completed project and other unpredictable contingencies that make it relatively difficult to determine accurately the total loan funds required to complete a project or the value of the completed project.
Construction loan funds are advanced on the security of the project under construction, which is of uncertain value prior to the completion of construction. In a declining market, there is no assurance that the lender will be able to recover outstanding loan amounts and interest due.

         Economic Conditions and Real Estate Risk. First Essex's lending operations are concentrated primarily in Massachusetts and southern New Hampshire and Finest's lending operations are concentrated in southern New Hampshire and bordering counties of Massachusetts. As a result, the financial condition and results of operations of the combined company will be subject to the effects of changes in the business cycle and downturns in the local, regional and national economies, as well as other general economic conditions, particularly the conditions in the single-family or multi-family residential real estate markets prevailing in those states.

         Interest Rate Risk. Each of First Essex and Finest realizes its income principally from the differential between the interest earned on loans, investments and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Periods of increasing interest rates may adversely affect the combined company's actual interest rate spread, and thus net income.

         Operational Issues. The ability of the combined company to operate efficiently, at least in the short term, will be enhanced by the ability to retain existing management personnel. If First Essex is not able to retain certain key management personnel of Finest, the consolidation of the two companies may be more time-consuming, difficult and expensive, and may negatively affect the anticipated cost savings.

         Competition. First Essex and Finest both face significant competition in their respective markets. Increasing consolidation within the banking and financial services industry, as well as increased competition from larger regional and out-of-state banking organizations and nonbank providers of various financial services, may adversely affect the combined company's ability to meet its financial goals.

         Laws and Regulations. The business of First Essex and Finest are subject to substantial federal and state regulation. Changes in laws and regulations, including federal and state banking laws and regulations, with which the combined company will be required to comply, and the associated costs of compliance with such laws and regulations, could cause actual results of the combined company to vary significantly from the results presently anticipated by management for the combined company.

Opinions of Financial Advisors

         Finest. Keefe, Bruyette & Woods ("Keefe Bruyette") has advised the Finest Board that, in its opinion, the consideration to be received in the Merger is fair, from a financial point of view, to the stockholders of Finest. The full text of Keefe Bruyette's opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in Appendix B attached hereto. Stockholders of Finest are urged to read this opinion in its entirety. Keefe Bruyette's opinion is directed only to the consideration to be received in the Merger and does not constitute a recommendation to Finest stockholders as to how they should vote at the Finest Meeting.

         First Essex. Oppenheimer & Co., Inc. ("Oppenheimer") has delivered to the First Essex Board its written opinions, dated July 30, 1996 and the date of this Proxy Statement-Prospectus, that the consideration to be paid in the Merger is fair, from a financial point of view, to First Essex. The full text of Oppenheimer's opinion as of the date of this Proxy Statement--Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by it, is attached hereto as Appendix C. Stockholders of First Essex are urged to read this opinion in its entirety. Oppenheimer's opinions are directed only to the consideration to be paid in the Merger and do not constitute a recommendation to First Essex stockholders as to how they should vote at the First Essex Meeting.

         See "The Merger-Background of the Merger", "-Opinions of Financial Advisors" and Appendix B and Appendix C to this Proxy Statement-Prospectus.

No Solicitation

         Finest has agreed in the Merger Agreement that neither it nor Pelham Bank will encourage, solicit, initiate or, subject to the fiduciary obligations of the Finest Board (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide information to, any other party concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Finest or any of its subsidiaries (any of the foregoing being referred to as an
"Acquisition Transaction"), except that Finest may communicate or disclose certain information to its stockholders pursuant to applicable securities or other law. Finest has also agreed that it will immediately communicate to First Essex the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction or its receipt of any request for information from any governmental agency or authority with respect to a proposed Acquisition Transaction. See "The Merger--No Solicitation".

Interests of Certain Persons in the Merger

         Pursuant to the Merger Agreement, First Essex has, subject to certain limitations, agreed to indemnify, defend and hold harmless each present and past director, officer and employee of Finest against certain claims and the expenses and liabilities resulting therefrom. First Essex has also agreed to maintain for three years the directors' and officers' liability insurance maintained by Finest prior to the Effective Time (or provide an appropriate substitute therefor), except that First Essex is not required to expend more than 125% of what is currently being paid by Finest for such insurance coverage.

         On the Closing Date, First Essex and First Essex Bank will enter into certain employment and severance arrangements with Brian W. Thompson and Irving
J. Goss, which will take the place of and supersede the employment and severance arrangements presently in effect for Messrs. Thompson and Goss with Finest and Pelham Bank. Mr. Thompson will be elected an Executive Vice President of First Essex and First Essex Bank, with responsibilities as head of Corporate Banking. He will receive an annual salary of $150,000 and may be paid an annual performance bonus of up to 30% of his annual salary. On the Closing Date, Mr. Thompson will enter into an employment agreement with First Essex and First Essex Bank, which will have an initial term of two years, and a special termination agreement with First Essex and First Essex Bank, which will contain change of control provisions providing for a termination payment of three years' salary and bonus upon the occurrence of a Terminating Event (as defined therein) within three years of a Change in Control (as defined therein) of First Essex. Mr. Thompson will also be entitled to voluntarily terminate his employment with First Essex Bank for any reason during the first year following the Effective Time and receive a lump sum severance payment of $225,000, which is equal to the change of control payment that Mr. Thompson could receive under his existing employment agreement. Mr. Goss will receive an annual salary, as an employee of First Essex Bank, of $100,000 and will be entitled to all benefits accorded to similarly situated executives of First Essex Bank. Mr. Goss may voluntarily terminate his employment with First Essex Bank for any reason during the first year following the Effective Time and will receive a lump sum severance payment equal to (x) the amount, if any, of the remaining balance of his full year salary for such initial year of employment plus (y) $125,000, which is equivalent to the change of control payment that Mr. Goss could receive under his existing employment agreement.

         At the Effective Time, certain options granted to Messrs. Thompson and Goss to purchase 50,000 and 15,000 shares of Finest Common Stock, respectively, will become immediately exercisable in full pursuant to the accelerated vesting provisions contained in the agreements under which such options were granted. If Messrs. Thompson and Goss were to exercise all of their options immediately upon such acceleration, the value to them (based upon the difference between the options' exercise prices and the Acquisition Price) would be $337,500 and $101,250, respectively.

         See "The Merger--Interests of Certain Persons in the Merger".

Employment Matters

         Following the Effective Time, First Essex will, or will cause First Essex Bank to, honor in accordance with their terms all employment, severance and other compensation contracts disclosed to First Essex under the Merger Agreement between Finest or Pelham Bank and any director, officer or employee thereof (other than the employment agreements with Messrs. Thompson and Goss which will be superseded at the Effective Time by the arrangements described above), and all provisions for benefits or other amounts earned or accrued through the Effective Time under Finest pension plans or benefit plans. First Essex will cause each plan, program or arrangement included among the benefits of First Essex to be provided to such employees after the Effective Time, except for First Essex's defined benefit pension plan provided through the Savings Banks Employees Retirement Association ("SBERA"), to treat the prior service of each such employee with Finest or Pelham Bank, to the extent such prior service is recognized under the comparable plan, program or arrangement of Finest, as service rendered to First Essex or its affiliate, as the case may be, for purposes of eligibility to participate, vesting, and eligibility for special benefits under each such plan, program or arrangement of First Essex, but not in any case for benefit accrual attributable to any period before the Effective Time. In addition, any employee of Finest or Pelham Bank who becomes an employee of First Essex or First Essex Bank immediately following the Effective Time and whose employment is involuntarily terminated at any time during the twelve-month period from and after the Closing Date will be entitled to salary continuation and benefits in accordance with the terms and conditions of the salary continuation policy and bonus plan of Pelham Bank (the "Salary Continuation Policy and Bonus Plan"). See "The Merger--Employment Obligations".

Conditions to Consummation of the Merger; Termination

         Consummation of the Merger is subject to various conditions, including, among other things, the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part; the approval of Finest's and First Essex's stockholders solicited hereby; approval of the Bank Merger by the OTS; receipt by each of First Essex and Finest of an opinion of its respective counsel as to the tax-free nature of the Merger for federal income tax purposes, except for the cash received as part of the Merger Consideration, cash in lieu of fractional shares and cash received by dissenting stockholders; the lack of any materially adverse changes concerning Finest or First Essex or their respective subsidiaries; the authorization for listing on the NASDAQ-NMS of the First Essex shares to be issued in the Merger; and other customary closing conditions. The Merger Agreement may be terminated prior to the Effective Time by either First Essex or Finest under certain circumstances (including if the Effective Time has not occurred by July 31, 1997). See "Merger-Conditions to Consummation of the Merger" and "-Termination".

Amendment and Waiver of the Merger Agreement; Extensions

         At any time prior to the consummation of the Merger or termination of the Merger Agreement, the parties may amend the Merger Agreement, extend the time for performance of any obligations or waive any inaccuracies in representations and warranties or compliance with any conditions; provided, that stockholders' approval shall be necessary to amend the Merger Agreement to change the amount or form of the Merger Consideration. See "The Merger--Amendment, Extension and Waiver".

Regulatory Approvals

         The Bank Merger is subject to approval by the OTS. First Essex Bank and Pelham Bank have filed an application with the OTS with respect to the Bank Merger. Furthermore, assuming OTS approval, the United States Department of
Justice ("Department of Justice") may challenge the Bank Merger on antitrust grounds for up to 30 days after that approval. There can be no assurance that the Bank Merger will be approved by the OTS. If such approval is received, there can be no assurance as to the date of such approval, the absence of a Department of Justice challenge of such approval, or the absence of any litigation challenging such approval. The Merger will not occur until all regulatory approvals required to consummate both the Merger and the Bank Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. See "The Merger--Requisite Regulatory Approvals".

Certain Federal Income Tax and Accounting Consequences

         Neither First Essex nor Finest has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Each of First Essex's and Finest's respective obligations to effect the Merger is conditioned upon its receipt from its respective legal counsel of an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that for federal income tax purposes the Merger (and, in the case of First Essex, the Bank Merger) constitutes a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code") (noting, however, that the nontaxability to the stockholders of Finest resulting from such reorganization does not extend to cash received as part of the Merger Consideration, cash in lieu of a fractional share interest in First Essex Common Stock or cash received by dissenting stockholders, if any).

         It is intended that both the Merger and the Bank Merger will constitute tax-free reorganizations and that no gain or loss will be recognized by First Essex, First Essex Bank, Finest or Pelham Bank and that no gain or loss will be recognized by Finest stockholders with respect to their receipt of First Essex Common Stock in exchange for their shares of Finest Common Stock. The receipt of cash by Finest stockholders in exchange for shares of Finest Common Stock, in lieu of fractional shares of First Essex Common Stock or as a dissenting stockholder will be taxable to the extent of any taxable gain realized upon such receipt of cash.

         Stockholders of Finest should consult their own tax advisors as to the tax consequences of the Merger under federal, state, local or any other applicable law. See "The Merger--Material Federal Income Tax Consequences".

         It is intended that the Merger will be subject to purchase accounting treatment. See "The Merger--Accounting Treatment".

Appraisal Rights and Dissenting Stockholders

         Holders of Finest Common Stock who do not vote to approve and adopt the Merger Agreement and who comply with the requirements of the New Hampshire Revised Statutes Annotated ("NHRSA") sections 293-A:13.01 through 293-A:13.31 will be entitled to dissenters' rights under New Hampshire law. A copy of NHRSA sections 293-A:13.01 through 293-A:13.31 is attached to this Proxy
Statement-Prospectus as Appendix D. See "The Meetings-Appraisal Rights and Dissenting Stockholders" and "Comparison of Rights of Holders of Finest Common Stock and First Essex Common Stock-Dissenters'/Appraisal Rights".

Certain Differences in the Rights of Stockholders

     The rights of stockholders of Finest are currently governed by the New Hampshire Business Corporation Act ("NHBCA"), Finest's Articles of Incorporation, as amended (the "Finest Articles"), and Finest's by-laws, as amended (the "Finest By-laws"). Upon consummation of the Merger, Finest's stockholders will automatically become stockholders of First Essex, and their rights will be governed by the Delaware General Corporation Law ("DGCL"), First Essex's Restated Certificate of Incorporation (the "First Essex Certificate") and First Essex's by-laws (the "First Essex By-laws"). See "Comparison of Rights of Holders of Finest Common Stock and First Essex Common Stock".

Market Prices and Dividend Data

         First Essex. The following table sets forth for the periods indicated the high and low closing prices of First Essex's Common Stock on NASDAQ-NMS, as derived from published sources.



                                                   Price per Share    Dividends
                                                -------------------   Declared
                                                 High        Low      per Share
                                                 ----        ---      ---------
1994
First Quarter                                    $9 1/4     $6 5/8       $.06
Second Quarter                                    9 7/8      6 3/4        .06
Third Quarter                                    10 1/2      9            .08
Fourth Quarter                                    9          6 7/8        .08
1995
First Quarter                                    $8 3/4     $7 5/8       $.08
Second Quarter                                    8 3/4      8            .08
Third Quarter                                    11          8 1/8        .12
Fourth Quarter                                   12         10 3/8        .12
1996
First Quarter                                    11 3/4     10 5/8       $.12
Second Quarter                                   11         10 3/8        .12
Third Quarter                                                             .12
Fourth Quarter (through October ___, 1996)

         On August 2, 1996, the last business day immediately preceding the first public announcement of the proposed Merger, the closing sales price for First Essex Common Stock as reported on NASDAQ-NMS was $107/8 per share. See "Market for First Essex Common Stock".

         Finest. The shares of Finest Common Stock are not quoted on any national or regional exchange or on NASDAQ-NMS and are traded sporadically on a private basis, with 71,040 shares traded in 1994, 440,410 shares traded in 1995 and [202,940] shares traded through October_____, 1996. Finest does not have available to it reliable information regarding the prices at which such shares were traded, but such prices were reported to have been most recently in excess of $14.00 per share.

         Finest declared and paid a $.10 per share dividend in September 1995 after receiving approval from the Federal Reserve Bank of Boston. Prior to that payment, Finest had not paid dividends on the Finest Common Stock since May 1992. The terms of the Order, in effect for the period of October 1992 through August 1995, prohibited the payment of dividends by Pelham Bank to Finest without prior approval of the FDIC and the State of New Hampshire's Banking Commissioner.

         All information in this Proxy Statement-Prospectus regarding shares of Finest Common Stock has been adjusted to reflect a 10-for-1 split of the Finest Common Stock in February 1996.

      SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST ESSEX AND SUBSIDIARIES

         The following table sets forth certain historical and pro forma consolidated financial data of First Essex. The selected data for the years ended December 31, 1991 through 1995 is based on consolidated financial statements, including the respective notes thereto, included in the Annual Reports on Form 10-K prepared and filed with the SEC by First Essex. The selected data for the six months ended June 30, 1996 and 1995 is based on unaudited financial statements.

                                            Six Months Ended
                                                June 30,                             Years Ended December 31,
                                            -----------------        ------------------------------------------------------
                                             1996        1995        1995         1994         1993        1992         1991
                                             ----        ----        ----         ----         ----        ----         ----
                                                       (Dollars in thousands, except per share data)

BALANCE SHEET DATA:
Total assets                               $ 842,903   $ 841,500   $ 808,792    $ 806,872    $ 645,873    $ 506,913   $ 510,709
Loans receivable                             522,362     479,768     493,499      422,574      282,760      284,875     353,760
Investment securities (1)                    278,948     312,300     275,900      346,943      329,823      186,232     116,944
Foreclosed property                            1,513       1,995       1,756        3,038        6,360       12,125      15,847
Deposits                                     508,080     484,107     491,469      456,878      398,233      412,218     449,032
Borrowed funds                               256,695     276,264     245,569      279,948      185,001       40,000       9,417
Stockholders' equity                          62,347      57,954      60,172       54,757       50,749       44,619      43,103
RESULTS OF OPERATIONS:
Interest and dividend income               $  30,563   $  29,922   $  60,914    $  45,057    $  36,183    $  37,831   $  45,347
Interest expense                              17,975      18,045      37,081       22,707       16,654       19,240      30,675
                                           ---------   ---------   ---------    ---------    ---------    ---------   ---------
Net interest income                           12,588      11,877      23,833       22,350       19,529       18,591      14,672
Provision for loan losses                        815         329         770         --           --           --        10,952
Net gain (loss) on sale of securities           --          --           (13)        --           --            613         247
Gain on sale of mortgage loans and
  mortgage servicing rights                      930         295       1,431          260          730          234         316
Other income                                   1,217       1,153       2,290        2,301        2,465        2,252       1,897
Non-interest expense                          10,017       9,744      19,244       19,190       18,395       20,579      23,420
Income tax provision (benefit)                    19          20          75         (805)      (2,621)          13        --
                                           ---------   ---------   ---------    ---------    ---------    ---------   ---------
Net income (loss) before extraordinary
  item                                         3,884       3,232       7,452        6,526        6,950        1,098     (17,240)
Extraordinary item(2)                           --          --          --           --           --           --           800
                                           ---------   ---------   ---------    ---------    ---------    ---------   ---------
Net income (loss)                          $   3,884   $   3,232   $   7,452    $   6,526    $   6,950    $   1,098   $ (16,440)
                                           =========   =========   =========    =========    =========    =========   =========
COMMON SHARE DATA:
Net income (loss) per share                $     .63   $     .53   $    1.22    $    1.08    $    1.15    $     .18   $   (2.73)
Dividends declared                               .24         .16         .40          .28          .11          .00         .00
Book value at end of period                    10.31        9.63        9.99         9.10         8.44         7.42        7.17
AVERAGE BALANCES:
Total assets                               $ 814,896   $ 812,863   $  84,747    $ 695,110    $ 561,973    $ 491,737   $ 534,494
Total borrowed funds                         244,561     273,791     274,956      218,553      108,616        9,095      18,983
Total stockholders' equity                    61,781      56,361      58,247       52,549       46,863       43,959      52,818
SELECTED FINANCIAL RATIOS:
Return on average assets                       0.95%       0.80%       0.91%        0.94%        1.24%        0.22%     (3.08)%
Return on average equity                      12.57%      11.47%      12.79%       12.42%       14.83%        2.50%    (31.13)%
Average equity as a percentage of average
  assets                                       7.40%       6.89%       7.09%        7.56%        8.34%        8.94%       9.88%
Weighted average interest rate spread          2.69%       2.60%       2.56%        3.02%        3.29%        3.57%       2.48%
Net yield on average earning assets            3.19%       3.01%       2.99%        3.33%        3.60%        3.96%       2.90%
- ----------------

(1)  Investment  securities include short term investments,  U.S. government and  agency obligations, mortgage  backed  securities, other bonds and obligations, stock in the Federal Home Loan Bank of Boston and stock in the Savings Bank Life
     Insurance Company.
(2)  On December 31, 1991, First Essex recorded the estimated value of its shares in the Savings Bank Life Insurance Company.

          SELECTED CONSOLIDATED FINANCIAL DATA OF FINEST AND SUBSIDIARY

         The following table sets forth certain historical consolidated financial data of Finest. The selected data for each of the five years ended December 31, 1991 through 1995 is based on consolidated financial statements, including the respective notes thereto, which have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, for 1995 and 1994 and by Grant Thornton LLP, independent certified public accountants, for 1993, 1992 and 1991. The selected data for the six months ended June 30, 1996 and 1995 is based on unaudited financial statements.

                                         At or for the
                                        Six Months Ended
                                          June 30,                             At or for the Years ended December 31,
                                       -------------------        ---------------------------------------------------------------
                                       1996           1995        1995         1994          1993            1992          1991
                                       ----           ----        ----         ----          ----            ----          ----
                                                              (Dollars in thousands, except per share data)
BALANCE SHEET DATA:
Total assets                       $   179,328   $   177,027  $   181,103  $   178,012    $   180,403    $   177,841  $   194,144
Total loans                            100,137       111,974      107,238      108,263        110,319        120,225      141,060
Allowance for loan losses                4,057         2,828        4,136        3,746          3,660          4,335        3,031
Investments (1)                         71,793        54,213       67,737       56,940         51,002         26,992       15,303
Other real estate owned                    891         2,876        1,501        7,936         15,896         26,392       28,655
Deposits                               158,187       158,272      161,669      161,364        164,022        162,433      175,036
Borrowed funds                            --            --           --           --             --             --           --
Stockholders' equity               $    18,650   $    16,850  $    17,267  $    15,281    $    14,811    $    14,378  $    16,344
RESULTS OF OPERATIONS:
Interest and dividend income       $     6,845   $     6,413  $    13,596  $    11,556    $    11,541    $    12,684  $    16,158
Interest expense                         2,812         2,593        5,624        4,554          4,846          6,107       10,199
                                   -----------   -----------  -----------  -----------    -----------    -----------  -----------
Net interest and dividend income         4,033         3,820        7,972        7,002          6,695          6,577        5,959
Provision for loan losses                  169           300        1,600          600          2,125          3,200        5,338
Net gains (losses) from sales of
  assets held for sale and
  investments (1)                         --            --            (2)            1             11             91         --
Losses on real estate operations           109           133          360          393            834          1,083        2,172
Fees and service charges                   294           236          489          495            506            867          530
Other income                               125           356          366          378            473            519          570
Merger related expenses                    413           286          371          128             --             --           --
Non-interest expense                     2,137         2,469        5,316        6,198          5,255          5,142        3,823
                                   -----------   -----------  -----------  -----------    -----------    -----------  -----------
Income (loss) before income tax
  expense (benefit)                      1,624         1,224        1,178          557           (529)        (1,371)      (4,274)
Income tax expense (benefit)                (2)          124         (172)        (453)          (723)           515       (1,112)
                                   -----------   -----------  -----------  -----------    -----------    -----------  -----------
Net income (loss)                  $     1,626   $     1,100  $     1,350  $     1,010    $       194    $    (1,886) $    (3,162)
                                   ===========   ===========  ===========  ===========    ===========    ===========  ===========
PER SHARE DATA: (2)
Net income (loss)                  $      1.10   $      0.75  $      0.93  $      0.69    $      0.13    $     (1.29) $     (2.15)
Dividends declared                        --            --    $      0.10         --             --             --    $      0.20
Book value at end of period        $     12.61   $     11.55  $     11.68  $     10.48    $     10.16    $      9.86  $     11.12
Average shares outstanding           1,478,736     1,474,520    1,458,750    1,458,530      1,458,050      1,463,180    1,470,685
AVERAGE BALANCES:
Total assets                       $   175,467   $   173,275  $   176,454  $   178,426    $   176,946    $   186,311  $   197,958
Total borrowed funds                       130          --           --           --             --             --           --
Total stockholders' equity              17,997        15,900       16,590       15,195         14,594         15,356       18,045
SELECTED FINANCIAL
RATIOS:
Return (loss) on average assets          1.85%         1.27%        0.77%        0.57%          0.11%         (1.01)%      (1.60)%
Return (loss) on average equity         18.07%        13.84%        8.14%        6.65%          1.33%        (12.28)%     (17.52)%
Average of equity as a percentage
  of average assets                     10.26%         9.18%        9.40%        8.52%          8.25%          8.24%        9.12%
Dividend payment ratio                     N/A          N/A        10.81%         N/A            N/A            N/A        (9.30)%
- ---------------

N/A      Not applicable.

(1)      Includes investment securities, available-for-sale securities, held-to-maturity securities, federal funds sold, and Federal Home Loan Bank stock where applicable.
(2)      Per share data reflects 10-for-1 stock split in February 1996.

                      FIRST ESSEX PRO FORMA FINANCIAL DATA

         The unaudited pro forma condensed consolidated balance sheets contained herein have been prepared to reflect the Merger using the purchase method of accounting, assuming the Merger had occurred on January 1, 1995. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the newly-consolidated company will not include income (or loss) of Finest prior to the Effective Time. The unaudited pro forma condensed statements of operations contained herein present the results of operations of First Essex and Finest for the six months ended June 30, 1996 and for the year ended December 31, 1995, assuming the Merger had been effective on January 1, 1995. See "The Merger--Accounting Treatment". The pro forma financial statements contained herein reflect the exchange of 56% of the shares of Finest Common Stock for First Essex Common Stock in connection with the Merger at the rate of 1.901 shares of First Essex Common Stock for each share of Finest Common Stock and the payment of $13.18 million in cash for the balance of the shares of Finest Common Stock. This unaudited pro forma financial data should be read in conjunction with the consolidated historical financial statements of Finest and First Essex, including the respective notes thereto, which are included in this Proxy Statement-Prospectus.

         The pro forma financial data contained herein is for information purposes only and is not necessarily indicative of the results of future operations of the consolidated entity or the actual results that would have been achieved had the Merger been consummated prior to the period indicated. Moreover, the pro forma condensed financial statements contained herein reflect preliminary pro forma adjustments made to combine Finest with First Essex utilizing the purchase method of accounting. The actual adjustments will be made as of the Effective Time and may differ from those reflected in the pro forma financial statements contained herein.

                                                 Six Months Ended         Year Ended
                                                   June 30, 1996       December 31, 1995
                                                 -----------------     ----------------
                                              (Dollars in thousands, except per share data)
BALANCE SHEET DATA:
Total assets                                       $1,022,888                    --
Loans receivable                                      617,478                    --
Investment securities                                      --                    --
Foreclosed property                                     2,404                    --
Deposits                                              666,267                    --
Borrowed funds                                        256,695                    --
Stockholders' equity                                   79,554                    --
RESULTS OF OPERATIONS:
Interest and dividend income                           37,503               $74,698
Interest expense                                       20,787                42,705
                                                      -------               -------
Net interest income                                    16,716                31,994
Provision for loan losses                                 984                 2,370
Non-interest income                                     2,566                 4,561
Non-interest expense                                   13,146                26,230
Income tax provision (benefit)                             49                  (33)
                                                     --------              --------
Net earnings (loss) before extraordinary item           5,103                 7,988
Extraordinary item                                         --                    --
Net income (loss)                                     $ 5,103               $ 7,988
                                                      =======               =======
COMMON SHARE DATA:
Net income (loss) per share                              $.66                 $1.03


                                  RISK FACTORS

Special Note Regarding Forward Looking Statements

         This Proxy Statement-Prospectus contains certain statements concerning plans, objectives, future events or performance, assumptions and other statements which are other than statements of historical fact ("Forward-Looking Statements"). The following important factors, among others, may have affected First Essex and Finest and could in the future affect the actual results of the combined company, and could cause the actual results for subsequent periods to differ materially from those expressed in any Forward-Looking Statement made herein: (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which the combined company must comply, including the effect of the cost of such compliance; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the combined company's organization, compensation and benefit plans; (iii) the effect on the competitive position of First Essex or Finest within its market area resulting from increased consolidation within the banking industry and increased competition from larger regional and out-of-state banking organizations, as well as from nonbank providers of various financial services;
(iv) the effect of unforeseen changes in interest rates; (v) the effect of changes in the business cycle and downturns in the New England and national economies; and (vi) other factors discussed herein under the captions, "Risk Factors", "First Essex Management's Discussion and Analysis of Financial Conditions and Result of Operations", and "Finest Management's Discussion and Analysis of Financial Condition and Results of Operations".

General

Risks Associated with Commercial Real Estate, Commercial and Construction Loans

         Commercial real estate and commercial lending involve significant additional risks compared with one-to-four family residential mortgage lending, and therefore typically account for a disproportionate share of delinquent loans and real estate owned through foreclosure. Such lending generally involves larger loan balances to single borrowers or groups of related borrowers than does residential lending, and repayment of the loan depends in part on the underlying business and financial condition of the borrower and is more susceptible to adverse future developments. If the cash flow from income-producing property is reduced (for example, because leases are not obtained or renewed), the borrower's ability to repay the loan may be materially impaired. These risks can be significantly affected by considerations of supply and demand in the market for office, manufacturing and retail space and by general economic conditions. As a result, commercial real estate and commercial loans are likely to be subject, to a greater extent than residential property loans, to adverse conditions in the economy generally.

         Construction loans are, in general, subject to the same risks as commercial real estate loans, but involve additional risks as well. Such additional risks are due to uncertainties inherent in estimating construction costs, delays arising from labor problems, shortages of material, uncertain marketability of a completed project and other unpredictable contingencies that make it relatively difficult to determine accurately the total loan funds required to complete a project or the value of the completed project.
Construction loan funds are advanced on the security of the project under construction, which is of uncertain value prior to the completion of construction. When a construction project encounters cost overruns, marketing or other problems, it may become necessary, in order to sustain the project and to preserve collateral values, for the lender to advance additional funds and to extend the maturity of its loan. In a declining market, there is no assurance that this strategy will successfully enable the lender to recover outstanding loan amounts and interest due. Moreover, foreclosing on such properties results in administrative expense and substantial delays in recovery of outstanding loan amounts and provides no assurance that the lender will recover all monies due to it, either by developing the property, subject to regulatory limitations and to the attendant risks of development, or by selling the property to another developer.

Economic Conditions and Real Estate Risk

         First Essex's lending operations are concentrated primarily in Massachusetts and southern New Hampshire and Finest's lending operations are concentrated in southern New Hampshire and bordering counties of Massachusetts.

As a result, the financial condition and results of operations of the combined company will be subject to the effects of changes in the business cycle and downturns in the local, regional and national economies, as well as other general economic conditions, particularly the conditions in the single-family or multi-family residential real estate markets prevailing in those states. In an economic downturn, there tends to be a run-off in deposits. If economic conditions in those states worsen or if the market for residential real estate in particular declines, the combined company may not be able to originate the volume of high quality single-family or multi-family residential mortgage loans or achieve the level of deposits on which the Forward-Looking Statements are based.

         The New Hampshire economy and its real estate market showed signs of recovery in 1994 and 1995 from the recessionary levels of the early 1990s, and consequently Finest's delinquencies, non-performing assets and loss provisions improved from earlier periods. The Forward-Looking Statements regarding Finest's results of operations assume that the New Hampshire economy and real estate market will continue the trend of improvement. A worsening of current economic conditions or a significant decline in real estate values in New Hampshire could cause actual results to vary materially from the Forward-Looking Statements.

         Similarly, the Massachusetts economy and its real estate market showed signs of recovery in 1994 and 1995 from earlier recessionary levels, and consequently First Essex's delinquencies, non-performing assets and loss provisions improved from earlier periods. The Forward-Looking Statements regarding First Essex's results of operations assume that the Massachusetts economy and real estate market will continue the trend of improvement. A worsening of current economic conditions or a significant decline in real estate values in Massachusetts could cause actual results to vary materially from the Forward-Looking Statements.

Interest Rate Risk

          Each of First Essex and Finest realizes its income principally from the differential between the interest earned on loans, investments and other interest-earning assets and the interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the repricing characteristics of interest-earning assets and deposits and other liabilities. Loan volumes and yields, as well as those of investments, deposits and borrowings, are affected by market interest rates. Generally, based on current asset liability structure, First Essex will experience increased interest rate spreads during sustained periods of downward interest rate movement and decreased interest rate spreads during sustained periods of upward interest rate movement. In contrast, Finest will experience increased interest rate spreads during sustained periods of upward interest rate movement and decreased interest rate spreads during sustained periods of downward interest rate movement. To the extent that interest rates generally are increasing during the period to which the Forward-Looking Statements apply, the combined company's actual interest rate spread, and thus net income, may be materially less than set forth in the Forward-Looking Statements.

Operational Issues

          The Forward-Looking Statements utilize Finest's internal estimates of growth and results of operations and generally make no provisions for any possible negative effects of the Merger. In addition, the Forward-Looking Statements estimate certain cost savings from the consolidation of operations which may not materialize or which may be delayed as a result of difficulties in consolidating operations. To the extent that events differ from the assumptions, actual results of operations may vary materially from the Forward-Looking Statements.

         The ability of the combined company to operate efficiently, at least in the short term, will be enhanced by the ability to retain existing management personnel. If First Essex is not able to retain certain key management personnel of Finest, the consolidation of the two companies may be more time-consuming, difficult and expensive, and may negatively affect the anticipated cost savings.

         The Forward-Looking Statements assume that the deposit base of both First Essex and Finest will remain substantially intact pending the Merger and will grow at historical rates following the Merger. To the extent that the change in ownership of Finest or other factors result in either a temporary or long-term loss of deposits, actual results of operations may vary materially from the results anticipated by the Forward-Looking Statements.

Competition

          First Essex and Finest both face significant competition in their respective markets. Increasing consolidation within the banking and financial services industry, as well as increased competition from larger regional and out-of-state banking organizations and nonbank providers of various financial services, may adversely affect the combined company's ability to meet its financial goals. Many of these large competitors have significantly more financial resources, larger market share and greater name recognition in the market area to be served by the combined company. The existence of such competitors may make it difficult for the combined company to achieve the financial goals reflected in the Forward-Looking Statements.

Laws and Regulations

         The business of First Essex and Finest are subject to federal and state regulation. Changes in laws and regulations, including federal and state banking laws and regulations, with which First Essex and its subsidiaries must comply, and the associated costs of compliance with such laws and regulations, could cause actual results to vary from the Forward-Looking Statements. Changes in accounting policies and practices, as may be adopted by applicable regulatory agencies as well as by the Financial Accounting Standards Board, or in First Essex's organization, compensation and benefit plans also could cause actual results to vary from the Forward-Looking Statements.

                   COMPARATIVE PER SHARE FINANCIAL INFORMATION

         The following summary sets forth certain unaudited per share financial information on a historical and pro forma basis for First Essex and Finest both assuming consummation of the Merger as of the beginning of the period presented for earnings per share and dividends declared and as of the end of the period presented for book value per share. The pro forma data should be compared to the historical data. This information should be read in conjunction with the consolidated historical financial statements of First Essex and Finest, including the respective notes thereto, which are contained in this Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the parties' combined financial position or results of operations, either in the future or if the Merger had been consummated during the period or as of the date for which the pro forma data is presented.



First Essex                                                      December 31, 1995
                       -----------------------------------------------------------------------------------------------------
                           First Essex Average         Exchange                           Dividends
                              Closing Price              Ratio            EPS(1)         Declared(2)        Book Value(3)
                       -----------------------------------------------------------------------------------------------------
Historical                                                               $1.22              $.40               $9.99
Pro Forma                       $12.00                  1.761             1.05               .32                9.99
                                 11.50                  1.761             1.05               .32                9.99
                                 11.00                  1.841             1.04               .31                9.91
                                 10.50                  1.929             1.03               .31                9.81
                                 10.00                  2.025             1.02               .31                9.71
                                  9.50                  2.132             1.01               .30                9.61
                                  9.00                  2.132             1.01               .30                9.61

                       PRO FORMA PER SHARE AMOUNTS GIVING EFFECT TO CASH RECEIVED IN MERGER

Finest                                                           December 31, 1995
                       -----------------------------------------------------------------------------------------------------
                           First Essex Average         Exchange                           Dividends
                              Closing Price              Ratio            EPS(4)         Declared(4)        Book Value(4)
                       -----------------------------------------------------------------------------------------------------
Historical                                                                $0.93              $.10              $12.61
Pro Forma                       $12.00                  1.761               .90               .10               11.52
                                 11.50                  1.761               .90               .10               11.52
                                 11.00                  1.841               .86               .09               11.03
                                 10.50                  1.929               .82               .09               10.54
                                 10.00                  2.025               .79               .08               10.05
                                  9.50                  2.132               .75               .08                9.56
                                  9.00                  2.132               .75               .08                9.56

                   PRO FORMA PER SHARE AMOUNTS WITHOUT GIVING EFFECT TO CASH RECEIVED IN MERGER

Finest                                                           December 31, 1995
                       -----------------------------------------------------------------------------------------------------
                           First Essex Average         Exchange                           Dividends
                              Closing Price              Ratio            EPS(5)         Declared(5)        Book Value(5)
                       -----------------------------------------------------------------------------------------------------
Historical                                                                $0.93              $.10              $12.61
Pro Forma                       $12.00                  1.761               .52               .06                6.62
                                 11.50                  1.761               .52               .06                6.62
                                 11.00                  1.841               .49               .05                6.33
                                 10.50                  1.929               .47               .05                6.05
                                 10.00                  2.025               .45               .05                5.76
                                  9.50                  2.132               .43               .05                5.48
                                  9.00                  2.132               .43               .05                5.48


                                       15



First Essex                                                        June 30, 1996
                       -----------------------------------------------------------------------------------------------------
                           First Essex Average         Exchange                           Dividends
                              Closing Price              Ratio            EPS(1)         Declared(2)        Book Value(3)
                       -----------------------------------------------------------------------------------------------------
Historical                                                               $.63              $.24              $10.31
Pro Forma                       $12.00                  1.761             .67               .19               10.39
                                 11.50                  1.761             .67               .19               10.39
                                 11.00                  1.841             .66               .19               10.30
                                 10.50                  1.929             .65               .19               10.20
                                 10.00                  2.025             .65               .18               10.10
                                  9.50                  2.132             .64               .18                9.99
                                  9.00                  2.132             .64               .18                9.99

                       PRO FORMA PER SHARE AMOUNTS GIVING EFFECT TO CASH RECEIVED IN MERGER

Finest                                                             June 30, 1996
                       -----------------------------------------------------------------------------------------------------
                           First Essex Average         Exchange                           Dividends
                              Closing Price              Ratio            EPS(4)         Declared(4)        Book Value(4)
                       ---------------------------  ---------------  ---------------- ------------------ -------------------
Historical                                                               $1.10              $.00              $12.61
Pro Forma                       $12.00                  1.761             1.08               .00               12.44
                                 11.50                  1.761             1.08               .00               12.44
                                 11.00                  1.841             1.04               .00               11.91
                                 10.50                  1.929              .99               .00               11.38
                                 10.00                  2.025              .95               .00               10.85
                                  9.50                  2.132              .90               .00               10.32
                                  9.00                  2.132              .90               .00               10.32

                   PRO FORMA PER SHARE AMOUNTS WITHOUT GIVING EFFECT TO CASH RECEIVED IN MERGER

Finest                                                             June 30, 1996
                       -----------------------------------------------------------------------------------------------------
                           First Essex Average         Exchange                           Dividends
                              Closing Price              Ratio            EPS(5)         Declared(5)        Book Value(5)
                       -----------------------------------------------------------------------------------------------------
Historical                                                                $1.10              $.00              $12.61
Pro Forma                                      $12.00    1.761              .61               .00                7.05
                                                11.50    1.761              .61               .00                7.05
                                                11.00    1.841              .59               .00                6.75
                                                10.50    1.929              .56               .00                6.45
                                                10.00    2.025              .54               .00                6.14
                                                 9.50    2.132              .51               .00                5.84
                                                 9.00    2.132              .51               .00                5.84


         (1) Earnings per share on a pro forma basis for First Essex, assuming the consummation of the Merger at the beginning of the above disclosed period, takes into account: the combined net income of First Essex and Finest; amortization of discounts on loans and investments ranging from five to eight years; and the expenses related to the amortization of goodwill over fifteen (15) years; as if such event had occurred at January 1, 1995.

         (2) Cash dividends declared on a pro forma basis for First Essex assuming consummation of the Merger were assumed to be unchanged in the aggregate.

         (3) Book value per share on a pro forma combined basis for First Essex, assuming consummation of the Merger at the end of the above disclosed period, takes into account: the issuance of shares of First Essex Common Stock as a result of the Merger



                                        16



                  based upon the Exchange Ratio applied to the 1,478,750 shares of outstanding Finest Common Stock; the payment of $13,175,800 in cash to the former stockholders of Finest; recognition of expenses associated with the Merger amounting to approximately $2.1 million; amortization of discounts on loans and investments ranging from five to eight years; and the recognition of goodwill, which will be amortized over a fifteen year period.

         (4) The equivalent Finest pro forma per share amounts, for illustrative purposes only, were determined by adjusting the Finest Common Stock equivalents by an exchange ratio that reflects the Finest per share consideration received in First Essex Common Stock excluding any cash received in the Merger, divided by the per share value of First Essex Common Stock received.

         (5) The equivalent Finest pro forma per share amounts, for illustrative purposes only, were determined by adjusting the Finest Common Stock equivalents by the exchange ratio that reflects the total Finest per share consideration divided by the per share value of First Essex Common Stock received and assumes that the cash to be received for each share of Finest Common Stock is converted to shares of First Essex Common Stock at the assumed Average Closing Price.



                                  THE MEETINGS

Matters To Be Discussed at the Meetings

         General. This Proxy Statement-Prospectus is being furnished by First Essex to holders of shares of First Essex Common Stock and by Finest to holders of shares of Finest Common Stock in connection with the solicitation of proxies from such stockholders for use at the First Essex Meeting and the Finest Meeting, respectively.

         First Essex. At the First Essex Meeting or any adjournments or postponements thereof, holders of shares of First Essex Common Stock will be asked to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and such other matters as may properly be brought before the meeting.

         THE BOARD OF DIRECTORS OF FIRST ESSEX HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

         Finest. At the Finest Meeting or any adjournments or postponements thereof, holders of shares of Finest Common Stock will be asked to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

         THE BOARD OF DIRECTORS OF FINEST HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Record Dates; Stock Entitled to Vote; Quorum

         First Essex. The First Essex Record Date for the determination of shares of those holders of First Essex Common Stock entitled to notice of, and to vote at, the First Essex Meeting is October 31, 1996. Only holders of record of shares of First Essex Common Stock at the close of business on the First Essex Record Date will be entitled to notice of and to vote at the First Essex Meeting or any adjournments or postponements thereof. As of the First Essex Record Date, there were [6,058,935] shares of First Essex Common Stock outstanding and entitled to vote.

         The presence in person or by proxy of shares representing a majority of votes ([3,029,468] votes) entitled to be cast by holders of First Essex Common Stock issued and outstanding and entitled to vote as of the First Essex Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of First Essex Common Stock present and voting. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified First Essex that it does not have authority to vote such shares on that matter.

         Finest. The Board of Directors of Finest has fixed the close of business on October 31, 1996 as the Finest Record Date. Only the holders of record of shares of Finest Common Stock at the close of business on the Finest Record Date will be entitled to notice of and to vote at the Finest Meeting and any adjournments or postponements thereof. At the Finest Record Date, [1,478,750] shares of Finest Common Stock were outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Finest Common Stock entitled to vote is required to constitute a quorum at the Finest Meeting. Shares of Finest Common Stock for which proxies or ballots have been received but with respect to which holders of shares have abstained with respect to the approval and adoption of the Merger Agreement (whether as a broker non-vote or otherwise) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Solicitation of Proxies

         First Essex. Stockholders of record on the First Essex Record Date are entitled to cast their votes, in person or by properly executed proxy, at the First Essex Meeting. All shares represented at the First Essex Meeting by properly executed proxies received prior to or at the First Essex Meeting and not properly revoked will be voted at the First Essex Meeting in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         If a quorum is not present at the time the First Essex Meeting is convened, or if for any other reason First Essex believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, First Essex may adjourn the First Essex Meeting with a vote of the holders of a majority of the voting power represented by the First Essex Common Stock present at such meeting. If First Essex proposes to adjourn the First Essex Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of First Essex, at or before the First Essex Meeting, a written notice of revocation bearing a date later than the date of the proxy,
(ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of First Essex at or before the First Essex Meeting or (iii) attending the First Essex Meeting and voting in person (although attendance at the First Essex Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to William F. Burke, Secretary of First Essex, 71 Main Street, Andover, Massachusetts 01810.

         Proxies are being solicited by and on behalf of the First Essex Board. In addition to solicitation by use of the mails, First Essex has retained D.F. King to solicit proxies at an anticipated cost of $3,500, plus $3.00 per telephone call and reimbursement for out-of-pocket expenses. D.F. King may solicit proxies in person, by telephone, telegram or other means of communications. Further, proxies may be solicited by directors, officers and employees of First Essex in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of First Essex Common Stock held of record by such persons, and First Essex may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         Finest. Proxies in the form enclosed are being solicited by the Finest Board. Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the Finest Meeting and not revoked will be voted at the Finest Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         The persons named as proxies by a Finest stockholder may propose and vote for one or more adjournments or postponements of the Finest Meeting to permit further solicitation of proxies in favor of the proposals to be considered at the Finest Meeting; provided, that a proxy voted against the Merger Agreement will not be voted in favor of any adjournment or postponement of the Finest Meeting.

         A holder of record of Finest Common Stock may revoke a proxy by filing an instrument of revocation with Ralph S. Boutwell, Secretary of Finest, Route 38, Bridge Street, Pelham Plaza, Pelham, New Hampshire 03076. Such stockholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Finest Meeting in person and notifying the Secretary at the Finest Meeting. Any stockholder of record attending the Finest Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Finest Meeting will not constitute revocation of a previously given proxy.

Required Votes

         First Essex. The affirmative vote of a majority of the votes ([3,029,468] votes) of holders of the outstanding shares of First Essex Common Stock is required for approval of the Merger Agreement and the transactions contemplated thereby. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement. Stockholders of First Essex are entitled to one vote at the First Essex Meeting for each share of First Essex Common Stock held of record at the close of business on the First Essex Record Date. At the close of business on the First Essex Record Date, [6,058,935] shares of First Essex Common Stock were outstanding and entitled to vote, of which approximately [370,140] shares, or approximately [6.11]%, were held by directors and executive officers of First Essex.

         Finest. Under applicable New Hampshire law, the vote of the holders of at least a majority of the outstanding shares of Finest Common Stock entitled to vote, or 739,376 shares, is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Stockholders of Finest are entitled to one vote at the Finest Meeting for each share of Finest Common Stock held of record at the close of business on the Finest Record Date. Given that New Hampshire law requires the vote of the holders of a majority of the outstanding shares of Finest Common Stock entitled to vote in order to approve and adopt the Merger Agreement, abstentions and broker non-votes will have the same effect as a negative vote.

         At the close of business on the Finest Record Date, 1,478,750 shares of Finest Common Stock were outstanding and entitled to vote. The Finest and Pelham Bank directors and executive officers and their respective affiliates, and a certain principal stockholder of Finest, who own a total of 410,890 shares of Finest Common Stock, representing approximately 27.8% of the shares of Finest Common Stock issued and outstanding on the Finest Record Date, have entered into the Stockholders Agreement, pursuant to which such stockholders have agreed to certain restrictions on their respective shares of Finest Common Stock. Specifically, such stockholders have agreed, with respect to all presently owned or after-acquired stock, (a) to vote such stock in favor of the Merger and against any other acquisition transaction with a party other than First Essex or its affiliates, and (b) generally not to sell, assign, transfer, encumber or otherwise dispose of such stock. The Stockholders Agreement shall remain in effect until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. Assuming that all of the shares subject to the Stockholders Agreement are in fact voted in favor of the Merger Agreement, the vote of holders of approximately 328,486 additional shares of Finest Common Stock, representing approximately 22.2% of the shares of Finest Common Stock issued and outstanding on the Finest Record Date, will be required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

Solicitation Expenses

         First  Essex  and  Finest  shall  pay  their  respective   expenses  in
connection with the solicitation of proxies.

Ownership of Finest Securities

         The following table sets forth certain information regarding beneficial ownership of Finest Common Stock as of September 1, 1996, and as adjusted to reflect the amount of First Essex Common Stock to be beneficially owned after the Merger, by (i) each person known by Finest to own beneficially more than 5% of Finest Common Stock, (ii) each director and executive officer of Finest, and
(iii) all directors and executive officers of Finest as a group. The number of shares beneficially owned by such persons is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Finest Common Stock listed as owned by such person or entity.

                                                                 Number of
                                                              Shares of First     Percentage of
                                Number of    Percentage of      Essex Common    Shares of First
                                Shares of     Outstanding    Stock Beneficially      Essex
                                  Finest         Finest       Owned (Adjusted        Common
                                  Common         Common        to Reflect the       Stock As
Name                              Stock          Stock           Merger)(1)       Adjusted (1)
- ----                             -------        -------          ----------       ------------

Gerauld Hopkins                  194,000           13.1%             206,524          2.7%
David Maltz                       50,280            3.4               53,526           *
Leo Kahn                          40,350            2.7               42,954           *
George W. Harris                  33,700            2.3               35,875           *
Willis S. Low                     27,700            1.9               29,488           *
Brian W. Thompson (2)             20,000            1.3              105,695          1.4
Robert Bendetson (3)              18,850            1.3               20,066           *
Ralph S. Boutwell                 18,800            1.3               20,013           *
Irving J. Goss (4)                10,000             *                39,160           *
Thomas J. King                       250             *                   266           *
Marilyn R. Campbell                  100             *                   106           *
All Directors and Executive      220,030           14.8%             347,149          4.5%
  Officers as a group (10
  persons) (2)(3)(4)
- ---------

*Less than 1%

(1)      Assumes the pro rata issuance of 1,574,556 shares of First Essex Common Stock in the Merger, based upon a 56% stock conversion number and an Average Closing Price of $10.65.
(2)      Includes 10,000 shares of Finest Common Stock issuable pursuant to options held by Mr. Thompson which may be exercised within 60 days of September 1, 1996.  Under the terms of Mr. Thompson's option agreement, the remaining 40,000 shares of
         Finest Common Stock under the option will become fully exercisable upon the Effective Time.  For purposes of this table, it is assumed that these options will not be exercised prior to the Effective Time.
(3)      Includes 18,750 shares of Finest Common Stock held by Mr. Bendetson as Trustee for Boston Furniture Company Profit
         Sharing Plan.  Mr. Bendetson has sole voting and investment power with respect to such shares.
(4)      Under the terms of Mr. Goss's option agreement, 15,000 shares of Finest Common Stock under option will become fully exercisable upon the Effective Time.  For purposes of this table, it is assumed that these options will not be exercised prior to the Effective Time.

Appraisal Rights and Dissenting Stockholders

         Stockholders of Finest who do not vote to approve and adopt the Merger Agreement and who comply with the requirements of NHRSA ss.293-A:13.01 through ss.293-A:13.31, a copy of which is attached to this Proxy Statement-Prospectus as Appendix D (the "Dissenters' Rights Statute"), will be entitled to dissenters' rights.

         If the Merger is consummated, a stockholder of Finest who does not vote in favor of the approval and adoption of the Merger Agreement, and who follows the statutory provisions of the Dissenters' Rights Statute summarized herein may require First Essex to pay the fair value of his or her shares of Finest Common Stock, determined as provided in the Dissenters' Rights Statute.

         A stockholder of Finest who desires to pursue his or her dissenters' rights must deliver to Finest, before the taking of the vote on the Merger Agreement, a written notice of intent to demand payment for his or her shares if the proposed action is effectuated. Notice of an intention to demand payment should be addressed to Ralph S. Boutwell, Secretary, Finest Financial Corp., Route 38, Bridge Street, Pelham Plaza, Pelham, New Hampshire 03076. The stockholder must then not vote in favor of the approval and adoption of the Merger Agreement. A vote against the approval and adoption of the Merger Agreement, whether by proxy or in person at the Finest Meeting, is not required to perfect a stockholder's dissenters rights, nor will a negative vote be considered a demand for payment in and of itself without the prior delivery of the demand.

         If the Merger Agreement is approved and adopted by the required vote at the Finest Meeting, and all conditions to consummation of the Merger are satisfied or waived, First Essex will, within 10 days after the Effective Time, deliver a written dissenters' notice to all stockholders who complied with the statutory requirements, which notice shall (i) state where the payment demand shall be sent and where or when certificates for certificated shares (if any) shall be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(iii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the Merger Agreement and requires that the person asserting dissenters' rights certify whether or not beneficial ownership of such shares was acquired before that date; (iv) set a date by which First Essex must receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered; and (v) be accompanied by a copy of the appropriate statutory provision.

         Within the time period set forth in First Essex's written dissenters' notice, the dissenting stockholder must demand payment, certify whether beneficial ownership of the shares was acquired before the date set forth pursuant to clause (iii) above, and deposit his or her certificates in accordance with the terms of the notice. With respect to the shares acquired by the stockholder prior to the clause (iii) date, First Essex shall then pay each dissenter who has complied with the provisions set forth above the amount First Essex estimates to be the fair value of the shares plus accrued interest. This payment shall be accompanied by certain required financial information relating to Finest, a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment in a different amount if the stockholder is dissatisfied with the payment tendered by First Essex and a copy of the relevant statutory provision. With respect to shares acquired on or after the clause (iii) date, First Essex may withhold payment and merely send to the dissenter its offer of payment, together with a statement of its estimate of fair value, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment in a different amount.

         If the stockholder is dissatisfied with the payment or offer tendered by First Essex, he or she may notify First Essex in writing of his or her own estimate of the fair value of the shares, and the amount of interest due, and demand payment in that amount less any payment received through the procedure set forth above. This notice must be delivered within 30 days after First Essex makes or offers payment for the stockholder's shares as provided above.

         If the parties have not agreed to a payment which is acceptable to both of them, First Essex will commence a proceeding within 60 days after receiving the dissatisfied stockholder's payment demand, by a petition in Superior Court in New Hampshire to determine the fair value of the shares and accrued interest, making all dissenters whose demands remain unsettled at the time parties to the proceeding, whereupon the court will determine the appropriate amount of payment. The cost and expenses of any court proceeding to determine the fair value of the shares of Finest Common Stock will be determined by the court and will be assessed against First Essex or the stockholders as deemed appropriate.

                                   THE MERGER

General

         This section of the Proxy Statement-Prospectus describes the material terms and provisions of the proposed Merger, including the principal provisions of the Merger Agreement, and related transactions. A copy of the Merger Agreement is attached to this Proxy Statement-Prospectus as Appendix A. All stockholders are urged to read the Merger Agreement in its entirety.

         The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, which are described more fully herein and therein, Finest will be merged with and into First Essex. In connection with the Merger, each outstanding share of Finest Common Stock will be converted into and become exchangeable for (i) a number of shares of First Essex Common Stock equal to the Exchange Ratio, or (ii) $20.25 in cash.

Background of the Merger

         During the period 1991 through the latter half of 1994, the attention of the Finest Board and Finest's management had been principally directed towards the resolution of Finest's problem assets which had increased during the downturn in the New Hampshire real estate market, as well as towards addressing various supervisory and managerial concerns as required pursuant to the Order. During 1994, the Finest Board recognized that progress had been made in reducing problem assets and increasing profitability, but it still had concerns relative to Pelham Bank's competitive position and the fact that Pelham Bank was still operating under the Order. In view of these concerns, Finest entered into a merger agreement with Andover Bancorp Inc. ("Andover") of Andover, Massachusetts, which provided for the acquisition of Finest by Andover for a price of approximately $14.40 per share of Finest Common Stock. In June 1995, the shareholders of Finest rejected the merger agreement with Andover. In September 1995, with the election of directors, including several new directors, the Finest Board decided to hire a new chief executive officer and a new chief financial officer. The new management team was hired during the fourth quarter of 1995 and was given four major directives from the Finest Board: (i) to have the MOU terminated at the next examination date through compliance with the MOU's requirements; (ii) to improve asset quality to a point where it was comparable to peer banks; (iii) to restore the core earnings of Pelham Bank and
(iv) to formulate a plan that would allow the Finest Board to consider its long-term strategic options of remaining independent or being acquired by a larger institution.

         During a period commencing in early 1996, Finest began to receive unsolicited inquiries relative to the potential sale of Finest. The Finest Board formed a merger and acquisition committee, which in turn hired Keefe Bruyette to serve as an advisor to review and analyze these inquiries. In addition, Keefe Bruyette was asked to contact any parties that might have an interest in acquiring or merging with Finest. Towards the end of the first quarter of 1996, the Finest Board began to more actively consider the possibility of a merger due to several factors: (i) significant progress had been made on both asset quality and earnings such that Finest was in a position where exploring alternatives was appropriate; (ii) a regulatory examination was expected in the second quarter, and while the results would not be known for several months, management felt that significant improvement had been made towards the objective of terminating the MOU; and (iii) the preliminary draft of the strategic plan had indicated that, while the alternative of staying independent was viable, such option would require significant investment spending over the next two years which could negatively impact earnings in the near term. In addition, increased competition with respect to both loans and deposits could hamper management's ability to achieve an acceptable rate of return on Pelham Bank's investments.

         Keefe Bruyette, on behalf of Finest, contacted several institutions, including First Essex, at this time to ascertain, on a preliminary basis, the extent to which any of these institutions would be interested in acquiring or merging with Finest.

         As part of First Essex's ongoing review and consideration of strategic alternatives, the Board of Directors regularly reviews the operational and structural options available to First Essex to expand and strengthen its community banking franchise and enhance long-term stockholder value. In this regard, the Board of Directors considers from time to time possible acquisitions of, and/or mergers with, other banking and thrift institutions.

         In response to the preliminary inquiry from Keefe Bruyette referred to above, the First Essex Board authorized management to submit an indication of interest to Finest, in which First Essex outlined the general terms and conditions on which it would be willing to discuss further the prospects for acquiring Finest. Following the First Essex submission of this indication of interest on March 13, 1996, First Essex, along with one other institution among those who had also submitted indications of interest to Finest by March 15, 1996, was invited by Finest to undertake a due diligence review of Finest and Pelham Bank.

         On April 4, 1996, after considering a report from management and a presentation on the financial aspects of the proposed acquisition of Finest by First Essex's financial adviser, Oppenheimer, the First Essex Board authorized and directed management to submit a revised indication of interest to Finest, which was intended to take into account various matters raised in the course of First Essex's due diligence examination of Finest and Pelham Bank. Following the First Essex submission of a revised indication of interest to Finest on April 5, 1996, the parties were unable to reach an agreement on the general terms and conditions on which an acquisition of Finest could be completed, and further negotiations were suspended at that time. During the period in which merger discussions were suspended, Finest and Andover Bancorp came to agreement on the final termination of their proposed merger in 1995. In June 1996, the Finest Board asked Keefe Bruyette to inform those parties that had previously expressed an interest in acquiring Finest as well as other parties who may have had an interest, that the Board would consider renewed indications of interest at this time. Three potential acquirers, including First Essex, expressed preliminary interest in acquiring Finest and met with Finest's management before submitting formal indications of interest on July 16, 1996. The other institutions which had previously contacted Finest or had been contacted on Finest's behalf indicated either that they no longer wished to consider a transaction with Finest or that they were unable to do so in the near term due to other commitments.

         On July 18, 1996, the merger and acquisition committee of the Finest Board met with its counsel and Keefe Bruyette to review the expressions of interest submitted by the three prospective acquirers, including First Essex. The First Essex proposal provided that the consideration to be paid by First Essex to Finest's stockholders would be in the form of 50% cash and 50% shares of First Essex Common Stock. The other proposals provided for payment solely in stock. Keefe Bruyette reviewed each of the expressions of interest in detail with the committee, including the advantages, disadvantages and risks of each proposal. Keefe Bruyette's detailed financial analysis of the three potential bidders included a review of their financial performance and market performance, potential earnings per share and book value per share, dilution involved in the proposals and other recent comparable transactions. In reviewing all of the relevant factors associated with each of the alternative proposals, including structure, risk to stockholders and probable consequences to the communities served by Pelham Bank and its employees, the committee unanimously voted to recommend the First Essex proposal to the full Finest Board.

         On July 19, 1996, the Finest Board met with Keefe Bruyette and counsel to review the recommendation of the merger and acquisition committee. Keefe Bruyette presented the Finest Board with detailed financial and evaluation analysis of the First Essex proposal, as well as the other proposals received.
Keefe Bruyette also presented its detailed analysis of Finest remaining independent compared to the proposals received, the financial performance and market performance of each of the potential acquirers and the potential earnings per share, book value per share and dilution involved in each proposal. Keefe Bruyette also looked at recent comparable transactions and the financial history and prospects of First Essex. Edwards & Angell, legal counsel to Finest, reviewed the terms contained in a proposed form of definitive agreement with First Essex, which had been prepared by First Essex's counsel, including a termination fee required as a condition for First Essex entering into such a definitive agreement with Finest. At this time, the Finest Board authorized management, with the assistance of Edwards & Angell and Keefe Bruyette, to negotiate a definitive agreement with First Essex.

         Following negotiations between the parties and their counsel, the First Essex Board met on July 29, 1996 to consider the proposed acquisition of Finest in accordance with the terms of the proposed Merger Agreement as it had been then negotiated to date. At this meeting, management and counsel described the intended tax treatment of the transaction (i.e., that it should constitute a tax-free reorganization to First Essex), as well as certain factors that could affect such tax treatment. The First Essex Board directed management to continue its negotiation of the proposed merger with Finest and to provide in the Merger Agreement that the number of shares of First Essex Common Stock that would be issued in the Merger could be adjusted, within an appropriate range, if necessary to preserve the tax-free nature of the transaction for First Essex. In addition, the First Essex Board directed that if the Merger Agreement were to be signed by the parties, it must be conditioned upon all of the directors, executive officers and a certain principal stockholder of Finest agreeing to vote their shares in favor of the Merger at the meeting of Finest's stockholders.

         At a meeting on July 30, 1996, the Finest Board reviewed the negotiated terms of the proposed Merger Agreement. Management and Edwards & Angell reviewed with the Finest Board the course of the negotiations with First Essex and its counsel. The Finest Board discussed the stockholder and regulatory approvals that would be required to consummate the Merger. At this meeting, Keefe Bruyette reviewed for the Finest Board its financial and valuation analysis of the First Essex proposal. In addition, Keefe Bruyette delivered to the Board of Directors its oral opinion to the effect that, as of such date, the Merger Consideration, as provided for in the proposed Merger Agreement, would be fair, from a financial point of view, to Finest's stockholders. Management of Finest, representatives of Edwards & Angell and Keefe Bruyette reviewed various provisions of the proposed Merger Agreement, including the requirement that all of the directors, executive officers and a certain principal stockholder of Finest agree to vote their shares in favor of the Merger, and responded to questions from directors. At the conclusion of this meeting, the Finest Board unanimously approved entering into the Merger Agreement with First Essex on the condition that a favorable resolution be reached with respect to the tax treatment of the transaction. On July 31, 1996, the Finest Board met by telephone. Management and Edwards & Angell updated the Finest Board with respect to the tax issue and the Board instructed management to execute the Merger Agreement.

         Following further discussions among the parties and their advisors, the First Essex Board reconvened after the close of business on Friday, August 2, at which time management and counsel confirmed that provision had been made in the Merger Agreement that First Essex would pay up to 62% of the consideration to be paid to Finest's stockholders in shares of First Essex Common Stock, if such increase would be necessary to preserve the tax-free treatment of the Merger for First Essex. In addition, management confirmed that all of the directors, executive officers and a certain principal stockholder of Finest had agreed to vote their shares in favor of the Merger at the meeting of Finest's stockholders. The First Essex Board also received a written opinion from Oppenheimer that the consideration to be paid by First Essex to Finest's stockholders was fair, from a financial point of view, to First Essex. The First Essex Board voted at this time to authorize and direct management to enter into the Merger Agreement with Finest and Pelham Bank and the related Stockholders Agreement with the directors, executive officers and certain principal stockholder of Finest. In addition, acting in its capacity as the Board of Directors of First Essex Bank, the First Essex Board approved the form of merger agreement to be entered into between First Essex Bank and Pelham Bank (the "Bank Merger Agreement") and directed management to execute and deliver the Bank Merger Agreement. Prior to the commencement of business on Monday, August 5, 1996, the parties formally executed and delivered the Merger Agreement, Stockholders Agreement and Bank Merger Agreement.

Recommendation of the Finest Board and Reasons for the Merger

         The Board of Directors of Finest believes that the Merger is fair to and in the best interests of Finest and its stockholders. The Board of Directors of Finest recommends that the Finest stockholders vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In reaching its determination that the Merger is in the best interests of the Finest stockholders, and recommending that the Finest stockholders approve the Merger, the Finest Board consulted with Finest management, as well as its financial and legal advisors, and considered a number of factors. Without assigning any relative or specific weights thereto, the following is a discussion of the material factors considered by the Board in reaching its determination:

         (a) the amount and form of the consideration offered by First Essex in relation to the estimated value of Finest Common Stock, the Finest Board's belief that of the alternatives available, the Merger offered the greatest immediate benefit and opportunity for long-term value to the Finest stockholders, and the expectation that the Merger will be a tax-free transaction to Finest and its stockholders to the extent they receive First Essex Common Stock in exchange for their shares;

         (b) the absence of available alternative transactions that appeared likely to offer the Finest stockholders immediate or long-term economic benefits comparable or superior to the

                  Merger, on the basis of Finest's extensive efforts to explore and develop such alternative transactions;

         (c) Finest's business, results of operations, prospects and financial condition, and the prospects, risks and costs of Finest continuing as an independent business given the extremely competitive environment in the financial services industry, the increasing pressure for consolidation in the banking industry, and the continuing complexity of the regulatory environment within which it operates;

         (d) First Essex's business, results of operations, prospects and financial condition and the historical and potential future value of the First Essex Common Stock and dividends paid thereon;

         (e) the potential cost savings, operating efficiencies and financial strength the Merger would provide to the combined Finest-First Essex organization, its customers and the communities it serves, and the immediate and long-term effect that it would have on such organization's ability to compete for new business;

         (f) the possible impact of the Merger on Pelham Bank's customers and that, following the Merger, the combined organization would be well situated to offer Pelham Banks's former customers an expanded range of financial services;

         (g) the conditions to the Merger and the risks to Finest if the Merger was not consummated, including that the termination of the Merger Agreement might result in a decline in the market place of Finest Common Stock and might have other adverse operational consequences for Finest and Pelham Bank;

         (h) the fact that approval of the Merger Agreement requires the affirmative vote of a majority of the shares of Finest Common Stock outstanding and entitled to vote and that the Finest Board's decision to approve the Merger Agreement would empower the stockholders as a group to decide whether or not to accept First Essex's proposal to acquire Finest; and

         (i) Keefe Bruyette's opinion that, subject to certain assumptions, the consideration to be paid to the Finest stockholders in connection with the Merger is fair, from a financial point of view, to Finest stockholders, and that Keefe Bruyette expected to be able to reconfirm in writing its opinion to such effect to accompany the Proxy Statement-Prospectus.

Recommendation of the First Essex Board and Reasons for the Merger

         The Board of Directors of First Essex believes that the Merger is fair to and in the best interests of First Essex and its stockholders. The Board of Directors of First Essex recommends that the First Essex stockholders vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In reaching its determination that the Merger is in the best interests of the First Essex stockholders, and recommending that the First Essex stockholders approve the Merger, the First Essex Board considered a number of factors. The following is a discussion of the material factors considered by the Board in reaching its determination:

         (a) The Merger will enable First Essex to expand and strengthen its franchise by generating new business and increasing its visibility in New Hampshire, and after the Merger, the combined company will be well positioned to provide a broader range of banking services to New Hampshire customers;

         (b) Given First Essex's existing presence in southern New Hampshire and the ability to integrate Pelham Bank into First Essex Bank, the acquisition of Finest offers significant opportunity for cost savings;

         (c) Finest's customer base provides First Essex with significant cross selling opportunities; and

         (d) Oppenheimer's opinion that, subject to certain assumptions, the consideration to be paid by First Essex to Finest's stockholders was fair to First Essex, from a financial point of view.

Opinion of Financial Advisors

Opinion of Keefe, Bruyette & Wood

         Keefe Bruyette has delivered to the Finest Board its oral opinion on July 30, 1996 and its written opinion dated the date of this Proxy Statement--Prospectus to the effect that as of such dates the Merger Consideration is fair, from a financial point of view, to the holders of Finest Common Stock. Keefe Bruyette's opinion is addressed to the Finest Board and does not constitute a recommendation as to how any stockholder of Finest should vote with respect to the Merger Agreement.

         The full text of the opinion of Keefe Bruyette, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement--Prospectus as Appendix B and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

         In rendering its opinion, Keefe Bruyette (i) reviewed the Merger Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of First Essex for the four years ended December 31, 1995, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First Essex and certain internal and regulatory financial reports, analyses and forecasts prepared by Finest management; (ii) held discussions with members of senior management of Finest and First Essex regarding the past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Finest and First Essex with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

         In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not assume any responsibility for independently verifying any of such information. Keefe Bruyette relied upon the management of Finest and First Essex as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of Finest and First Essex and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by Finest and First Essex management. Keefe Bruyette also assumed that the aggregate allowances for loan losses for Finest and First Essex are adequate to cover such losses. In rendering its opinion, Keefe Bruyette did not make or obtain any evaluation or appraisals of the property of Finest or First Essex, nor did it examine any individual credit files.

         The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with providing its oral opinion of July 30, 1996, and does not purport to be a complete description of all analyses employed by Keefe Bruyette.

         Summary of the First Essex Transaction. Keefe Bruyette calculated the multiple which the $20.25 per share Acquisition Price represents when compared to Finest's June 30, 1996 stated book value per share of $12.61, its June 30,

1996 stated tangible book value per share of $12.61, its trailing 12 months (June 30, 1995 to June 30, 1996) earnings per share of $1.27, its estimated 1996 normalized earnings per share as estimated by management of $1.78 and its estimated 1997 earnings per share as estimated by management of $1.92. The price to book multiple was 161%, the price to tangible book value was 161%, the price to trailing 12 months earnings per share was 15.94 times, the price to 1996 estimated earnings per share was 11.38 times and the price to 1997 estimated earnings per share was 10.55 times. Keefe Bruyette also calculated a deposit premium of 8% by dividing the premium paid over tangible equity by the total deposits of Finest at June 30, 1996.

         Keefe Bruyette also described the Exchange Ratio, whereby each share of Finest Common Stock would be exchanged for (i) that number of shares of First Essex Common Stock equal to the number obtained by dividing the Acquisition Price of $20.25 per share by the Average Closing Price of the shares of First Essex Common Stock or (ii) an amount in cash equal to the Acquisition Price. Keefe Bruyette explained that if the Average Closing Price is greater than $11.50 per share, the Exchange Ratio will equal 1.761 and if the Average Closing Price is less than $9.50 per share, the Exchange Ratio will equal 2.132. Keefe Bruyette also noted that, notwithstanding the foregoing, if the Average Closing Price is less than $8.75, Finest will have the right to terminate the Merger Agreement, unless First Essex elects to increase the number of shares issuable in the Merger by utilizing an adjusted Exchange Ratio by dividing $18.65 by the Average Closing Price.

         Selected Transaction Analysis. Keefe Bruyette analyzed certain comparable merger and acquisition transactions of financial institutions based upon the acquisition price relative to stated book value, stated tangible book value and latest twelve months earnings. The information analyzed was compiled from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the average book value multiples and median earnings multiples represented by a sample of recently completed or announced transactions, as segmented into: (a) all transactions announced between January 1994 and December 1995 in which the selling institution was a bank located in New England; (b) all transactions announced between January 1994 and December 1995 in which the selling institution was a thrift located in New England; (c) all transactions announced between January 1996 and June 30, 1996 in which the selling institution was a bank in New England; (d) all transactions announced between January 1996 and June 30, 1996 in which the selling institution was a thrift in New England.

         The  following  bank  transactions  comprised  group (a):  New  England
Community Bancorp/Manchester State Bank; Citizens Financial Group/Bank of Ireland; Bank of Boston Corporation/BayBanks, Inc.; Peoples Heritage Financial Group, Inc./Bank of New Hampshire Corp; Center Financial Corp./Heritage Bank; Chittenden Corporation/Flagship Bank & Trust; Community Bankshares, Inc./Centerpoint Bank; Norwich Financial. Corp./Seconn Holding; Camden National Corp./United Corp.; Bank of New York/Putnam Trust Company; BayBanks, Inc./Cornerstone Financial; New England Community Bancorp/Equity Bank; Peoples Heritage Financial Group, Inc./Bankcore, Inc.; Fleet Financial Group, Inc./Shawmut National Corporation; Peterborough Savings Bank/Horizon Banks; Atlantic Bank & Trust/Chestnut Hill Bank & Trust; Chittenden Corporation/Bank of Western Massachusetts; Webster Financial Corporation/Shoreline Bank & Trust Company; Norwich Financial Corporation/Bank of Mystic; KeyCorp/Casco & Bank
Vermont; Central Co-Operative Bank/Metro Bank; Banknorth Group, Inc./North American Bank Corp.; Family Bancorp/Profile Financial Corp.; Atlantic Bancorp/Citibank (Maine), NA; Eastern Bank Corp./Saugus Bank & Trust Company; Compass Bank For Savings/Martha's Vineyard NB; Village Bancorp, Inc./Liberty National Bank; and Co-Op Bank Concord/Depositors Trust Co.

         The following transactions comprised group (b): Bank of Boston Corporation/The Boston Bancorp; Center Financial Corp./Great Country Bank; ALBANK Financial Corporation/Marble Financial Corp.; Webster Financial Corporation/Shelton Bancorp; Co-Op Bank Concord/Bank of Braintree; Main Street Community/Lexington Savings Bank; BayBanks, Inc./NFS Financial Corp.; Bank of Ireland/Great Bay Bankshares; CFX Corporation/Orange Savings Bank; Citizens Financial Group/Quincy Savings Bank; Shawmut National Corporation/Northeast Federal Corp.; Fleet Financial Group, Inc./NBB Bancorp, Inc.; Shawmut National Corporation/West Newton Savings Bank; Bank of Boston/Pioneer Financial Co- Op Bank; and Shawmut National Corporation/Cohasset Savings Bank.

         The  following   bank   transactions   comprised   group  (c):   Hubco,
Inc./Westport Bancorp; Hubco, Inc./Hometown Bancorp; Weetamoe Bancorp/Fairbanks, Inc.; Hubco, Inc./Lafayette American; and CFX Corporation/Safety Fund Corp.

         The following thrift transactions comprised group (d): First Union Corp./Center Financial Corp.; Citizens Financial Group/Farmers & Mechanics; Peoples Heritage/Family Bancorp; and CFX Corporation/Milford Co-Op Bank.

         Based upon the First Essex stock price of $10.50 per share, the value of First Essex Common Stock to be issued was $20.25 per share of Common Stock. The relative multiples and implied transaction values for each of the comparable transaction groups are provided in the following table:

                                                Average              Average
                                               Price/Book         Price/Tangible        Median Price/Last
                                                 Value              Book Value            Four Quarters
                                               ----------         --------------        -----------------
Finest                                            1.6                  1.6                     15.9

(a)      New England Bank Acquisitions            1.7                  1.7                     14.6
         1994-1995
(c)      New England Thrift Acquisitions          1.6                  1.6                     13.6
         1994-1995
(c)      New England Bank Acquisitions            2.2                  2.2                     17.3
         1996
(d)      New England Thrift Acquisitions          1.7                  1.7                     11.0
         1996

         Financial Impact Analysis. Keefe Bruyette analyzed the estimated financial impact of the Merger on First Essex based on various projections and assumptions reviewed with the management of Finest. This analysis indicated that the transaction is expected to increase First Essex's 1997 earnings per share and decrease book value. The actual results achieved by the combined company will vary from the projected results, and the variations may be material.

         Present Value Analysis. Keefe Bruyette compared the present value of future cash flows that would accrue to a holder of a share of Finest Common Stock assuming Finest were to remain independent to the $20.25 value offered by First Essex. The present value of future cash flows was determined by adding (i) the present value of the estimated future dividend stream that Finest could generate over the five year period beginning January 1997 and (ii) the present value of the "terminal value" of Finest Common Stock at the end of that period. Keefe Bruyette presented a table showing this analysis, which was based on several assumptions including a range of annual earnings per share growth rates ranging from 3.0% to 13.0%, with price to earnings multiples ranging from 8.0 to
14.0. Over a five-year period, the present value of cash flows ranged from $10.14 to $23.33 and over a ten-year period the present value of cash flows ranged from $7.62 to $22.62. The present value analysis of cash flows for Finest was based on the following assumptions: (i) estimated 1997 fully diluted earnings per share of $1.92, (ii) a 1997 dividend per share of $0.40, (iii) an annual dividend growth rate of 8.0%, and (iv) a discount rate of 15.0%. Keefe Bruyette stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Finest Common Stock.

         Other Analyses. Keefe Bruyette also reviewed the relative financial and market performance of First Essex to a variety of relevant industry peer groups and indices and selected investment research reports, earnings estimates, historical performance and other financial data for First Essex.

         In connection with its written opinion dated as of the date of this Proxy Statement- Prospectus, Keefe Bruyette confirmed the appropriateness of its reliance on the analyses used to render its July 30, 1996 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Keefe Bruyette's opinion. In arriving at its fairness determination, Keefe Bruyette considered the results of all such analyses. None of the banking institutions selected for use in developing comparisons is identical to Finest and none of the New England Acquisitions is identical to the Merger. Accordingly, Keefe Bruyette indicated to the Finest Board that analyses of the results described above are not purely mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics, including, among other things, differences in revenue composition and earnings performance among Finest, First Essex and the selected companies and acquisitions reviewed. The analyses were prepared by Keefe Bruyette solely for the purpose of preparing its opinion of July 30, 1996, to the Finest Board as to the fairness of the consideration to be received by stockholders of Finest in the Merger, and do not purport to be appraisals or necessarily reflect the prices at which Finest or its securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

         Pursuant to an engagement letter dated February 13, 1996 (the "Keefe Bruyette Engagement Letter"), Finest agreed to pay Keefe Bruyette a fee equal to 0.75% of the market value of the aggregate consideration offered by the party acquiring Finest at $17.50 per share, increasing by .01% for each additional $.10 per share; provided, however, that if the aggregate consideration offered were less than $17.50 per share, the cash fee would be equal to 0.50%. It was also agreed that if the Finest Board rejected an offer in excess of $17.50 per share, but below $18.50 per share, Keefe Bruyette would receive a fee of $10,000. If the Finest Board rejected an offer of $18.50 or more, Keefe Bruyette would receive a fee of $25,000. If the Finest Board rejected an offer of $17.50 or less, Keefe Bruyette would not receive a fee.

         Such fee has been or will be paid in three parts: (i) 25% at the signing of the Merger Agreement, (ii) 25% payable promptly after the mailing of this Proxy Statement--Prospectus to stockholders, and (iii) 50% payable at the Closing Date. As of the date hereof, $77,857 has been paid to Keefe Bruyette. Pursuant to the Keefe Bruyette Engagement Letter, Finest also agreed to reimburse Keefe Bruyette for certain expenses related to its retention and to indemnify Keefe Bruyette against certain liabilities, including such liabilities arising under the federal securities laws.

         Keefe Bruyette is a nationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Finest Board selected Keefe Bruyette to act as its financial advisor on the basis of its expertise and its reputation in investment banking and mergers and acquisitions.

         Keefe Bruyette has advised Finest that, in the ordinary course of its business as a full-service securities firm, Keefe Bruyette may, subject to certain restrictions, actively trade the equity and/or debt securities of First Essex for its own account or for the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

Opinion of Oppenheimer

         Pursuant to an engagement letter dated April 3, 1996, First Essex retained Oppenheimer as its financial advisor in connection with the Merger.

         Oppenheimer has rendered its written opinions to the First Essex Board dated July 30, 1996 and dated the date of this Proxy Statement--Prospectus that, based upon and subject to the various considerations set forth therein, the proposed Merger Consideration is fair to First Essex from a financial point of view. No limitations were imposed by First Essex upon Oppenheimer with respect to investigations made or procedures followed by Oppenheimer in rendering its opinions.

         The full text of Oppenheimer's opinion as of the date of this Proxy Statement--Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by Oppenheimer, is attached hereto as Appendix
C. First Essex stockholders are urged to read the opinion in its entirety. Oppenheimer's opinion is directed only to the Merger Consideration and does not constitute a recommendation to any First Essex stockholder as to how such stockholder should vote at the First Essex Meeting. The summary set forth in this Proxy Statement--Prospectus of the Oppenheimer opinion is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix C.

         In connection with rendering its opinion, Oppenheimer reviewed among other things: (a) the Merger Agreement; (b) the Stockholders Agreement and the Bank Merger Agreement; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of First Essex and Finest for the three fiscal years ended December 31, 1995 (as available); (d) unaudited consolidated financial statements for each of First Essex and Finest for the six months ended June 30, 1996; (e) certain other publicly available business and financial information relating to First Essex and Finest; (f) certain interim financial analyses, budgets, projections and forecasts for First Essex and Finest, including estimates as to the future cost savings relating to the Merger, prepared by and reviewed with the management of First Essex; (g) certain other summary materials and analyses with respect to Finest's loan portfolio and deposits prepared by First Essex; (h) the views of senior management of First Essex and Finest of the past and current business operations, results thereof, financial condition and future prospects; (i) a comparison of certain financial information for First Essex and Finest, in each case with similar information for certain other companies considered comparable to First Essex and Finest; (j) the financial terms of certain recent business combinations in the banking industry; (k) the pro forma effect of the transaction on First Essex based on certain assumptions provided by First Essex; (l) the current market environment generally and the banking environment in particular; and (m) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Oppenheimer considered appropriate in the circumstances.

         Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, Oppenheimer assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the future financial performance of First Essex and Finest. Oppenheimer did not make any independent valuation or appraisal of the assets or liabilities of First Essex or Finest, nor was it furnished with any such appraisal. In addition, Oppenheimer did not examine any individual loan credit files of First Essex or Finest. Oppenheimer's opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

         The projections furnished to Oppenheimer for each of First Essex and Finest were prepared by the respective management of each company. As a matter of policy, neither First Essex nor Finest publicly disclose internal management projections of the type provided to Oppenheimer in connection with its analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See "Risk Factors -- Special Note Regarding Forward Looking Statements".

         The following is a summary of the analyses presented by Oppenheimer to the First Essex Board at its meeting on July 29, 1996 in connection with Oppenheimer opinion dated July 30, 1996:

         Pro Forma Analysis. Oppenheimer analyzed the pro forma effects of the Merger on the capital ratios, earnings per share and book value per share of First Essex. This analysis indicated that the Merger would result in earnings per share accretion of $0.11 per share (equal to 10%) in 1997, assuming that 50% of the purchase price consists of First Essex Common Stock, and would result in earnings per share accretion in 1997 of $0.07 (equal to 7%) if 62% of the purchase price consists of First Essex Common Stock.

         Comparable Companies Analysis. Using publicly available information, Oppenheimer compared selected financial information for Finest with similar information for the following five selected public Massachusetts and New Hampshire bank holding companies with assets between $150 million and $350 million that Oppenheimer deemed comparable: Berlin City Bank, Beverly National

Corp., Boston Private Bancorp, Inc., Granite State Bankshares, Inc., and Westbank Corp. (collectively the "Comparable Companies"). For each of the
Comparable Companies, Oppenheimer calculated certain financial ratios and percentages and compared the results of these calculations to calculations made by Oppenheimer for Finest.

         This analysis showed that Finest had a ratio of net loans/deposits at June 30, 1996 of 60.50%, compared to the average for the Comparable Companies of 72.80%, and that Finest had a return on average assets and a return on average equity for the six months ended June 30, 1996 (annualized on a fully-taxed basis) of 1.85% and 18.07%, respectively, compared to 0.95% and 12.03%, respectively, for the Comparable Companies. Finest's net interest margin, general and administrative expenses/average assets and efficiency ratios for the period were 4.80%, 3.03%, and 57.82%, respectively, as compared to the Comparable Companies' averages of 4.42%, 3.18%, and 64.46%, respectively.

         This analysis also showed that Finest's ratios of non-performing loans to total gross loans and non-performing assets to total assets at June 30, 1996 were 2.10% and 1.67%, respectively, compared to average ratios for the Comparable Companies of 1.64% and 1.39%, respectively. Finest's ratios of loan loss reserves to non-performing loans and to total gross loans at such date were 192.55% and 4.05%, respectively, compared to averages for the Comparable Companies of 147.00% and 1.86%, respectively. Finest's equity/assets ratio at such date was 10.40% as compared to the Comparable Companies average of 7.81%.

         Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Oppenheimer estimated the present value of the future streams of after-tax cash flows that Finest could produce through December 31, 2000 based on projections furnished by management of First Essex. In this analysis, Oppenheimer assumed that Finest's net income was adjusted in each year to reflect an assumed net charge-off ratio of 0.50% of total assets and a level of provision for loan losses for each year based on an assumed ratio of loan loss reserves to total loans which was reduced in each projected year by approximately 25 basis points so as to reach 2.50% in the year 2000. No dividend payments were assumed, nor did Oppenheimer's analysis reflect any cost savings anticipated to result from the Merger. Oppenheimer calculated a range of terminal values by applying earnings multiples of 12 and 13 (based upon its observation of price to earnings multiples in the comparable transactions referred to below) to Finest's estimated after-tax cash flows for the twelve months ended December 31, 2000. The cash flows were discounted to present values using different rates (ranging from 11% to 12%) chosen to reflect different assumptions regarding the required rates of return to prospective buyers of Finest. This analysis indicated an implied range of values for Finest ranging from $28.9 million to $31.8 million.

         Comparable Transactions Analysis. Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of 17 transactions Oppenheimer believed to be comparable for purposes of determining the imputed values of Finest. For this analysis, Oppenheimer reviewed three groups of transactions: (i) selected New England bank acquisitions between January 1, 1995 and July 20, 1996 (the "Recent New England Bank Acquisitions"), with aggregate transaction values ranging from a high of $3,635.2 million to a low of $4.2 million; (ii) a subset of the Recent New England Bank Acquisitions consisting of acquisitions of New England banks with total assets between $100 million and $500 million between January 1, 1995 and July 9, 1996, with aggregate transaction values ranging from a high of $46.9 million to a low of $8.8 million (the "Small New England Bank Acquisitions"); and (iii) a subset of the Recent New England Bank Acquisitions consisting of acquisitions of selected New Hampshire bank acquisitions between January 1, 1995 and July 9, 1996 (the "New Hampshire Bank Acquisitions"), with aggregate transaction values ranging from a high of $170.7 million to a low of $11.0 million.

         The Recent New England Bank Acquisitions included the following: Hubco, Inc./Westport Bancorp, Hubco, Inc./Hometown Bancorp, Hubco, Inc./Lafayette American, CFX Corporation/Safety Fund Corporation, New England Community Bancorp/Manchester State Bank, Bank of Boston/BayBanks, Inc., Peoples Heritage Financial/Bank of New Hampshire Corp., Center Financial Corp./Heritage Bank, Chittenden Corp./Flagship Bank & Trust, Community Bankshares/Centerpoint Bank, Norwich Financial Corp./Seconn Holding, Camden National Corp./United Corp., Bank of New York/Putnam Trust Co., BayBanks, Inc./Cornerstone Financial, New England Community Bancorp/Equity Bank, Peoples Heritage Financial/Bankcore, Inc. and Fleet Financial Group/Shawmut National.

         The Small New England Bank Acquisitions included the following: Hubco, Inc./Westport Bancorp, Hubco, Inc./Hometown Bancorp, CFX Corporation/Safety Fund Corporation, Chittenden Corp./Flagship Bank & Trust, BayBanks, Inc./Cornerstone Financial, New England Community Bancorp/Equity Bank and Peoples Heritage Financial/Bankcore, Inc.

         The New Hampshire Bank Acquisitions included the following: Peoples Heritage Financial/Bank of New Hampshire Corp., Community Bankshares/Centerpoint Bank, BayBanks, Inc./ Cornerstone Financial and Peoples Heritage Financial/Bankcore, Inc.

         For each of these transactions, Oppenheimer calculated, among other things, the high, mean, median and low price to book value, price to last twelve months ("LTM"), net income and core deposit premium (defined as the transaction value minus book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000), and compared the results of these calculations to calculations made by Oppenheimer for the proposed Merger as follows.

         Oppenheimer's analysis indicated that the Recent New England Bank Acquisitions had a mean price/book multiple of 1.92x, price/LTM earnings multiple of 13.55x, and a core deposit premium of 9.21%. The Small New England Acquisitions had a mean price/book multiple of 2.01x, price/LTM earnings multiple of 16.14x, and a core deposit premium of 8.63%. The New Hampshire Bank Acquisitions had a mean price/book multiple of 1.88x, price/LTM earnings multiple of 12.60x, and a core deposit premium of 8.37%. Oppenheimer then calculated the comparable multiples implied by the Merger Consideration using both Finest's actual book value at June 30, 1996, and its book value as of that date adjusted to reflect approximately $1.5 million of pre-tax valuation adjustments ($1.0 million on an after-tax basis) that First Essex proposes to make in connection with the Merger. This analysis indicated, among other things, that the Merger Consideration represented a multiple to book value of 1.61x (1.70x adjusted book value), a multiple of LTM stated net income of 15.96x (12.27x annualized last six months net income before nonrecurring expenses, assuming a 34% tax rate), and a core deposit premium of 7.99% (8.71% based on adjusted book value).

         The implied values for Finest derived from this analysis were a mean of $30.0 million and a median of $30.8 million based on the Recent New England Bank Acquisitions, a mean of $31.6 million and a median of $30.6 million based on the Small New England Bank Acquisitions, and a mean of $29.9 million and a median of $30.7 million based on the New Hampshire Bank Acquisitions.

         In connection with its opinion dated as of the date of this Proxy Statement--Prospectus, Oppenheimer confirmed the appropriateness of its reliance on the analyses used to render its July 30, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, Oppenheimer considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Oppenheimer's view of the actual value of Finest or the combined entity.

         In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Essex or Finest. The analyses performed by Oppenheimer are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Oppenheimer's July 30, 1996 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

         The First Essex Board retained Oppenheimer based upon its experience and expertise. Oppenheimer is a nationally recognized investment banking and advisory firm. Oppenheimer, as part of its investment banking business, is continuously engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Oppenheimer may, from time to time, have a long or short position in, and may buy or sell, securities of First Essex both for its own account and for the accounts of customers.

         First Essex agreed to pay Oppenheimer a fee which was payable upon delivery of its July 30, 1996 opinion. In addition, First Essex has agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses incurred in connection with the services provided by Oppenheimer and to indemnify and hold harmless Oppenheimer and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities law, incurred in connection with Oppenheimer's engagement.

Effective Time of the Merger; Closing Date

         If the Merger Agreement is approved and adopted by the requisite vote of First Essex and Finest stockholders, and the other conditions to the Merger, including the consummation of the Bank Merger on the Closing Date, are satisfied or (where permissible) waived, the Merger will be consummated and become effective when the Articles of Merger ("Articles of Merger") are filed with the Secretary of State of New Hampshire and the Certificate of Merger ("Certificate of Merger") is filed with the Secretary of State of Delaware, or at such later date and time as is specified therein (the "Effective Time"). Under the terms of the Merger Agreement, the Closing Date shall be the date on which the Effective Time occurs.

Conversion of Shares of Finest Common Stock Pursuant to the Merger

         At the Effective Time, automatically and without any action on the part of the holder thereof, each share of Finest Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by dissenting stockholders ("Dissenting Shares"), shares held directly or indirectly by First Essex, other than shares in trust accounts, merged accounts and the like which are beneficially owned by third parties ("Trust Account Shares") and other shares held in respect of a debt previously contracted ("DPC Shares"), and any shares held as treasury stock by Finest) shall become and be converted into (i) the number of shares or fraction of a share of First Essex Common Stock (together with the number of rights ("First Essex Rights") granted pursuant to a Shareholder Rights Agreement dated as of October 12, 1989 as amended, between First Essex and The First National Bank of Boston as Rights Agent ("Rights Agreement") or fraction thereof associated therewith), rounded to the nearest thousandth of a share, equal to the number obtained by dividing $20.25 (the "Acquisition Price") by the Average Closing Price (the "Exchange Ratio" or the "Stock Distribution") or (ii) an amount in cash equal to the Acquisition Price (the "Cash Distribution"). If the Average Closing Price is greater than $11.50 per share, the Exchange Ratio shall equal 1.761 and if the Average Closing Price is less than $9.50 per share, the Exchange Ratio shall equal 2.132. If the Average Closing Price is less than $8.75 per share (the "Minimum Price"), Finest shall have the right to terminate the Merger Agreement, unless First Essex elects, in its sole discretion, to adopt as the Exchange Ratio the Adjusted Exchange Ratio (as such term is defined below). As of the Effective Time, each share of Finest Common Stock held directly or indirectly by First Essex, other than Trust Account Shares and DPC Shares, and held by Finest as treasury stock shall be canceled, retired and cease to exist, and no payment shall be made with respect thereto.

         "Average Closing Price" shall mean the average of the closing bid prices of shares of First Essex Common Stock as reported on the NASDAQ-NMS for the twenty consecutive trading days ending on the fifth business day prior to the Closing Date. "Merger Consideration" shall mean the shares of First Essex Common Stock and/or cash that holders of Finest Common Stock are entitled to receive under the Merger Agreement. "Adjusted Exchange Ratio" shall mean that number, rounded to the nearest thousandth, determined by dividing $18.65 by the Average Closing Price. Each certificate which immediately prior to the Effective Time represented outstanding shares of Finest Common Stock shall on and after the Effective Time be deemed for all purposes to represent the Merger Consideration into which the shares of Finest Common Stock represented by such certificate shall have been converted.

Election Procedures

         Boston Equiserve, L.P., acting as an exchange agent appointed by First Essex (the "Exchange Agent"), shall mail to each holder of record of shares of Finest Common Stock outstanding at the Effective Time an election form (the "Election Form"), together with appropriate transmittal materials, as promptly as practicable after the Effective Time and in no event later than three business days thereafter.

         The Election Form shall permit a holder of shares of Finest Common Stock to elect to receive, with respect to some or all of such holder's shares of Finest Common Stock, (i) the Stock Distribution (the "Stock Election Shares"), (ii) the Cash Distribution (the "Cash Election Shares"), or (iii) to indicate that such holder makes no election (the "No Election Shares").

         Any shares of Finest Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made such an election by submission to the Exchange Agent of a properly completed Election Form, shall be deemed to be No Election Shares. "Election Deadline" means 5:00 p.m., local time, on the fifteenth business day following but not including the date of mailing of the Election Form or such other date as First Essex and Finest shall mutually agree upon in writing.

         Any election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by either (i) certificates representing all shares of Finest Common Stock covered thereby or
(ii) an appropriate guarantee of delivery of such certificates as set forth in the Election Form from a member of a national securities exchange or the NASD, or a commercial bank or trust company in the United States, provided that if the certificates are not delivered by the time set forth in the guarantee of delivery (which time may not be later than two business days after the Election Deadline), the holder shall be entitled only to receive in respect of each share of Finest Common Stock represented by such certificates the Merger Consideration to be received by holders of No Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent, provided such notice is received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

         If the aggregate number of Stock Election Shares does not equal the Stock Conversion Number (as defined below), within five business days after the Election Deadline the Exchange Agent shall allocate among holders of shares of Finest Common Stock outstanding at the Effective Time the right to receive with respect to each such share the Stock Distribution or the Cash Distribution as follows:

         (i) if the aggregate number of Stock Election Shares is less than the Stock Conversion Number (as defined below), then

                  (a) all Stock Election Shares will be converted into the right to receive the Stock Distribution;

                  (b) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then (if necessary) from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares will, when added to the number of Stock Election Shares, equal as closely as practicable, but in no event be less than, the Stock Conversion Number, and all Stock Designee Shares will be converted into the right to receive the Stock Distribution; and

                  (c) the Cash Election Shares and the No Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive the Cash Distribution; or

        (ii) if the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then

                  (a) all Cash Election Shares will be converted into the right to receive the Cash Distribution;

                  (b) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then (if necessary) from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the number of Cash Designee Shares will, when added to the number of Cash Election Shares, equal as closely as practicable, but in no event will it exceed, the Cash Conversion Number (as defined below), and all Cash Designee Shares will be converted into the right to receive the Cash Distribution; and

                  (c) the Stock Election Shares and the No Election Shares not so selected as Cash Designee Shares shall be converted into the right to receive the Stock Distribution.

         "Stock Conversion Number" means the number of outstanding shares of Finest Common Stock as of the Effective Time multiplied by .50; provided, however, if satisfaction of certain conditions relating to the delivery of certain opinions of counsel regarding the tax treatment of the Merger and related transactions depend upon the issuance by First Essex of a greater number of shares of First Essex Common Stock than would otherwise result from the utilization of such Stock Conversion Number, then the Stock Conversion Number shall be increased to such number greater than .50 as is necessary to facilitate the satisfaction of such condition(s); provided, further, however, that under no circumstances shall the Stock Conversion Number be increased to a number greater than .62. "Cash Conversion Number" means the number of outstanding shares of Finest Common Stock as of the Effective Time multiplied by .50; provided, however, if the Stock Conversion Number shall be increased, as provided for in the preceding sentence, then under such circumstances the Cash Conversion Number shall be reduced to equal the difference between 1.00 and such increased Stock Conversion Number.

Certificate Exchange Procedures

         Certificates which represent shares of Finest Common Stock that are outstanding immediately prior to the Effective Time and are converted into the Merger Consideration (the "Certificates"), shall, after the Effective Time, be deemed to represent the Merger Consideration into which such shares have been converted and shall be exchangeable by the holders thereof for (i) new certificates representing the shares of First Essex Common Stock into which such shares have been converted and/or (ii) a check for the total cash amount into which such shares have been converted.

         Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, as soon as practicable, a certificate for the number of shares of First Essex Common Stock and/or a check for the cash amount to which such holder is entitled, and such Certificate shall forthwith be canceled. No interest shall be paid on the cash amount payable with respect to any unsurrendered Certificate representing Cash Election Shares.

         In lieu of the issuance of fractional shares of First Essex Common Stock, a payment in cash, without interest, will be made to the holders of Finest Common Stock in respect of any fractional share that would otherwise be issuable equal to an amount in cash determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent). In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by First Essex of appropriate and customary indemnification, First Essex will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any fractional share payment.

         If any Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration.

Treatment of Finest Stock Options

         Each stock option granted by Finest pursuant to Common Stock Options dated as of October 1, 1995 and November 21, 1995, between Finest and Brian W. Thompson and Irving J. Goss, respectively (collectively, the "Finest Employee Option Agreements"), which is outstanding and unexercised immediately prior to the Effective Time shall be converted into an option to purchase shares of First Essex Common Stock and First Essex shall assume all such options. The number of shares of First Essex Common Stock subject to the options shall be equal to the product of the number of shares of Finest Common Stock previously subject to the option and the Exchange Ratio (or the Adjusted Exchange Ratio, as applicable), rounded up to the nearest whole share. The exercise price per share of First Essex Common Stock shall be equal to the exercise price per share of Finest Common Stock subject to the option, divided by the Exchange Ratio (or the Adjusted Exchange Ratio, as applicable), rounded up to the nearest cent. The duration and other terms of each option shall be unchanged, except that each option shall become fully vested upon the Effective Time. See "Interests of Certain Persons in the Merger".

Conduct of Business Pending the Merger

         Pursuant to the Merger Agreement, each of Finest and Pelham Bank has agreed that, except as specifically required or permitted pursuant to the Merger Agreement or as otherwise specifically disclosed therein, prior to the Effective Time, it will carry on its business in the ordinary course consistent with past practice.

         In addition, each of Finest and Pelham Bank has agreed that, except as contemplated by the Merger Agreement, prior to the Effective Time, it will not, directly or indirectly, do any of the following without the prior written consent of First Essex:

         (a) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its business consistent with past practices, including without limitation entering into any settlement agreement or understanding with respect to any material litigation matters;

         (b) accept, renew or roll over any "brokered deposit" or offer an interest rate with respect to any deposit that would either constitute an impermissible interest rate with respect to deposits of an undercapitalized insured depository institution or otherwise generally set interest rates on deposits that depart from past practices of Pelham Bank;

         (c) except in the ordinary, regular and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

         (d) relocate, or file any application to relocate, any branch office;

         (e) terminate, or give any notice (written or verbal) to customers or governmental authorities or agencies to terminate the operations of any branch office;

         (f) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practices;

         (g) declare or pay any dividends on or make any other distributions in respect of the Finest Common Stock, except that Finest shall be permitted to declare and pay a special cash dividend to its stockholders of $0.20 per share if the Merger has not been completed by March 31, 1997 and shall be permitted to declare and pay an additional special cash dividend to its stockholders of $0.20 per share if the Merger has not been completed by June 30, 1997;

         (h) except for the adoption of the Salary Continuation Policy and Bonus Plan, adopt or amend in any material respect any pension plan or benefit plan or enter into any employment, severance or similar contract with any person or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to its employees as a class, except in the ordinary course of business consistent with past practices, or pay any bonus except in accordance with the terms of the Salary Continuation Policy and Bonus Plan or as otherwise disclosed in the Merger Agreement;

         (i) subject to its directors' fiduciary duties and obligations, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and inconsistent with past practices;

         (j) propose or adopt amendments to its articles of incorporation or by-laws;

         (k) issue, deliver or sell any shares of its capital stock except upon exercise or fulfillment of options issued or existing on the date of the Merger Agreement pursuant to the Finest Employee Option Agreements, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization;

         (l) grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date of the Merger Agreement, to acquire any shares of its capital stock;

         (m) purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

         (n) impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

         (o) incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices;

         (p) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, which, in all cases, do not individually exceed $25,000 or cumulatively exceed $75,000;

         (q) change its methods of accounting in effect at December 31, 1995, except as may be required by changes in GAAP, or change its fiscal year;

         (r) make any loan or extension of credit or enter into any commitment therefor on other than Pelham Bank's customary terms, conditions and standards and in accordance with applicable law and regulation and consistent with prudent banking practices, and in any event Finest and Pelham Bank are required to provide First Essex with monthly reports of all loans, extensions of credit and commitments therefor equal to or greater than $250,000, individually, and to consult with First Essex prior to making or entering into any new loan, extension of credit or commitment therefor equal to or greater than $500,000 individually, or which, when aggregated with all other loans, extensions of credit and commitments therefor to a single borrower or affiliated group of borrowers, equals at least $1,000,000; and

         (s) agree, in writing or otherwise, to take any actions prohibited under the Merger Agreement or any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in the Merger Agreement in any material respect.

         Each of Finest and Pelham Bank has also agreed that, except as may be specifically required or permitted pursuant to the Merger Agreement or specifically described therein or in the accompanying disclosure schedule, it shall:

         (a) use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

         (b) at First Essex's request, use all reasonable efforts to cooperate with First Essex with respect to preparation for the combination and integration of the businesses, systems and operations of Pelham Bank and First Essex Bank, including, without limitation, arranging for the termination or non-renewal of existing agreements and arrangements with third-party service providers with respect to Pelham Bank's data processing and related electronic informational systems and conversion thereof to appropriate systems used by First Essex Bank, and confer on a regular and frequent basis with one or more representatives of First Essex and/or First Essex Bank to report on operational and related matters;

         (c) subject to any restrictions under applicable law or regulation, promptly notify First Essex of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to its or its subsidiaries' assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects;

         (d) file all reports, applications and other documents required to be filed by it with the Federal Reserve Board, FDIC, New Hampshire Banking Commissioner and any other governmental agency or authority between the date of the Merger Agreement and the Effective Time and shall furnish to First Essex copies of all such reports promptly after the same are filed; and

         (e) to the extent requested by First Essex, cooperate with First Essex with the objective of seeking appropriate rescission in connection with the Bank Merger, of any commitment letter, written agreement, memorandum of understanding or order to cease and desist with, or any resolutions adopted at the request of, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or its ability to perform its obligations under the Merger Agreement.

Conditions to Consummation of the Merger

         Mutual Conditions. The respective obligations of First Essex, Finest and Pelham Bank to consummate the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions:

         (a) The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of Finest and First Essex stockholders;
         (b) Other than the filing of the Articles of Merger and Certificate of Merger, all necessary approvals, authorizations and consents of any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") required to consummate the transactions contemplated by the Merger Agreement and the Bank Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals");

         (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect; and

         (d) No stop order suspending the effectiveness of the Form S-4 Registration Statement registering the shares of First Essex Common Stock to be issued in the Merger (the "S-4") shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         Conditions to First Essex's Obligations. The obligation of First Essex to effect the Merger and the transactions contemplated thereby is also subject to the following conditions, any or all of which may be waived in whole or in part by First Essex in its sole discretion:

         (a)      No  material  adverse  changes  shall  have  occurred  in  the
                  business,   operations,   results   of   operations,   assets,
                  liabilities or condition of Finest or Pelham Bank;

         (b)      Receipt  of  assurances  that  Finest's   representation   and
                  warranties are true at the Closing Date and all of Finest's pre-closing obligations have been complied with;

         (c) Receipt of all required approvals of non-governmental third parties that are the responsibility of Finest or Pelham Bank to obtain;

         (d) None of the Requisite Regulatory Approvals shall contain any materially burdensome condition or restriction;

         (e) Receipt of a legal opinion from Sullivan & Worcester LLP, First Essex's outside counsel, that the Merger and the Bank Merger will constitute tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code;

         (f) Receipt of a legal opinion from Edwards & Angell, Finest's outside counsel, regarding certain corporate and other matters as are customary in transactions of this type;

         (g) Delivery by Finest of a letter identifying persons deemed to be its affiliates and, to the extent received by Finest, delivery of letters from such persons agreeing to comply with certain limitations applicable after the Effective Time to their sales of First Essex Common Stock received in the Merger; and

         (h)      The Bank Merger shall have been consummated.

         Conditions to Finest's Obligations. The obligation of Finest to effect the Merger and the other transactions contemplated in the Merger Agreement is also subject to the satisfaction of the following conditions, any or all of which may be waived by Finest in its sole discretion:

         (a) No material adverse change in the business, operations, results of operations, assets, liabilities, or condition of First Essex;

         (b) Receipt of assurances that First Essex's representation and warranties are true at the Effective Time and all of First Essex's pre-closing obligations have been complied with;

         (c) Receipt of all required approvals of non-governmental third parties that are the responsibility of First Essex to obtain;

         (d) Receipt of a legal opinion from Edwards & Angell, Finest's outside counsel, that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and any taxable gain realized by any Finest stockholder as a result of the Merger will not exceed the amount of cash received by such stockholder;

         (e)      The  shares  of  First  Essex  Common  Stock  issuable  at the
                  Effective Time shall have been authorized for listing on NASDAQ-NMS upon official notice of issuance;

         (f) Receipt of a legal opinion from Sullivan & Worcester LLP, First Essex's outside counsel, regarding certain corporate and other matters as are customary in transactions of this type; and

         (g)      The Bank Merger shall have been consummated.

Termination

         The Merger Agreement will be subject to termination (i) by mutual agreement of the parties, (ii) if the Merger shall not have been consummated on or before July 31, 1997, (iii) by either party if any Requisite Regulatory Approval or the approval of the stockholders of Finest or the stockholders of First Essex is not obtained or if consummation of the transactions contemplated by the Merger Agreement is enjoined or otherwise prohibited, (iv) by either party for a material breach of any representation, warranty or covenant or other agreement contained in the Merger Agreement by the other party, which breach is not cured after 30 days written notice thereof is given to the party committing such breach, (v) by Finest if the Average Closing Price is less than $8.75 per share, subject to First Essex's right to elect to increase the number of shares of First Essex Common Stock issuable in the Merger by using the Adjusted Exchange Ratio, and (vi) by First Essex if Finest's Board does not recommend to Finest's stockholders the approval of the proposals to be submitted to such stockholders in accordance with the Merger Agreement or if such recommendation is subsequently withdrawn, modified or amended in any way that is materially adverse to First Essex.

         If either party terminates the Merger Agreement for any of the foregoing reasons, neither party shall have any further liability under the Merger Agreement; provided, however, in the event of a party's gross negligence or willful breach, the breaching party shall remain liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party. In addition, Finest may be liable for a cash payment of up to $2,000,000 if (i) Finest or First Essex has terminated the Merger Agreement as a result of Finest's failure to obtain the approval of Finest's stockholders or First Essex has terminated the Merger Agreement due to the failure of Finest's Board to make or maintain the required recommendations to Finest's stockholders or due to Finest's gross negligence or willful breach of the Merger Agreement and (ii) either within 12 months of such termination Finest has become involved in an Alternative Transaction (as defined in the Merger Agreement) or, in the case of a termination by First Essex due to the failure of Finest's Board to make or maintain the required recommendations to Finest's stockholders, any person other than First Essex or its affiliates has made a publicly disclosed, bona fide proposal to Finest or its stockholders to engage in an Alternative Transaction (as defined in the Merger Agreement).

Amendment, Extension and Waiver

         At any time prior to the consummation of the transactions contemplated by the Merger Agreement or termination of the Merger Agreement, whether before or after the approvals of the parties' respective stockholders, the parties may amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of any other party hereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or waive compliance with any of the agreements or conditions with respect to covenants of the parties or closing conditions of the Merger (other than the mutual conditions described above); provided, however, that there may not be, without further approval of the parties' stockholders, to the extent required by law, any amendment, extension or waiver of the Merger Agreement which changes the amount or form of the consideration to be delivered to the Finest stockholders other than as may be expressly contemplated by the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Any agreement on the part of any party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Requisite Regulatory Approvals

         The Bank Merger is subject to the prior approval of the OTS under the federal Bank Merger Act of 1978, as amended (the "BMA"), and applicable OTS regulations, and an application for such approval has been filed by First Essex Bank and Pelham Bank with the OTS. In reviewing the BMA application, the OTS must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the BMA prohibits the OTS from approving the Bank Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the county may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint on trade, unless the OTS finds that the anticompetitive effects of the Bank Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the BMA, the Bank Merger may not be consummated until the 30th day following the date of OTS approval of the Bank Merger, during which time the Department of Justice may challenge the Bank Merger on antitrust grounds. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

         As part of the application filed with the OTS under the BMA, First Essex Bank has also provided notice as required under applicable OTS regulations of its intention to effect a capital distribution to First Essex, in the form of a cash dividend, in an amount sufficient to fund First Essex's payment of the cash portion of the Merger Consideration to be paid to Finest's stockholders. The OTS may object to such capital distribution if it determines that the distribution would be inconsistent with the safe and sound operation of First Essex Bank. See also "Business of First Essex-Regulation-Limitation on Capital Distributions".

         The parties are also required to provide notice of the Bank Merger to the New Hampshire Banking Commissioner.

         Although there can be no assurances given that all required regulatory approvals will be received for the Merger and the Bank Merger, the parties believe that all required regulatory approvals will be obtained.

         Except for state securities ("blue sky") filings, the parties are not aware of any other regulatory approvals or filings that are required for consummation of the Merger or the Bank Merger, except as described above. Should any other approvals or filings be required, it is presently contemplated that such approvals or filings will be sought or made, as appropriate. There can be no assurances given, however, that any other approvals, if required, will be obtained.

         The  Merger  will  not be  consummated  unless  all  of  the  requisite regulatory approvals or other filings pertaining to the transactions contemplated by the Merger Agreement, including the Bank Merger, are obtained or made, as appropriate. See "-Conditions to Consummation of the Merger" above.

Expenses

         Each party will pay its own expenses in connection with the Merger, subject to provisions to the contrary contained in the Merger Agreement.

Stockholders Agreement

         All of the Finest and Pelham Bank directors and executive officers and their respective affiliates, and a certain principal stockholder of Finest, who own a total of 410,890 shares of Finest Common Stock, representing approximately 27.8% of the shares of Finest Common Stock issued and outstanding on the Finest Record Date, have executed a Stockholders Agreement, dated August 5, 1996, pursuant to which such stockholders have agreed to certain restrictions on their respective shares of Finest Common Stock. Specifically, such stockholders agreed, with respect to all presently owned or after-acquired stock, (a) to vote such stock in favor of the Merger and against any other merger or acquisition transaction with a party other than First Essex or its affiliates, and (b) generally not to sell, assign, transfer, encumber or otherwise dispose of such stock. The Stockholders Agreement shall remain in effect until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

No Solicitation

         Neither Finest nor Pelham Bank shall (and Finest and Pelham Bank shall use all reasonable efforts to cause its officers, directors, employees, representatives and agents, not to), directly or indirectly, encourage, solicit, initiate or, subject to the fiduciary obligations of the Finest Board (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than First Essex and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Finest or Pelham Bank (any of the foregoing, an "Acquisition Transaction"). Notwithstanding the foregoing, Finest or its Board of Directors is not prohibited from taking and disclosing to Finest's stockholders a position with respect to a tender offer by a third party pursuant to certain rules promulgated under the Exchange Act or from making such disclosure to Finest's stockholders which, in the judgment of the Finest Board with the written advice of outside counsel, may be required under applicable law. Finest will immediately communicate to First Essex the terms of any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry. Any such communication shall be delivered no less promptly than by telephone within twenty-four hours of Finest's receipt of any such proposal or inquiry or its receipt of any request for information from the Federal Reserve Board, Department of Justice or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

Interests of Certain Persons in the Merger

         Continuation of Rights to Indemnification; D&O Insurance. The Merger Agreement provides that the provisions with respect to indemnification existing in favor of, and all limitations on the personal liability of, any director, officer or other employee of Finest or any of its subsidiaries contained in the Finest Articles and Finest By-laws on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. First Essex has also agreed to cause to be maintained in effect for a period of not less than three years from the Effective Time the current policies of the directors' and officers' liability insurance of Finest (or substitute policies of at least the same coverage with terms and conditions that are not less favorable than those presently maintained by Finest), with respect to matters occurring at or prior to the Effective Time. However, First Essex is not required to expend an aggregate amount in excess of 125% of the amount currently being paid by Finest for such insurance.

     Arrangements With Certain Finest Executive Officers. On the Closing Date, First Essex and First Essex Bank will enter into certain employment and severance arrangements with Brian W. Thompson and Irving J. Goss, which shall take the place of and supersede the employment and severance arrangements presently in effect for Messrs. Thompson and Goss with Finest and Pelham Bank. Mr. Thompson has been President, Chief Executive Officer and a director of Pelham Bank and Finest since October 1995. From 1991 to 1994, he was Executive Vice President, Corporate Banking and Commercial Real Estate, at Peoples Bancorp of Worcester, Inc. Mr. Thompson will be given the title of Executive Vice President of First Essex and First Essex Bank, with responsibilities as head of Corporate Banking. He will receive an annual salary of $150,000 and may be paid an annual performance bonus of up to 30% of his annual salary. On the Closing Date, Mr. Thompson will enter into an employment agreement with First Essex and First Essex Bank, which will have an initial term of two years, and receive certain perquisites, including all benefits available to other employees and executives of First Essex Bank, and will be eligible to participate in any future stock-based plans which may be offered generally by First Essex to senior management. Mr. Thompson will also enter into a special termination agreement with First Essex and First Essex Bank, which will contain change of control provisions providing for a termination payment of three years' salary and bonus upon the occurrence of a Termination Event (as defined therein) within three years of a Change in Control (as defined therein) of First Essex. The form of Mr. Thompson's employment and special termination agreements will be substantially similar to the current employment and special termination agreements among First Essex and First Essex Bank and David W. Dailey, Executive Vice President and Chief Financial Officer of First Essex and First Essex Bank. For the first year following the Effective Time, Mr. Thompson will be entitled to voluntarily terminate his employment for any reason and receive a lump sum severance payment of $225,000, which is equivalent to the change of control payment which Mr. Thompson could receive under his existing employment agreement.

         Mr. Goss will receive an annual salary, as an employee of First Essex Bank, of $100,000. Mr. Goss will also be entitled to all benefits accorded to similarly situated executives of First Essex Bank, including participation in any future stock-based plans which may be offered generally by First Essex to senior management of First Essex and First Essex Bank. For up to one year following the Effective Time, Mr. Goss may terminate his employment for any reason and receive a lump sum severance payment of equal to (x) the amount, if any, of the remaining balance of his full year salary for such initial year of employment plus (y) $125,000, which is equivalent to the change of control payment which Mr. Goss could receive under his existing employment agreement.

         At the Effective Time, certain options granted to Messrs. Thompson and Goss to purchase 50,000 and 15,000 shares of Finest Common Stock, respectively, will become immediately exercisable in full pursuant to the accelerated vesting provisions contained in the agreements under which such options were granted. See "--Treatment of Finest Stock Options". If Messrs. Thompson and Goss were to exercise all of their options immediately upon such acceleration, the value to them (based upon the difference between the options' exercise prices and the Acquisition Price) would be $337,500 and $ 101,250, respectively.

Employment Obligations

         Following the Effective Time, First Essex will, or will cause First Essex Bank to, honor in accordance with their terms all employment, severance and other compensation contracts disclosed to First Essex under the Merger Agreement between Finest or Pelham Bank and any director, officer or employee thereof (other than the employment agreements with Messrs. Thompson and Goss, which will be superseded at the Effective Time by the arrangements described above), and all provisions for benefits or other amounts earned or accrued through the Effective Time under Finest pension plans or benefit plans. First Essex will cause each plan, program or arrangement included among the benefits of First Essex to be provided to such employees after the Effective Time, except for First Essex's defined benefit pension plan provided through SBERA, to treat the prior service of each such employee with Finest or Pelham Bank, to the extent such prior service is recognized under the comparable plan, program or arrangement of Finest, as service rendered to First Essex or its affiliate, as the case may be, for purposes of the eligibility to participate, vesting, and eligibility for special benefits under each such plan, program or arrangement of First Essex, but not in any case for benefit accrual attributable to any period before the Effective Time. Any employee of Finest or Pelham Bank who becomes an employee of First Essex or First Essex Bank immediately following the Effective Time and whose employment is involuntarily terminated at any time during the twelve-month period from and after the Effective Time will be entitled to salary continuation and benefits in accordance with the terms and conditions of the Salary Continuation Policy and Bonus Plan described below. First Essex will not be obligated under any circumstances to employ any person who is employed by Finest or Pelham Bank immediately prior to the Effective Time; provided, however, that it is First Essex's intention to offer employment to as many such persons as is reasonably practicable.

Salary Continuation Policy and Bonus Plan

         Finest and Pelham Bank have adopted a Salary Continuation and Bonus Plan to provide salary continuation benefits to certain eligible employees. Except as provided below, any employee of Pelham Bank who is involuntarily terminated as a result of the elimination of the employee's position ("Terminated Employee") shall be eligible for salary continuation benefits. An employee shall be deemed to be involuntarily terminated as a result of the elimination of the employee's position if the employee is terminated for any reason (other than for cause, death, disability or retirement) within a twelve month period following a change in control, provided, however that any employee who is subject to an existing employment agreement or change in control agreement shall not be a Terminated Employee and shall not be eligible for salary continuation benefits in accordance with this plan. A Terminated Employee who is a full-time employee shall be paid up to fifty-two weeks of salary continuation benefits, depending on that employee's job level and length of service, at the weekly rate in effect on the last day of employment; a Terminated Employee who is a part-time employee shall be paid eight weeks plus two weeks of salary continuation benefits for each full year of service with Pelham Bank at the weekly rate in effect on the last day of employment.

         Salary continuation benefits to a Terminated Employee shall cease automatically if the Terminated Employee is reemployed by the new owner of Pelham Bank or the Terminated Employee refuses to accept a valid offer of employment with the new owner of Pelham Bank that (i) is at a salary level that is not less than 90% of the Terminated Employee's salary level in effect at the time of termination, (ii) is under substantially the same conditions as the position which was eliminated, and (iii) is within 25 miles of the work location of the position which was eliminated. A Terminated Employee shall be entitled to the continuation of group health and dental insurance benefits under the same terms and conditions as if he or she remained an active employee of Pelham Bank for either six months or the period during which the Terminated Employee receives salary continuation benefits pursuant to the plan, whichever is greater. Thereafter, the Terminated Employee shall be entitled to continuation benefits provided pursuant to applicable federal or state law (such as COBRA) for an additional 18-month period. A Terminated Employee shall also be eligible for outplacement services, such as workshops and job search assistance.

         Bonuses shall be awarded to those employees and officers of Pelham Bank, at such times and in such amounts as its Board of Directors in its sole discretion shall determine. It is anticipated that the bonus pool for the year ended December 31, 1996, which will be payable notwithstanding the completion of the Merger prior to such date, will be $125,000, excluding any bonuses that may be payable to Messrs. Thompson and Goss. The directors of Pelham Bank are paid an annual retainer of $2,500 per year and receive the full retainer for partial years of service.

Resale of First Essex Common Stock

         The shares of First Essex Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act by means of the registration statement of which this Proxy Statement-Prospectus forms a part. Accordingly, such shares should be freely transferable under the Securities Act, except for shares issued to persons who are affiliates of Finest or First Essex at the time of the Finest Meeting and persons who are affiliates of First Essex at the time of such proposed transfer. Such persons will generally be able to resell such shares only pursuant to an effective registration statement under the Securities Act or pursuant to a statutory or regulatory exemption or "safe harbor" from the registration requirements of the Securities Act. Affiliates of a person are other persons who control, are controlled by, or are under common control with the person. The affiliates of a corporation are generally thought to include its executive officers, directors and significant (i.e., 10% or more) stockholders.

         Affiliates  of First  Essex who  wished to  dispose  of shares of First
Essex Common Stock acquired in the Merger could utilize the "safe harbor" provided by Rule 144 promulgated under the Securities Act ("Rule 144"). Rule 144 permits, among other things, the resale of such shares if certain conditions are met. These conditions include the requirement that First Essex have filed all reports required of it under the Exchange Act for the past 12 months, a limitation on the number of shares sold by the affiliate in any three-month period, and a restriction on the manner in which the sale is made. In most cases, a notice of proposed sale must also be filed with the SEC.

         Persons who are affiliates of Finest or First Essex at the time of the Finest meeting and are not affiliates of First Essex at the time of a proposed resale could utilize the resale provisions of Rule 145 promulgated under the Securities Act ("Rule 145"). During the two years following the Effective Time, such resale would be subject to the satisfaction of the conditions imposed under Rule 144 which are described above, other than the notice of proposed sale. After two years, only the condition relating to First Essex's Exchange Act reports is applied and, after three years, Rule 145 imposes no restriction on dispositions by persons who were not affiliates of First Essex for at least three months preceding the proposed disposition.

         This Proxy Statement-Prospectus does not cover the resale of any shares of First Essex Common Stock to be issued in the Merger. First Essex is not currently obligated to file a registration statement under the Securities Act to facilitate resale of any such shares.

Material Federal Income Tax Consequences

         The following discussion summarizes the material U.S. federal income tax consequences of the Merger and the Bank Merger, including certain consequences to stockholders of Finest who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular Finest stockholder in light of his or her personal circumstances (for example, a Finest stockholder who acquired his or her shares of Finest Common Stock pursuant to the exercise of employee stock options or otherwise as compensation), or to Finest stockholders subject to special federal income tax treatment (such as insurance companies, regulated investment companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, persons subject to the alternative minimum tax, persons who hold Finest common stock as part of a hedging or conversion transaction or foreign persons). In addition, this summary does not address any aspects of state, local, foreign or other tax laws that may be relevant to holders of Finest Common Stock.

         It is the policy of the Internal Revenue Service ("IRS") not to rule directly on the tax status of transactions such as the Merger and the Bank Merger, and no such ruling will be sought. Each of First Essex's and Finest's respective obligations to effect the Merger is conditioned upon its receipt from its counsel of an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to it, substantially to the effect that for federal income tax purposes the Merger (and, in the case of First Essex, the Bank Merger) constitutes a reorganization within the meaning of section 368 of the Code (noting, however, that the nontaxability of the stockholders of Finest resulting from such reorganization does not extend to cash received as part of the Merger Consideration, cash in lieu of a fractional share interest in First Essex Common Stock or cash received by dissenting stockholders, if any). Such opinions are not binding on the IRS and would not, in any event, prevent the IRS from challenging the tax-free nature of the Merger or the Bank Merger under the Code.

Tax Consequences to Holders of Finest Common Stock

         As noted above, Finest's obligation to effect the Merger is conditioned on delivery of an opinion from Edwards & Angell, its counsel, dated as of the Effective Time, based upon certain customary representations and warranties set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code. Based on such opinion, and subject to the foregoing, the material federal income tax consequences to holders of Finest Common Stock would be as set forth below.

         If a Finest stockholder's adjusted basis in the shares of Finest Common Stock surrendered in the transaction is less than the sum of the fair market value, as of the Effective Time, of the First Essex Common Stock and the amount of any cash received, such stockholder will realize a gain on the transaction (a "Realized Gain"). Such stockholder will recognize a gain equal to the lesser of
(i) such Realized Gain, or (ii) the amount of any cash received. Provided the exchange does not have the effect of a dividend, the gain so recognized will be characterized as capital gain (assuming the Finest Common Stock exchanged was a capital asset in the hands of the stockholder). If a Finest stockholder realizes a loss on the exchange, such loss will not be currently recognized for federal income tax purposes. Such disallowed loss will be reflected in the adjusted tax basis of the shares of First Essex Common Stock received in the Merger.

         The determination of whether cash received in the Merger by a Finest stockholder has the effect of the distribution of a dividend will be made by comparing the proportionate interest of such stockholder after the Merger with the proportionate interest the stockholder would have had if the stockholder had received solely First Essex Common Stock in the Merger. This comparison is made as though First Essex had issued in the Merger to such stockholder solely First Essex Common Stock and, in a hypothetical redemption under the rules of section 302 of the Code, First Essex had then redeemed such portion of First Essex Common Stock with a value, at the time of the Merger, equal to the amount of cash the stockholder received. For this purpose, the constructive ownership rules in section 318 of the Code apply. These rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the stockholder actually owning the shares, whether an individual, a trust, a partnership or a corporation, to certain members of the individual's family or to certain individuals, trusts, partnerships or corporations in which that stockholder has an ownership or beneficial interest, or which have an ownership or beneficial interest in that stockholder. A stockholder is also considered under these rules to own any shares with respect to which he holds exercisable options. The amount of any such dividend, so determined, is limited to that stockholder's ratable share of the accumulated earnings and profits of Finest at the Effective Time.

         Under IRS guidelines interpreting the rules of Section 302(b)(1) of the Code, if a hypothetical redemption involves a minority First Essex stockholder whose relative stock interest in First Essex is minimal, who exercises no control over the affairs of First Essex and who experiences a reduction in his proportionate stock interest, such stockholder will not receive dividend treatment on cash received. Cash received in lieu of a fractional share by such stockholder should be treated as paid for the fractional share and should result in capital gain. Because the determination of whether the receipt of cash will be treated as having the effect of the distribution of a dividend generally will depend in part upon the facts and circumstances of each Finest stockholder, such stockholders are strongly advised to consult their own tax advisors regarding the tax treatment of cash received in the Merger.

         A Finest stockholder's basis in the First Essex Common Stock received will equal his basis in the Finest Common Stock surrendered in exchange therefor less the amount of cash received, increased by any gain recognized. Provided the Finest Common Stock surrendered was held as a capital asset at the time of the exchange, the holding period of the First Essex Common Stock received will include the holding period of the shares of Finest Common Stock surrendered.

         The transaction will be a fully taxable event for federal income tax purposes for holders of shares of Finest Common Stock who seek appraisal and receive solely cash in exchange for their shares. A Finest stockholder who receives solely cash through the exercise of rights of appraisal and, as a result of the surrender of all of his shares, owns no shares either directly or through the constructive ownership rules of section 318 of the Code, would recognize capital gain or loss (assuming that the shares are held by such stockholder as a capital asset) equal to the difference between the amount of cash received and the stockholder's tax basis in the shares.

Tax Consequences to Holders of First Essex Common Stock

         First Essex has been advised by its counsel, Sullivan & Worcester LLP, that the holders of First Essex Common Stock, as such, will not recognize gain or loss as a result of the Merger or the Bank Merger. Such advice is based, in part, on the anticipated receipt by such counsel from certain stockholders of Finest of certain representations, warranties, covenants and agreements which are a condition of the consummation of the Merger and the Bank Merger.

Backup Withholding

         Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a Finest stockholder or other payee is entitled pursuant to the Merger Agreement unless the Finest stockholder or other payee provides his tax identification number (social security number or employer identification number) and certifies that such number is correct. Each Finest stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be included as part of the transmittal letter to avoid back-up withholding, unless an applicable exemption exists and is proved in a manner satisfactory to First Essex and the Exchange Agent. Any amounts withheld will be allowed as a credit against the payee's federal income tax liability.

         THE FOREGOING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FINEST STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

         It is anticipated that the Merger will be accounted for as a "purchase" transaction under generally accepted accounting principles ("GAAP"). Under such method of accounting, the book value of the assets and liabilities of Finest, as reported on its balance sheet, will be increased or decreased to their fair value at the Effective Time and intangible assets will be recorded to the extent that the purchase price exceeds the fair value of the net assets and liabilities in addition to any assets or liabilities assumed or incurred as a result of the Merger. The results of operations of Finest will be included in the consolidated income of First Essex from the Effective Time and not for the entire fiscal year.

                             BUSINESS OF FIRST ESSEX

General

         First Essex is a Delaware corporation whose primary activity is to act as the parent holding company for First Essex Bank. Until December 1, 1993, the business of First Essex was conducted through two banking subsidiaries, First Essex Savings Bank, a Massachusetts chartered savings bank and First Essex Savings Bank of New Hampshire, a New Hampshire guaranty savings bank, which in turn was owned through a second tier holding company, First Essex Bancorp of New Hampshire, Inc., which was merged into First Essex on December 1, 1993.

         First Essex Bank was originally founded under a Massachusetts legislative charter issued in 1847. On December 1, 1993, First Essex Savings Bank converted to a federal savings bank with a charter issued by the OTS under the name of First Essex Bank, FSB. On the same day First Essex Savings Bank of New Hampshire was merged into First Essex Bank.

         At December 31, 1995, First Essex Bank had total assets of $808.8 million. It is principally engaged in the business of attracting deposits from the general public and investing in residential mortgage, construction, commercial real estate, commercial and consumer loans. First Essex Bank also makes investments in various investment securities to provide a source of interest and dividend income. First Essex Bank currently maintains [ten] full service banking offices at various locations throughout its market area.

Market Area

         First Essex's market area is centered in the Merrimack Valley, approximately 25 miles north of Boston and five miles south of New Hampshire, at the intersection of two major highways. First Essex Bank's main office and two of its branches are located in Lawrence, Massachusetts. Other branches are in the surrounding communities of Andover, North Andover, Haverhill and Methuen, Massachusetts and Londonderry, New Hampshire. First Essex also has loan centers in Lowell and Wellesley, Massachusetts and in North Hampton, New Hampshire.

Current Market Conditions

         The New England region, including those portions of northeastern Massachusetts and southern New Hampshire that constitute First Essex's market area, continues to recover from the severe economic difficulties of the last several years. Although a recovery is evident, the growth rate has been modest.

         Loan demand to finance new and existing home sales was stronger in 1995 than in the last several years. The decline in interest rates over the last half of the year spurred refinance activity in the one to four family market. The growth in commercial loans to small and mid-size businesses in the area has also shown strength, although the competition among lenders for these loans is intense. First Essex was still able to grow loans while adhering to its credit quality guidelines. Automobile sales continued to show their strength in 1995 and First Essex has been able to participate in that growth through an indirect automobile lending program that was begun early in 1994. The general improvement in consumer confidence and the consumer's willingness to take on additional debt has also resulted in growth in direct lending to consumers.

Regulation

General

         The OTS is the primary regulator of First Essex and First Essex Bank. First Essex Bank's deposits are insured up to applicable limits by the BIF. First Essex and First Essex Bank must file reports with the OTS concerning activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are conducted by the OTS to test First Essex's and First Essex Bank's compliance with various regulatory requirements. First Essex Bank is also a member of the Federal Home Loan Bank ("FHLB") system, which provides a central credit facility primarily for member institutions. First Essex, as a publicly-held savings and loan holding company, is also required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS under the federal banking laws and the SEC under the federal securities laws.

Business Activities

         The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act"). The HOLA and the FDI Act were amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA, among other things, requires that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, mandates the establishment of a risk-based deposit insurance assessment system and requires the imposition of numerous additional safety and soundness operational standards and restrictions. FDICIA contains provisions affecting numerous aspects of the operations of federal savings institutions and empowers the OTS and the FDIC, among other agencies, to promulgate regulations implementing its provision. See "Recent Legislation and Related Matters--FDICIA".

Qualified Thrift Lender Test

         The HOLA requires saving institutions to meet a qualified thrift lender ("QTL") test. Under the QTL test, as modified by FDICIA, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangibles, including goodwill, and (iii) the value of property used to conduct the association's business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) on a monthly basis in nine out of every twelve months.

Limitation on Capital Distributions

         OTS regulations impose limitations upon all capital distributions, other than stock dividends, by savings institutions. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that meets or exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the percentage by which its capital to assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year; or (ii) 75% of its net income for the previous four quarters. The OTS may object to any additional capital distributions by a Tier 1 Association in excess of such "safe harbor" amount if it determines that any such excess distribution would be inconsistent with the safe and sound operation of such Tier 1 Association. In the event First Essex Bank's capital fell below its fully-phased in requirement or the OTS notified First Essex Bank that it was in need of more than normal supervision, First Essex Bank's ability to make capital distributions would be restricted. In addition, the OTS could prohibit any proposed capital distribution by any institution if it determines that such distribution would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, which took effect on December 19, 1992, First Essex Bank generally would be prohibited from making any capital distribution if, after the distribution, it would have (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 3%. As of December 31, 1995, First Essex Bank had exceeded all fully-phased in capital requirements and qualifies as a Tier 1 Association for purposes of the OTS capital distribution regulations.

Branching

         The HOLA and OTS regulations permit savings institutions to branch nationwide provided the institutions meet certain asset composition tests. The OTS authority preempts any state law purporting to regulate branching by savings institutions. As of December 31, 1995, First Essex Bank has been permitted to engage in such nationwide interstate branching.

Capital Requirements

         The OTS capital regulations require savings institutions to meet three capital standards: (i) 1.5% tangible capital standard; (ii) 3% leverage (core capital) ratio; and (iii) 8% risk-based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain qualifying supervisory intangible assets and certain purchased mortgage servicing rights and supervisory goodwill. The OTS regulations also require that, in meeting the leverage ratio, tangible and risk-based capital standards, institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank.

         FDICIA requires that the OTS revise risk-based capital standards, with appropriate transition rules, to ensure that they take account of interest rate risk, concentration of risk and the risks of nontraditional activities. Under OTS regulations effective January 1, 1994, a savings institution with interest rate risk exposure above a specified percentage must deduct a specified interest rate risk component when calculating total capital for purposes of determining whether it meets OTS risk-based capital requirements. As of December 31, 1995, First Essex Bank had exceeded all applicable capital requirements.

Insurance of Deposit Accounts

         As required by FDICIA, in 1993, the FDIC established a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities, the likely amounts of any loss, and the revenue needs of the insurance fund.

         Insurance of deposits may be terminated by the FDIC after notice and hearing, upon finding by the FDIC that the savings institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against a savings institution, the FDIC temporarily may suspend insurance on new deposits received by an institution under certain circumstances. Management is not aware of any activity or condition which could result in a termination of its deposit insurance.

Federal Reserve System

         The Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). Because required reserves must be maintained in the form of either vault cash, a noninterest bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce First Essex Bank's interest-earning assets.

Holding Company Regulation

         First Essex is a nondiversified unitary savings and loan holding company within the meaning of the HOLA. As such, it has registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. As a unitary savings and loan holding company, First Essex generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that First Essex Bank continues to be a QTL. The HOLA requires First Essex to obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings associations or savings and loan holding companies.

Lending Activities

General

         At December 31, 1995, the loan portfolio, before deducting the allowance for possible loan losses, was $500.1 million, representing 61.8% of total assets.

         Loan originations increased in 1995 primarily due to the stabilization of the New England residential real estate market and in the Massachusetts and New Hampshire economies generally. The increase also reflects a stronger marketing effort by First Essex Bank in the commercial and consumer loan areas. First Essex originates residential first mortgage loans, commercial real estate loans, construction loans, consumer loans and commercial loans. See "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition-Loan Origination".

         The following table sets forth information concerning First Essex's loan portfolio, including mortgage loans held for sale, at the dates indicated. The balances shown in the table are net of unadvanced funds and unearned discounts and fees. Disclosure regarding maturity distributions is shown under "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Asset/Liability Management".

                                                                  Years Ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                 1995                1994                    1993                 1992                   1991
                          ------------------  ------------------     -----------------     -----------------     ------------------
                                                                     (Dollars in thousands)

Mortgage Loans:
  Residential             $235,204     47.0%   $264,848    61.6%      $203,574    70.1%     $205,799    69.4%     $268,436   72.1%
  Commercial                53,504     10.7      25,786     6.0         28,755     9.9        38,134    12.9        45,776    12.3
  Construction              14,210      2.8      15,527     3.6         14,482     5.0         7,194     2.4         6,246     1.7
                          --------    -----    --------   -----       --------   -----      --------   -----      --------   -----
Total mortgage loans       302,918     60.5     306,161    71.2        246,811    85.0       251,127    84.7       320,458    86.1
                          --------    -----    --------   -----       --------   -----      --------   -----      --------   -----

Commercial loans            66,737     13.4      55,377    12.9         15,416     5.3         8,602     2.9        11,663     3.1
                          --------    -----    --------   -----       --------   -----      --------   -----      --------   -----

Consumer loans:
  Home equity               12,558      2.5      12,943     3.0         14,745     5.1        19,319     6.5        22,670     6.1
  Automobile                76,590     15.3      34,906     8.1          2,435     0.8         5,182     1.7         1,212     0.3
  Aircraft                  14,478      2.9         522     0.1             --     0.0            --     0.0            --     0.0
  Other                     26,770      5.4      19,902     4.7         11,100     3.8        12,404     4.2        16,061     4.4
                          --------    -----    --------   -----       --------   -----      --------   -----      --------   -----
Total consumer loans       130,396     26.1      68,273    15.9         28,280     9.7        36,905    12.4        39,943    10.8
                          --------    -----    --------   -----       --------   -----      --------   -----      --------   -----

Total loans               $500,051    100.0%   $429,811   100.0%      $290,507   100.0%     $296,634   100.0%     $372,064  100.0%
                          ========    ======   ========   ======      ========   ======     ========   ======     ========  ======

Residential Mortgage Loans

         First Essex Bank has traditionally focused its lending activities on the origination of residential first mortgage loans in its market area. In 1995, First Essex Bank increased its product array through the addition of several residential loan investors. This action allowed First Essex Bank to match the prior year's level of loans originated while generating additional revenue in the form of fee income. At December 31, 1995, the residential mortgage loan portfolio was $235.2 million, representing 47.0% of the loan portfolio. Its residential first mortgage loan products consist of six month, one-year and three-year adjustable-rate mortgages and fixed-rate mortgages, having terms of 15 to 30 years.

Commercial Real Estate Loans

         Generally, commercial real estate loans in the portfolio have been made to finance the acquisition or retention of income producing properties. The current policy of First Essex is to limit commercial real estate loans primarily to properties in eastern Massachusetts and southern New Hampshire. In addition, during 1995, First Essex Bank purchased from another bank approximately $24.7 million of commercial real estate loans, which consisted of 49 performing loans. Commercial real estate loans generally reprice over periods ranging from six months to five years based on a margin over a published prime rate or other index. First Essex Bank also originates loans secured by commercial real estate, such as manufacturing, retail, apartment and office buildings. At December 31, 1995, First Essex's commercial real estate loan portfolio had an outstanding balance of $53.5 million, representing 10.7% of First Essex's loan portfolio.

Construction Loans

         Construction loans are made to developers and builders for the construction of single family properties. Construction loans have generally been made with maturities of one year or less at a margin floating over the published prime, subject to renewal or extension by First Essex Bank. Additionally, loans are made to qualified individuals for construction of single-family owner-occupied homes that convert to permanent mortgages upon completion of construction. At December 31, 1995, First Essex Bank's construction loan portfolio had an outstanding balance of $14.2 million, representing 2.8% of the loan portfolio. At December 31, 1995, unadvanced commitments on construction loans totaled $10.5 million.

Commercial Loans

         First Essex Bank offers various types of commercial loans, which are short term or have adjustable rates at a margin above the prime rate, including secured and unsecured demand loans, time loans, term loans, lines of credit and working capital loans. Commercial loans are originated by First Essex Bank's commercial lending officers and supported by a credit, processing and documentation staff. At December 31, 1995, the portfolio of commercial loans totaled $66.7 million, representing 13.4% of the loan portfolio.

Consumer Loans

         The portfolio of consumer loans, consisting of automobile loans, fully or partially secured personal loans, boat loans, aircraft loans, second mortgage loans and education loans, as well as unsecured personal loans, totaled $130.4 million at December 31, 1995, representing 26.1% of the loan portfolio. Automobile loans include dealer indirect loans, as well as loans originated directly in retail branches. First Essex Bank offers a variable rate home equity line of credit called "First Line Equity Credit". This product consists of a line of credit, secured by a second mortgage on residential property, with a monthly adjustable interest rate at a margin above a published prime rate.

Residential Loan Servicing and Purchase and Sale of Loans

         First Essex Bank has a general policy of writing residential mortgage loans to meet the requirements for sale in the secondary market. From time to time, it sells residential mortgage loans and residential loan servicing. Such loan sales represent a potential source of liquidity to meet lending demand and deposit flows. See "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Asset/Liability Management". At December 31, 1995, First Essex Bank's loan servicing portfolio totaled $74.3 million.

Non-Performing Assets

General

         Non-performing assets consist of non-accruing, restructured and impaired loans, other real estate owned and other foreclosed property. In 1995, First Essex Bank experienced a reduction in the level of non-performing assets, and a corresponding reduction in the level in the allowance for possible loan losses. For further information regarding the impairment of loans see "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Provision for Possible Loan Losses".

Non-Accruing Loans

         It is the practice of First Essex Bank to discontinue accrual of interest on all loans for which payment of interest or principal is 90 days or more past due and such other loans where collection of interest and principal is doubtful. All previously accrued but uncollected interest is reversed against current period interest income when a loan is placed on non-accrual status. At December 31, 1995, First Essex Bank's non-accruing loans totaled $3.4 million. For further information regarding First Essex Bank's non-accruing loans, see "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition-Non-Performing Assets".

Restructured Loans

         These are loans on which concessions have been made in light of the debtor's financial difficulty with the objective of maximizing recovery and with respect to which the renegotiated payment terms are being met. At December 31, 1995, First Essex Bank had restructured loans with principal balances of $1.0 million outstanding. For further information regarding restructured and impaired loans, see "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Non-Performing Assets".

Foreclosed Property

         Foreclosed property at December 31, 1995 totaled $1.8 million, compared to $3.0 million at December 31, 1994. Such properties were acquired through foreclosure. There are no current commitments to expend additional funds in connection with properties included in foreclosed property. However, First Essex Bank may invest additional funds in order to attempt to preserve their values and minimize potential losses. There can be no assurance that First Essex Bank's plans for the disposition of these properties will be successful. For further information regarding First Essex Bank's foreclosed property, see "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition-Non-Performing Assets".

Investment Activities

         First Essex Bank maintains an investment portfolio to provide a source of interest and dividend income and a potential source of liquidity to meet lending demand and deposit flows. In addition, management believes that the investment portfolio provides opportunities to increase the interest rate sensitivity of interest earning assets. At December 31, 1995, the investment portfolio, consisting of short-term investments, investment securities, mortgage-backed securities, stock in the Federal Home Loan Bank of Boston and stock of the Savings Bank Life Insurance Company of Massachusetts, was $275.9 million, or 34.1% of total assets.

         Interest and dividend income on the investment portfolio generated 32.3% of total interest and dividend income for the year ended December 31, 1995. See "First Essex Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition-Investments" for further information regarding the investment portfolio.

         First Essex Bank's investment strategy seeks to enhance liquidity and seeks to realize current income while preserving principal. First Essex Bank will generally invest only in government or corporate bonds or securities issued in the United States and will only purchase bonds which are rated A or higher.

Deposits

         First Essex Bank offers a range of deposit accounts including regular passbook savings, NOW, money market and demand deposit accounts. First Essex Bank offers a number of relationship products which allow customers to combine balances in checking and savings accounts in order to avoid service and maintenance fees, and obtain free banking services. It also includes discounts on installment loans and bonus rates on certificates of deposit. First Essex Bank also offers 60-day to five year term deposit certificates. Interest rates on these certificates vary according to the term selected and are based upon several indices, including the rates on government securities with similar maturities. From time to time, First Essex Bank promotes various types of
accounts  with  the   intention  of  changing  the  maturity   schedule  of  its
liabilities. In February of 1995, First Essex Bank opened its tenth banking center in Andover, Massachusetts.

         First Essex Bank offers its retail banking customers a wide range of deposit services and the convenience of drive- up ATMs. First Essex Bank is a member of the NYCE(TM), EXCHANGE(TM), TX(TM) and CIRRUS(TM) networks. These networks allow First Essex Bank's depositors access to their accounts through ATMs at First Essex Bank, other banks and locations nationwide and worldwide.

Competition

         First Essex Bank faces competition both in originating loans and in attracting deposits. Competition in originating loans comes from a variety of sources, including, but not limited to, other thrift institutions, commercial banks, mortgage companies, insurance companies and consumer and commercial finance companies. First Essex Bank competes for loans principally on the basis of interest rates and loan fees, the types of loans originated and the quality of services provided to borrowers. In attracting deposits, the primary competitors are other thrift institutions, commercial banks, mutual funds and credit unions. The ability to attract and retain deposits depends on the ability to provide investment opportunities that satisfy the requirements of investors with respect to rate of return, liquidity, risk and other factors. First Essex Bank competes for deposits on the basis of interest rates and by offering convenient branch locations, extended business hours and an automated teller network.

Employees

         At December 31, 1995, First Essex Bank had 256 employees, of whom 38 were part-time. None of the employees of First Essex Bank are represented by a collective bargaining group and management considers its relations with its employees to be good.

                       MARKET FOR FIRST ESSEX COMMON STOCK

         First Essex Common Stock is traded over-the-counter on the NASDAQ-NMS under the symbol FESX.

         At September 18, 1996, there were 6,058,935 shares outstanding and approximately 1,210 stockholders of record. This does not reflect the number of persons or entities who hold their stock in nominee or street name through various brokerage firms.

         The price information regarding First Essex common stock in the following table is based on high and low closing sales prices on NASDAQ-NMS.

                                                 Price per Share    Dividends
                                                 ----------------    Declared
                                                  High       Low    per Share
                                                  ----       ---    ---------
1994
First Quarter                                    $9 1/4    $6 5/8       $.06
Second Quarter                                    9 7/8     6 3/4        .06
Third Quarter                                    10 1/2     9            .08
Fourth Quarter                                    9         6 7/8        .08
1995
First Quarter                                    $8 3/4    $7 5/8       $.08
Second Quarter                                    8 3/4     8            .08
Third Quarter                                    11         8 1/8        .12
Fourth Quarter                                   12        10 3/8        .12
1996
First Quarter                                    11 3/4    10 5/8       $.12
Second Quarter                                   11        10 3/8        .12
Third Quarter                                                            .12
Fourth Quarter (through October ___, 1996)

         On August 2, 1996, the last business day prior to the public announcement of the Merger, the closing price of First Essex Common Stock on NASDAQ-NMS was $10 7/8.

Dividends

         The only funds available to First Essex for the payment of dividends are cash and cash equivalents held at the holding company level, dividends from First Essex Bank and borrowings. In addition, OTS regulations generally limit the amounts available for the payment of dividends by First Essex Bank to First Essex, see "Business of First Essex-Regulation-Limitation on Capital Distributions". The Federal Reserve Act also restricts First Essex Bank in lending or advancing funds to First Essex unless such loans are collateralized by specific obligations, and limits collateralized loans to 10% of First Essex Bank's capital stock and surplus.

         First Essex Bank is prohibited from paying cash dividends, to the extent that any such payment would reduce its capital below required regulatory capital levels or would impair the liquidation account established in connection with its conversion from mutual to stock form.

         The payment of dividends by First Essex Bank could carry significant adverse tax consequences. To the extent that distributions by First Essex Bank to the holding company exceeds First Essex Bank's current and accumulated earnings and profits (as computed for federal income tax purposes for taxable years beginning after December 31, 1991), those distributions would be treated for tax purposes as first being made out of First Essex Bank's bad debt reserve. In that case, First Essex Bank would have federal taxable income equal to approximately one and one-half times the amount of the actual stockholder distribution that is treated as made out of First Essex Bank's bad debt reserves.

      SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST ESSEX AND SUBSIDIARIES

         The following table sets forth certain historical and pro forma consolidated financial data of First Essex. The selected data for the years ended December 31, 1991 through 1995 is based on consolidated financial statements, including the respective notes thereto, included in the Annual Reports on Form 10-K prepared and filed with the SEC by First Essex. The selected data for the six months ended June 30, 1996 and 1995 is based on unaudited financial statements.

                                          Six Months Ended
                                              June 30,                                Years Ended December 31,
                                       ----------------------    ----------------------------------------------------------------
                                          1996         1995        1995           1994          1993         1992         1991
                                          ----         ----        ----           ----          ----         ----         ----
                                                           (Dollars in thousands, except per share data)

BALANCE SHEET DATA:
     Total assets                      $ 842,903    $ 841,500    $ 808,792     $ 806,872     $ 654,873     $ 506,913    $ 510,709
     Loans receivable                    522,362      479,768      493,499       422,574       282,760       284,875      353,760
     Investment securities(1)            278,948      312,300      275,900       346,943       329,823       186,232      116,944
     Foreclosed property                   1,513        1,995        1,756         3,038         6,360        12,125       15,847
     Deposits                            508,080      484,107      491,469       456,878       398,233       412,218      449,032
     Borrowed funds                      256,695      276,264      245,569       279,948       185,001        40,000        9,417
     Stockholders' equity                 62,347       57,954       60,172        54,757        50,749        44,619       43,103
OPERATING DATA:
     Interest and dividend income      $  30,563    $  29,922    $  60,914     $  45,057     $  36,183     $  37,831    $  45,347
     Interest expense                     17,975       18,045       37,081        22,707        16,654        19,240       30,675
                                       ---------    ---------    ---------     ---------     ---------     ---------    ---------
     Net interest income                  12,588       11,877       23,833        22,350        19,529        18,591       14,672
     Provision for loan losses               815          329          770          --            --            --         10,952
     Net gain (loss) on sales of
       securities                           --           --            (13)         --            --             613          247
     Gain on sale of mortgage loans
       and mortgage servicing rights         930          295        1,431           260           730           234          316
     Other income                          1,217        1,153        2,290         2,301         2,465         2,252        1,897
     Noninterest expense                  10,017        9,744       19,244        19,190        18,395        20,579       23,420
     Income tax provision (benefit)           19           20           75          (805)       (2,621)           13         --
                                       ---------    ---------    ---------     ---------     ---------     ---------    ---------
     Net income (loss) before
       extraordinary item                  3,884        3,282        7,452         6,526         6,950         1,098      (17,240)
     Extraordinary item(2)                  --           --           --            --            --            --            800
                                       ---------    ---------    ---------     ---------     ---------     ---------    ---------
     Net income (loss)                 $   3,884    $   3,232    $   7,452     $   6,526     $   6,950     $   1,098    $ (16,440)
                                       =========    =========    =========     =========     =========     =========    =========
COMMON SHARE DATA:
     Earnings (loss) per share         $     .63    $     .53    $    1.22     $    1.08     $    1.15     $     .18    $   (2.73)
     Dividends declared                      .24          .16          .40           .28           .11           .00          .00
     Book value at end of period       $   10.31    $    9.63    $    9.99     $    9.10     $    8.44     $    7.42    $    7.17
AVERAGE BALANCES:
     Total assets                      $ 814,896    $ 812,863    $  84,747     $ 695,110     $ 561,973     $ 491,737    $ 534,494
     Total borrowed funds                244,561      273,791      274,956       218,553       108,616         9,095       18,983
     Total stockholders' equity           61,781       56,361       58,247        52,549        46,863        43,959       52,818
SELECTED FINANCIAL RATIOS:
     Return on average assets               0.95%        0.80%        0.91%         0.94%         1.24%         0.22%       (3.08)%
     Return on average equity              12.57%       11.47%       12.79%        12.42%        14.83%         2.50%      (31.13)%
     Average equity as a percentage
        of average assets                   7.40%        6.86%        7.09%         7.56%         8.34%         8.94%        9.88%
     Weighted average interest rate
        spread                              2.69%        2.60%        2.56%         3.02%         3.29%         3.57%        2.48%
     Net yield on average earning
        assets                              3.19%        3.01%        2.99%         3.33%         3.60%         3.96%        2.90%
- ---------

(1) Investment securities include short term investments, U.S. government and agency obligations, mortgage-backed  securities, other bonds and obligations, stock in the Federal Home Loan Bank of Boston and stock in the Savings Bank Life Insurance Company.
(2) On December 31, 1991, First Essex recorded the estimated value of its shares in the Savings Bank Life Insurance Company.

                FIRST ESSEX MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

General

         The results of operations of First Essex consist primarily of the results of operations of First Essex Bank which is First Essex's sole subsidiary. Pretax income for 1995 rose $1.8 million or 32% over 1994. The improvement was in large part due to the 18.6% increase in average earning assets combined with decreased levels of nonperforming assets. See "Business of First Essex-Current Market Conditions/Recent Operating Results".

         Net income for the year ended December 31, 1995 totaled $7.5 million (or $1.22 per share) compared to $6.5 million (or $1.08 per share) for the same period in 1994. The increase in net income is mainly due to increases in net interest income and noninterest income of $1.5 million and $1.1 million, respectively, offset by an increase in the provision for possible loan losses of $770,000 and a reduction in tax benefits when compared to the $805,000 recognized in 1994.

         Net income for the six months ended June 30, 1996 was $3.9 million compared to net income of $3.2 million for the same period in 1995. The increase in net income over the comparative six months in 1995 was due primarily to higher net interest income of $711,000 and higher non-interest income of $699,000, as well as a decrease in non-interest expense related to lower FDIC insurance premiums. This was offset by an increase in the provision for possible loan losses of $486,000 and increased non-interest expense of $273,000.

Analysis of Average Yields Earned and Rates Paid

         The following table presents an analysis of average yields earned and rates paid for the years indicated:

                                                                   Years Ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                         1995                                1994                                 1993
                          ---------------------------------    --------------------------------  ----------------------------------
                                        Interest    Average                Interest    Average                 Interest    Average
                             Average     Earned/     Yield/    Average     Earned/     Yield/      Average     Earned/     Yield/
                             Balance      Paid        Rate     Balance      Paid        Rate       Balance      Paid        Rate
                             -------      ----        ----     -------      ----        ----       -------      ----        ----
                                                                      (Dollars in thousands)
ASSETS
Earning Assets
   Short-term investments    $  6,735    $   342      5.08%   $  2,457    $   107       4.35%    $ 11,398     $   307        2.69%
   Investment securities      316,501     19,354      6.11     343,303     18,114       5.28      243,940      12,982        5.32

   Mortgage loans(1)          318,418     26,024      8.17     256,960     20,399       7.94      243,536      19,342        7.94
   Consumer and
     commercial loans(1)      154,651     15,194      9.82      68.962      6,437       9.33       43,429       3,552        8.18
                              -------   --------              --------    -------                 -------     -------
       Total loans            473,069     41,218      8.71     325,922     26,836       8.23      286,965      22,894        7.98
                              -------   --------               -------    -------                 -------     -------
       Total earning assets   796,305     60,914      7.65     671,682     45,057       6.71      542,303      36,183        6.67
                              -------   --------               -------    -------                 -------     -------
Allowance for possible
  loan losses                  (6,447)                          (7,332)                            (9,826)
                              -------                          -------                          ---------
   Total earning assets
     less allowance for
     possible loan losses     789,858                          664,350                            532,477
   Other Assets                31,889                           30,760                             29,496
                             --------                         --------                           --------
Total Assets                 $821,747                         $695,110                           $561,973
                             ========                         ========                           ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits
  NOW accounts               $ 28,664        325      1.13%   $ 30,086        354       1.18%    $ 29,186         463        1.59%
  Money market accounts        79,593      1,586      1.99     105,181      2,210       2.10      119,000       3,036        2.55
  Savings accounts             51,069        816      1.60      58,514        780       1.33       62,072       1,090        1.76
  Time deposits               294,473     17,117      5.81     203,500      9,080       4.46      174,285       7,941        4.56
                              -------    -------              --------    -------                --------      ------
     Total interest bearing
       deposits               453,799     19,844      4.37     397,281     12,424       3.13      384,543      12,530        3.26
Borrowed funds                274,956     17,237      6.27     218,553     10,283       4.71      108,616       4,124        3.80
                              -------    -------              --------    -------                --------     -------
Total interest bearing
  deposits and borrowed
  funds                       728,755     37,081      5.09     615,834     22,707       3.69      493,159      16,654        3.38
                              -------    -------               -------    -------                --------     -------
Demand deposits                23,550                           15,982                             12,238
Other liabilities              11,195                           10,745                              9,713
                             --------                         --------                           --------
   Total liabilities          763,500                          642,561                            515,110
Stockholders equity            58,247                           52,549                             46,863
                             --------                         --------                           --------
     Total liabilities and
       stockholders' equity  $821,747                         $695,110                           $561,973
                             ========                         ========                           ========
Net interest income                     $ 23,833                         $ 22,350                            $ 19,529
                                        ========                         ========                            ========
Weighted average interest
  rate spread                                        2.56%                             3.02%                              3.29%
                                                    ======                            ======                             ======
Net yield on average
   earning assets(2)                                 2.99%                             3.33%                              3.60%
                                                    ======                            ======                             ======
Return on average assets                             0.91%                             0.94%                              1.24%
                                                    ======                            ======                             ======
Return on average equity                            12.79%                            12.42%                             14.83%
- ----------                                          ======                            ======                             ======

(1)     Loans on a non-accrual status are included in the average balance.
(2)     Net interest  income before  provision  for possible loan losses  divided by average interest earning assets.

         The following table presents an analysis of average yields earned and rates paid for the periods indicated:

                                                               For the Six Months Ended June 30,
                                       ---------------------------------------------------------------------------------
                                                       1996                                       1995
                                       ---------------------------------------     ----------------------------------------
                                                         Interest      Average                  Interest        Average
                                          Average         Earned/       Yield/      Average      Earned/         Yield/
                                          Balance          Paid          Rate       Balance       Paid            Rate
                                          -------          ----          ----       -------       ----            ----
                                                                  (Dollars in thousands)
ASSETS
Earning Assets
   Short-term investments                $   8,458       $   219         5.18%     $  3,488      $    79         4.53%
   Investment securities                   270,071         8,072         5.98       333,344       10,307          6.18

   Mortgage loans(1)                       299,490        12,379         8.27       315,462       12,800          8.12
   Consumer loans(1)                       142,723         6,247         8.75        86,792        3,859          8.89
   Commercial loans (1)                     69,104         3,646        10.55        49,297        2,877         11.67
                                          --------       -------                   --------      -------
      Total loans(1)                       511,317        22,272         8.71       451,551       19,536          8.65
                                          --------       -------                   --------      -------
      Total earning assets                 789,846        30,563         7.74       788,383       29,922          7.59
                                          --------       -------                   --------      -------
   Allowance for possible loan losses       (6,684)                                  (6,492)
                                          --------                                 --------

      Total earning assets less
        allowance for possible losses      783,162                                  781,891
    Other assets                            31,734                                   30,972
                                          --------                                 --------
Total Assets                              $814,896                                 $812,863
                                          --------                                 --------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits
   NOW accounts                           $ 31,790       $   191        1.20%      $ 27,888      $   157         1.13%
   Money market accounts                    73,478           791         2.15        83,616          807          1.93
   Savings accounts                         49,665           413         1.66        52,273          413          1.58
   Time deposits                           312,093         9,278         5.95       286,173        7,946         11.67
                                          --------       -------                   --------      -------
       Total interest bearing deposits     467,026        10,673         4.57       449,950        9,323          4.14
Borrowed funds                             244,561         7,302         5.97       273,791        8,722         11.67
                                          --------       -------                   --------      -------
Total interest bearing deposits and
   borrowed funds                          711,587        17,975         5.05       723,741       18,045         11.67
                                          --------       -------                   --------      -------
Demand deposits                             30,078                                   20,660

Other liabilities                           11,450                                   12,101
                                          --------                                 --------
   Total liabilities                       753,115                                  756,502
Stockholders' equity                        61,781                                   56,361
                                          --------                                 --------
      Total liabilities and stockholders
         equity                           $814,896                                 $812,863
                                          ========                                 ========
Net interest income                                    $  12,588                                $ 11,877
                                                       =========                                ========
Weighted average interest rate spread                                   2.69%                                    2.60%
                                                                       ======                                   ======
Net yield on average earning assets(2)                                  3.19%                                    3.01%
                                                                       ======                                   ======
Return on average assets                                                0.95%                                    0.80%
                                                                       ======                                   ======
Return on average equity                                               12.57%                                   11.47%
                                                                       ======                                   ======
- ----------

(1)     Loans on a non-accrual status are included in the average balance.
(2)     Net interest income before provision for possible loan losses divided by average interest earning assets.

Rate/Volume Analysis

         The following table presents, for the periods indicated, the changes in interest and dividend income and the changes in interest expense attributable to changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities. The change attributable to both volume and rate has been allocated proportionally to the two categories.

                                                                          Years ended December 31,
                                                  ---------------------------------------------------------------------
                                                        1995 Compared to 1994               1994 Compared to 1993
                                                  ---------------------------------  ----------------------------------
                                                      Increase (Decrease) Due to         Increase (Decrease) Due to
                                                  ---------------------------------  ----------------------------------
                                                    Volume       Rate        Total      Volume      Rate       Total
                                                    ------       ----        -----      ------      ----       -----
                                                                           (Dollars in thousands)

Interest and dividend income:
  Mortgage loans                                  $  5,007    $    618    $  5,625    $  1,066    $     (9)   $  1,057
  Consumer and commercial loans                      8,402         355       8,757       2,326         559       2,885
  Investment securities                             (1,197)      2,437       1,240       5,242        (110)      5,132
  Federal funds sold and short-term investments        214          21         235        (936)        736        (200)
                                                  --------    --------    --------    --------    --------    --------
  Total interest and dividend income                12,426       3,431      15,857       7,698       1,176       8,874
                                                  --------    --------    --------    --------    --------    --------
Interest expense:
   Savings deposits                                   (595)        (22)       (617)       (373)       (872)     (1,245)
   Time deposits                                     4,792       3,245       8,037       1,300        (161)      1,139
   Borrowed funds                                    3,039       3,915       6,954       4,982       1,177       6,159
                                                  --------    --------    --------    --------    --------    --------
   Total interest expense                            7,236       7,138      14,374       5,909         144       6,053
                                                  --------    --------    --------    --------    --------    --------
   Net interest and dividend income               $  5,190    $ (3,707)   $  1,483    $  1,789    $  1,032    $  2,821
                                                  ========    ========    ========    ========    ========    ========

Net Interest Income

         Net interest income increased by $711,000 to $12.6 million for the six months ended June 30, 1996. This represents an increase of 6.0% from $11.9 million when compared to the same period in 1995. The increase in net interest income in this period is due primarily to increased net yield on average earning assets.

         Net interest income increased by $1.5 million to $23.8 million for the year ended December 31, 1995, representing a 6.6% increase from $22.3 million in 1994. The increase in net interest income was primarily due to the $124.6 million increase (18.6%) in average earning assets offset by a 0.34% decrease in the net yield on average earning assets. The decrease in net yield was attributable to the rising interest cost of borrowed funds and interest bearing deposits.

         Net interest income increased by $2.8 million to $22.3 million for the year ended December 31, 1994, representing a 14.5% increase from $19.5 million in 1993. The increase in net interest income is primarily due to the $129.4 million increase (23.8%) in earning assets offset by a .27% decrease in the net yield on average earning assets. The decrease in net yield is attributable to the rising interest cost of borrowed funds.

Interest and Dividend Income

         Interest and dividend income increased by $641,000 (2.1%) to $30.6 million for the six month period ended June 30, 1996, from $29.9 million recorded in the same period in 1995. The increase is attributable to a shift from lower yielding investments to higher earning loans for the six month period ended June 30, 1996 when compared to the same period in 1995.

         Interest and dividend income increased by $15.9 million (35.2%) to $60.9 million for the year ended December 31, 1995 from $45.1 million in 1994. This increase was primarily due to the increase in average earning assets. Average earning assets increased from $671.7 million in 1994 to $796.3 million in 1995, an 18.6% increase. The average weighted yield on loans rose .48% from the 1994 yield of 8.23% to 8.71% in 1995. The average weighted yield on investment securities rose from the 1994 yield of 5.28% to 6.11% in 1995.

         Interest and dividend income increased by $8.9 million (24.5%) to $45.1 million for the year ended December 31, 1994 from $36.2 million in 1993. This increase was primarily due to the increase in average earning assets. Average earning assets increased from $542.3 million in 1993 to $671.7 million in 1994, a 23.8% increase. The average weighted yield on loans rose 0.25% from the 1993 yield of 7.98% to 8.23% in 1994, reflecting the rising interest rate environment during 1994. The average weighted yield on investment securities declined slightly from the 1993 yield of 5.32% to 5.28% in 1994.

Interest Expense

         Interest expense for the six months ended June 30, 1996 and 1995 remained level at $18.0 million. Interest expense increased by $14.4 million (63.3%) to $37.1 million for the year ended December 31, 1995 from $22.7 million in 1994. The main reason for the increase was an increase of $112.9 million (18.3%) in interest bearing liabilities utilized to support asset growth. The remainder was primarily due to the 1.4% increase in the cost of funds. The total weighted cost of funds increased from a level of 3.69% in 1994 to 5.09% in 1995.

         Interest expense increased by $6.0 million (36.4%) to $22.7 million for the year ended December 31, 1994 from $16.7 million in 1993. The main reason for the increase was an increase of $122.7 million (24.9%) in interest bearing liabilities utilized to support asset growth. The remainder was primarily due to the 0.31% increase in the cost of funds, principally from the increase of borrowed funds. The total weighted cost of funds increased from a level of 3.38% in 1993 to 3.69% in 1994.

Provision for Possible Loan Losses

         Beginning in 1995, First Essex adopted SFAS No. 114, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). Under SFAS No. 114, First Essex considers a loan impaired if it is ninety days or more past due as to principal and interest, or if management's credit risk assessment determines that it is probable that principal and interest will not be collected as contractually scheduled. In addition, loans which are restructured at market rates and comparable to loans with similar risks are considered impaired only in the year of the restructuring, so long as they continue to perform according to the restructured terms. Excluded from the impaired category, but otherwise considered non-accruing loans, are small balance homogeneous loans which are ninety days or more past due. Small balance homogeneous loans include residential mortgage loans, residential construction loans to individuals (excluding builder construction loans) and consumer loans. First Essex evaluates a loan's level of impairment by measuring the net present value of the expected future cash flows using the loan's original effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. When the difference between the net present value of the impaired loan (or fair value of the collateral if the loan is collateral dependent) is lower than the recorded investment of the loan, the difference is provided to expense with a resulting valuation allowance.

         Possible losses on loans are provided for under the accrual method of accounting. Assessing the adequacy of the allowance for possible loan losses involves substantial uncertainties and is based upon management's evaluation of the amount required to meet estimated losses inherent in the loan portfolio after weighing various factors. Among the factors management may consider are the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-accruing loans, current economic conditions, trends in delinquencies and charge-offs and collateral values of the underlying security. Ultimate losses may vary significantly from the current estimates. Losses on loans, including impaired loans, are charged against the allowance when management believes the collectibility of principal is doubtful.

         The provisions for possible loan losses totaled $815,000 for the six months ended June 30, 1996 of which $346,000, related to impaired loans. The provision for possible loan losses was $329,000 for the six months ended June 30, 1995, of which $120,000 related to impaired loans.

         Provisions for possible loan losses totaled $770,000 for the year ended December 31, 1995. Included in that amount was $356,000 of provisions for possible losses related to loans impaired under SFAS No. 114. There were no provisions for possible loan losses for the years 1994 and 1993. Provisions result from management's continuing internal review of the loan portfolio as well as its judgment as to the adequacy of the reserves in light of the condition of the regional real estate market and the economy generally. As a result of increased loans, there is an expectation that First Essex Bank will continue to find it necessary to make provisions for possible loan losses in the future. See "Financial Condition-Non-Performing Assets".

         First Essex Bank's total allowance for possible loan losses was $6.6 million or 194.3% of non-accruing loans at December 31, 1995 compared to $7.2 million or 99.0% at December 31, 1994 and $7.7 million or 70.0% at December 31, 1993.

Noninterest Income

         Beginning in 1996, First Essex adopted Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). SFAS No. 122 requires an enterprise involved in mortgage banking activities to recognize, as separate assets, rights to service mortgage loans for others regardless of the manner in which the servicing rights are acquired. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights. The impact of this statement depends on the volume of mortgage loans originated and sold, and servicing rights retained. During the six months ended June 30, 1996 First Essex capitalized mortgage servicing rights totaling $100,000, which are included in other assets on the balance sheet.

         Non-interest income increased by $699,000 (48.3%) to $2.1 million for the six months ended June 30, 1996, compared to $1.4 million for the same period in 1995. The increase in non-interest income is due mainly to increased gains on the sale of mortgage loans and mortgage servicing rights which totaled $930,000 (including $100,000 related to capitalized mortgage servicing rights) for the six months ended June 30, 1996 compared to $295,000 for the same period in 1995. The increase of $635,000 in gains from the sale of mortgage loans and mortgage loan servicing rights resulted from the increased volume of loans sold which totaled $54.0 million for the six month period ended June 30, 1996, compared to $15.3 million for the same period in 1995.

         Noninterest income increased to $3.7 million for the year ended December 31, 1995 compared to $2.6 million in 1994. The primary reason for the increase from 1994 to 1995 was increased gains from sales of loans and loan servicing rights, which rose by $1.2 million from the gain of $260,000 in 1994 to the gain of $1.4 million in 1995.
Loan fees also increased by $84,000 from $393,000 in 1994 to $477,000 in 1995.

         Noninterest income decreased to $2.6 million for the year ended December 31, 1994 compared to $3.2 million in 1993. The primary reason for the decrease from 1993 to 1994 was decreased gains from sales of loans which fell by $470,000 from the gain of $730,000 in 1993 to the gain of $260,000 in 1994. Loan fees also decreased by $251,000 from $644,000 in 1993 to $393,000 in 1994.

         Noninterest income consists of net gains or losses from sales of securities, net gains from sales of loans and loan servicing rights, fee and other noninterest income.

Noninterest Expenses

         Non-interest expense increased by $273,000 (2.8%) to $10.0 million for the six months ended June 30, 1996, compared to $9.7 million for the same period in 1995. Noninterest expenses increased by $54,000 (0.3%) to $19.2 million for the year ended December 31, 1995 compared to $19.2 million in 1994 and $18.4 million in 1993. The increases were primarily due to a $1.3 million increase in salary and employee benefits, and building and equipment costs, offset by a decrease of $1.2 million in foreclosed property expenses.

         Salaries and employee benefits increased by $492,000 (11.0%) to $5.0 million for the six months ended June 30, 1996, when compared to $4.5 million for the same period in 1995, primarily due to increases in personnel to support business growth. Salaries and employee benefits increased by $855,000 (10.5%) to $9.0 million for the year ended December 31, 1995 from $8.1 million in 1994 and $6.8 million in 1993. The increases for both years were primarily due to costs associated with increases in personnel of 6% in 1995 and 10% in 1994 to support business growth.

         Building and equipment costs increased by $225,000 to $1.8 million for the six months ended June 30, 1996, compared to $1.5 million for the same period in 1995 as a result of the new headquarters branch and a new operations center. Building and equipment costs increased $456,000 to $3.3 million for 1995 compared to $2.8 million in 1994 and $2.6 million in 1993. The increase in 1995 was due in part to costs associated with the opening of a new branch in Andover, Massachusetts as well as the consolidation of First Essex operations from multiple low technology sites to a single high technology site in Lowell, Massachusetts.

         Foreclosed property expense decreased by $183,000 (37.3%) to $308,000 for the six months ended June 30, 1996, when compared to $491,000 for the comparable period in 1995. First Essex's continued success in managing and selling foreclosed property has resulted in lower levels in the costs associated with professional services and operating expenses related to the properties in foreclosure. Expenses associated with foreclosed property totaled $784,000 for the year ended December 31, 1995 compared to $2.0 million in 1994 and $3.0 million in 1993. These expenses include $361,000 of additional write-downs of the carrying values of properties during 1995 compared to $1.1 million in 1994 and $1.4 million in 1993. Other expenses associated with the ownership of foreclosed property totaled $423,000 in 1995 compared to $934,000 in 1994 and $1.1 million in 1993. While the regional economy and real estate market continues to recover from the difficulties of the past several years, there is no assurance that First Essex Bank will not experience further write-downs in the carrying values of foreclosed property.

         All other operating expenses decreased by $261,000 to $3.0 million for the six months ended June 30, 1996, compared to $3.2 million recorded in the same period in 1995. The reduction is primarily attributable to a reduction in deposit insurance of $502,000, partially offset by the increases in professional and marketing costs as described above. Other operating expenses increased by $83,000 (.02%) to $6.2 million for the year ended December 31, 1995. During 1995 the FDIC lowered its deposit insurance rates which resulted in a $363,000 reduction in deposit insurance expense. This was offset by an overall 8.5% increase in other operating expenses. Other operating expenses for 1994 and 1993 remained flat at $6.1 million

         During 1994 First Essex closed two branch offices at an estimated cost of $537,000, which was offset by a recovery of $420,000 from the opening of a branch office previously abandoned.

Income Taxes

         The net provision for income taxes amounted to $75,000 in 1995 compared to a benefit of $805,000 recorded in 1994. The amounts recorded in each year were based on management's quarterly review of the realizability of the deferred tax asset, and reflects management's analysis of future taxable income.
Management has valued the deferred tax asset in accordance with regulatory guidelines which provide for a one year income outlook and which results in a valuation reserve of $4.2 million at December 31, 1995. There has also been a significant decline in nonperforming assets. To the extent First Essex utilized an income outlook beyond the one year regulatory guideline, there could have been a significant tax benefit recorded in 1995.

         Deferred tax assets and liabilities are established for the temporary differences between the accounting bases and the tax bases of First Essex's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. First Essex's deferred tax assets are reviewed quarterly and adjustments to such assets are recognized as deferred income tax expenses or benefits based on management's judgement relating to the realizability of such assets and reflects management's analysis of future taxable income. Management has valued the deferred tax asset in accordance with regulatory guidelines which provide for a one year income outlook and which resulted in a valuation reserve of $4.2 million at December 31, 1995. The net provision for income taxes amounted to $19,000 for the six months ended June 30, 1996 compared to $20,000 recorded for the same period in 1995. Beginning in 1997, First Essex will begin to provide for income taxes based on the federal and state tax rates that would be generally applicable to it.

Financial Condition

         Total assets amounted to $842.9 million at June 30, 1996 an increase of $34.1 million or 4.2% from $808.8 million at December 31, 1995. This increase is primarily attributable to an increase of $12.6 million of investment securities and an increase of $29.3 million in loans, excluding the allowance for possible loan losses. Total assets amounted to $808.8 million at December 31, 1995, an increase of $1.9 million or 0.24% from $806.9 million at December 31, 1994. During 1995 there was an increase of $70.2 million in loans and a decrease of $71.0 million in investment and mortgage-backed securities.

Loans

         At December 31, 1995, the loan portfolio, excluding the allowance for possible loan losses, was $500.1 million, representing 61.8% of total assets, compared to $429.8 million or 53.3% of total assets at December 31, 1994. At June 30, 1996, the loan portfolio, excluding the allowance for possible loan losses, was $529.3 million, representing 62.8% of total assets, compared to $500.1 million or 61.8% of total assets at December 31, 1995. See "Business of First Essex-Lending Activities-General" for a table setting forth the composition of the loan portfolio of First Essex Bank at the end of each of the past five years.

Loan Origination

         The following table summarizes the activity for loan originations for the periods indicated:

                                  Six Months               Years Ended
                                 Ended June 30,            December 31,
                              -----------------     -------------------------
                               1996       1995      1995       1994      1993
                               ----       ----      ----       ----      ----
                                         (Dollars in thousands)
Mortgage Loans:
   Residential              $ 61,700   $ 36,819   $ 91,700   $109,100   $101,900
   Commercial real estate      5,490      5,429     15,800     14,700      3,800
   Construction               19,669     17,357     42,800     43,600     31,800
                            --------   --------   --------   --------   --------
          Total               86,859     59,605    150,300    167,400    137,500
Commercial                    25,082     12,206     32,100     51,300      9,000
                            --------   --------   --------   --------   --------
Aircraft                      14,351      4,859     15,700        700       --
Automobile                    29,614     41,004     64,000     37,400       --
Other consumer                 8,479      5,984     14,600     15,000      9,400
                            --------   --------   --------   --------   --------
          Total               52,444     51,847     94,300     53,100      9,400
Total Loan Originations     $164,385   $123,658   $276,700   $271,800   $155,900
                            ========   ========   ========   ========   ========

         The increases in loan originations are primarily attributable to stabilization in the New England commercial real estate market and an increase in consumer borrowing demand in the Massachusetts and New Hampshire economies generally. During 1994 First Essex Bank initiated an indirect automobile lending program which resulted in $64.0 million and $37.4 million of originations for the years ending December 31, 1995 and 1994, respectively. Originations of aircraft loans, a new lending activity for First Essex Bank, totaled $15.7 million in 1995 compared to $700,000 in 1994.

         Loan originations for the six months ended June 30, 1996 totaled $164.4 million, compared to $123.7 million for the same period in 1995. First Essex Bank's mortgage loan originations for the six month period totaled $86.9 million, compared to $59.6 million for the same period in 1995. Included in the six month period were mortgage loans originated for sale of $56.1 million in 1996, and $18.4 million in 1995. Originations of aircraft loans, a lending activity initiated in 1995, totaled $14.4 million for the six month period in 1996 compared to $4.9 million for the comparable period in 1995. During the second quarter of 1995 First Essex Bank also purchased approximately $7.0 million of loans, primarily commercial real estate loans, at face value of the outstanding principal amount.

Non-Performing Assets

         Non-performing assets consist of non-accruing, restructured and impaired loans, and foreclosed property. Non-performing assets totaled $5.1 million at June 30, 1996, compared to $6.2 million at December 31, 1995, $10.3 million at December 31, 1994 and $17.4 million at December 31, 1993. See "Business of First Essex-Current Market Conditions".

         First Essex Bank's practice is to discontinue the accrual of interest on all loans (including impaired loans) for which payment of interest or principal is ninety days or more past due or for such other loans as considered necessary by management if collection of interest and principal is doubtful. When a loan is placed on non-accrual status, all previously accrued but uncollected interest is reversed against current period interest income.

         At December 31, 1995, the principal balance of restructured loans was $1.0 million. There were no restructured loans outstanding in 1994 and 1993. Restructured loans are loans on which concessions have been made in light of the debtor's financial difficulty with the objective of maximizing recovery and with respect to which the renegotiated payment terms are met.

         If the non-accruing and restructured loans at December 31, 1995 and 1994 had been current in accordance with their original terms, the amount of interest income that would have been recorded is $389,000 and $754,000, respectively. The amount of interest collected and recorded as income in 1995 on these loans was $511,000. The amount of interest collected on these loans in 1994 was $576,000 of which $116,000 was recorded as income.

         Foreclosed property at December 31, 1995 totaled $1.8 million compared to $3.0 million at December 31, 1994 and consists mainly of real estate collateral from loans which were foreclosed.

         Under SFAS No. 114, First Essex considers a loan impaired if it is ninety days or more past due as to principal and interest, or if management's credit risk assessment determines that it is probable that principal and interest will not be collected as contractually scheduled. In addition, loans which are restructured at market rates and comparable to loans with similar risks are considered impaired only in the year of the restructuring, so long as they continue to perform according to the restructured terms. Excluded from the impaired category, but otherwise considered non-accruing loans, are small balance homogeneous loans which are ninety days or more past due. Small balance homogeneous loans include residential mortgage loans, residential construction loans to individuals (excluding builder construction loans) and consumer loans. First Essex evaluates a loan's level of impairment by measuring the net present value of the expected future cash flows using the loan's original effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. When the difference between the net present value of the impaired loan (or fair value of the collateral if the loan is collateral dependent) is lower than the recorded investment of the loan, the difference is provided to expense with a resulting valuation allowance. At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totalled $1.9 million of which $663,000 had a related allowance for possible loan losses of $273,000. The remaining $1.2 million of impaired loans did not require a related allowance for possible loan losses. Of the $1.9 million of loans considered to be impaired under SFAS No. 114, $1,043,000 are restructured and are not included in the $3,373,000 of non-accruing loans discussed above. The average recorded investment in impaired loans during 1995 was approximately $1.4 million.

         Interest income recognized on impaired loans (including restructured loans), using the cash basis of income recognition, amounted to approximately $136,000 for the six months ended June 30, 1996, compared to $72,000 for the same period in 1995 and approximately $166,000 for the year ended December 31, 1995. The average recorded investment of impaired loans for the six months ended June 30, 1996 was $2.1 million compared to $1.1 million for the same period in 1995 and $1.4 million for the twelve month period ended December 31, 1995.

Investments

         At June 30, 1996 the investment portfolio, consisting of short-term investments, investment securities, mortgage-backed securities, Federal Home Loan Bank ("FHLB") stock and stock in the Savings Bank Life Insurance Company of Massachusetts, totaled $283.0 million or 33.6% of total assets, compared to $275.9 million or 34.1% of total assets at December 31, 1995 and compared to $346.9 million or 43.0% of assets at December 31, 1994. Interest and dividend income on the investment portfolio generated 27.1% of total interest and dividend income for the six months ended June 30, 1996 compared to 34.7% for the comparable period in 1995. Interest and dividend income on First Essex's investment portfolio generated 32.3% of total interest and dividend income for the year ended December 31, 1995. During 1995 the investment portfolio decreased by $71.0 million. The portfolio included U.S. government and agency obligations having a book value of $17.1 million and a fair value of $17.1 million and mortgage-backed securities with a book value of $209.8 million and a fair value of $207.3 million.

         First  Essex  does  not  have  any  investments  in off  balance  sheet
financial  instruments,   except  as  noted  in  footnote  9  to  First  Essex's
consolidated financial statements.

         To identify and control risks associated with the investment portfolio, First Essex has established policies and procedures, which include stop loss limits, stress testing on a periodic basis, diversification requirements and credit standards, to control market risk on the investment portfolio.

         The following table sets forth the composition of the investment portfolio for the years indicated:


                                                 1995        1994        1993
                                                ------      ------      -----
                                                    (Dollars in thousands)
Short-term investments:
     Interest bearing deposits                    $5,086     $   217     $    24
     Federal funds sold                            4,500       2,500       3,550
                                                --------    --------    --------
Total short-term investments                       9,586       2,717       3,574

Investment securities held-to-maturity:
     U.S. government & agency obligations         17,080      54,271      38,887
     Mortgage backed securities                  118,018     209,747     218,384
     Other bonds and obligations                      --      31,039      22,133
                                                --------    --------    --------
Total investment securities held-to-maturity     135,098     295,057     279,404

Investment securities available-for-sale:
     Mortgage-backed securities                   91,781      35,200      36,401
     Other bonds and obligations                  23,372          --          --
                                                --------    --------    --------
Total investment securities available for sale   115,153      35,200      36,401

Stock in Federal Home Loan Bank of Boston         14,869      12,775       9,250
Stock in Savings Bank Life Insurance Company       1,194       1,194       1,194
                                                --------    --------    --------
Total investments                               $275,900    $346,943    $329,823
                                                ========    ========    ========
Percent of total assets                            34.1%       43.0%       51.1%

         For further information regarding First Essex's investment portfolio, including information regarding amortized cost and fair value as of December 31, 1995, see notes 1, 2 and 18 to First Essex's consolidated financial statements.

         Set forth below is a breakdown of yields and scheduled maturities for the amortized cost of indicated investment securities at December 31, 1995.

                             U.S.
                          government     Other bonds    Mortgage-
                          and agency         and          backed
                         obligations     obligations    securities      Total
                         -----------     -----------    ----------      -----
                                         (Dollars in thousands)
 Due in 1 year or less:
                 Amount
                  Yield     $17,080       $3,810         $2,841         $23,731
                              6.05%        6.71%          6.28%           6.18%
 Due from 1 to 2 years:
                 Amount          --        1,406         21,728          23,134
                  Yield          --        6.79%          4.86%           4.97%
 Due from 2 to 3 years:
                 Amount          --        3,311         13,159          16,470
                  Yield          --        5.46%          4.88%           5.00%
 Due from 3 to 5 years:
                 Amount          --       14,914             --          14,914
                  Yield          --        5.62%             --           5.62%
Due from 5 to 10 years:
                 Amount          --          158         11,254          11,412
                  Yield          --        6.80%          5.05%           5.08%
    Due after 10 years:
                 Amount          --           --        161,267         161,267
                  Yield          --           --          6.51%           6.51%
                            -------      -------      ---------       ---------
                 Total:
                 Amount     $17,080       23,599       $210,249        $250,928
                  Yield       6.05%        5.85%          6.15%           6.12%

Deposits

         Deposits have historically been First Essex Bank's primary source of funds for lending and investment activities. Deposit flows vary significantly and are influenced by prevailing interest rates, market conditions, economic conditions and competition. At June 30, 1996 First Essex Bank had total deposits of $508.1 million representing a net increase of $16.6 million compared to total deposits of $491.5 million at December 31, 1995. This increase is attributable to an increase of $14.0 million in term deposits and by a net increase of $2.5 million in Demand Deposits, Savings, NOW and Money Market accounts. At December 31, 1995 First Essex's total deposits represented a net increase of $34.6 million compared to $456.9 million at December 31, 1994. During 1995, First Essex Bank aggressively marketed time deposits resulting in increases of $45.6 million in time deposits, offset by a decrease of $11.0 million in other deposits.

         While deposit flows are by nature unpredictable, management attempts to manage its deposits through selective pricing. Because of the uncertainty of market conditions, it is not possible for First Essex Bank to predict how aggressively it will compete for deposits in the future or the likely effect of any such decision on deposit levels, interest expense and net interest income. Strategies are currently in place to aggressively market more stable deposit sources in such accounts as NOW and Regular Checking.

         The following table sets forth the composition of average deposits and rates for the years indicated with respect to categories exceeding 10% of total average deposits:

                                               1995                           1994                            1993
                                     -----------------------         ------------------------        ------------------------
                                                  Weighted                       Weighted                         Weighted
                                                  Average                         Average                         Average
                                       Amount  Interest Rate         Amount    Interest Rate          Amount    Interest Rate
                                       ------  -------------         ------    -------------          ------    -------------
                                                        (Dollars in thousands)
NOW                                  $ 28,664       1.13%           $ 30,086       1.18%             $ 29,186       1.59%
Money market accounts                  79,593       1.99             105,181       2.10               119,000       2.55
Savings and notice accounts            51,069       1.60              58,514       1.33                62,072       1.76
Time deposits                         294,473       5.81             203,500       4.46               174,285       4.56
                                     --------                       --------                         --------
Total interest bearing deposits       453,799       4.37             397,281       3.13               384,543       3.26
Demand deposits                        23,550                         15,982                           12,238
                                     --------                       --------                         --------
Total deposits                       $477,349                       $413,263                         $396,781
                                     ========                       ========                         ========


         At December 31, 1995, 1994, and 1993, outstanding certificates of deposits in denominations of $100,000 and over had maturities as follows:


Remaining Term to Maturity         1995           1994           1993
- --------------------------       -------        -------        -------
                                        (Dollars in thousands)
Three months or less             $ 3,265        $ 2,821        $ 3,973
Three to six months                8,324          2,596          2,728
Six to twelve months              10,549          3,195          2,369
Over twelve months                 2,067         11,246          4,144
                                 -------        -------        -------
Total                            $24,205        $19,858        $13,214
                                 =======        =======        =======

Borrowed Funds

         First Essex Bank is a member of FHLB and is entitled to borrow from the FHLB by pledging certain assets. First Essex Bank also utilizes short term repurchase agreements, generally with maturities less than three months, as an additional source of funds. Repurchase agreements are secured by U.S. government and agency securities. Borrowings are an alternative source of funds compared to deposits and totaled $256.7 million at June 30, 1996 compared to $245.6 million at December 31, 1995 and $279.9 million and $185.0 million at December 31, 1994 and 1993, respectively. The decrease in borrowings in 1995 from 1994 was a result of an increase in deposit accounts. The increase in borrowings in 1994 was used to fund loan growth.

         The following table summarizes the maximum and average amounts of short-term borrowings outstanding during 1995, 1994 and 1993 together with the weighted average interest rates thereon.

                                  For Year Ended December 31, 1995             At December 31, 1995
                                  --------------------------------             --------------------
                               Maximum          Average       Weighted                       Weighted
                                Amount          Amount        Average          Amount        Average
                             Outstanding     Outstanding   Interest Rate    Outstanding   Interest Rate
                             -----------     -----------   -------------    -----------   --------------
                                                       (Dollars in thousands)
FHLB Borrowings                $285,372        $263,298         6.22%         $219,673         6.10%
Repurchase Agreement             27,019           8,432         5.50            25,896         5.72


                                  For Year Ended December 31, 1994             At December 31, 1994
                                  --------------------------------             --------------------
                               Maximum          Average       Weighted                       Weighted
                                Amount          Amount        Average          Amount        Average
                             Outstanding     Outstanding   Interest Rate    Outstanding   Interest Rate
                             -----------     -----------   -------------    -----------   --------------
                                                       (Dollars in thousands)
FHLB Borrowings                $255,489        $207,067         4.66%         $225,017         6.10%
Repurchase Agreement             55,131          11,399         5.47          54,931           5.94


                                  For Year Ended December 31, 1993             At December 31, 1993
                                  --------------------------------             --------------------
                               Maximum          Average       Weighted                       Weighted
                                Amount          Amount        Average          Amount        Average
                             Outstanding     Outstanding   Interest Rate    Outstanding   Interest Rate
                             -----------     -----------   -------------    -----------   --------------
                                                       (Dollars in thousands)
FHLB Borrowings                $185,001        $108,722         3.80%         $185,001         3.82%

Asset/Liability Management

         First Essex Bank's asset/liability management strategy is designed to increase net interest income and provide adequate earnings in expected future interest rate environments. As part of this strategy, a balance is sought between the repricing characteristics of its' earning assets and funding sources while maximizing the spread between interest income and expense. First Essex Bank adjusts the level of its liquid assets and the mix of its loans and investments based on management's judgment as to the quality of specific investment opportunities and the relative attractiveness of their maturities and yields.

         In order to achieve a better repricing balance between its assets and liabilities, First Essex Bank continued to originate and hold in portfolio adjustable rate residential mortgage loans. First Essex Bank has a general policy of writing substantially all newly originated fixed rate residential loans to meet the requirements for sale in the secondary market. During 1995 First Essex Bank originated $91.7 million of residential mortgages. Of that amount, $78.7 million was sold. First Essex Bank's commercial real estate, construction, consumer, and commercial business lending programs also provide opportunities to better match the interest rate sensitivity of its loan portfolio and liabilities due to the adjustable rate or short term repricing characteristics of these types of loans. Total loans grew by $70.2 million during the year.

         During 1995 investments declined by $71.0 million due to maturities, amortization and prepayments. Most of this cash was redeployed to fund the growth in the loan portfolio.

         First Essex Bank offers competitive rates for longer term deposits. The rising interest rate environment early in 1995 made these types of investments more attractive to consumers and led to an increase in deposits of $34.6 million over the course of the year. Some of this growth was at the expense of lower yielding money market and savings deposits.

         It is management's opinion that interest rates will continue to exhibit volatility. With this in mind, First Essex Bank will continue to follow a strategy which seeks to achieve a balance in the repricing characteristics of its assets and liabilities and provide adequate earnings in all plausible interest rate environments.

         The following table sets forth the maturity and repricing information relating to interest sensitive assets and liabilities at December 31, 1995. Fixed-rate mortgage loans and mortgage-backed investments are shown in the table in the time period corresponding to computed principal amortization based on their respective contractual maturity. Short term investments, adjustable-rate loans, investment securities and adjustable mortgage-backed investments are allocated to the period in which the rates would be next adjusted. The table reflects an "expected" prepayment assumption on residential loans and mortgage-backed investments. This prepayment assumption was derived from both past experience and a market consensus of prepayment speeds for similar types of loans and mortgage-backed investments. Since regular savings accounts and NOW accounts are not subject to contractual interest rate adjustments, such accounts have been included in the other deposits category and are assumed to reprice within 1-3 years. First Essex Bank believes these deposits are less interest rate sensitive over long periods of time.

                                                                             December 31, 1995
                                                    ------------------------------------------------------------------------
                                                       1-180       181-365        1-3          3-5          5+
                                                       Days         Days         Years        Years       Years       Total
                                                       ----         ----         -----        -----       -----       -----
                                                                             (Dollars in thousands)
Interest-earning assets:

     Short-term investments                         $   9,586    $    --      $    --      $    --     $    --     $   9,586
     Investment securities                             54,130          184          999         --         1,201      56,514
     Mortgage-backed securities                        89,573       69,316       32,301        3,842      14,768     209,800
     Loans held for sale                                5,821         --           --           --          --         5,821
     Fixed rate loans                                  27,512       20,342       50,257       50,985     111,876     260,972
     Adjustable rate loans                             95,484       53,489       22,540       48,036      13,709     233,258
                                                    ---------    ---------    ---------    ---------   ---------   ---------
     Total rate sensitive assets                      282,106      143,331      106,097      102,863     141,554     775,951
                                                    ---------    ---------    ---------    ---------   ---------   ---------
Interest-bearing liabilities:

     Money market deposit accounts                     73,730         --           --           --          --        73,730
     Certificates of deposit                          103,767       69,242       70,850       24,658      38,182     306,699
     Other deposits                                      --           --         80,649         --          --        80,649
     Borrowed funds                                   111,996       37,000       96,493         --            80     245,569
                                                    ---------    ---------    ---------    ---------   ---------   ---------
     Total rate sensitive liabilities                 289,493      106,242      247,992       24,658      38,262     706,647
                                                    ---------    ---------    ---------    ---------   ---------   ---------
Excess (deficiency) of interest
     sensitive assets over interest
     sensitive liabilities                          $  (7,387)   $  37,089    $(141,895)   $  78,205   $ 103,292   $  69,304
                                                    =========    =========    =========    =========   =========   =========
Cumulative excess (deficiency)
     of interest sensitive assets
     over interest sensitive liabilities            $ (7,387)   $  29,702    $(112,193)   $ (33,988)   $  69,304
                                                    =========    =========    =========    =========   =========
Cumulative excess (deficiency)
     percentage of total assets                       (0.91)%       3.67%      (13.87%)      (4.20)%       8.57%

         The following table reflects the scheduled maturities of selected loans at December 31, 1995:

                                             One
                             One year      through     Over Five
                             or less      Five Years     Years         Total
                            --------      ----------     -----         -----

Construction loans           $14,210     $      --        $--         $14,210
Commercial loans              14,640        52,097         --          66,737
                             -------       -------         --         -------
Total                        $28,850       $52,097        $--         $80,947
                             =======       =======        ===         =======


         A summary of the above categories of loans due after one year as to the rate variability follows (dollars in thousands):

                  With predetermined rates                      $21,471
                  With floating or adjustable rates              30,626
                                                                -------
                  Total maturing or repricing after one year    $52,097
                                                                =======

Liquidity and Capital Resources

         First Essex Bank's principal sources of liquidity are customer deposits, borrowings from the FHLB, repurchase agreements, scheduled amortization and prepayments of loan principal, cash flow from operations, maturities of various investments and loan sales.

         Management believes it is prudent to maintain an investment portfolio that not only provides a source of income, but also provides a potential source of liquidity to meet lending demand and deposit flows. First Essex Bank adjusts the level of its liquid assets and the mix of its loans and investments based upon managements's judgment as to the quality of specific investment opportunities and the relative attractiveness of their maturities and yields. At December 31, 1995, short-term investments, bonds and obligations, and mortgage-backed investments totaled $275.9 million, 23% of which either matures or is estimated to be prepaid within one year. At December 31, 1994, short term investments, bonds and obligations, and mortgage backed investments totaled $346.9 million, 73% of which matured within one year.

         At December 31, 1995, First Essex Bank had total outstanding borrowings of $245.6 million, 61% of which matures within one year. In 1994 First Essex Bank had outstanding borrowings of $279.9 million, 74% of which matured in one year.

         At June 30, 1996 First Essex Bank had outstanding commitments to loan funds, under mortgage, construction, commercial and home equity lines of credit amounting to $48.4 million compared to $39.9 million at June 30, 1995. At December 31, 1995, First Essex Bank had outstanding commitments to loan funds under mortgage, construction and commercial loans and home equity lines of credit, amounting to $56.0 million, compared to $52.9 million in 1994. Management believes the sources of liquidity previously discussed are sufficient to meet its commitments.

         Net cash provided by operating activities totaled $7.5 million for the six months ended June 30, 1996 compared to $9.5 million for the same period in 1995. Net cash provided by operating activities totaled $5.9 million in 1995 compared to $13.8 million in 1994. Net income was $7.5 million compared to a net income of $6.5 million for the respective periods. Included in these amounts were non-cash write-downs of foreclosed properties of $361,000 in 1995 and $1.0 million in 1994. The provision for possible loan losses recorded in 1995 was $770,000. There was no provision for possible loan losses recorded for 1994. Net cash provided by operating activities totaled $13.8 million in 1994 compared to $9.9 million in 1993. Net income was $6.5 million compared to a net income of $7.0 million for the respective periods. Included in these amounts were non-cash write-downs of foreclosed properties of $1.0 million in 1994 and $1.4 million in 1993. No provision for possible loan losses was recorded in 1994 or 1993.

         Net cash used in investing activities totaled $40.6 million for the six months ended June 30, 1996 compared to $24.1 million for the comparable period in 1995. Net cash used in investing activities totaled $5.8 million for the year ended December 31, 1995 compared to $162.7 million in 1994 and $157.2 million in 1993. The 1995 decrease in net cash used by investing activities over 1994 was primarily attributable to a reduction in the purchase of investment securities. The 1994 increase in net cash used by investing activities over 1993 was primarily attributable to increased loan originations.

         Net cash provided by financing activities totaled $26.3 million for the six months ended June 30, 1996, compared to net cash provided of $22.7 million for the comparable period in 1995. The change reflects an increase in net borrowings, and a decrease in the net growth of deposits when compared to the prior period. Net cash used in financing activities totaled $3.0 million for the year ended December 31, 1995 compared to net cash provided of $152.4 million for the comparable period in 1994 and $130.4 million in 1993. Net cash used to decrease borrowed funds (net of repayments) totaled $34.4 million in 1995, compared to $94.9 million (net of repayments) of cash provided in 1994. Net cash provided by deposits totaled $34.6 million in 1995 compared to $58.6 million in 1994. Net cash of $2.2 million was used to pay dividends in 1995.

         First Essex Bank is in compliance with and exceeds federal regulatory capital requirements. The standards are 3% core capital and 8% risk-adjusted capital on December 31, 1995.

         As a federal savings institution regulated by the OTS, First Essex Bank is required to meet certain minimum regulatory capital requirements: tangible capital, total capital, core/leverage capital, Tier 1 risk-based capital and total risk-based capital. In addition, under the Prompt Corrective Action provisions of FDICIA, First Essex Bank's capital position may be classified in one of five different capital categories ranging from critically undercapitalized to well capitalized. As of June 30, 1996, First Essex Bank met all of the minimum regulatory requirements of the well capitalized category under FDICIA. First Essex's total capital, tangible capital and tangible equity ratios were equal to the core/leverage capital ratio.

Impact of Inflation

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         An important concept in understanding the effect of inflation on financial institutions is the distinction between monetary and non-monetary items. In a stable environment, monetary items are those assets and liabilities which are or will be converted into a fixed amount of dollars regardless of changes in prices. Examples of monetary items include cash, investment securities, loans, deposits and borrowings. Non-monetary items are those assets and liabilities which gain or lose general purchasing power as a result of the relationships between specific prices for the items and price change levels. Examples of non-monetary items include premises and equipment and real estate in foreclosure. In the recent environment in the New England region, where real estate values have dramatically decreased, the deflationary impact of changing prices of real estate securing loans significantly affects a financial institution's performance. Additionally, interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of goods and services as measured by the consumer price index. In a volatile interest rate environment, liquidity and the management of the maturity structure of assets and liabilities are critical in maintaining acceptable profitability levels.

Recent Accounting Developments

         In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights", which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others regardless of the manner in which the servicing rights are acquired. First Essex adopted SFAS No. 122 in January 1996. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", which supersedes SFAS No. 122 and will become effective for First Essex on January 1, 1997. SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

         In December, 1995, the FASB issued SFAS No. 123, "Stock-Based Compensation", which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 123 requires employee stock-based compensation be either recorded or disclosed at its fair value. Management will continue to account for employee stock-based compensation under Accounting Principles Board Opinion No. 25 and will not adopt the new accounting provisions for employee stock-based compensation under SFAS No. 123, but will include the additional required disclosures in the 1996 consolidated financial statements.

         Beginning in 1996, First Essex adopted SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. The application of the new statement has not had a significant impact on the results of First Essex's operations or financial condition.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                            OF FINEST AND SUBSIDIARY

         The following table sets forth certain historical consolidated financial data of Finest. The selected data for the years ended December 31, is based on the respective consolidated financial statements, including the respective notes thereto, which have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, for 1995 and 1994 and by Grant Thornton LLP, independent certified public accountants, for 1993, 1992 and 1991. Such financial statements and reports for 1995, 1994 and 1993, which are contained in this Proxy Statement-Prospectus, refer to changes in accounting for investment securities and income taxes and Note 15 to the financial statements regarding litigation and should be read in conjunction therewith. The selected data for the six months ended June 30, 1996 is based on unaudited financial statements.


                                      At or for the Six               At or for the Years Ended December 31,
                                        Months Ended        --------------------------------------------------------------------
                                      June 30, 1996         1995            1994            1993          1992           1991
                                      ----------------      ----            ----            ----          ----           ----
                                                                    (Dollars in thousands, except per share data)

Balance Sheet Data:
     Total assets                         $   179,328     $   181,103    $   178,012   $   180,403   $   177,841     $   194,144
     Total loans                              100,137         107,238        108,263       110,319       120,225         141,060
     Allowance for loan losses                  4,057           4,136          3,746         3,660         4,335           3,031
     Investments(1)                            71,793          67,737         56,940        51,002        26,992          15,303
     Other real estate owned                      891           1,501          7,936        15,896        26,392          28,655
     Deposits                                 158,187         161,669        161,364       164,022       162,433         175,036
     Borrowed funds                                --              --             --            --            --              --
     Stockholders' equity                 $    18,650     $    17,267    $    15,281   $    14,811   $    14,378     $    16,344
Results of Operations:
     Interest and dividend income         $     6,845     $    13,596    $    11,556   $    11,541   $    12,684     $    16,158
     Interest expense                           2,812           5,624          4,554         4,846         6,107          10,199
                                          -----------     -----------    -----------   -----------   -----------     -----------
     Net interest and dividend
       income                                   4,033           7,972          7,002         6,695         6,577           5,959
     Provision for loan losses                    169           1,600            600         2,125         3,200           5,338
     Net gains (losses) from sale of
       assets held for sale and
       investments(1)                              --             (2)              1            11            91              --
     Losses on real estate operations             109             360            393           834         1,083           2,172
     Fees and service charges                     294             489            495           506           867             530
     Other income                                 125             366            378           473           519             570
     Merger related expense                       413             371            128            --            --              --
     Non-interest expense                       2,137           5,316          6,198         5,255         5,142           3,823
                                          -----------     -----------    -----------   -----------   -----------     -----------
     Income (loss) before income tax
       expense (benefit)                        1,624           1,178            557          (529)       (1,371)         (4,274)
     Income tax expense (benefit)                  (2)           (172)          (453)         (723)          515          (1,112)
                                          -----------     -----------    -----------   -----------   -----------     -----------
     Net income (loss)                    $     1,626     $     1,350    $     1,010   $       194   $    (1,886)    $    (3,162)
                                          ===========     ===========    ===========   ===========   ===========     ===========
Per Share Data(2):
     Net income (loss)                    $      1.10     $       .93    $       .69   $       .13   $     (1.29)    $     (2.15)
     Dividends declared                            --     $       .10             --            --            --     $       .20
     Book value at end of period          $     12.61     $     11.68    $     10.48   $     10.16   $      9.86     $     11.12
     Average shares outstanding             1,478,736       1,458,750      1,458,530     1,458,050     1,463,180       1,470,685
Selected Financial Ratios:
     Return (loss) on average assets             1.85%           0.77%          0.57%         0.11%        (1.01)%         (1.60)%
     Return (loss) on average equity            18.07%           8.14%          6.65%         1.33%       (12.28)%        (17.52)%
     Average of equity as a
       percentage of average assets             10.26%           9.40%          8.52%         8.25%         8.24%           9.12%
     Dividend payout ratio                        N/A           10.81%           N/A           N/A           N/A           (9.30)%
- -----------

N/A - Not applicable.

(1)      Includes   investment   securities,    available-for-sale   securities, held-to-maturity  securities,  federal funds sold and Federal Home Loan Bank Stock, where applicable.
(2)      Per share data reflects 10-for-1 stock split in February 1996.

                 FINEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Finest is a New Hampshire corporation that was organized in 1986 to become the holding company of Pelham Bank. Although Finest has corporate authority to engage in any activity permitted by the NHBCA, Finest's sole activity is to act as the holding company for Pelham Bank.

         Pelham Bank is a New Hampshire-chartered trust company incorporated in 1968 and headquartered in Pelham, New Hampshire. Pelham Bank operates its business from three banking offices located in Pelham, Salem, and Windham, New Hampshire. Pelham Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans. Deposits at Pelham Bank are insured by the FDIC up to $100,000 per separately insured account.

         As of June 30, 1996, Pelham Bank reported total assets of $179.1 million, total deposits of $158.3 million, net loans of $95.6 million and stockholders' equity of $18.5 million.

         Finest's results of operations depend to a great extent on Pelham Bank's net interest income, the difference between income earned on its loan and investment portfolios and the interest paid on its deposits, and the size of Pelham Bank's provisions for loan losses and losses on real estate operations. Net interest income is primarily affected by the level of earning assets as a percentage of total assets, the level of interest-bearing liabilities, yields earned on assets and rates paid on liabilities. Earnings are also affected by non-interest income which consists primarily of transaction account fees and net gains on OREO sales. The levels of operating expenses and income taxes also affect earnings.

         The following is a discussion and analysis of Finest's consolidated results of operations for the six months ended June 30, 1996 and 1995 and the last three fiscal years, as well as its financial condition at June 30, 1996 and at December 31, 1995, 1994 and 1993. In order to understand this section in context, it should be read in conjunction with Finest's Consolidated Financial Statements and accompanying footnotes which are included in this Proxy Statement-Prospectus.

         Pelham Bank's operating results were adversely affected by the loss of interest income resulting from non-performing loans and its provision for loan losses. In 1995, the provision was $1.6 million but had decreased substantially in the first six months of 1996 compared to the same period in 1995. The decrease in the provision for the first half of 1996 was the result of overall improved asset quality.

Results of Operations

         General. Operating results for the first six months of 1996 improved substantially from the comparable period in 1995. Finest had net income of $1.6 million, or $1.10 per share, as compared to $1.1 million, or $.75 per share for the prior-year period. Return on average assets increased to l.85% in the first six months of 1996 as compared to 1.27% for the same period in 1995, while return on average stockholders' equity improved to 18.07% from 13.83% for the same periods.

         The improvement during the first six months of 1996 was driven by significant improvements in asset quality as well as changes in the balance sheet mix, which both enhanced Finest's net interest margins and lessened its interest rate risk.

         Operating results in 1995 improved for the fourth consecutive year and, for the third consecutive year, Finest had positive earnings. Finest generated net income of $1.3 million or $.93 per share in 1995, compared to $1.0 million or $.69 per share in 1994, and $194,000 or $.13 per share in 1993. Finest's return on average assets increased to .77% in 1995 compared to .57% in 1994 and
 .11% in 1993. Return on average stockholders' equity was 8.14% in 1995 versus 6.65% and 1.33% in 1994 and 1993, respectively.

         Operating results in 1995, while improved, were hampered by a $1.0 million increase in the provision for loan losses, as management's review of the loan portfolio and aggressive posture towards reducing the level of non-performing loans required an additional provision in the fourth quarter.

         Operating results in 1994 were affected by the continued economic recovery and continued improvement in the real estate market in southern New Hampshire. This improvement is reflected in decreasing provisions for loan losses from $2.1 million in 1993 to $600,000 in 1994. The improvement in the quality of Pelham Bank's loan portfolio is reflected in the decline in the percentage of non-performing assets from 10.0% at December 31, 1993 to 1.7% at June 30, 1996.

         Net Interest and Dividend Income. Net interest and dividend income on a tax equivalent basis increased to $4.0 million for the six months ended June 30, 1996 from $3.8 million for the prior-year period. Interest income on securities increased $461,000 as the bank took advantage of its highly liquid and asset sensitive position to shift investment securities from lower yielding short-term Federal Funds to longer-term, higher-yielding U.S. Government and Agency securities. In addition, while average loans outstanding decreased from $109.4 million to $103.8 million during the comparable periods, this was offset by a decrease in non-performing loans of $3.4 million as well as a higher yield on the portfolio. Interest expense increased $219,000 as the result of higher rates paid on certificates of deposit during the latter part of 1995 that have not been renewed at the lower rates prevailing in 1996. As a result of all of these factors, net interest margin for the six months was stable at 4.80%, up slightly from the 4.78% in the prior-year period. Net interest and dividend income on a tax equivalent basis was $8.0 million in 1995, up from $7.0 million in 1994 and $6.7 million in 1993. Much of this increase was due to the reduction in non-performing assets.

         Total interest and dividend income on a tax equivalent basis was $13.6 million in 1995 as compared to $11.6 million for the year ended December 31, 1994 and $11.5 million in 1993. These increases were primarily the result of an increase in interest-earning assets. Average loans receivable, excluding reclassifications, decreased during 1995, 1994 and 1993, while the average of lower yielding investments increased. In spite of the shift from loans to lower yielding investments, net interest income increased as a result of the decrease in non-performing assets.

         In 1995, interest expense amounted to $5.6 million compared to $4.6 million and $4.8 million in 1994 and 1993, respectively. The increase in 1995 was due to a higher rate environment which was more than offset by higher yields on the asset side, while the decrease in 1994 was the result of an overall decrease in the balance sheet due to continuing loan problems.

         Non-performing assets decreased from $8.0 million at June 30, 1995 to $3.0 million at June 30, 1996. Nonaccrual loans and OREO had decreased $3.4 million and $1.9 million, respectively, during the same period. An improving economy coupled with more aggressive management of nonaccrual assets were the primary factors in the decrease.

         Non-performing assets include nonaccrual loans, foreclosed and in-substance foreclosed property (OREO) and restructured loans. Loans are placed on nonaccrual status either as a result of the past due status of principal and/or interest, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans on which payments are past due 90 days or more are placed on nonaccrual status, unless they are well secured and in the process of collection. Non-performing assets at December 31, 1995 were $5.5 million, consisting of $1.5 million of OREO and $4.0 million in nonaccrual and restructured loans, compared to $11.7 million of non-performing assets at December 31, 1994, consisting of $7.9 million of OREO and $3.8 million in nonaccrual and restructured loans, and $18.1 million of non-performing assets at December 31, 1993, consisting of $15.9 million of OREO and $2.2 million of nonaccrual loans.

         The following table presents an analysis of the average yields earned and rates paid for the period indicated. Interest income is presented on a tax equivalent basis which reflects a federal tax rate of 34% for the period presented.

                                                    June 30, 1996
                                         ------------------------------------
                                                         Interest     Average
                                           Average       Earned/       Yield/
                                           Balance         Paid         Rate
                                          ---------      --------     -------
                                               (Dollars in thousands)
ASSETS
Interest-earning assets:
   Federal funds sold                      $  4,761        $  124        5.21%
                                           --------        ------
   Investment securities(1)(3):
     Municipal obligations                    2,830           128        9.05%
     US Government and agencies              55,002         1,734        6.31%
     Marketable equity securities             3,363           126        7.49%
                                           --------        ------
         Total investments                   61,195         1,988        6.50%
                                           --------        ------
   Loans                                    103,800         4,776        9.20%
                                           --------        ------
         Total interest-earning assets      169,756         6,888        8.12%
                                                           ------
Allowance for loan losses                   (4,128)
Other real estate owned                       1,237
Other assets                                  8,602
                                           --------
         Total assets                      $175,467

LIABILITIES AND
STOCKHOLDERS' EQUITY
Borrowed funds                            $     130        $    4        6.15%
Deposits:
   NOW accounts                               8,997            94        2.09%
   Regular savings accounts                  24,065           285        2.37%
   Pelham money fund                         19,946           251        2.52%
   Certificates of deposit                   77,721         2,158        5.55%
                                           --------        ------
      Total interest-bearing deposits
       and borrowed funds                   130,859         2,792        4.27%

Other interest:
   Interest on capital lease                    210            20       19.05%
                                           --------        ------
      Total interest-bearing liabilities    131,069         2,812        4.29%
                                                           ------
Demand deposits                              23,456
Other liabilities                             2,945
         Total liabilities                  157,470
Stockholders' equity                         17,997
         Total liabilities and
            stockholders' equity           $175,467
                                           ========
Net interest income                                        $4,076
                                                           ======
Interest rate spread                                                     3.83%
Net  yield on earning assets                                             4.80%
- ------------
(1)      Included  in  the  average  balance   amounts  are  the   corresponding
         components of the investment securities available-for-sale and held-to-maturity. The yield is calculated using interest income divided by the average balance of the amortized historical cost.

(2) Interest on nonaccrual loans has been included only to the extent reflected in the statement of operations; however, the loan amounts are included in the average amounts outstanding.

(3) Included in interest earned are tax effect increases to interest earned on municipal obligations of $44,000 in 1996, $107,000 in 1995, $106,000 in 1994 and $116,000 in 1993.

         The following table presents and analysis of the average yields earned and rates paid for the years indicated. Interest income is presented on a tax equivalent basis which reflects a federal tax rate of 34% for all periods presented.

                                                                        Years Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                           1995                               1994                                1993
                                -------------------------------   -----------------------------   -------------------------------
                                             Interest   Average              Interest   Average              Interest     Average
                                Average       Earned/   Yield/    Average    Earned/    Yield/    Average     Yield/      Yield/
                                Balance        Paid      Rate     Balance      Paid      Rate     Balance      Rate        Rate
                                -------      --------  --------   -------    --------   -------   -------    --------     -------
ASSETS
Interest-earning assets:
  Federal funds sold             $  5,943   $    343    5.77%    $ 13,765   $    532      3.86%   $ 13,521   $    403       2.98%
                                 --------   --------             --------   --------              --------   --------
  Investment securities(1)(3):
    Municipal obligations           3,433        317    9.23%       3,419        311      9.10%      3,395        341      10.04%
    US Government and
      agencies                     44,630      2,723    6.10%      34,465      1,620      4.70%     17,279        763       4.42%
    Marketable equity
      securities                    2,948        244    8.28%       2,854        234      8.20%      2,649        228       8.61%
                                 --------   --------             --------   --------              --------   --------
        Total investments          51,011      3,284    6.44%      40,738      2,165      5.31%     23,323      1,332       5.71%
                                 --------   --------             --------   --------              --------   --------
   Loans                          112,307     10,076    8.97%     108,073      8,965      8.30%    110,859      9,922       8.95%
                                 --------   --------             --------   --------              --------   --------
        Total interest-
        earning assets            169,261     13,703    8.10%     162,576     11,662      7.17%    147,703     11,657       7.89%
                                            --------                        --------                         --------
Allowance for loan losses          (3,527)                         (3,703)                          (3,998)
Other real estate owned             2,798                          10,954                           21,144
Other assets                        7,922                           8,599                           12,097
                                 --------                        --------                         --------
         Total assets            $176,454                        $178,426                         $176,946
                                 ========                        ========                         ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Borrowed Funds
Deposits:
   NOW accounts                  $  8,665     $  248    2.86%    $  8,897     $  253     2.84%    $  9,184   $    274       2.98%
   Regular savings accounts        24,342        658    2.70%      25,875        699     2.70%      23,475        624       2.66%
   Pelham money fund               23,521        650    2.76%      28,136        776     2.76%      29,816        828       2.78%
   Certificates of deposit         76,958      4,025    5.23%      74,352      2,782     3.74%      77,546      3,074       3.96%
                                 --------   --------             --------   --------              --------   --------
         Total interest-
         bearing deposits         133,486      5,581    4.18%     137,260      4,510     3.29%     140,021      4,800       3.43%

Other interest:
   Interest on capital lease          220         43   19.55%         231         45    19.48%         240         46      19.17%
                                 --------   --------             --------   --------              --------   --------
         Total interest-
         bearing liabilities      133,706      5,624    4.21%     137,491      4,555     3.32%     140,261      4,846       3.45%
                                            --------                        --------                         --------
Demand deposits                    22,198                          22,460                           20,726
Other liabilities                   3,960                           3,280                            1,365
                                 --------                        --------                         --------
         Total liabilities        159,864                         163,231                          162,352
Stockholders' equity               16,590                          15,195                           14,594
                                 --------                        --------                         --------
         Total liabilities and
         stockholders'
         equity                  $176,454                        $178,426                         $176,946
                                 ========                        ========                         ========
Net interest income                           $8,079                          $7,107                           $6,811
                                              ======                          ======                           ======
Interest rate spread                                    3.89%                            3.85%                              4.44%
                                                        =====                            =====                              =====
Net  yield on earning assets                            4.77%                            4.37%                              4.61%
                                                        =====                            =====                              =====

(1)      Included  in  the  average  balance   amounts  are  the   corresponding  components of the investment securities
         available-for-sale and held-to-maturity.  The yield is calculated using interest income divided by the average balance of the amortized historical cost.
(2)      Interest  on  nonaccrual  loans has been  included  only to the  extent reflected in the statement of operations; however, the loan amounts are included in the average amounts outstanding.
(3)      Included in interest earned are tax effect increases to interest earned on municipal obligations of $44,000 in 1996,
         $107,000 in 1995, $106,000 in 1994 and $116,000 in 1993.

         Rate/Volume Analysis. The following table shows the changes in interest income on a fully tax equivalent basis and interest expense caused by changes in the volume of interest earning assets and interest bearing liabilities, and changes in interest rates. The change attributable to a mix of volume and rate has been allocated proportionally to the change due to volume and the change due to rate.
                                                    Six Months Ended June 30,
                                                    -------------------------
                                                      1996 Compared to 1995
                                                      ---------------------
                                                   Increase (Decrease) Due to
                                                   --------------------------
                                                    Volume     Rate     Total
                                                    ------     ----     -----
                                                      (Dollars in thousands)
Interest and Dividend Income
   Loans                                             $(496)   $ 477    $ (19)
   Investments:
     Federal funds sold                                  8      (20)     (12)
     Investment securities:
        Municipal obligations                          (40)       8      (32)
        US Government and agencies                     426       56      482
        Marketable equity securities                    28      (26)       2
                                                     -----    -----    -----
           Total interest and dividend income          (74)     495      421
                                                     -----    -----    -----
Interest Expense
   Borrowed funds                                        4       --        4
   NOW accounts                                          4      (30)     (26)
   Regular savings accounts                            (11)     (32)     (43)
   Pelham money fund                                   (46)     (25)     (71)
   Certificates of deposit                              64      293      357
   Capital lease                                        (2)      --       (2)
                                                     -----    -----    -----
           Total interest expense                       13      206      219
                                                     -----    -----    -----
           Net increase (decrease) in net interest
               and dividend income                   $ (87)   $ 289    $ 202
                                                     =====    =====    =====

                                                               Years Ended December 31,
                                                               ------------------------
                                              1995 Compared to 1994           1994 Compared to 1993
                                              ---------------------           ---------------------
                                           Increase (Decrease) Due to       Increase (Decrease) Due to
                                           --------------------------       --------------------------
                                          Volume      Rate      Total      Volume      Rate      Total
                                          ------      ----      -----      ------      ----      -----
                                                                (Dollars in thousands)
Interest and Dividend Income
   Loans:                                $   363    $   748   $ 1,111    $  (246)   $  (711)   $  (957)
   Investments:
      Federal funds sold                    (382)       193      (189)         7        122        129
      Investment securities:
        Municipal obligations                  1          5         6          5        (35)       (30)
        US Government and agencies           549        554     1,103        806         51        857
        Marketable equity securities           8          2        10         17        (11)         6
                                         -------    -------   -------    -------    -------    -------
          Total interest and dividend
             income                          539      1,502     2,041        589       (584)         5
                                         -------    -------   -------    -------    -------    -------
Interest Expense
   NOW accounts                               (7)         2        (5)        (8)       (13)       (21)
   Regular savings accounts                  (41)         0       (41)        65         10         75
   Pelham money fund                        (129)         3      (126)       (46)        (6)       (52)
   Certificates of deposit                   101      1,142     1,243       (124)      (168)      (292)
   Capital lease                              (2)         0        (2)        (2)         1         (1)
                                         -------    -------   -------    -------    -------    -------
          Total interest expense             (78)     1,147     1,069       (115)      (176)      (291)
                                         -------    -------   -------    -------    -------    -------
             Net increase (decrease)
             in net interest and
             dividend income             $   617    $   355   $   972    $   704    $  (408)   $   296
                                         =======    =======   =======    =======    =======    =======

         Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to the statement of operations. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated losses in the loan portfolio after weighing various factors. Among the factors management considers are the quality of specific loans, risk characteristics of the loan portfolio generally, the level of nonaccrual loans, current economic conditions, trends in delinquencies and charge-offs, and collateral values of the underlying security. Ultimate loan losses may vary from current estimates and future additions may be necessary. In addition, regulatory agencies, as an integral part of the examination process, review Pelham Bank's allowance and may require it to provide additions to the allowance based on their assessment, which may differ from that of management.

         The provision for loan losses in the first six months of 1996 decreased to $169,000 from $300,000 during the comparable period in 1995. Among the factors contributing to Finest's ability to reduce the provision was the improvement in asset quality, including reductions in delinquency and net charge-offs, as well as the percentage coverage for the allowance as of June 30, 1996. The allowance for loan losses was 4.1% of total loans and 192.5% of non-performing loans at June 30, 1996, compared to 2.5% and 54.4%, respectively, at June 30, 1995. Net charge-offs totaled $248,000 for the first six months in 1996 compared to $1.2 million for the same period in 1995.

         The provision for loan losses in 1995 was $1.6 million, an increase of $1.0 million from 1994, reflecting an increase in net charges-offs and management's reevaluation of certain long-term problem assets. The provision for loan losses in 1993 was $1.5 million greater than in 1994, as both net charge-offs and nonperforming assets were at significantly higher levels. During this period from December 31, 1993 to December 31, 1995, the allowance for loan losses increased from 3.3% to 3.9% of loans, a percentage that management believes is more reflective of the risk profile of the portfolio.

         While management believes it has been prudent in its analysis of the allowance for loan losses, management is unable to predict the ultimate course of the economy or the extent of its impact on Finest's financial condition.

         Non-interest Income (Expense). Non-interest income decreased to $419,000 for the first six months of 1996 from $592,000 for the same period in 1995. This decrease was due primarily to a $283,000 decrease in deferred gains on real estate owned sales. This decrease reflects the ongoing reduction of real estate owned, and therefore the potential for deferred gains, as well as management's decision to reduce the amount of OREO properties sold that the bank would finance. Fee and service charge income increased to $294,000 for the first six months of 1996, from $236,000 for the prior-year period, because the bank increased these charges in the first quarter of 1996 as a result of a strategic and competitive analysis.

         Non-interest income in 1995 totaled $853,000, as compared to $875,000 in 1994. Results in 1995 benefited from a $95,000 favorable variance in recognition of deferred gains on OREO sale offset by some non-recurring fees recognized in 1994. A decrease of $181,000 in deferred gains accounted for the decrease in non-interest income from 1993 to 1994, which was the result of the recognition of gains on some large properties sold and financed in 1992. Fees and service charges decreased to $489,000 in 1995 from $495,000 in 1994, following a decrease from $506,000 in 1993. These decreases resulted primarily from reduced activity as well as customers' maintaining higher compensating balances.

         Operating Expenses. For the first six months of 1996, non-interest expense decreased to $2.7 million from $2.9 million for the comparable period in 1995, primarily due to decreases in professional fees and deposit insurance premiums of $375,000 and $202,000, respectively. Professional fees in 1995 were high because they included investment banking, legal and accounting fees associated with the terminated merger with Andover Bancorp, which was rejected by Finest's stockholders, while the reduction in deposit fees reflects the improvement in the cost of FDIC insurance. The decreases in the first six months of 1996 were somewhat offset by an increase in charges to the provision for OREO, the result of an aggressive attempt to sell remaining OREO properties, and a one-time merger termination fee of $225,000 paid to Andover in conjunction with the termination of the attempted merger. Total operating expenses decreased to $6.1 million in 1995, from $6.7 million in 1994, after having increased from $6.1 million in 1993. Both the decrease in 1995 and the increase in 1994 were due primarily to expenses associated with dealing with problem assets.

         Finest accounts for OREO at the lower of cost or estimated net fair value. Declines in value subsequent to foreclosure or substantive repossession result in a charge to the valuation allowance. Changes to the valuation allowance caused by declines in value resulted in charges of $72,000 and $0 for the six months ended June 30, 1996 and 1995, respectively, and $218,000, $900,000 and $700,000 in 1995, 1994 and 1993, respectively. The deterioration in the New England real estate market during the early 1990s led to high levels of OREO and corresponding administrative costs. Net gains (losses) on the sale of OREO for the first six months of 1996 and 1995 were $96,000 and $158,000, respectively, while the corresponding totals for the years 1995, 1994 and 1993 were $305,000, ($115,000) and $223,000, respectively. The costs of foreclosing on loans, as well as the administrative costs of maintaining the non-performing assets, correspond with the volume of problem assets. Net losses from real estate operations were $360,000 in 1995, $393,000 in 1994 and $834,000 in 1993.
Reflecting the significant progress made in reducing non-performing assets, the total for the first six months of 1996 was $109,000, reduced from $133,000 for the corresponding period in 1995. The reduced costs reflect a decrease in the average balance of OREO. These costs will continue to be incurred until the level of non-performing assets significantly decreases.

         Federal and State Income Tax Expense. The results for the six month period ended June 30, 1995 reflect a tax expense of $124,000, based on Finest's estimate of income for the year. For the same period in 1996, Finest has recorded a tax benefit of $2,000, attributable to the estimated decrease in the valuation allowance for deferred tax assets. Finest believes that it will be in a taxable income position prior to the end of 1996.

         Effective January 1, 1993, Finest adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of Finest's assets and liabilities. Measurement of deferred tax assets and liabilities is based upon the provisions of enacted tax laws and the effects of future changes in tax laws or rates. No adjustment to income resulted from the cumulative effect of the accounting change at January 1, 1993. Under the old method, the deferred method, annual income tax expense was matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes.

         Management believes the existing net deductible temporary differences as of December 31, 1995 that give rise to the net deferred income tax asset will reverse in periods in which Finest generates net taxable income. For the years ending December 31, 1995, 1994 and 1993, Finest generated taxable losses of approximately $1.1 million, $443,000 and $1.7 million, respectively. The amounts for years after 1991 are subject to examination of tax returns by the Internal Revenue Service. These amounts differed from pre-tax book income primarily as a result of income and expense being recognized for income tax purposes in a different period for book income. In 1995, Finest recorded a decrease of the valuation allowance for deferred tax assets, other than the net unrealized loss on available-for-sale securities, of $506,000 based upon budgeted earnings for 1996.

         At December 31, 1995, the net deferred tax asset was $893,000. Finest would need to generate approximately $2,300,000 of future net taxable income to realize the excess of the net deferred tax asset over recoverable income taxes as of December 31, 1995. Management believes that the net deferred income tax asset at December 31, 1995 will be realized based upon the significant reduction in the level of non-performing assets over the past three years. It is management's belief that the valuation allowance is adequate to reduce the total deferred tax asset to an amount that is more likely than not to be realized. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

         At December 31, 1995, Finest had net operating loss carryforwards for tax purposes of approximately $3.2 million which will expire in the years 2008 and 2009. These carryforwards may be subject to the limitations continued in
Section 382 of the Internal Revenue Code.

Financial Condition

         Total assets at June 30, 1996 were $179.3, a $1.8 million or 1.0% decrease from the $181.1 million at December 31, 1995. Decreases in total loans ($7.0 million), OREO ($610,000) and federal funds ($6.9 million) were partially offset by increases in investments ($10.9 million) and cash ($1.0 million). The decrease in loan and OREO balances reflect the successful effort to improve asset quality, while the decrease in federal funds and increase in investments were part of a balance sheet restructuring in conjunction with management's attempt to achieve a better asset/liability mix.

         Total assets at December 31, 1995 amounted to $181.1 million, compared to $178.0 million and $180.4 million at December 31, 1994 and 1993, respectively. The increase in 1995 reflected a decrease in OREO more than offset by an increase in investments. The decrease in 1994 was mainly due to a decrease in cash and cash equivalents and OREO totaling $20.6 million that was partially offset by an increase of $19.3 million in investment and available-for-sale securities.

         Loans. Net loans, prior to the allowance for loan losses, decreased to $99.7 million at June 30, 1996 from $106.8 million at December 31, 1995. A decrease of $9.4 million in real estate loans was partially offset by increases in commercial and construction loans. The primary reason for the decrease in real estate mortgage loans was the continuing effort to improve asset quality. Net loans at December 31, 1994, prior to the allowance for loan losses, amounted to $107.7 million, a decrease of $1.9 million compared with $109.6 million at December 31, 1993. Loan decreases during 1994 and 1995 were the result of management's effort to improve asset quality.

         The following table shows the composition of Finest's loan portfolio at the dates indicated.

                                                                         December 31,
                                   June 30,      -----------------------------------------------------------
                                     1996          1995        1994           1993       1992         1991
                                  ---------      -------     --------     ----------  ---------    ---------
                                                                          (Dollars in thousands)
Real estate mortgage              $  90,100    $  99,478    $  98,268    $  92,514    $  97,031    $  96,355
Commercial                            4,272        3,548        2,978       11,310       17,719       23,761
Real estate construction              3,935        2,369        4,935        5,099        3,610        6,579
Installment and other                 1,830        1,843        2,082        1,396        1,865        2,183
Bankers acceptances                    --           --           --           --           --          3,182
Money market participations            --           --           --           --           --          9,000
                                  ---------    ---------    ---------    ---------    ---------    ---------
     Total loans                    100,137      107,238      108,263      110,319      120,225      141,060

Unearned discount                      --           --           --           --           --             (1)
Deferred loan fees                     (189)        (197)        (144)        (250)        (459)        (607)
Deferred gains on sales of OREO        (275)        (278)        (422)        (432)        (728)        --
Allowance for loan losses            (4,057)      (4,136)      (3,746)      (3,660)      (4,335)      (3,031)
                                  ---------    ---------    ---------    ---------    ---------    ---------
     Net loans                    $  95,616    $ 102,627    $ 103,951    $ 105,977    $ 114,703    $ 137,421
                                  =========    =========    =========    =========    =========    =========

         Finest did not sell loans in the secondary market during 1993, 1994, 1995 or the first half of 1996, and was not servicing any loans for others at June 30, 1996 and December 31, 1995, 1994 and 1993.

         Outstanding commercial loans totaled $4.3 million at June 30, 1996, as compared to $3.5 million on December 31, 1995, $3.0 million at December 31, 1994 and $11.3 million at December 31, 1993. Real estate mortgage loans totaled $90.1 million at June 30, 1996, as compared to $99.5 million at December 31, 1995, $98.3 million at December 31, 1994 and $92.5 at December 31, 1993. The decrease in real estate loans in 1996 is attributable in large part to Finest's effort to improve asset quality in the portfolio.

         Real estate (commercial, construction and land, and residential) and commercial loans transferred into OREO totaled $426,000 in the first six months of 1996 and $2.9 million, $1.7 million and $4.3 million in 1995, 1994 and 1993, respectively. Commercial real estate and construction and land loans involve significant risks compared with single-family residential mortgage and consumer lending.

         Installment loans outstanding were $1.8 million at June 30, 1996 as compared to $1.8 million at December 31, 1995, $2.1 million at December 31, 1994, and $1.4 million at year-end 1993.

         The following table reflects the scheduled maturities and sensitivities of selected loans at June 30, 1996 before deferred gains, unearned income and the allowance for loan losses:

                                Less than One        One Through Five        Over Five
                                    Year                   Years               Years               Total
                              -----------------     -------------------   ---------------      ------------
                                                              (Dollars in thousands)

Construction and land loans         $3,633               $   --               $  302               $3,935
Commercial loans                     4,148                   86                   38                4,272
                                    ------               ------               ------               ------
     Total                          $7,781               $   86               $  340               $8,207
                                    ======               ======               ======               ======

Risk Elements

         The following table shows the composition of non-performing assets:

                                                                                  December 31,
                                       June 30,      --------------------------------------------------------------------
                                        1996           1995           1994            1993          1992           1991
                                      --------       --------      ---------       ---------      ---------     ---------
                                                                             (Dollars in thousands)
Nonaccrual loans                      $  1,846       $  3,705       $  3,403       $  2,163       $  1,835       $  3,172
Restructured loans                         261            331            343           --             --             --
                                      --------       --------       --------       --------       --------       --------
   Total non-performing loans            2,107          4,036          3,746          2,163          1,835          3,172
Other real estate owned                    891          1,501          7,936         15,896         26,392         28,655
                                      --------       --------       --------       --------       --------       --------

   Total non-performing assets        $  2,998       $  5,537       $ 11,682       $ 18,059       $ 28,227       $ 31,827
                                      ========       ========       ========       ========       ========       ========

   Total assets                       $179,328       $181,103       $178,012       $180,403       $177,841       $194,144
                                      ========       ========       ========       ========       ========       ========

   Total non-performing assets as         1.7%           3.1%           6.6%          10.0%          15.9%          16.4%
   a percentage of total assets

         Finest had experienced a sharp increase in the level of non-performing assets and a corresponding rise in foregone income, loan losses and other costs associated with non-performing assets beginning in 1990. Starting in 1993, however, significant progress was made in reducing non-performing assets, and that progress has continued through June 30, 1996. OREO was reduced by $8.0 million in 1994 and $6.4 million in 1995 and has further been reduced by 41% to $891,000 as of June 30, 1996. Non-performing and restructured loans, which had shown increases of $1.6 million and $290,000 respectively in 1994 and 1995, had decreased by $1.9 million or 48% by June 30, 1996. There was no interest income recorded in 1994, 1995 or for the first six months of 1996 on nonaccrual loans outstanding as of the period ends. Had these loans performed under their original terms, the amount recorded would have been $283,000 for the first six months of 1996 and $546,000 and $421,000 in 1995 and 1994, respectively.

         The impact of existing non-performing assets on future interest income will largely depend upon converting those assets to earning assets either through a return to performing status or through foreclosure and subsequent disposition of the property. It is expected that the level of foreclosures and related expenses will continue to moderate during the remainder of 1996, although the significant decreases in non-performing assets experienced in recent periods are unlikely to be duplicated because of the reductions achieved to date. In addition, changes in general economic conditions and specific conditions affecting borrowers will cause fluctuations, including increases, during certain periods.

         Nonaccrual Loans. Management places loans, regardless of collateral values, on nonaccrual status when interest is past due 90 days or more. All previously accrued but uncollected interest is reversed against current period interest income when a loan is placed on nonaccrual status. When collection procedures do not bring a loan to performing status, Finest generally institutes action to foreclose upon the property or to acquire it by deed in lieu of foreclosure. Loans for which payments are less than 90 days past due are placed on nonaccrual status where there exists serious doubt as to the ultimate collectibility of the loan.

         The following table shows the composition of nonaccrual loans:

                                                                            December 31,
                                  June 30,       ---------------------------------------------------------------------------------
                                   1996             1995             1994                 1993              1992            1991
                                 --------        ----------       ----------           ----------        ----------      ----------
                                                                              (Dollars in thousands)
Residential real estate           $  1,809        $  3,693         $  2,504               N/A               N/A              N/A
Commercial real estate                --              --                853               N/A               N/A              N/A
Construction and land                 --              --               --                 N/A               N/A              N/A
Commercial                              28            --                 46               N/A               N/A              N/A
Consumer                                 9              12             --                 N/A               N/A              N/A
                                  --------        --------         --------             --------          --------         --------
   Total nonaccrual loans         $  1,846        $  3,705         $  3,403             $  2,163          $  1,835         $  3,172
                                  ========        ========         ========             ========          ========         ========

Allowance for loans losses        $  4,057        $  4,136         $  3,746             $  3,660          $  4,335         $  3,031
                                  ========        ========         ========             ========          ========         ========

   Total loans                    $100,137        $107,238         $108,263             $110,319          $120,225         $141,060
                                  ========        ========         ========             ========          ========         ========
   Allowance for loan losses
   as a percentage of
   nonaccrual loans                219.8%           111.6%           110.1%               169.2%            236.2%            95.6%

   Allowance for loan losses
   as a percentage of non-
   performing loans                192.5%           102.5%           100.0%               169.2%            236.2%            95.6%

   Allowance for loan losses
   as a percentage of total
   loans                             4.1%             3.9%             3.5%                 3.3%              3.6%             2.1%

- ---------------

N/A - not readily available.

         During the first six months of 1996, nonaccrual loans decreased $1.9 million. While this decrease reflects the ongoing effort to improve asset quality at the bank, any deterioration in economic conditions in Pelham's market area, as well as events impacting specific performing credits, could result in an increased level in the future.

         During 1995, loans on nonaccrual increased from $3.4 million to $3.7 million. However, the December 31, 1995 amount includes $2.5 million in reclassifications. On a comparable basis, nonaccrual loans decreased during 1995 from $5.9 million to $3.7 million.

         Restructured Loans. A restructured loan is one for which Finest has modified the terms to provide a temporary reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both due to the deterioration in the financial position of the borrowers. Restructured loans are not returned to performing status until the obligation has been performed for a reasonable period of time at a market rate of interest, and the ultimate collectibility is no longer in doubt.

         Restructured  loans  amounted to $261,000 at June 30,  1996, a decrease
from  the  $331,000  and  $343,000   levels  at  December  31,  1995  and  1994,
respectively.

         OREO. Finest's OREO, which had risen significantly during 1990 and 1991 due to the deterioration of the southern New Hampshire real estate market and the economy, remained at high levels through 1994. A valuation allowance was established during 1992 and represents management's attempt to record the asset at estimated fair value less estimated cost to sell. During 1995, substantial improvement in the level of OREO was achieved as the net balance, after valuation allowance, was reduced from $7.9 million to $1.5 million. However, included in the reduction is $2.5 million which was reclassified from OREO to nonaccrual loans. Further progress was made during the first six months of 1996, with the balance being reduced to $891,000. All OREO is carried at the lower of the carrying value of the loan or the estimated net fair value of the property constructively or actually received. There are no binding commitments for capital expenditures on OREO at June 30, 1996.

         The following table shows the composition of OREO:

                                                                            December 31,
                                    June 30,       ---------------------------------------------------------------------------------
                                     1996            1995              1994            1993          1992            1991
                                   --------        ---------        ----------       --------      --------        --------
                                                                              (Dollars in thousands)

Residential real estate            $    722         $  1,113        $  1,851        $  5,061       $ 11,587        $  8,858
Commercial real estate                 --                430           6,860           8,697         10,552          10,364
Multi-family real estate                 45               84              11             102            145              -- (1)
Construction and land                   274               13              55           2,036          5,208           6,272
Receivables under real estate
   installment sales                   --               --              --              --             --             3,580
                                   --------         --------        --------        --------       --------        --------

                                      1,041            1,640           8,777          15,896         27,492          29,074

Deferred gains on sales of
OREO                                   --               --              --              --             --              (419)

Valuation allowance                    (150)            (139)           (841)           --           (1,100)           --
                                   --------         --------        --------        --------       --------        --------

Total OREO                         $    891         $  1,501        $  7,936        $ 15,896       $ 26,392        $ 28,655
                                   ========         ========        ========        ========       ========        ========
- --------

(1) Amount included in residential real estate.

         In-substance foreclosure ("ISF") loans, included in the above table, with respect to which Pelham Bank had not completed the legal transfer of ownership, totaled $2.5 million, $3.2 million and $8.5 million at December 31, 1994, 1993 and 1992 respectively. These loans were no longer classified as OREO beginning in 1995.

         Allowance for Loan Losses. The following table summarizes the activity in Finest's allowance for loan losses for the five years ended December 31, 1991 to 1995 and the six months ended June 30, 1996:

                                                                                       December 31,
                                         June 30,        ------------------------------------------------------------------------
                                           1996            1995              1994            1993          1992            1991
                                         --------        ---------        ----------       --------      --------        --------
                                                                                  (Dollars in thousands)
Balance at beginning of period           $  4,136        $  3,746         $  3,660         $  4,335       $  3,031       $  7,149
Provision                                     169           1,600              600            2,125          3,200          5,338
Charge-offs:
      Real estate loans                      (400)           (896)            (930)          (2,996)          (590)        (9,228)
      Installment loans                        (3)            (37)              (4)             (31)           (26)           (38)
      Commercial and all other loans         --              (921)            (117)            (382)        (2,167)        (1,048)
                                         --------        --------         --------         --------       --------       --------

                     Total charge-offs       (403)         (1,854)          (1,051)          (3,409)        (2,783)       (10,314)
                                         --------        --------         --------         --------       --------       --------
Recoveries:
      Real estate loans                        92             135              355              578            750            827
      Installment loans                         2              23                3               10             13             10
      Commercial and all other loans           61             486              179               21            124             21
                                         --------        --------         --------         --------       --------       --------

                      Total recoveries        155             644              537              609            887            858
                                         --------        --------         --------         --------       --------       --------

   Net charge-offs                           (248)         (1,210)            (514)          (2,800)        (1,896)        (9,456)
                                         --------        --------         --------         --------       --------       --------

Balance at end of period                 $  4,057        $  4,136         $  3,746         $  3,660       $  4,335       $  3,031
                                         ========        ========         ========         ========       ========       ========
Ratio of net charge-offs to average
   loans outstanding                        0.24%           1.08%            0.47%            2.48%          1.45%          6.40%

         Management analyzes the adequacy of allowance for loan losses at least quarterly. Management measures the adequacy of the allowance by assigning loans to risk categories based on a loan classification system modeled after the regulatory classification system. In addition, an independent loan review consultant monitors the risk assignment and prepares a written report for management and the board on a quarterly basis. Finest also monitors its loan and OREO portfolios through the use of "action plans" prepared for nonaccrual loans, other loans and OREO identified as needing closer monitoring. These "action plans" are prepared for loans that have been assigned adverse risk ratings and are considered in determining the appropriate level of the allowance for loan losses. While management believes that the adequacy of its allowance for loan losses is adequate to cover potential losses, there are uncertainties regarding future events, particularly those that might impact the regional economy and the real estate market. Allocation of the allowance for loan losses to the various categories of the portfolio is also made periodically based on management's judgment in weighing various factors, including the quality of specific loans, the level of nonaccrual loans in various categories, current economic conditions, trends in delinquencies and prior charge-offs, and the collateral value of the underlying security. Because of the many estimates and the high degree of judgment involved, changes may be required in those allocations. It should also be noted that by making these allocations, management is in no way limited in the use of any portion of the allowance to address any problems that may occur.

         The allowance for loan losses as a percentage of total loans has increased over the last several years and totaled 4.1% at June 30, 1996 compared to 3.9%, 3.5% and 3.3% at December 31, 1995, 1994 and 1993, respectively. Net charge-offs totaled $248,000 for the first six months of 1996 compared with $1.2 million in the prior-year period. Net charge-offs as a percentage of average loans equaled 0.24% for the first six months of 1996 compared to 1.10% during the same period in 1995.

         The following table summarizes the activity in Finest's allowance for loan losses for the five years ended December 31, 1991 to 1995 and the six months ended June 30, 1996:

                                                                                  December 31,
                        June 30,             --------------------------------------------------------------------------------------
                         1996               1995                1994                1993              1992               1991
                   -----------------   ---------------   ------------------- ------------------- ----------------- -----------------
                              Loan              Loan                Loan                Loan               Loan               Loan
                            Category          Category             Category            Category           Category          Category
                             As a %            As a %              As a %              As a %             As a %            As a %
                   Amount   of Total   Amount  of Total   Amount   of Total   Amount   of Total  Amount  of Total  Amount  of Total
Loan               Alloc-    Loan      Alloc-   Loan      Alloc-    Loan      Alloc-    Loan     Alloc-   Loan     Alloc-    Loan
Category            ated    Portfolio   ated  Portfolio    ated    Portfolio   ated    Portfolio  ated   Portfolio  ated   Portfolio
- --------          -------   ---------  ------ ---------   ------   ---------  ------   --------- ------  --------- ------  ---------
Real Estate:
  Residential      $1,303     49.7%    $1,642    49.7%    $  658      56.1%   $  637    49.2%    N/A      50.1%     N/A       44.5%
  Commercial        1,495     40.3      2,120    43.1      1,762      34.8     1,561    34.6     N/A      30.6      N/A       23.8
  Construction
    and land           59      3.9         43     2.2       --         4.5        --     4.6     N/A       3.0      N/A        4.7
                   ------    -----     ------   -----     ------     -----    ------   -----   -------   -----    ------     -----
      Total real
        estate      2,857     93.9      3,805    95.0      2,420      95.4     2,198    88.4     N/A      83.7      N/A       73.0
Consumer               16      1.8         16     1.7         55       1.9        46     1.3     N/A       1.6      N/A        1.5
Commercial             79      4.3        233     3.3        249       2.7       240    10.3     N/A      14.7      N/A       25.5
Unallocated         1,105       --         82      --      1,022        --     1,176     --      N/A        --      N/A         --
                   ------     -----    ------   -----     ------     -----    ------   -----   -------   -----    -------    -----
      Totals       $4,057    100.0%    $4,136   100.0%    $3,746     100.0%   $3,660   100.0%  $ 4,335   100.0%   $ 3,031    100.0%
                   ======    =====     ======   =====     ======     =====    ======   =====   =======   =====    =======    =====

N/A - not readily available.

         Notwithstanding the foregoing allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

Investments

         As of June 30, 1996, Finest's investment portfolio totaled $68.9 million, a $10.8 million increase from December 31, 1995. Finest's total securities portfolio was $48.4 million at year-end 1994, a $19.3 million increase from $29.1 million at year-end 1993.

         The increase in the portfolio over the last several years is due to the decrease in loans and OREO as part of Finest's efforts to improve asset quality, as well as the Bank's ability and desire to retain its deposit base to provide a steady funding source.

         Finest manages the investments portfolio in accordance with the investment policy adopted by the Board of Directors. The primary objectives are to provide interest and dividend income, to ensure adequate liquidity and achieve an adequate asset/liability gap position.

         On December 31, 1993, Finest adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that investments be classified in one of three categories: held-to-maturity, trading or available-for-sale.

         Debt securities are classified as held-to-maturity only when there is positive intent and ability to hold them to maturity. Such securities are recorded at amortized cost. Trading securities are debt and equity securities held principally for the purpose of sale in the near term. Such securities are recorded at fair value, with unrealized gains and losses recorded in earnings. The Bank's current policy does not permit trading securities. Investments available-for-sale are any debt or equity security not classified as either held to maturity or trading securities.

         Investments available-for-sale are recorded at their fair value with changes in fair value recorded as a separate component of stockholders' equity, net of the related income taxes. Upon the adoption of SFAS 115 in 1993, Pelham Bank transferred $11.8 million of various securities into investments available-for-sale. The net unrealized gain on the investments available-for-sale included in stockholders' equity, net of applicable income taxes, was $210,000 at December 31, 1993. The net unrealized loss on the investments available-for-sale included in stockholders' equity, net of applicable income taxes, was $330,000 at December 31, 1994. Finest had an unralized gain on investments available-for-sale of $181,000 at December 31, 1995 compared to an unrealized loss of $64,000 at June 30, 1996.

         The following table sets forth information regarding the carrying amounts of the investment portfolio at the period indicated:

                                                                      At December 31,
                                                   June 30,   --------------------------------
                                                     1996        1995        1994        1993
                                                                ------      ------      -----
                                                                (Dollars in thousands)
Investments available-for-sale:
     U.S. government and federal agency
        obligations                                $32,134     $27,007     $ 6,830     $ 9,150
     Marketable equity securities                    2,803       2,837       2,811       2,660
                                                   -------     -------     -------     -------
         Total investments available-for-sale       34,937      29,844       9,641      11,810
                                                   -------     -------     -------     -------
Investments held-to-maturity:

     Mortgage-backed securities                     17,305      11,508        --          --
                                                   -------     -------     -------     -------
     Corporate debt securities                         100         100         100
     U.S. government and federal agency
        obligations                                 13,750      13,750      35,005      14,428
     Municipal obligations                           2,799       2,869       3,694       2,864
                                                   -------     -------     -------     -------

              Total investments held-to-maturity    33,954      28,227      38,799      17,292
                                                   -------     -------     -------     -------

              Total investments                    $68,891     $58,071     $48,440     $29,102
                                                   =======     =======     =======     =======

         The following table presents an analysis of the maturity distribution and average yields of investments available-for-sale and held-to-maturity at June 30, 1996, shown and calculated on the basis of the amortized cost and effective yield weighted for the schedule maturity of each security. Yields on tax exempt bonds and obligations have been adjusted for tax effects based on a 34% tax rate.

                                                                    Length of Time to Maturity
                                                                    --------------------------
                                                    After One Year      After Five Years
                                                    But Within Five      But Within Ten
                                   Within One Year      Years                Years           After Ten Years          Total
                                  ------------------------------------------------------------------------------------------------
                                   Amount    Yield   Amount   Yield     Amount    Yield      Amount    Yield     Amount     Yield
                                  --------  ------- -------- -------   --------  -------    --------  -------   --------   -------
                                                                      (Dollars in thousands)

Investments available-for-sale:
     U.S. government and
       federal agency obligations  $11,463    6.67%  $17,240   6.71%     $3,596    7.49%         --       --     $32,299     6.97%
                                   -------           -------             ------               -----              -------

     Total investments
          available-for-sale (1)    11,463    6.67%   17,240   6.71%      3,596    7.49%         --       --      32,299     6.97%
                                   -------           -------             ------               -----              -------

Investments held-to-maturity:
    U.S. government and federal
      agency obligations                --      --    13,750   6.40%         --       --         --       --      13,750     6.40%
    Mortgaged-backed securities         --      --        --     --       8,259     6.45%     9,046     6.77%     17,305     6.67%
    Tax-exempt bonds and
      obligations                       --      --     1,084   8.80%      1,615     5.46%       100     9.25%      2,799     6.52%
    Other bonds and obligations         --      --       100   8.50%         --(1)    --        --        --         100     8.50%
                                     -----   -----   -------  -----       -----     ----      -----    ------     ------     ----

         Total investments
           held-to-maturity             --      --    14,934   6.58%      9,874     6.27%     9,146     6.80%     33,954     6.61%
                                   -------           -------             ------               -----              -------
         Total portfolios          $11,463    6.67%  $32,174   6.65%    $13,470     6.67%    $9,146     6.80%    $66,253     6.71%
                                   =======    ====   =======   ====     =======     ====     ======     ====     =======     =====
- --------------

(1) Not included is $2,742,000 in marketable equity securities.

         The approximate market value of marketable equity securities available-for-sale totaled $2.8 million at June 30, 1996.

         The primary component of the total investment portfolio consists of U.S. government and federal agency obligations, and other investment grade securities.

         Effective December 31, 1993, Finest adopted, on a prospective basis, Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities" and revised its securities accounting policies. See Note 2 of Notes to Finest Financial Statements.

         The following table sets forth the amortized cost basis and fair value of held-to-maturity securities at the dates indicated:

                                                                                    December 31,
                                              June 30,           --------------------------------------------------
                                               1996                      1995                        1994
                                      ---------------------      ----------------------      ----------------------
                                      Amortized      Fair        Amortized       Fair        Amortized       Fair
                                     Cost Basis      Value       Cost Basis      Value       Cost Basis      Value
                                     ----------      -----       ----------      -----       ----------      -----
                                                              (Dollars in thousands)
United States Government and
  Agency Obligations                  $13,750       $13,517       $13,750       $13,844       $35,005       $34,813
State and Municipal Obligations         2,799         2,866         2,869         2,907         3,694         3,722
Corporate Debt Securities                 100           100           100           100           100           101
Mortgage-Backed Securities             17,305        16,760        11,508        11,587
                                      $33,954       $33,243       $28,227       $28,438       $38,799       $38,636
                                      =======       =======       =======       =======       =======       =======


         The following table sets forth the amortized cost basis and fair value of available-for-sale securities at the dates indicated:

                                                                                    December 31,
                                              June 30,           --------------------------------------------------
                                               1996                      1995                        1994
                                      ---------------------      ----------------------      ----------------------
                                      Amortized      Fair        Amortized       Fair        Amortized       Fair
                                     Cost Basis      Value       Cost Basis      Value       Cost Basis      Value
                                     ----------      -----       ----------      -----       ----------      -----
                                                              (Dollars in thousands)
Marketable Equity Securities         $  2,742      $  2,803      $  2,742      $  2,837      $  2,992      $  2,811
United States Government and
  Agency Obligations                   32,299        32,134        26,807        27,007         6,979         6,830
                                    --------      --------      --------      --------      --------      --------
                                     $ 35,041      $ 34,937      $ 29,549      $ 29,844      $  9,971      $  9,641
                                     ========      ========      ========      ========      ========      ========

         The following table sets forth the amortized cost basis of Federal Home Loan Bank stock. The amortized cost basis approximates fair value:

                                                        December 31,
                                         June 30,     ---------------
                                          1996        1995        1994
                                          ----        ----        ----
                                             (Dollars in thousands)

Federal Home Loan Bank Stock              $648        $566         $--
                                          ====        ====         ===

Deposits

         Total deposits decreased by $3.5 million to $158.2 million from December 31, 1995 to June 30, 1996. The decrease was due to seasonal fluctuations, as the June 30, 1996 amount was flat when compared to the June 30, 1995 level. Deposit levels also remained flat between December 31, 1994 and December 31, 1995, at approximately $161 million. Pelham has a relatively stable deposit base, with deposits derived from customers who work or reside in its market area. There were no brokered deposits at Finest in 1993, 1994, 1995 or for the six months ended June 30, 1996.

         The following table reflects the balance of deposit accounts of Finest at the date indicated and the weighted average interest rates at June 30, 1996:

                                             June 30, 1996
                             ---------------------------------------------
                                                Percent        Weighted
                                                  of            Average
                                 Amount          Total       Interest Rate
                                 ------         -------      -------------
                                         (Dollars in thousands)

Demand deposits                 $ 26,153         16.5%              --
NOW accounts                       9,121          5.8             2.08%
Regular savings accounts          24,216         15.3             2.37
Pelham money fund                 22,891         14.5             2.52
Fixed rate certificates           75,806         47.9             5.55
                                --------        ------
  Total deposits                $158,187        100.0%            3.62%
                                ========        ======            =====

         The following table indicates the balance of deposit accounts of Finest at the dates indicated and the weighted average interest rates at December 31, 1995, 1994 and 1993:

                                   December 31,                          December 31,                         December 31,
                                       1995                                  1994                                 1993
                            -----------------------------     --------------------------------     --------------------------------
                                                 Weighted                             Weighted                            Weighted
                                       Percent    Average                   Percent    Average                  Percent    Average
                                         of      Interest                     of      Interest                    of      Interest
                            Amount      Total      Rate         Amount       Total      Rate         Amount      Total      Rate
                            ------      -----      ----         ------       -----      ----         ------      -----      ----
                                                                       (Dollars in thousands)
Demand deposits            $ 24,415      15.1%      --        $ 24,635       15.3%       --        $ 23,717       14.5%      --
NOW accounts                  8,664       5.4      2.86%         8,666        5.4       2.84%         9,128        5.6      2.98%
Regular savings account      24,410      15.1      2.70         25,474       15.7       2.70         24,169       14.7      2.66
Pelham money fund            24,581      15.2      2.77         28,430       17.6       2.76         30,980       18.9      2.78
Fixed rate certificates      79,599      49.2      5.23         74,159       46.0       3.74         76,028       46.3      3.96
                           --------     -----                 --------      -----                  --------      -----
  Total deposits           $161,669     100.0%     3.58%      $161,364      100.0%      2.82%      $164,022      100.0%     2.99%
                           ========     ======     =====      ========      ======      ====       ========      ======     =====

         The  following   table   presents   Pelham  Bank's   outstanding   time
certificates in denominations of $100,000 and over, with remaining maturities at the dates indicated.

                                                      December 31,
                             June 30,     ------------------------------------
Remaining Term to Maturity     1996        1995          1994           1993
- --------------------------    ------      ------        ------         ------
                                           (Dollars in thousands)

Three months or less         $ 4,576      $ 8,686      $ 7,347         $ 3,366
Three to six months            4,716        4,463        7,441           4,186
Six to twelve months           4,894        3,689        3,004           4,166
Over twelve months             2,171        2,696        1,582           2,526
                             -------      -------      -------         -------
                             $16,357      $19,534      $19,374         $14,244
                             =======      =======      =======         =======

Asset and Liability Management

         Pelham Bank's Investment Committee monitors and manages Pelham Bank's overall balance sheet interest sensitivity position, the securities portfolios, funding and liquidity. Interest sensitivity, as measured by Pelham Bank's gap position, is affected by the level and direction of interest rates and current liquidity preferences of its customers. Those factors, as well as projected balance sheet growth, current and potential pricing actions, competitive influences, monetary and fiscal policy, and the regional economic environment, are considered in the asset and liability management decision process.

         The following table sets forth the maturity and repricing information relating to interest sensitive assets and liabilities at June 30, 1996:

                                                                       Interest Rate Sensitivity
                                                                           At June 30, 1996
                                               -------------------------------------------------------------------------
                                                  1-180       181-365        1-3         3-5           5+
                                                   Days         Days        Years       Years         Years       Total
Interest sensitive assets:
     Federal funds sold                         $  2,200     $   --       $   --       $   --       $   --      $  2,200
     Investments available-for-sale               12,461        4,001        6,993        7,248        4,337      35,040
     Investments held-to-maturity                  1,448        3,121        6,863       13,880        8,642      33,954
     FHLB stock                                      648         --           --           --           --           648
     Loans (fixed and adjustable rate) (1)        48,567       28,909        9,487        6,133        5,287      98,383
                                                --------     --------     --------     --------     --------    --------
         Total interest sensitive assets          65,324       36,031       23,343       27,261       18,266     170,225
                                                --------     --------     --------     --------     --------    --------
Interest sensitive liabilities:
     Non-interest bearing demand deposits           --           --           --           --         26,153      26,153
     Money market deposit accounts                22,891         --           --           --           --        22,891
     Certificates of deposit                      41,635       22,051       11,674          291          155      75,806
     Other deposits                                 --           --           --           --         33,337      33,337
                                                --------     --------     --------     --------     --------    --------
         Total interest sensitive liabilities     64,526       22,051       11,674          291       59,645     158,187
                                                --------     --------     --------     --------     --------    --------

Net interest rate sensitivity gap               $    798     $ 13,980     $ 11,669     $ 26,970     $(41,379)   $ 12,038
                                                ========     ========     ========     ========     ========    ========

Cumulative net interest rate sensitivity gap    $    798     $ 14,778     $ 26,447     $ 53,417     $ 12,038
                                                ========     ========     ========     ========     ========

Cumulative net interest rate sensitivity gap
  as a percentage of total assets                   0.44%        8.24%       14.75%       29.79%        6.71%

(1) Includes loans held-for-sale of $92,000 and excludes non-accrual loans of $1,846,000.

         The balance of interest-sensitive asset and liability accounts has been allocated among the various periods using generally accepted techniques. Loans and investment securities are shown in the table in the time period corresponding to the scheduled repricing of those assets based on the respective contract or agreement. Deposits are allocated to the period in which the rates could next be adjusted.

         Regular savings and interest bearing checking accounts are considered "core deposits" by management, and therefore, relatively insensitive to interest rate fluctuation and any future changes to the interest rates paid on these accounts is at the sole discretion of management. Based upon Finest's assessment of current market conditions and historical experience, such accounts have been included in the "Other Deposits" category and have been allocated to the five-plus year time period. The interest rate sensitivity of Finest's assets and liabilities illustrated in the above table would vary significantly if different assumptions were used or if actual experience differed from that indicated by such assumptions.

Liquidity

         Finest's only source of funds is dividends from Pelham Bank, which were paid in 1993, 1995 and 1996, but not in 1994. Pursuant to the terms of the Order, payments of dividends by Pelham Bank were subject to FDIC approval from 1992 to 1995 and subject to notification in 1996. Finest paid a dividend to its stockholders in September 1995, but did not pay dividends in 1993, 1994 or during the first six months of 1996.

         Liquidity is measured by the ability of Finest to meet each maturing obligation or customer demand for funds. Finest's principal sources of liquidity are customer deposits, scheduled amortization and repayments of loan principal, cash flow from operations and the maturing of various investments.

         Management believes it is prudent to maintain an investment portfolio that not only provides a source of income, but also provides a potential source of liquidity to meet loan demand and deposit outflows. Finest adjusts the level of its liquid assets and the asset mix based upon management's judgment as to the quality of specific investment opportunities and the relative attractiveness of their maturities and yields. At June 30, 1996, Finest's investments available-for-sale and federal funds sold totaled $37.1 million, 58% of which mature within one year.

         Another source of liquidity is funds purchased from other banks and the sale of securities under a master repurchase agreement. Finest may also obtain funds from the Federal Reserve Bank of Boston and the Federal Home Loan Bank by pledging certain assets.

         At June 30, 1996, Finest had home equity, reserve credit and commercial unused lines of credit totaling $2.7 million. Outstanding commitments to originate real estate loans totaled $1.3 million. Unadvanced portions of construction loans amounted to $2.2 million. Standby letters of credit were $458,000. There were no loans sold with recourse. Management believes that its sources of liquidity are sufficient to meet these commitments if and as called upon.

         Cash flows provided by operating activities increased by $723,000 or 129% to $1.3 million at June 30, 1996, as compared to June 30, 1995.

         As of June 30, cash flows from investing activities decreased by $1.0 million from $4.3 million in net cash provided by investing activities in 1995 to $3.2 million in net cash used in investing activities in 1996. The change is mainly due to an increase in the net cash used in and relating to securities activity more than offsetting a decrease in loans.

         Cash flows from financing  activities  were  relatively  stable at $3.5
million  and  $3.1   million  for  the  first  six  months  of  1996  and  1995, respectively.

Capital Resources

         At June 30, 1996, Finest's capital totaled $18.7 million or 10.4% of total assets as compared to $17.3 million or 9.5% of total assets at December 31, 1995. At December 31, 1994, Finest reported total capital of $15.3 million, or 8.6% of total assets and had $14.8 million or 8.2% of total assets at December 31, 1993. Finest and Pelham Bank continue to maintain capital ratios in excess of all applicable regulatory minimums.

         The capital position of banks and bank holding companies are regulated by various Federal and State agencies. Pelham Bank is in compliance with federal regulatory capital requirements. See Note 14 to the consolidated financial statements.

Regulatory Agreements

         From October 1992 through August 1995, Pelham Bank operated under the Order issued by the FDIC and concurred to by the New Hampshire State Banking
Department, which Order was modified by action dated November 23, 1993. The Order outlined corrective actions considered necessary to improve the condition of Pelham Bank, including the development and implementation of plans, policies and procedures to improve operations and conditions of certain assets of Pelham Bank, particularly in the areas of asset quality. The Order was terminated by the FDIC in a letter dated September 13, 1995 and was replaced by the MOU, which has been terminated by the FDIC in a letter dated August 12, 1996.

Impact of Inflation

         The Consolidated Financial Statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of Pelham Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                    DESCRIPTION OF FIRST ESSEX CAPITAL STOCK

         The following description of First Essex capital stock is a summary and is qualified in its entirety by the First Essex Certificate and the First Essex By-Laws, which documents are incorporated herein by reference.

         The authorized capital stock of First Essex is 25,000,000 shares of First Essex Common Stock and 5,000,000 shares of preferred stock, par value $.10, of which 100,000 shares have been designated Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock").

First Essex Common Stock

         As of June 30, 1996, there were 6,045,901 shares of First Essex Common Stock issued and outstanding and 1,986,000 shares of First Essex Common Stock held in treasury. In addition, as of June 30, 1996, there were 749,266 shares of First Essex Common Stock reserved for issuance upon the exercise of outstanding stock options pursuant to the Stock Option Plan.

         Dividends. Holders of shares of First Essex Common Stock are entitled to receive such dividends as may be declared by the First Essex Board out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over First Essex Common Stock as to dividends.

         Voting Rights. Each holder of shares of First Essex Common Stock shall be entitled to one vote on all matters for each share held by such holder. There are no cumulative voting rights in the election of the Directors of the First Essex Board.

         Under the First Essex Certificate, the vote of holders of at least 80% of the voting power of First Essex voting stock, voting together as a single class, is required for certain Business Combinations (as defined therein). The
Merger is not considered a Business Combination for these purposes. See "Comparison of Rights of Holders of Finest Common Stock and First Essex Common Stock". Affirmative vote of at least 66 2/3 % of the total votes of First Essex voting stock is required to amend the First Essex By-Laws and, with certain exceptions, the First Essex Certificate.

         Liquidation Rights. In the event of liquidation, dissolution or winding up of First Essex, after there shall have been paid to or set aside for the holders of any class of stock having preference over First Essex Common Stock the full preferential amounts to which such holders are entitled, the holders of First Essex Common Stock and of any class or series of stock entitled to participate in whole or in part therewith as to distribution of assets shall be entitled (after payment of all debts and liabilities of the corporation) to a ratable distribution of the remaining assets of First Essex.

Series A Preferred Stock

         No shares of Series A Preferred Stock are issued and outstanding. As of June 30, 1996, First Essex had 6,045,901 preferred stock purchase rights ("Purchase Rights") issued and outstanding pursuant to the First Essex Rights Agreement. The Purchase Rights entitle the holders thereof to purchase shares of Series A Preferred Stock under certain circumstances. As of June 30, 1996, there were 100,000 shares of Series A Preferred Stock reserved for issuance upon exercise of the Purchase Rights.

         Holders of Series A Preferred Stock would be entitled to receive quarterly dividends equal to the greater of (i) $8.00 per share or (ii) 100 times the per share amount of all dividends declared on First Essex Common Stock in a specified period. Each share of Series A Preferred Stock would entitle the holder thereof to 100 votes on all matters submitted to a vote of stockholders, which number may be adjusted in accordance with First Essex Certificate. In addition, in the event dividends for six quarters were to be in arrears, holders of Series A Preferred Stock would have the right to elect two directors to the First Essex Board. Shares of Series A Preferred Stock would be redeemable by

First Essex at any time by the affirmative vote of a majority of directors by paying $2,800 (plus accrued and unpaid dividends) per share. In the event of liquidation, the holders of Series A Preferred Stock would receive, prior to any distribution to holders of First Essex Common Stock, an amount equal to the greater of $2,800 per share or 100 times the per share amount to be distributed to the holders of First Essex Common Stock, plus all accrued and unpaid dividends.


                       COMPARISON OF RIGHTS OF HOLDERS OF
                FINEST COMMON STOCK AND FIRST ESSEX COMMON STOCK

         At the Effective Time, the stockholders of Finest, except those stockholders exercising dissenters' rights, will become stockholders of First Essex. As stockholders of Finest, their rights are presently governed by New Hampshire law and by the Finest Articles and the Finest By-laws. As stockholders of First Essex, their rights will be governed by Delaware law, the First Essex Certificate and the First Essex By-Laws. The following discussion summarizes the material differences between the rights of holders of Finest Common Stock and holders of First Essex Common Stock and differences between the charters and by-laws of Finest and First Essex. This summary does not purport to be complete and is qualified in its entirety by reference to the Finest Articles, the Finest By-laws, the First Essex Certificate and the First Essex By-laws and the relevant provisions of New Hampshire and Delaware law.

Special Meetings of Stockholders

         Finest. New Hampshire law provides that special meetings of stockholders may be called by the board of directors, the person or persons authorized to do so by the articles of incorporation or by-laws or upon written application to the secretary of the corporation by the holders of at least ten percent of all the shares entitled to vote at the meeting. The Finest By-laws provide that, unless otherwise prescribed by statute, a special meeting may be called by the Chairman of the Board, if any, the President, or by a majority of the board of directors, or upon written application therefor to the Secretary by the holders of not less than ten percent of the shares entitled to vote at the meeting.

         First Essex. Delaware law provides that special meetings of stockholders may be called only by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The First Essex By-Laws provide that a special meeting may be called at any time only by the Chairman of the Board, if one is elected, the President or by the affirmative vote of a majority of the directors then in office. The time, date and place of the special meeting may be changed at any time by vote of the First Essex Board. If at the time a special meeting is called, there is an Interested Stockholder (as defined below), such call shall also require the affirmative vote of a majority of the Continuing Directors (as defined below) then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law. "Interested Stockholder" means any person (other than First Essex, any subsidiary of First Essex or any employee stock ownership plan formed by First Essex and/or any subsidiary) who or which: (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of First Essex; (ii) is an affiliate of First Essex and at any time within the two-year period immediately prior to and including the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of First Essex; or (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock which were at any time within the two-year period immediately prior to and including the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act and such assignment or succession was not approved by the affirmative vote of a majority of the Continuing Directors. "Continuing Director" means (i) any member of the First Essex Board who is not an Interested Stockholder or an affiliate or associate of an Interested Stockholder and was a member of the First Essex Board prior to the time that the Interested Stockholder became an Interested Stockholder, and (ii) any successor of a Continuing Director who is not an affiliate or associate of the Interested Stockholder and is recommended to succeed a Continuing Director by the affirmative vote of a majority of the Continuing Directors. If at any relevant time there is no Interested Stockholder, the term "Continuing Director" shall mean any member of the First Essex Board.

Inspection Rights

         Finest. Under New Hampshire law, stockholders may inspect and copy, among other things, a corporation's articles of incorporation and any amendments thereto, its by-laws and any amendments thereto, records of all minutes of all stockholder meetings and records of all actions taken by stockholders without a meeting for the past three years and all written communications to stockholders within the past three years, if the stockholder's demand is in writing and delivered to the corporation at least five business days before the date on which the stockholder wishes to so inspect and copy. Further, stockholders may inspect and copy excerpts from minutes of any meeting of the Board of Directors or records of any action of a committee of the Board of Directors acting in lieu thereof, records of action taken by the Board of Directors without a meeting, accounting records of the corporation, and the record of stockholders, provided that the stockholders' demand is in writing, is made in good faith, states a proper purpose, describes with reasonable particularity the purpose and the records desired to be inspected, and the records are directly connected with such purpose. In addition, stockholders have the right to inspect the stockholder list during the period such list is available for inspection beginning two business days after the notice of the meeting is given for which the list was prepared and continuing through the meeting.

         First Essex. Under Delaware law, stockholders, upon demonstration of a proper purpose, have the right to inspect a corporation's stock ledger, stockholder list, and other books and records. In addition, under the First Essex By-Laws, stockholders may inspect the stockholder list, for any purpose germane to the meeting of stockholders for which such list was prepared, during ordinary business hours, from at least 10 days prior to the meeting through the meeting.

Action by Consent of Stockholders

         Finest. Under New Hampshire law and the Finest By-laws, any action to be taken by stockholders may be taken without a meeting if the action is taken with the written consent of all stockholders entitled to vote on the action.

         First Essex. Under Delaware law, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. However, under the First Essex Certificate, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing.

Cumulative Voting

         Finest. Under New Hampshire law, a corporation may provide in its articles of incorporation for cumulative voting by stockholders in the election of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The Finest Articles do not provide for cumulative voting.

         First Essex. Under Delaware law, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors. The First Essex Certificate does not provide for cumulative voting.

Preemptive Rights

         Finest. Under New Hampshire law, stockholders do not have a preemptive right to acquire the corporation's unissued shares except to the extent provided in its articles of incorporation. Finest's Articles provide that stockholders do not have preemptive rights.

         First Essex. Unless otherwise provided in the charter, Delaware law does not grant any preemptive rights. First Essex's Certificate provides that stockholders do not have preemptive rights.

Dividends and Repurchases of Stock

         Finest. Under New Hampshire law, the payment of dividends and the repurchase of a corporation's stock are generally permissible, if such actions do not violate the corporation's articles of incorporation and, if after giving effect to such actions, the corporation is able to pay its debts as they become due in the usual course of business and the corporation's total assets exceed the sum of its total liabilities plus the amount needed to satisfy the rights of those stockholders whose rights are superior to those receiving any dividend.

         First Essex. Under Delaware law, a corporation generally is permitted, subject to any restrictions contained in its charter, to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under Delaware law, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation.

Classification of the Board of Directors

         Finest. New Hampshire law permits (but does not require) the articles of incorporation to provide, if there are nine or more directors, for classification of a corporation's board of directors into two or three classes, with each group constituting 1/2 or 1/3 of the total. The Finest Articles provide that the Finest Board is to be divided into three classes, with the directors in each class being elected for staggered three-year terms.

         First Essex. Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The First Essex Certificate provides that First Essex's Board of Directors is to be divided into three classes, with the directors in each class being elected for staggered three-year terms.

Removal of Directors

         Finest. Under New Hampshire law, stockholders may vote to remove directors with or without cause, at a meeting expressly called for that purpose, unless the corporation's articles of incorporation provide that directors may be removed only for cause. The Finest Articles do not require that cause be shown to remove a director, but do require the vote of the holders of at least sixty percent of all shares of the corporation entitled to vote for the election of directors. New Hampshire law does not provide for the removal of directors by other directors.

         First Essex. Under Delaware law, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The First Essex Certificate does not provide otherwise. The First Essex Certificate provides that any director may be removed from office only with cause and by an affirmative vote of (i) at least two-thirds of the total votes eligible to be cast at a meeting called expressly for that purpose or (ii) a majority of the directors then in office, unless at the time of such removal there shall be an Interested Stockholder, in which case the affirmative vote of a majority of the Continuing Directors then in office shall also be required. Delaware law may not permit directors to remove other directors.

Vacancies on the Board of Directors

         Finest. Under New Hampshire law, unless the articles of incorporation provide otherwise, vacancies on the board or directors, including a vacancy resulting from an increase in the number of directors, may be filled by stockholders or directors. If the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of the remaining directors. The Finest Articles provide that vacancies shall be filled by the Finest Board and that a director chosen to fill a vacancy shall hold office for the unexpired term of his or her predecessor, although if the vacancy was created by an expansion of the board, such director shall have a term extending only to the next annual meeting of stockholders.

         First Essex. Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors remaining in office. The First Essex Certificate permits vacancies to be filled in accordance with Delaware law, unless there is an Interested Stockholder, in which case the filling of such vacancy shall also require the affirmative vote of a majority of the Continuing Directors then in office. Any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director's successor shall have been elected and qualified.

Exculpation of Directors and Officers

         Finest. New Hampshire law does not prevent a corporation from limiting the liability of its directors and officers; however, in order to be effective such limitation must be set forth in the corporation's articles of incorporation. Finest's Articles contain a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages for any action taken, or failure to take any action, as a director or officer, except liability for (i) the amount of financial benefit to which he was not entitled; (ii) an intentional infliction of harm on the corporation or its stockholders; (iii) a violation of NHRSA 293-A:8.33 (relating to distributions which would render the corporation unable to pay its debts or which would interfere with the rights of a holder of preferred stock upon dissolution); or (iv) an intentional violation of criminal law.

         First Essex. Delaware law permits, and the First Essex Certificate provides, that no director shall be personally liable to First Essex, or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. In Delaware, a director is not exculpated from liability under provisions of Delaware law relating to unlawful payments of dividends and unlawful stock purchases or redemptions. In addition, the First Essex Certificate provides that the this limitation cannot apply to liability of a director (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors, Officers and Others

         Finest. Under New Hampshire law, a corporation may indemnify a director, officer, employee or agent against liability if that person conducted himself in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. An officer, employee or agent of the corporation may, but need not, be similarly indemnified. In addition, New Hampshire law provides that, unless limited by the corporation's articles of incorporation, indemnification is mandatory if a director or officer was wholly successful in defense of a claim, and that a court may impose an order to enforce mandatory indemnification or to grant indemnification in an instance where the director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances. Indemnification is not permissible in connection with proceedings by or in the right of a corporation or those charging improper personal benefit in which the director or officer is adjudged liable. The Finest By-laws indemnify directors and officers, whether or not then in office, unless such party is finally adjudged to have been derelict in the performance of his duties.

         First Essex. Delaware law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. Delaware law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification in such situations if , and only to the extent, approved by the Delaware Court of Chancery). The First Essex By-laws provide indemnification to the fullest extent permitted by the Delaware General Corporation Law to directors, officers, employees and agents designated by the First Essex Board and any person serving, at the request of the First Essex Board, as a director, officer, employee or agent of another corporation or enterprise affiliated with First Essex; provided, however, that except with respect to actions to enforce indemnification rights, First Essex shall indemnify any such person for actions initiated by that person only if the action was authorized or ratified by the First Essex Board.

Interested Director Transactions

         Finest. New Hampshire law provides that no transaction with the corporation in which a director has an interest shall be voidable solely for that reason, if any of the following is true: (i) material facts of the transaction and the director's conflict of interest were disclosed to the disinterested directors and the transaction was approved by a majority of such directors; (ii) the material facts of the transaction and the director's interest were disclosed to stockholders unaffiliated with the interested director and the transaction was approved by a majority of such stockholders; or
(iii) the transaction was fair to the corporation.

         First Essex. Delaware law provides that no transaction between a corporation and one or more of its directors or officers, or an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors or committee which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The First Essex Certificate provides that, unless entered into in bad faith or in violation of the First Essex Certificate, no contract or transaction by First Essex shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Stockholder. The First Essex Certificate also provides that, unless entered into in bad faith or in violation of the First Essex Certificate, no Interested Person shall be liable to First Essex or to any other person or organization for any loss or expense incurred by reason of such a contract or transaction or shall be accountable for any gain or profit realized from such a contract or transaction.

Mergers, Share Exchanges or Asset Sales

         Finest. New Hampshire law requires that the board of directors shall adopt and recommend a plan of merger or share exchange or a sale of all or substantially all of the corporation's assets other than in the regular course of business to the stockholders, unless the board of directors determines that because of a conflict of interest or otherwise it should make no recommendation and communicates the basis for its determination to the stockholders. New Hampshire law requires the affirmative vote of the holders of a majority of the shares of each voting group entitled to vote on the plan or transaction unless the articles of incorporation or a board resolution requires otherwise. The Finest Articles provide for increased voting requirements for certain "business combinations", including mergers and asset sales, unless all stockholders are receiving the same price in the transaction and the transaction is approved by two-thirds of the directors of Finest who are not affiliated with or stockholders of the acquiring party.

         First Essex. Delaware law requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the merger of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote.

         The First Essex Certificate provides that any Business Combination (as defined below) involving First Essex and an Interested Stockholder must be approved by the holders of at least 80% of the outstanding shares of First Essex's voting stock (the "Voting Requirement") voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose. Such affirmative vote shall be in addition to and not in lieu of any other vote required under applicable law and is required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law. The Voting Requirement does not apply and the affirmative vote of only a majority of First Essex's voting stock is required, if (i) the Business Combination is approved by an affirmative vote of a majority of both the Continuing Directors then in office or (ii) certain "fair price" (defined generally to mean, among other things, that the consideration to be received by stockholders in such Business Combination shall be in the same form and kind as the consideration paid by the Interested Stockholder for First Essex's capital stock owned by such person and shall be at least equal to the highest of the following: (A) the highest per share price paid by such Interested Stockholder in acquiring any of its holdings of First Essex Common Stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction through which such person became an Interested Stockholder; (B) the highest Fair Market Value (as defined in the First Essex Certificate) per share of First Essex Common Stock on any date during the one-year period prior to and including the Announcement Date; and (C) the price per share equal to (1) the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher, multiplied by (2) a fraction (x) the numerator of which is the highest per share price paid by the Interested Stockholder for any share of First Essex Common Stock acquired by it within the two-year period immediately prior to and including the Announcement Date and (y) the denominator of which is the Fair Market Value per share of First Essex Common Stock on the first day in such two-year period on which the Interested Stockholder acquired any shares of First Essex Common Stock) and other criteria are met.

         As defined in the First Essex Certificate, a "Business Combination" includes, among other things (i) any merger or consolidation of First Essex or any subsidiary with an Interested Stockholder or affiliate thereof, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by First Essex of assets having a fair market value of $1,000,000 or more to or with an Interested Stockholder or an affiliate thereof, (iii) the issuance or transfer by First Essex or any subsidiary (in one transaction or a series of transactions) of any securities of First Essex or any subsidiary to an Interested Stockholder or any affiliate thereof in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more, (iv) the adoption of a plan or proposal for the liquidation or dissolution of First Essex proposed by or on behalf of an Interested Stockholder or an affiliate thereof and (v) any transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible security of First Essex or any subsidiary that is beneficially owned by an Interested Stockholder or any affiliate thereof.

Delaware Business Combination Statute

         Under Delaware law, a corporation shall not engage in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding the number of shares owned by persons who are directors and also officers and employee stock plans, or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

         The restrictions shall not apply if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section; (ii) the corporation adopts an amendment to its bylaws expressly electing not to be governed by this section; (iii) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote; or (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on NASDAQ-NMS or held of record by more than 2,000 stockholders. The First Essex Certificate and By-Laws contain no provision expressly relating to the applicability of this section.

         "Business combination" means: (i) any merger of consolidation with the interested stockholder, or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with the interested stockholder; (iii) with certain exceptions, any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits.

         "Interested stockholder" means, with certain exceptions, any person and the affiliates and associates of such person who is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date at issue.

Amendments to Charter

         Finest. Under New Hampshire law, unless the articles of incorporation provide otherwise, a corporation's board of directors may amend the articles of incorporation without stockholder action for certain limited purposes including extending the corporation's duration (if it was incorporated at a time when limited duration was required by law) and certain minor changes to the corporation's name. All material charter amendments require recommendation of the amendment by the corporation's board of directors to its stockholders (unless because of a conflict of interest or other special circumstances the board of directors communicates to stockholders that it will make no recommendation), and approval of the amendment by the holders of a majority of the shares of each voting group entitled to vote on the amendment, unless a higher percentage is required by the articles of incorporation or by board resolution. The Finest Articles require the vote of the holders of at least sixty percent of all shares entitled to vote for the election of directors to adopt any provision inconsistent with Article Seventh of the Finest Articles, which provides for, among other things, a classified board of directors and increased voting requirements for certain "business combinations".

         First Essex. Under Delaware law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. In addition, Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Pursuant to the First Essex Certificate, no amendment, addition, alteration, change or repeal of the First Essex Certificate shall be made, unless the same is first adopted by the affirmative vote of a majority of the board of directors of First Essex then in office, and thereafter approved by the stockholders by not less than two-thirds of the total votes eligible to be cast at a duly constituted meeting, or, in the case of Articles 1, 2, 3 and the first sentence of Article 4 of the First Essex Certificate, by not less than a majority of the total votes eligible to be cast at a duly constituted meeting provided, however, that if, at any time within the sixty day period immediately preceding the meeting at which the stockholder vote is to be taken, there is an Interested Stockholder, such amendment, addition, alteration, change or repeal shall also require the approval of a majority of the Continuing Directors then in office, prior to approval by the stockholders.

Amendments to By-laws

         Finest. New Hampshire law provides that both stockholders and directors may amend a corporation's by-laws unless the articles of incorporation reserve that power to the stockholders in whole or part. The Finest Articles permit the directors to amend the Finest By-laws, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least sixty percent of all shares entitled to vote on the matter.

         First Essex. Under Delaware law, the power to adopt, amend or repeal by-laws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors. The First Essex Certificate provides that the First Essex By-Laws may be amended by the affirmative vote of a majority of the directors (unless at the time of such action there shall be an Interested Stockholder, in which case such action shall also require the affirmative vote of a majority of the Continuing Directors then in office) or by vote of the holders of at least two-thirds of the shares, issued and outstanding, entitled to vote thereon.

Dissenters' Appraisal Rights

         Finest. New Hampshire law permits a stockholder to obtain fair value for his shares in the event of, among others, consummation of a plan of merger to which the corporation is a party, provided that the stockholder follows the requirements of the Dissenters' Rights Statute. A stockholder wishing to assert dissenters' rights must deliver to the corporation, before the vote at the stockholders' meeting pursuant to which corporate action creating dissenters' rights takes place, written notice of his intent to demand payment for his shares if the proposed action is taken and such stockholder must not vote his shares in favor of the proposed action. Failure to follow both these steps prevents a stockholder from asserting dissenters' rights.

         First Essex. Under Delaware law, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available for shares of stock of a corporation which is to be the surviving corporation if no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination of the foregoing.

         Holders of First Essex Common Stock will not have appraisal rights with respect to the Merger.

                     RECENT LEGISLATION AND RELATED MATTERS

         In addition to extensive existing government regulation, Federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and nonbanking institutions, including insurance companies, brokerage firms, mutual funds, investment banks and major retailers. In addition, the enactment of recent banking legislation such as the FDICIA and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas and enabling banks and bank holding companies to expand the geographic area in which they may provide banking services. The following summary is qualified in its entirety by the text of the relevant statutes and regulations.

FDICIA

         FDICIA, which was enacted on December 19, 1991, provides for, among other things, increased funding for the BIF of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

         Risk Based Deposit Insurance Assessments. A significant portion of the additional funding to the BIF is in the form of borrowings to be repaid by insurance premiums assessed on BIF members. FDICIA also provides authority for special assessments against insured deposits and for the development of a general risk based assessment system.

         As of July 1, 1996, the FDIC has set assessment rates for BIF-insured institutions ranging from 0.00% to 0.27% of deposits (subject to payment by each institution of an annual statutory minimum amount of $2,000), based on a risk assessment of the institution.

         Each financial institution is assigned to one of three capital groups - "well capitalized", "adequately capitalized" or "undercapitalized" - and further assigned to one of three subgroups within each capital group, on the basis of supervisory evaluations of the institution's financial condition and the risk posed to the applicable insurance fund. A well capitalized institution is one that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more, a leverage ratio of 5% or more and is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its primary federal regulator to meet and maintain a specific capital level for any capital measure. An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more, and a leverage ratio of 4% or more, but does not qualify as a well-capitalized institution.

         An undercapitalized institution is one that does not meet either of the foregoing definitions. The actual assessment rate applicable to a particular institution, therefore, depends in part upon the risk assessment classification so assigned to the institution by the FDIC. As of December 31, 1995, First Essex Bank was classified as "well capitalized" under these provisions and Pelham Bank would have been classified as "well capitalized", but for the then outstanding MOU (which has since been lifted.)

         Prompt Corrective Action. FDICIA also provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well capitalized" to "critically undercapitalized". Under prompt corrective action regulations adopted by the federal banking agencies in December 1992, a depository institution is (a) "well capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more, a leverage ratio of 5% or more and is not subject to any written agreement, order or capital directive or prompt corrective action directive issued by its primary federal regulator to meet and maintain a specific capital measure; (b) "adequately capitalized"
if it is not well capitalized and has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (3% or more if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth); (c) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4% (less than 3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth); (d) "significantly undercapitalized" if the bank has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (e) "critically undercapitalized" if the depository institution has a ratio of tangible equity to total assets that is equal to or less than 2%, or otherwise fails to meet certain established critical capital levels. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At December 31, 1995, First Essex Bank and Pelham Bank each had capital ratios sufficient to be characterized as "well capitalized" under the prompt corrective action regulations.

         Undercapitalized and significantly undercapitalized depository institutions must submit capital restoration plans to their primary federal regulator and may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. In addition, significantly undercapitalized depository institutions also are prohibited from awarding bonuses or increasing compensation of senior executive officers until approval of a capital restoration plan. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         Brokered Deposits and Pass-Through Deposit Insurance Limitations. FDICIA also imposes limits on depository institutions, except well capitalized depository institutions, accepting, renewing or rolling over brokered deposits. A depository institution that is adequately capitalized may not accept, renew or roll over any brokered deposit unless it obtains a waiver of FDICIA's limitations from the FDIC. Even if an adequately capitalized institution receives such a waiver, it may offer yields on brokered deposits only within specified limits. An undercapitalized depository institution may not accept brokered deposits. The definitions of "well capitalized", "adequately capitalized" and "undercapitalized" generally conform to the definitions described above for prompt corrective action.

         In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts and eligible deferred compensation plans maintained by depository institutions that cannot accept brokered deposits.

         Interest Rate Risk. The federal banking agencies have issued two recent joint policy statements relating to depository institutions' overall management of interest rate risk. Effective on September 1, 1995, the agencies implemented a "risk assessment" approach, under which the adequacy of a depository institution's capital for purposes of interest rate risk is evaluated on a case-by-case basis, taking into account both quantitative and qualitative factors. A second joint policy statement of the agencies, effective on June 26, 1996, provides guidance on prudent interest rate risk management practices, which should be followed by all depository institutions.

         Other Requirements. FDICIA also contains a variety of other provisions that may affect First Essex Bank and Pelham Bank's respective operations, including (i) restrictions on activities and investments of state-chartered banks and their subsidiaries, (ii) uniform real estate lending rules, (iii) standards for limiting the risks posed by credit exposure between banks, (iv) changes in various consumer banking laws, (v) increased restrictions on insider loans, (vi) additional standards to ensure bank safety and soundness and (vii) additional requirements for institutions that have $500 million or more in assets with respect to annual independent audits, audit committees and management reports related to financial statements, internal controls and compliance with designated laws and regulations.

         Many of the provisions in FDICIA have recently been or will be implemented through the adoption of regulations by the various federal banking agencies and, therefore, their precise impact cannot be assessed at this time. It is anticipated, however, that First Essex Bank and Pelham Bank, together with the banking and thrift industries generally, will continue to incur significant expenses in the ordinary course of business due to regulatory compliance, documentation and record-keeping requirements.

Interstate Banking Legislation

         On September 29, 1994 the Interstate Act became law. Under the new law, different types of interstate transactions and activities are permitted, each with different effective dates. Interstate transactions and activities provided for under the new law include: (i) bank holding company acquisitions of separately held banks in a state other than a bank holding company's home state;
(ii) mergers between insured banks with different home states, including consolidations of affiliated insured banks; (iii) establishment of interstate branches either de novo or by branch acquisition; and (iv) affiliated banks acting as agents for one another for certain banking functions without regard to state law prohibitions on interstate branching or unauthorized banking. In general, nationwide interstate bank acquisitions became permissible one year after the date of enactment, irrespective of state law limitations. Interstate mergers will be permissible on June 1, 1997, unless a state either passes legislation either to prevent or to permit the earlier occurrence of interstate mergers. States may at any time enact legislation permitting interstate de novo branching. Commencing upon the date one year after the date of enactment, affiliated banks are now permitted to act as agents for one another irrespective of state boundaries. Each of the transactions and activities must be approved by the appropriate federal bank regulator, with separate and specific criteria established for each category.

         Once the applicable effective date has occurred (and, in the case of interstate mergers and de novo branching, subject to applicable state law "opt-out" or "opt-in" provisions), the appropriate federal bank regulator may approve the respective interstate transactions only if certain criteria are met. First, in order for a banking institution (a bank or bank holding company) to receive approval for an interstate transaction, it must be "adequately capitalized" and "adequately managed". The phrase "adequately capitalized" is generally defined as meeting or exceeding all applicable federal regulatory capital standards, while the phrase "adequately managed" is left undefined. Second, the appropriate federal bank regulator must consider the applicant's and its affiliated institutions' records under the Community Reinvestment Act of 1977, as amended ("CRA"), as well as the applicant's record under applicable state community reinvestment laws.

         The Interstate Act applies deposit "concentration limits" to interstate acquisition and merger transactions. Specifically, a banking institution may not receive federal approval for interstate expansion if it and its affiliates would control (i) more than 10% of the deposits held by all insured depository institutions in the United States, or (ii) 30% or more of the deposits of all insured depository institutions in any state in which the banks or branches involved in the transactions (or any affiliated depository institution) overlap. States may, by statute, regulation or order, raise or lower the 30% limit. In addition, the Interstate Act law preempts certain existing state law restrictions on interstate banking (such as regional compacts and certain reciprocity requirements), effective one year after enactment. However, in order to receive federal approval for an interstate merger or de novo branching transaction, an applicant still also must comply with any non-discriminatory host state filing and certain other requirements.

CRA Regulations

         The federal banking agencies jointly issued amendments to the regulations implementing the CRA effective July 1, 1995, which significantly revised CRA compliance requirements. The new framework relies more than the prior CRA regulations upon objective criteria of the performance of institutions (with certain modified performance criteria for institutions with total assets of less than $250 million) under three key assessment tests: a lending test, a service test and an investment test. An institution's record of performance under the CRA is a significant factor taken into account by the federal banking agencies in considering various regulatory applications, including applications for establishing or relocating branch offices, mergers, acquisitions and charter conversions.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the shares of First Essex Common Stock to be issued in the Merger and certain tax matters in connection with the Merger will be passed upon by Sullivan & Worcester LLP.

         The Merger Agreement provides as a condition to Finest's obligation to consummate the Merger that Finest receive the opinion of Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903, substantially to the effect that the Merger will constitute a "reorganization" under Section 368 of the Code. Certain other legal matters in connection with the Merger will also be passed upon by Edwards & Angell.

         Stockholder proposals for the 1997 Annual Meeting of Stockholders of First Essex must be received by First Essex on or before December 2, 1996 to be considered for inclusion in the proxy statement and presented at the 1997 Annual Meeting.

         The Annual Meeting of Stockholders of Finest will only be held in the event the Merger Agreement is not approved by the stockholders at the Finest Meeting.

                                     EXPERTS

         The consolidated financial statements of First Essex included in this Proxy Statement--Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Finest as of December 31, 1993 and the consolidated statements of operations, cash flows and changes in stockholders' equity for the year then ended included in this Proxy Statement-Prospectus, have been included herein in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Finest as of December 31, 1995 and 1994 and the consolidated statements of operations, cash flows and changes in stockholders' equity for the two years then ended included in this Proxy Statement-Prospectus, have been included herein in reliance on the report of Shatswell, MacLeod & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. The reports of Shatswell, MacLeod & Company, P.C. and Grant Thornton LLP refer to changes in Finest's method of accounting for investment securities and income taxes.

                         INDEX TO FINANCIAL STATEMENTS



FIRST ESSEX BANCORP, INC.

         Report of Independent Public Accountants.............................................................. F-2
         Consolidated Balance Sheets at June 30, 1996 (unaudited) and December 31, 1995 and 1994............... F-3
         Consolidated Statements of Operations, six months ended June 30, 1996 and 1995 (unaudited)
           and years ended December 31, 1995, 1994 and 1993.................................................... F-4
         Consolidated Statements of Stockholders' Equity, years ended December 31, 1995, 1994 and 1993......... F-5
         Consolidated Statements of Cash Flows, six months ended June 30, 1996 and 1995 (unaudited)
           and years ended December 31, 1995, 1994 and 1993.................................................... F-6
         Notes to Consolidated Financial Statements............................................................ F-7

FINEST FINANCIAL CORP.

         Report of Grant Thornton LLP, Independent Public Accountants.......................................... F-29
         Report of Shatswell, MacLeod & Company, P.C., Independent Accountants................................. F-30
         Consolidated Balance Sheets, June 30, 1996 (unaudited) and December 31, 1995 and 1994................. F-31
         Consolidated Statements of Income, six month periods ended June 30, 1996 and 1995
            (unaudited) and years ended December 31, 1995, 1994 and 1993....................................... F-32
         Consolidated Statements of Changes in Stockholders' Equity, years ended December 31, 1995,
            1994 and 1993 and six month periods ended June 30, 1996 and 1995 (unaudited)....................... F-33
         Consolidated Statements of Cash Flows, six month periods ended June 30, 1996 and 1995 (unaudited)
           and years ended December 31, 1995, 1994 and 1993.................................................... F-34
         Notes to Consolidated Financial Statements for the six month periods ended June 30, 1996 and 1995 (unaudited)................................................................................ F-36
         Notes to Consolidated Financial Statements, years ended December 31, 1995, 1994 and 1993.............. F-37


FIRST ESSEX BANCORP, INC. PRO FORMA............................................................................ F-56

         Pro Forma Condensed Balance Sheet at June 30, 1996.................................................... F-57
         Pro Forma Condensed Statement of Operations, year ended December 31, 1995............................. F-58
         Pro Forma Condensed Statement of Operations, six months ended June 30, 1996........................... F-59
         Notes to Pro Forma Condensed Financial Statements..................................................... F-60


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of FIRST ESSEX BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of First Essex Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Essex Bancorp, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 1 to the financial statements, the Company prospectively adopted, effective January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993.



                                                  /s/ Arthur Andersen LLP
                                                 ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 17, 1996 (except with
respect to the matter discussed
in Note 19, as to which the
date is August 5, 1996)


                            FIRST ESSEX BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS



                                                            June 30, 1996           December 31,
                                                            -------------    -------------------------
                                                             (unaudited)        1995           1994
                                                                             ---------       ---------
                                                                      (Dollars in thousands)

                                                      ASSETS


Cash and cash equivalents                                    $  20,573       $  27,308       $  18,714
Investment securities available-for-sale (Note 2)              146,077         115,153          35,200
Investment securities held-to-maturity
    (fair value $114,838,000, $133,651,000
      and $284,341,000) (Note 2)                               116,808         135,098         295,057
Stock in Savings Bank Life Insurance Company                     1,194           1,194           1,194
Stock in Federal Home Loan Bank of Boston (Note 6)              14,869          14,869          12,775
Mortgage loans held-for-sale                                     8,802           5,821           2,930
Loans receivable, less allowance for possible loan losses
     of $6,970,000, $6,552,000 and $7,237,000 (Note 3)         513,560         487,678         419,644
Foreclosed property, net of valuation reserve of
     $1,120,000, $1,316,000 and $1,934,000                       1,513           1,756           3,038
Bank premises and equipment (Note 4)                             9,381          10,047           8,347
Accrued interest receivable                                      4,589           4,466           4,537
Other assets                                                     5,537           5,402           5,436
                                                             ---------       ---------       ---------
     Total assets                                            $ 842,903       $ 808,792       $ 806,872
                                                             =========       =========       =========

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Depositors' accounts (Note 5)                                $ 508,080       $ 491,469       $ 456,878
Borrowed funds (Note 6)                                        256,695         245,569         279,948
Mortgagors' escrow accounts                                        600             718           1,804
Other liabilities                                               15,181          10,864          13,485
                                                             ---------       ---------       ---------
     Total liabilities                                       $ 780,556       $ 748,620       $ 752,115
                                                             ---------       ---------       ---------

STOCKHOLDERS' EQUITY (Note 13)
Serial preferred stock $.10 par value per share: 5,000,000        --              --              --
     shares authorized, no shares issued or outstanding
Common stock $.10 par value per share; 25,000,000            $     803       $     801       $     801
     shares authorized, 8,031,901, 8,009,267 and
     8,006,500 shares issued
Additional paid in-capital                                      58,375          58,208          58,192
Retained earnings                                               20,116          17,682          12,638
Treasury stock, at cost 1,986,000 shares                       (15,842)        (15,842)        (15,842)
Valuation allowance for unrealized losses on investment         (1,105)           (677)         (1,032)
                                                             ---------       ---------       ---------
     securities available-for-sale (Note 1)
     Total stockholders' equity                                 62,347          60,172          54,757
                                                             ---------       ---------       ---------
     Total liabilities and stockholders' equity              $ 842,903       $ 808,792       $ 806,872
                                                             =========       =========       =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            FIRST ESSEX BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                      Six Months Ended
                                                                           June 30,             Year Ended December 31,
                                                                     -------------------   --------------------------------
                                                                       1996       1995       1995        1994        1993
                                                                       ----       ----       ----        ----        ----
                                                                         (unaudited)
                                                                         (Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest on mortgage loans                                           $ 12,379   $ 12,800   $ 26,024    $ 20,399    $ 19,342
Interest on other loans                                                 9,893      6,736     15,194       6,437       3,552
Interest and dividends on investment securities held-to-maturity        4,410      2,968      5,192       5,325       5,971
Interest and dividends on investment securities available-for-sale      3,662      7,339     14,216      12,794       7,044
Interest on federal funds sold                                            219         79        288         102         274
                                                                    ---------  ---------  ---------   ---------   ---------

     Total interest and dividend income                                30,563     29,922     60,914      45,057      36,183
                                                                    ---------  ---------  ---------   ---------   ---------
Interest expense:
Interest on depositors' accounts                                       10,673      9,323     19,844      12,424      12,530
Interest on borrowed funds                                              7,302      8,722     17,237      10,283       4,124
                                                                    ---------  ---------  ---------   ---------   ---------

     Total interest expense                                            17,975     18,045     37,081      22,707      16,654
                                                                    ---------  ---------  ---------   ---------   ---------

Net interest income                                                    12,588     11,877     23,833      22,350      19,529
Provision for possible loan losses (Note 3)                               815        329        770        --          --
                                                                    ---------  ---------  ---------   ---------   ---------
Net interest income after provision
 for possible loan losses                                              11,773     11,548     23,063      22,350      19,529

Non-interest income:
Net gain on sales of mortgage loans
 and mortgage servicing rights                                            930        295      1,431         260         730
Net loss on sales of investment securities                               --         --          (13)       --          --
Loan fees                                                                 283        228        477         393         644
Other fee income                                                          911        900      1,759       1,862       1,791
Other                                                                      23         25         54          46          30
                                                                    ---------  ---------  ---------   ---------   ---------

     Total non-interest income                                          2,147      1,448      3,708       2,561       3,195
                                                                    ---------  ---------  ---------   ---------   ---------
Non-interest expense:
Salaries and employee benefits                                          4,971      4,479      8,995       8,140       6,755
Building and equipment                                                  1,759      1,534      3,256       2,800       2,580
Professional services                                                     643        552      1,135       1,179       1,241
Computer expense                                                          620        584      1,233         966         843
Insurance                                                                  95        578        690       1,146       1,289
Expenses, gains and losses on,
 and write-downs of, foreclosed property                                  308        491        784       2,007       2,959
Other                                                                   1,621      1,526      3,151       2,835       2,728
Retail branch write-offs                                                 --         --         --           117        --
                                                                    ---------  ---------  ---------   ---------   ---------

     Total non-interest expenses                                       10,017      9,744     19,244      19,190      18,395
                                                                    ---------  ---------  ---------   ---------   ---------

Income before provision for income taxes                                3,903      3,252      7,527       5,721       4,329

Provision for income taxes (Note 7)                                        19         20         75        (805)     (2,621)
                                                                    ---------  ---------  ---------   ---------   ---------

Net income                                                          $   3,884  $   3,232  $   7,452   $   6,526   $   6,950
                                                                    =========  =========  =========   =========   =========

Earnings per share (Note 1)                                         $     .63  $    .53   $   1.22    $    1.08   $    1.15
                                                                    =========  =========  =========   =========   =========
Average common and equivalent shares outstanding                    6,158,390  6,071,648  6,104,579   6,063,942   6,020,701
                                                                    =========  =========  =========   =========   =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                            FIRST ESSEX BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                                                     Valuation
                                                                                                   Allowance for
                                                                                                 Unrealized Losses
                                                       Additional                                  on Investment
                                            Common      Paid-In       Retained      Treasury         Securities
                                            Stock       Capital       Earnings        Stock      Available for Sale       Total
                                         ----------    ----------    ----------     ---------    ------------------     ---------
                                                                          (Dollars in thousands)

Balance at December 31, 1992             $    800      $ 58,152      $  1,509       $(15,842)        $   --             $ 44,619
Net Income                                   --            --           6,950           --               --                6,950
Cash dividends declared                      --            --            (662)          --               --                 (662)
Valuation allowance for unrealized
   losses  on investment securities
   available-for-sale                        --            --            --             --               (158)              (158)
                                         --------      --------      --------       --------         --------           --------
Balance at December 31, 1993                  800        58,152         7,797        (15,842)            (158)            50,749
Net income                                   --            --           6,526           --               --                6,526
Cash dividends declared                      --            --          (1,685)          --               --               (1,685)
Stock options exercised                         1            40          --             --               --                   41
Change in valuation allowance for
   unrealized losses on investment
   securities available-for-sale             --            --            --             --               (874)              (874)
                                         --------      --------      --------       --------         --------           --------

Balance at December 31, 1994                  801        58,192        12,638        (15,842)          (1,032)            54,757
Net income                                   --            --           7,452           --               --                7,452
Cash dividends declared                      --            --          (2,408)          --               --               (2,408)
Stock options exercised                      --              16          --             --               --                   16
Change in valuation allowance for
   unrealized losses on investment
   securities available-for-sale             --            --            --             --                355                355
                                         --------      --------      --------       --------         --------           --------
Balance at December 31, 1995             $    801      $ 58,208      $ 17,682       $(15,842)        $   (677)          $ 60,172
                                         ========      ========      ========       ========         ========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            FIRST ESSEX BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Six Months Ended             Year Ended
                                                                                       June 30,                December 31,
                                                                                  ------------------   ---------------------------
                                                                                   1996       1995       1995       1994      1993
                                                                                   ----       ----       ----       ----      ----
                                                                                     (Unaudited)
                                                                                                 (Dollars in thousands)
Cash flows from operating activities:
  Net income                                                                      $ 3,884   $ 3,232    $ 7,452    $ 6,526   $ 6,950
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for possible loan losses                                                  815       329        770       --          --
  Provision for depreciation and amortization                                         910       714      1,603      1,411     1,216
  Gain on sales of foreclosed property                                                (49)      (52)       (81)      (141)     (896)
  Write-down of foreclosed property                                                    58       265        361      1,023     1,423
  Amortization of investment securities discounts and premiums, net                   792       764      1,398      2,257     2,667
  Deferred income taxes                                                                19        20         55       (825)   (2,621)
  Proceeds from sales of mortgage loans and servicing rights                       54,038    15,611     80,135     39,883    36,610
  Mortgage loans originated for sale                                              (56,089)  (18,428)   (81,595)   (37,275)  (37,096)
  Realized investment securities loss                                                --        --           13       --        --
  Realized gains on mortgage loan sales and mortgage servicing rights, net           (930)     (295)    (1,431)      (260)     (730)
  Decrease (increase) in accrued interest receivable                                 (123)     (122)        71       (803)       77
  Decrease (increase) in other assets                                                (135)     (307)        34     (1,106)      568
  Increase (decrease) in other liabilities                                          4,297     7,767     (2,917)     3,063     1,762
                                                                                  -------   -------    -------   --------   -------
     Net cash provided by operating activities                                      7,487     9,498      5,868     13,753     9,930
                                                                                  -------   -------    -------   --------   --------
Cash flows from investing activities:
  Proceeds from sales of available-for-sale securities                                 --        --     28,292      9,237      --
  Proceeds from maturities and principal payments of
    available-for-sale securities                                                  18,714       949      2,688      3,320     1,692
  Proceeds from maturities and principal payments of held-to-maturity
    securities                                                                     43,718    33,188     78,687     90,301    84,604
  Purchases of available-for-sale securities                                      (50,421)   (1,274)    (2,412)   (12,122)  (20,006)
  Purchases of held-to-maturity securities                                        (25,865)     (773)    (2,094)  (111,729) (231,396)
  Loans originated and purchased, net principal collected                         (27,644)  (55,197)   (99,765)  (144,611)      120
  Proceeds from sales of foreclosed property                                        1,181     1,616      3,658      5,155     8,104
  Receipts for foreclosed property                                                   --         245        302
  Purchases of bank premises and equipment                                           (244)   (2,628)    (3,303)    (2,491)     (584)
                                                                                  -------   -------    -------   --------   -------
     Net cash used in investing activities                                        (40,561)  (24,119)     5,751   (162,695) (157,164)
                                                                                  -------   -------    -------   --------   -------
Cash flows from financing activities:
  Net increase (decrease) in demand deposits, NOW accounts and savings accounts     2,563   (12,013)   (11,029)   (24,689)   (6,963)
  Net increase (decrease) of time deposits                                         14,048    39,242     45,620     83,334    (7,022)
  Net increase (decrease) in borrowed funds with maturities of three
    months or less                                                                 (7,657)  (63,964)     7,544     13,001   (40,000)
  Proceeds from borrowed funds with maturities in excess of three months           60,500   185,000    221,297    458,028   287,105
  Repayments of borrowed funds with maturities in excess of three months          (41,717) (124,720)  (263,220)  (376,082) (102,104)
  Increase (decrease) in mortgagors' escrow accounts                                 (118)       99     (1,086)       356        52
  Dividends paid                                                                   (1,449)     (963)    (2,167)    (1,565)     (662)
  Stock options exercised                                                             169      --           16         41      --
                                                                                  -------   -------    -------   --------   -------
     Net cash provided by financing activities                                     26,339    22,681     (3,025)   152,424   130,406
                                                                                  -------   -------    -------   --------   -------
     Net increase (decrease) in cash and cash equivalents                          (6,735)    8,060      8,594      3,482   (16,828)
                                                                                  -------   -------    -------   --------   -------
Cash and cash equivalents at beginning of the period                               27,308    18,714     18,714     15,232    32,060
                                                                                  -------   -------    -------   --------   -------
Cash and cash equivalents at end of the period                                    $20,573   $26,774    $27,308   $ 18,714  $ 15,232
                                                                                  =======   =======    =======   ========  ========
Supplemental disclosure of cash flow information:
  Interest paid during the period                                                 $18,023   $18,124    $37,032   $ 21,974  $ 16,346
  Income taxes paid during the period                                                --        --         --         --         --

Supplemental schedule of noncash financing and investing activities:
  Real estate acquired through, or deeds in lieu of, foreclosure                  $   946   $   786    $ 2,656   $  2,961  $  4,388
  Held-to-maturity securities reclassified to available-for-sale                  $    --   $   --     $82,262       --         --
  Securitized loans transferred to investments-for-sale                           $    --   $   --     $28,305       --         --

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of First Essex Bancorp, Inc. ("the Company"), and its principal subsidiary, First Essex Bank, FSB ("the Bank"). The 1993 financial statements also include amounts of First Essex Bancorp of New Hampshire, Inc., which was merged into First Essex Bancorp, Inc on December 1, 1993. All significant intercompany balances have been eliminated in consolidation.

Unaudited Interim Financial Period

The consolidated financial statements for the six months ended June 30, 1996 and 1995 and the related information in the accompanying notes are unaudited. The statements have been prepared by the Company on the same basis as the audited financial statements and include all adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for the fair presentation of the results of operations and cash flows pursuant to the rules and regulations of the Securities and Exchange Commission. Results of interim periods are not necessarily indicative of results for the entire year.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

Investment Securities

In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this statement, investments in debt securities may be classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held-to-maturity and equity securities that have readily determinable fair values are classified as trading securities or available-for-sale securities. Trading securities are investments purchased and held principally for the purpose of selling in the near term; available-for-sale securities are investments not classified as trading or held-to-maturity. Unrealized holding gains and losses for trading securities are included in earnings; unrealized holding gains and losses for available-for-sale securities are reported in a separate component of stockholders' equity. Effective December 31, 1993, the Company adopted SFAS No. 115 which resulted in a decrease to stockholders' equity of $158,000.

At December 31, 1995 the Bank made a one time reassessment of its classification of investment securities held-to- maturity and reclassified $82.3 million to investment securities available-for-sale, with an unrealized loss of $1.1 million, as allowed by the special report of implementation of SFAS No. 115. This reclassification does not call into question the Company's intent to hold its remaining investment securities classified as held-to-maturity.

Dividend and interest income, including amortization of premiums and discounts, is included in earnings for all categories of investment securities. Discounts and premiums related to debt securities are amortized using a method that approximates the level-yield method, adjusted for estimated prepayments in the case of mortgage-backed securities.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". The statement is effective for financial statements issued for fiscal years ending after December 15, 1994. Derivative Financial Instruments, as defined by SFAS No. 119, include futures, forwards, swaps or option contracts, or other financial instruments with similar characteristics. The Company did not have any such instruments as of December 31, 1995 and 1994, except as noted in Note 9.

Loans Receivable

Real estate mortgage loans and other loans are stated at the amount of unpaid principal, net of the allowance for possible loan losses, unearned discounts and unearned net loan origination fees. Loan origination fees, discounts and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan yield over the contractual life of the loan. When loans are sold or fully repaid, the unamortized fees, discounts and costs are recognized in income.

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or greater past due or on other loans when management believes collection is doubtful. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current-period interest income.

The allowance for possible loan losses is based on management's estimate of the amount required to reflect the risks in the loan portfolio, based on circumstances and conditions known or anticipated at each reporting date. There are inherent uncertainties with respect to the final outcome of the Bank's loans and nonperforming loans. Because of these inherent uncertainties, actual losses may differ from the amounts reflected in these consolidated financial statements. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, and estimated fair values of underlying collateral. Losses are charged against the allowance when management believes the collectability of principal is doubtful.

Key elements of the above estimates, including assumptions used in independent appraisals, are dependent upon the economic conditions prevailing at the time of the estimates. Accordingly, uncertainty exists as to the final outcome of certain of the valuation judgments as a result of economic conditions in the region. The inherent uncertainties in the assumptions relative to projected sales prices or rental rates may result in the ultimate realization of amounts on certain loans that are significantly different from the amounts reflected in these consolidated financial statements.

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 ("SFAS No. 114"). This standard requires that impaired loans be measured based on the present value of expected future cash flows discounted at each loan's effective interest rate or, as a practical expedient, at each loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The statement also changes the accounting for in-substance foreclosures and troubled debt restructurings. This statement is applied prospectively with any adjustment reflected in the provision for possible loan losses. The adoption of this statement did not have a material effect on the financial position or results of operations of the Company.

Mortgage loans held-for-sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of mortgage loans are recognized at the time of sale and are adjusted when the interest rate charged to the borrower and the interest rate paid to the purchaser, after considering a normal servicing fee (in the case of mortgage-backed securities, a guarantee fee), differ. The resulting deferred premium on the sale of mortgage loans is amortized using a method that approximates the level-yield method over the remaining life of the related loans, adjusted for estimated prepayments. Actual prepayment experience is reviewed periodically, and when necessary, the deferred premium on sales of mortgage loans is adjusted accordingly.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights", which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 122 requires an enterprise involved in mortgage banking activities to recognize, as separate assets, rights to service mortgage loans for others regardless of the manner in which the servicing rights are acquired. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights. The impact of this statement depends on the volume of mortgage loans originated and sold, and servicing rights retained. The current practice of the Company is to sell most of the mortgage loans it originates with servicing released. Therefore, management believes the adoption of this statement will not have a material effect on the financial position or results of operations of the Company.

Foreclosed Property

Collateral acquired through foreclosure is recorded at the lower of cost or fair value, less estimated costs to sell, at the time of acquisition. A valuation allowance is established for the estimated costs to sell and is charged to expense. Subsequent changes in the fair value of other real estate owned are reflected in the valuation allowance and charged or credited to expense. Net operating income or expense related to foreclosed property is included in noninterest expense in the accompanying consolidated statements of operations. Because of current market conditions, there are inherent uncertainties in the assumptions with respect to the estimated fair value of other real estate owned. Because of these inherent uncertainties, the amount ultimately realized on other real estate owned may differ from the amounts reflected in the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks, interest-bearing deposits, federal funds sold and investments with original maturities of less than three months. Cash and cash equivalents are recorded at cost which approximates fair value.

Bank Premises and Equipment

Real estate held for banking purposes, leasehold improvements and furniture and fixtures are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over estimated service lives. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the estimated useful lives of the assets or the related lease term. Expenditures for maintenance, repairs and renewals of minor items are charged to expense as incurred.

Income Taxes

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which recognizes income taxes under the liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Company's deferred tax asset is reviewed quarterly and adjustments are recognized in the benefit for income taxes based on management's judgments relating to realizability. There was no cumulative effect of this change in accounting principle as of January 1, 1993 on the accompanying consolidated financial statements.

Earnings per Share

Earnings per common share are calculated using the weighted average number of common shares and common stock equivalents outstanding.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


Reclassifications

Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.

Recent Accounting Pronouncements

In March 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of", which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. Management is currently evaluating the Company's fixed assets and anticipates that the application of the new statement will not have a significant impact on the results of operations or financial condition.

2.  INVESTMENT SECURITIES

Investment securities at December 31, 1995 and 1994 follow:

                                                  1995                                                  1994
                            -------------------------------------------------    -------------------------------------------------
                            Amortized     Unrealized   Unrealized      Fair       Amortized    Unrealized   Unrealized     Fair
                               Cost          Gain         Loss        Value          Cost         Gain         Loss        Value
                              ------        ------       ------      -------        ------        -----       ------       -----
                                                                     (Dollars in thousands)
Investment securities held-
to-maturity:
   U.S. government and
     agency obligations     $  17,080     $      42    $    --      $  17,122     $  54,271   $      39    $    (611)   $  53,699
   Mortgage-backed
      securities              118,018            95       (1,584)     116,529       209,747          83      (10,071)     199,759
   Other bonds and
      obligations                --            --           --           --          31,039          95         (251)      30,883
                            ---------     ---------    ---------    ---------     ---------   ---------    ---------    ---------
                              135,098           137       (1,584)     133,651       295,057         217      (10,933)     284,341
Investment securities
  available-for-sale:
   Mortgage-backed
      securities               92,231           870       (1,320)      91,781        36,232         214       (1,246)      35,200
   Other bonds and
      obligations              23,599            32         (259)      23,372          --          --           --           --
                            ---------     ---------    ---------    ---------     ---------   ---------    ---------    ---------
                              115,830           902       (1,579)     115,153        36,232         214       (1,246)      35,200
Total investment
  securities                $ 250,928     $   1,039    $  (3,163)   $ 248,804     $ 331,289   $     431    $ (12,179)   $ 319,541
                            =========     =========    =========    =========     =========   =========    =========    =========

At December 31, 1995 and 1994, U.S. government obligations and mortgage-backed securities with amortized cost of $41,269,000 and $65,136,000, respectively, and fair value of $40,965,000 and $61,995,000, respectively, were pledged to collateralize certain deposit accounts and repurchase agreements.

The amortized cost of mortgage-backed securities available-for-sale at December 31, 1995 includes $54.1 million of collateralized mortgage obligations. There were no collateralized mortgage obligations included in mortgage-backed securities held-to-maturity.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


For the year ended December 31, 1995, there were realized gross losses of $13,000 from the sale of investment securities. There were no gains or losses from the sale of investment securities in 1994. No investment securities were sold in 1993.

The following table shows the maturity distribution of the amortized cost of the Company's investment securities at December 31, 1995:

                                              Less than                               Greater than
                                                1 year      1-5 Years    5-10 Years     10 Years        Total
                                               --------     ---------    ----------    ----------      ------
                                                                    (Dollars in thousands)
Investment securities held-to-maturity:
     U.S. government and agency obligations    $17,080         $  --        $  --          $  --      $ 17,080
     Mortgage-backed securities(1)                 758           621           34        116,605       118,018
Investment securities available-for-sale:
     Mortgage-backed securities(1)               2,083        34,266       11,220         44,662        92,231
     Other bonds and obligations                 3,810        19,631          158             --        23,599
                                                                                                      --------
                                                                                                      $250,928
                                                                                                      ========
- --------------------

(1) Maturities of mortgage-backed securities are based on contractual maturities but may differ because in most instances the issuers have the right to prepay the obligations.

The following table shows the maturity distribution of the fair value of the Company's investment securities at December 31, 1995:


                                              Less than                               Greater than
                                                1 year      1-5 Years    5-10 Years     10 Years        Total
                                               --------     ---------    ----------    ----------      ------
                                                                    (Dollars in thousands)

Investment securities held-to-maturity:
     U.S. government and agency
          obligations                          $17,122        $  --         $  --          $  --      $ 17,122
     Mortgage-backed securities(1)                 758          613            36        115,122       116,529
Investment securities available-for-sale:
     Mortgage-backed securities(1)               2,084       33,727        11,057         44,913        91,781
     Other bonds and obligations                 3,816       19,394           162             --
                                                                                                        23,372
                                                                                                      --------
                                                                                                      $248,804
                                                                                                      ========
- ---------------

(1)   Maturities  of   mortgage-backed   securities  are  based  on  contractual
maturities, but may differ because in most instances the issuers have the right to prepay the obligations.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


3.  LOANS RECEIVABLE

Major classifications of loans receivable at December 31, 1995 and 1994 follow:

                                               1995             1994
                                             --------         --------
                                               (Dollars in thousands)

Commercial                                   $ 66,737         $ 55,377
Real Estate:
    Residential                               229,383          261,918
    Commercial                                 53,504           25,786
    Construction                               14,210           15,527
                                             --------         --------
        Total Real Estate                     297,097          303,231
                                             --------         --------

Home equity                                    12,558           12,943
Automobile                                     76,590           34,906
Aircraft                                       14,478              522
Other Consumer                                 26,770           19,902
                                             --------         --------
        Total loans                           494,230          426,881

Less:
        Allowance for possible loan losses      6,552            7,237
                                             --------         --------
        Loans receivable                     $487,678         $419,644
                                             ========         ========


The Company's lending activities are conducted principally in eastern Massachusetts and southern New Hampshire. The Company originates single family and multifamily residential loans, commercial real estate loans, commercial loans, aircraft loans, automobile loans and a variety of consumer loans. In addition, the Company originates loans for the construction of residential homes, multifamily properties, commercial real estate properties and land development. Most loans originated by the Company are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers' to honor their repayment commitments is generally dependent on the level of overall economic activity within the geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

During 1995, the Company purchased 54 performing commercial and commercial real estate loans from another institution with a principal value of approximately $26 million. The loans were acquired on a nonrecourse basis.

A summary of changes in the allowance for possible loan losses for the years ended December 31, 1995, 1994 and 1993 follows:


                                         1995          1994         1993
                                        ------        ------       ------
                                               (Dollars in thousands)

Balance at beginning of year           $  7,237      $  7,747      $ 11,759
Provision for possible loan losses          770          --            --
Charge-offs                              (2,485)       (2,111)       (5,571)
Recoveries                                1,030         1,601         1,559
                                       --------      --------      --------
Balance at end of year                 $  6,552      $  7,237      $  7,747
                                       ========      ========      ========


At December 31, 1995 and 1994, there were approximately $3,373,000 and $7,324,000, respectively, of non-accruing loans. Under SFAS No. 114, the Company considers a loan impaired if it is ninety days or more past due as to principal and interest, or if management's credit risk assessment determines that it is

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


probable  that  principal  and interest  will not be collected as  contractually scheduled. In addition, loans which are restructured at market rates and comparable to loans with similar risks are considered impaired only in the year of the restructuring, so long as they continue to perform according to the restructured terms. Excluded from the impaired category, but otherwise considered non-accruing loans, are small balance homogeneous loans which are ninety days or more past due. Small balance homogeneous loans include residential mortgage loans, residential construction loans to individuals (excluding builder construction loans) and consumer loans. The Company evaluates a loan's level of impairment by measuring the net present value of the expected future cash flows using the loan's original effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. When the difference between the net present value of the impaired loan (or fair value of the collateral if the loan is collateral dependent) is lower than the recorded investment of the loan, the difference is provided to expense with a resulting valuation allowance. At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totalled $1.9 million of which $663,000 had a related allowance for possible loan losses of $273,000. The remaining $1.2 million of impaired loans did not require a related allowance for possible loan losses. Of the $1.9 million of loans considered to be impaired under SFAS No. 114, $1,043,000 are restructured and are not included in the $3,373,000 of non-accruing loans discussed above. The average recorded investment in impaired loans during 1995 was approximately $1.4 million.

At December 31, 1995, the principal balance of outstanding restructured loans totalled $1,043,000. At December 31, 1994 and 1993, there were no restructured loans outstanding. The amount of additional interest that would have been earned had the nonaccrual and restructured loans performed in accordance with original terms and conditions was $389,000, $754,000 and $856,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Interest income recognized on impaired loans, using the cash basis of income recognition, amounted to approximately $166,000 for the year ended December 31, 1995.

The maximum amount of aggregate loans to directors, executive officers and principal stockholders for the year ended December 31, 1995 was less than 5% of stockholders' equity.

At December 31, 1995 and 1994, the Bank was servicing loans sold to the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Massachusetts Home Finance Agency and various other banks and institutions on a nonrecourse basis (except as discussed in Note 9), in the amount of $74,330,000 and $109,523,000, respectively. The amount of loans sold and serviced for others is not included in loans receivable.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


4.  BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31, 1995 and 1994 follows:

                                                              Estimated Useful
                                        1995         1994            Life
                                     ---------    --------     ---------------
                                                (Dollars in thousands)

Land                                  $   674      $   674
Buildings                               5,804        5,791      20 to 30 years
Leasehold improvements                  5,672        2,664       1 to 14 years
Furniture and fixtures                  9,586        7,465       3 to 10 years
Construction in process                   271        2,067
                                      -------      -------
                                       22,007       18,661
Less accumulated depreciation
     and amortization                  11,960       10,314
                                      -------      -------
                                      $10,047      $ 8,347
                                      =======      =======

Depreciation  expense was  $1,603,000,  $1,411,000 and $1,216,000 for 1995, 1994
and 1993, respectively.


5.  DEPOSITORS' ACCOUNTS

A summary of depositors' accounts at December 31, 1995 and 1994 follows:

                                              1995          1994
                                           ---------     ---------
                                             (Dollars in thousands)
Personal and business checking
    accounts (noninterest-bearing)          $ 30,391      $ 19,171
NOW accounts                                  31,288        30,076
Money market accounts                         73,730        92,230
Savings accounts                              49,361        54,322
Time deposits                                306,699       261,079
                                            --------      --------
                                            $491,469      $456,878
                                            ========      ========

The following is a summary of original maturities of time deposits as of December 31, 1995:


                                    (Dollars in thousands)
                      1996                 $120,295
                      1997                   80,764
                      Thereafter            105,640
                                           --------
                                           $306,699
                                           ========

The following table shows the remaining maturities of certificates of deposits with balances in excess of $100,000 at December 31, 1995:


                                      (Dollars in thousands)
Three months or less                           3,265
Over 3 months and less than 6 months           8,324
Over 6 months and less than 12 months         10,549
12 months and over                             2,067
                                             -------
                                             $24,205
                                             =======

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


6.  BORROWED FUNDS

Borrowed funds at December 31, 1995 and 1994 are summarized below:

                                                          1995        1994
                                                        --------    --------
                                                       (Dollars in thousands)

Due during 1995, interest rates from 3.98% to 6.98%     $     --    $152,997
Due during 1996, interest rates from 4.84% to 6.98%      123,100      70,600
Due during 1997, interest at 6.24%                        35,000          --
Due during 1998, interest rates from 5.82% to 6.42%       58,597          --
Due during 2000, interest rates from 5.29% to 5.97%        2,896       1,420
Due during 2005, interest at 6.08%                            80          --
Repurchase agreements                                     25,896      54,931
                                                        --------    --------
                                                        $245,569    $279,948
                                                        ========    ========


Total lines of credit available under both short-term and long-term borrowings from the FHLB are dependent upon the amount of FHLB stock owned and other assets available as collateral with the total credit available being $297,380,000, of which $77,707,000 was unused at December 31, 1995. The advances from the FHLB are secured by all FHLB stock (book value of $14,869,000 and $12,775,000 at December 31, 1995 and 1994) and a pledge of certain assets as collateral. Repurchase agreements outstanding at December 31, 1995 mature in three months or less with interest rates of 4.50% to 5.875% and are secured by certain U.S. government and agency securities.

The following table summarizes the maximum and average amounts of short-term borrowings outstanding during 1995 and 1994 together with the weighted average interest rates thereon.

                                                   For the Year Ended December 31, 1995               At December 31, 1995
                                              ----------------------------------------------     ------------------------------
                                                Maximum         Average          Weighted                           Weighted
                                                 Amount          Amount           Average           Amount           Average
                                              Outstanding      Outstanding     Interest Rate      Outstanding     Interest Rate
                                              -----------      -----------     -------------      -----------     --------------
                                                                      (Dollars in thousands)
FHLB Borrowings                                $258,372        $263,298              6.22%          $219,673            6.10%
Repurchase Agreements                            27,019           8,432              5.50             25,896            5.72

                                              For the Year Ended December 31, 1994               At December 31, 1994
                                              ----------------------------------------------     ------------------------------
                                                Maximum         Average          Weighted                           Weighted
                                                 Amount          Amount           Average           Amount           Average
                                              Outstanding      Outstanding     Interest Rate      Outstanding     Interest Rate
                                              -----------      -----------     -------------      -----------     --------------
                                                                      (Dollars in thousands)

FHLB Borrowings                                $255,489        $207,067              4.66%          $225,017            6.10%
Repurchase Agreements                            55,131          11,399              5.47             54,931            5.94


                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


7.  INCOME TAXES

The provision (benefit) for income taxes for each of the three years in the period ended December 31, 1995 consists of the following:


                                           1995        1994      1993
                                           ----        ----      ----
                                              (Dollars in thousands)

Current                                   $  20     $    20    $    --
Deferred                                     55       (825)     (2,621)
                                          -----      ------    --------
                                          $  75      $(805)    $(2,621)
                                          =====      ======    ========


The difference between the total expected provision for income taxes computed by applying the statutory federal income tax rate to income before provision (benefit) for income taxes and the recorded provision (benefit) for income taxes for the three years in the period ended December 31, 1995 follows:


                                         1995       1994       1993
                                         ----       ----       ----
                                            (Dollars in thousands)

Provision at statutory rate            $ 2,559    $ 1,945    $ 1,472
State taxes, net of federal benefit        903         20        358
Tax-exempt interest income                --         --           (6)
Dividend received deduction                (10)       (10)      --
Change in valuation allowance           (3,312)    (2,770)    (4,445)
Other, net                                 (65)        10       --
                                       -------    -------    -------
Provision (benefit) for income taxes   $    75    $  (805)   $(2,621)
                                       =======    =======    =======

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


The components of the net deferred tax asset at December 31, 1995 and 1994 follow (dollars in thousands):


                                                     1995         1994
                                                     ----         ----
                                                    (Dollars in thousands)

Allowance for possible loan losses                 $ (2,227)   $ (3,060)
Deferred tax loan loss reserve                        2,548      (3,359)
Depreciation                                           (789)       (489)
Deferred loan fees                                     (142)       (266)
Deferred compensation                                  (262)       (309)
Net operating loss carryforwards                     (4,647)     (1,824)
Limited partnership investments                         525         614
Foreclosed property write-downs                        (851)       (910)
Contributions                                          (133)       (123)
General business credits                               (490)       (300)
AMT credits                                            (291)       (291)
Charge-off remaining lease payments                     (77)       (142)
Unrealized loss on available-for-sale securities       (230)       (433)
State income taxes                                     (202)     (1,116)
Other, net                                             (347)        814
                                                   --------    --------
                                                     (7,615)    (11,194)
Valuation reserve                                     4,185       7,653
                                                   --------    --------
Net deferred tax asset included in other assets    $ (3,430)   $ (3,541)
                                                   ========    ========


The change in the valuation allowance for the years ended December 31, 1995 and 1994 follows (dollars in thousands):

                                                1995         1994
                                                ----         ----
                                             (Dollars in thousands)
Balance at January 1                           $  7,653    $ 10,105
Decrease due to change in estimate of future
  taxable earnings                               (3,468)     (2,452)
                                               --------    --------
Balance at December 31                         $  4,185    $  7,653
                                               ========    ========

A valuation allowance is provided when it is more likely than not that some portion of the net deferred tax asset will not be realized. The Company has established a valuation allowance for the portion of the net deferred tax asset in excess of the amount expected to be realized from estimated taxable income for 1996.

At December 31, 1995, tax loss carryforwards, for tax return purposes, of approximately $13,667,000 are available to be carried forward to future periods and, if unused, will expire between 2006 and 2010.

For federal income tax purposes, the Bank is allowed a bad debt deduction limited generally to 8% of taxable income, as defined, and subject to certain limitations based on aggregate loans and savings account balances at the end of year. If amounts that qualify as deductions for federal income tax purposes exceed amounts that would qualify for a deduction based on the Bank's loss experience, a federal tax provision will be required on such excess if such amounts are used for purposes other than bad debt deductions. As of December 31, 1995, the Bank's bad debt reserves maintained for federal tax purposes did not exceed amounts that qualify for a deduction under the experience method.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


8.  PENSION BENEFITS

The Company has a defined benefit pension plan covering most employees. Employees are eligible to participate upon the attainment of age 21 and the completion of one year of service. Benefits are based primarily on years of service and employees' final average pay.

Contributions by the Company are consistent with the funding requirements of federal law and regulations. Pension plan assets consist primarily of mutual funds, bonds and government securities.

The weighted average discount rate was 7.0% in 1995 and 8.5% in 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.0% in 1995 and 1994. The expected long-term rate of return on assets was 8.0% in 1995 and 7.5% in 1994.

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1995 and 1994:


                                                             1995       1994
                                                             ----       ----
                                                          (Dollars in thousands)
Actuarial present value of benefit obligation:
Accumulated benefit obligation, including vested benefit
  of $3,064,000 and $2,934,000                              $ 3,168    $ 2,994
Projected benefit obligation for service rendered to date     4,236      4,096
Plan assets at fair value                                     4,705      4,312
Excess of plan assets over projected benefit obligation         469        216
Unrecognized net gain from past experience different         (1,252)
  from that assumed and effects of changes in assumptions      (821)
Unrecognized net asset at transition amortized over
  approximately 15 years                                         83         89
                                                            -------    -------
Accrued pension cost included in other liabilities at       $  (700)   $  (516)
  December 31                                               =======    =======



Net pension cost for the years ended December 31, 1995, 1994 and 1993 included the following components:


                                                  1995     1994     1993
                                                 ------   ------   -----
                                                    (Dollars in thousands)
Service cost - benefits earned during the year   $ 283    $ 265    $ 196
Interest cost on projected benefit obligation      290     (270)     266
Actual return on plan assets                      (811)    (124)    (638)
Net amortization and deferral                      422     (124)     267
                                                 -----    -----    -----
Net pension cost                                 $ 184    $ 153    $  91
                                                 =====    =====    =====

The Company has no material postretirement or postemployment benefit arrangements other than pension benefits with its employees and, therefore, is not impacted by Statements of Financial Accounting Standards No. 106 and No. 112 issued in December 1990 and November 1992, respectively, regarding such benefits.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


9.  COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments, held for purposes other than trading, include commitments to originate loans, standby letters of credit, recourse arrangements on sold assets, unadvanced portions of construction loans, and forward commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments through credit approvals, limits and monitoring procedures.

Financial instruments with off-balance sheet risk at December 31, 1995 and 1994 follow:

                                            Contract Amount
                                          -------------------
                                            1995        1994
                                          -------     -------
                                         (Dollars in thousands)

Commitments to originate loans            $24,104     $24,861
Unused lines, commercial and
      standby letters of credit            21,430      18,688
Loans sold with recourse                    2,758       3,051
Unadvanced portions of
      construction loans                   10,495       9,330
Forward commitments                         5,821       5,530

Commitments to originate loans are agreements to lend to customers provided there are no violations of any conditions established in the contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon management's credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Lease Commitments

The Company has operating leases on nine of its facilities. Most of the leases have renewal options. Total rent expense under these leases for 1995, 1994 and 1993 was $661,000, $386,000 and $371,000, respectively.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


The following is a schedule of future minimum lease payments for operating leases (dollars in thousands):

Year Ending December 31,
- ------------------------
     1996                                   $ 644
     1997                                     604
     1998                                     583
     1999                                     479
     2000                                     367
     Thereafter                             1,389
                                           ------
     Total future minimum lease  payments  $4,066
                                           ======

Employment and Termination Agreements

The Company and the Bank entered into employment agreements with two executive officers effective January 1, 1994. One agreement has an original term of three years and the other agreement has an original term of two years. Each may be extended annually for an additional year by vote of the Boards of Directors. The employment agreements generally provide for the continued payment of specified compensation and benefits to each executive officer for specified periods after termination, unless the termination is for "cause" as defined in the employment agreement. The Board of Directors voted to extend each employment agreement for an additional year during 1995.

In addition, the Company, the Bank and the officers, referred to above, have entered into special termination agreements that provide for the payment, under certain circumstances, of a lump-sum amount upon termination following a "change of control" which is generally defined to mean a person or group acquiring ownership of 25% or more of the outstanding common stock of the Company, or certain other events resulting in a change in control of the Company. The lump-sum amounts are based on three times one of the executive officer's base annual compensation and two times the other executive officer's base annual compensation as defined in the agreements and would be in lieu of any benefits under the officers' employment agreements, but in addition to amounts payable pursuant to other benefit plans. Five other senior officers have similar termination agreements effective following a "change of control". The lump-sum amount for one senior officer is equivalent to two times the officer's base annual compensation. The lump-sum amounts for the other four senior officers are equivalent to each respective officer's base annual compensation.

Legal Proceedings

The Company is involved in various legal proceedings incidental to its business, none of which is believed by management, based on discussion with legal counsel, to be material to the financial condition or operations of the Company.

10.  MANAGEMENT INCENTIVE COMPENSATION PLAN

The Company has a Management Incentive Compensation Plan (the "Incentive Plan") as a means of recognizing achievement on the part of individual officers and management as a whole. In 1995 and 1994 the Company awarded $117,000 and $130,000, respectively, for bonuses in connection with the Incentive Plan. No such bonuses were awarded in connection with the Incentive Plan in 1993.

11.  STOCK OPTION PLAN

In 1988, the Company adopted a stock option plan as a performance incentive for its directors, officers, employees and other key persons (the "Stock Option Plan"). Options granted under the Stock Option Plan have an exercise price per share equal to at least the fair market value of a share of the Company's common stock on the date the option is granted and expire no later than 10 years after the date of grant. The Company has reserved 800,000 shares for issuance pursuant

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


to options granted under the Stock Option Plan. Both "Incentive Stock Options" and "Non-qualified Stock Options" may be granted pursuant to the Stock Option Plan. As of December 31, 1995, options to purchase 421,733 shares were outstanding at exercise prices ranging from $5.25 to $11.375 per share.

In December 1995, the FASB issued SFAS No. 123, "Stock-Based Compensation", which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 123 requires employee stock-based compensation to be either recorded or disclosed at its fair value. Management will continue to account for employee stock-based compensation under Accounting Principles Board Opinion No. 25 and will not adopt the new accounting provisions for employee stock-based compensation under SFAS No. 123 and will include the additional required disclosures in the 1996 consolidated financial statements.

The following summarizes the Stock Option Plan activity for the three years ended December 31, 1995, 1994 and 1993:


                                             1995         1994         1993
                                             ----         ----      \  ----

Outstanding at beginning of year            423,000      242,500      149,500
Granted                                      10,000      195,000      125,000
Expired                                     (13,500)      (3,000)     (32,000)
Exercised                                    (2,767)      (6,500)        --
                                           --------     --------     --------
Outstanding at end of year                  421,733      428,000      242,500
                                           ========     ========     ========
Exercisable at end of year                  233,470      139,000      114,200
                                           ========     ========     ========

12.  EMPLOYEES' STOCK OWNERSHIP and 401(k) PLANS

The Company established an Employees' Stock Ownership Plan (the "ESOP") in 1986 for eligible employees. The ESOP was funded by Company contributions made in cash or common stock. Benefits were paid in shares of common stock or in cash. Employees had the right to receive benefits in shares.

During 1994, the Company established a 401(k) plan (the "Plan") covering most of its employees and merged the ESOP into the Plan. All eligible employee benefits in the ESOP became 100% vested at the time of the merger.

Under the Plan, an eligible employee ("participant") may make contributions up to 15% of their compensation, with certain limitations. The Company may elect to make basic matching contributions. During 1995 and 1994, the Company made basic matching contributions equal to 50% of the first 4% of each participant's compensation, or a maximum of 2%. Basic matching contributions for 1995 and 1994 amounted to $98,000 and $53,000, respectively. The Plan also provides for discretionary supplemental matching contributions. These contributions are allocated to participants in the same manner described above. Supplemental matching contributions to the Plan for 1995 and 1994 amounted to $38,000 and $25,000, respectively.

13.  STOCKHOLDERS' EQUITY

At the time of conversion to stock form, the Bank established a liquidation account in the amount of $41,426,000. In accordance with Massachusetts statutes, the liquidation account is maintained for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank after the conversion. The liquidation account is reduced annually to the extent that Eligible Account Holders have reduced their qualifying deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder is entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted qualifying balances for the account then held. The balance in the liquidation account was $5,796,000 at December 31, 1995.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


Capital Requirements

As a federal savings institution regulated by the Office of Thrift Supervision ("the OTS"), the Bank is required to meet certain minimum regulatory capital requirements: tangible capital, total capital, core/leverage capital, Tier 1 risk-based capital and total risk-based capital. In addition, under the Prompt Corrective Action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Bank's capital position may be classified in one of five different capital categories ranging from critically under-capitalized to well-capitalized. As of December 31, 1995, the Bank met all of the minimum regulatory capital requirements and satisfied the requirements of the well-capitalized capital category under FDICIA. The Bank's core/leverage, Tier 1 risk-based and total risk-based capital, together with related regulatory minimum requirements, are summarized below. The Bank's total capital, tangible capital and tangible equity ratios were equal to the core/leverage capital ratio.

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

                                                         Core/           Tier 1          Total
                                                        Leverage       Risk-based     Risk-based
                                                        Capital         Capital         Capital
                                                        --------       ----------     ----------
                                                                 (Dollars in thousands)

Stockholders' Equity                                    $ 60,172        $ 60,172        $ 60,172
Unrealized loss on investment securities
available-for-sale not included in regulatory capital        677             677             677
General Valuation Allowance                                 --              --             5,925
                                                        --------        --------        --------
         Regulatory Capital Measure                     $ 60,849        $ 60,849        $ 66,774
                                                        ========        ========        ========

Total Assets                                            $808,792        $808,792        $808,792

Adjusted Assets                                         $808,792        $   --          $   --
Risk-based Assets (unaudited)                                 --         473,396         473,396
Capital Ratio (unaudited)                                  7.52%          12.85%          14.11%
Regulatory minimum requirement                             3.00%           4.00%           8.00%


                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


14.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS - FIRST ESSEX BANCORP, INC.

Condensed financial statements of First Essex Bancorp, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993 follow:


                                               1995       1994
                                               ----       ----
                                            (Dollars in thousands)
Balance Sheets
Assets
     Cash and cash equivalents                $ 5,928   $ 1,033
     Investment securities held-to-maturity      --       3,879
     Investment in first Essex Bank, FSB       55,550    50,910
     Other assets                                   1         2
                                              -------   -------
Total assets                                  $61,479   $55,824
                                              =======   =======
Liabilities and stockholders' equity
     Other liabilities                        $ 1,307   $ 1,067
     Stockholders' equity                      60,172    54,757
                                              -------   -------
Total liabilities and stockholders' equity    $61,479   $55,824
                                              =======   =======


                                                   1995      1994       1993
                                                   ----      ----       ----
                                                     (Dollars in thousands)
Statements of Operations
Income
  Interest on investments                         $   221   $    87    $     9
  Distributed income of First Essex Bank, FSB       3,000     3,000      3,200
                                                  -------   -------    -------
      Total income                                  3,221     3,087      3,209
                                                  -------   -------    -------

Expenses
  Operating expenses                                    7        45         55
                                                  -------   -------    -------
  Income before provision (benefit) for income
    taxes and equity in undistributed net
    income of First Essex  Bank, FSB                3,214     3,042      3,154
  Provision (benefit) for income taxes                 75      (805)    (2,621)
                                                  -------   -------    -------
                                                    3,139     3,847      5,775
Equity in undistributed net income of First Esssex
  Bank, FSB                                         4,313     2,679      1,175
                                                  -------   -------    -------
Net income                                        $ 7,452   $ 6,526    $ 6,950
                                                  =======   =======    =======

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                                                    1995       1994       1993
                                                                    ----       ----       ----
                                                                      (Dollars in thousands)

Statements of Cash Flows

   Cash flows from operating activities

      Net income                                                  $ 7,452    $ 6,526    $ 6,950
      Adjustments to reconcile net income
        to net cash provided by (used in) operating activities:
      Equity in income of First Essex Bank, FSB                    (7,313)    (5,679)    (4,374)
      Deferred income taxes                                            55       (825)    (2,621)
      Accretion of investment
        securities discounts                                         (165)       (71)       (12)
      Decrease in other assets                                          1          6         68
      Increase (decrease) in other liabilities                        (28)        19         73
                                                                  -------    -------    -------

      Net cash provided by (used in) operating activities               2        (24)        84
                                                                  -------    -------    -------

Cash flows from investing activities

      Purchases of investment securities                           (2,253)    (8,810)    (1,970)
      Maturities of investment securities                           6,297      6,984       --
      Dividends received from First Essex Bank, FSB                 3,000      3,000      3,200
      Investment in First Essex Bancorp of
        New Hampshire, Inc.                                          --         --         (500)
                                                                  -------    -------    -------

      Net cash provided by investing activities                     7,044      1,174        730
                                                                  -------    -------    -------

Cash flows from financing activities

      Stock options exercised                                          16         41       --

      Dividends paid                                               (2,167)    (1,565)      (662)
                                                                  -------    -------    -------
      Net cash used in financing activities                        (2,151)    (1,524)      (662)
                                                                  -------    -------    -------

      Net increase (decrease) in cash and cash equivalents          4,895       (374)       152

      Cash and cash equivalents at beginning of year                1,033      1,407      1,255
                                                                  -------    -------    -------

      Cash and cash equivalents at end of year                    $ 5,928    $ 1,033    $ 1,407
                                                                  =======    =======    =======

15.  RESTRICTIONS ON SUBSIDIARY BANK LOANS, ADVANCES AND DIVIDENDS

The Federal Reserve Act restricts the Bank with respect to lending or advancing funds to the Company unless such loans are collateralized by specific obligations and limits collateralized loans to 10% of the Bank capital stock and surplus. At December 31, 1995, no amounts were available to be transferred from the Bank to the Company in the form of loans or advances. In addition, under the OTS prompt corrective action regulations, which took effect on December 19, 1992, the Bank generally would be prohibited from making any capital distribution if, after the distribution, the Bank would have (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


16.  QUARTERLY DATA (UNAUDITED)

A summary of quarterly financial data for the years ended December 31, 1995 and 1994 follows:

                                            Year Ended December 31, 1995
                                            ----------------------------
                                          Fourth     Third    Second    First
                                          Quarter   Quarter   Quarter   Quarter
                                (Dollars in thousands, except per share amounts)

Interest and dividend income              $15,501   $15,491   $15,342   $14,580
Interest expense                            9,411     9,625     9,336     8,709
                                          -------   -------   -------   -------
Net interest income                         6,090     5,866     6,006     5,871
Provision for possible loan losses            232       209       200       129
                                          -------   -------   -------   -------
Net interest income after
     provision for possible loan losses     5,858     5,657     5,806     5,742
Noninterest income                          1,178     1,082       865       583
Noninterest expense (1)                     5,264     4,236     4,880     4,864
                                          -------   -------   -------   -------

Income before income taxes                  1,772     2,503     1,791     1,461
Provision for income taxes                     45        10        19         1
                                          -------   -------   -------   -------

  Net income                              $ 1,727   $ 2,493   $ 1,772   $ 1,460
                                          =======   =======   =======   =======

 Earnings per share                       $   .28   $   .41   $   .29   $   .24
                                          =======   =======   =======   =======

         (1) The third quarter reduction in noninterest expense reflects a decrease of approximately $250,000 of deposit insurance expense, as well as a reduction of approximately $360,000 in the net cost of foreclosed property.

                                                    Year Ended December 31, 1994
                                                    ----------------------------
                                             Fourth     Third     Second       First
                                            Quarter    Quarter    Quarter     Quarter
                                         (Dollars in thousands, except per share amounts)

Interest and dividend income               $ 13,542    $ 12,099   $ 10,144    $  9,272
Interest expense                              7,420       6,062      4,838       4,387
                                           --------    --------   --------    --------
Net interest income                           6,122       6,037      5,306       4,885
Provision for possible loan losses             --          --         --          --
                                           --------    --------   --------    --------
Net interest income after
     provision for possible loan losses       6,122       6,037      5,306       4,885
Noninterest income                              598         675        638         650
Noninterest expense                           4,965       5,208      4,266       4,751
                                           --------    --------   --------    --------

Income before income taxes                    1,755       1,504      1,678         784
(Benefit) provision for income taxes (1)       (608)          1        (74)       (124)
                                           --------    --------   --------    --------

  Net income                               $  2,363    $  1,503   $  1,752    $    908
                                           ========    ========   ========    ========

Earnings per share                         $    .39    $    .25   $    .29    $    .15
                                           ========    ========   ========    ========

(1) The benefit for income taxes recorded in 1994 was based on management's quarterly review of the realizability of the deferred tax asset. The benefit recognized during the year reflects management's analysis of future taxable income.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


17.  PREFERRED STOCK

The Company's Board of Directors has authorized a series of 100,000 shares of preferred stock designated as Series A Junior Participating Cumulative Preferred Stock, par value $0.10 per share ("Series A Stock") and has declared a dividend distribution of one Preferred Stock Purchase Right (the "Right") for each outstanding share of the Company's common stock.

Pursuant to the Company's Shareholder Rights Plan, each Right entitles the holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Stock, par value $0.10 per share, at an initial cash exercise price of $28 per unit, subject to adjustment. The Rights are not exercisable and remain attached to all outstanding shares of the Company's common stock until the earliest of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of the Company's common stock (the date of said announcement being referred to as the "Stock Acquisition Date"), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person or (iii) the declaration by the Company's Board of Directors that a person is an "Adverse Person," as such term is defined in the Company's Shareholder Rights Plan.

In the event that a Stock Acquisition Date occurs or the Board determined that a person is an Adverse Person, each holder of a Right will be entitled to receive, upon exercise, that number of units of Series A Stock having a fair value of two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a fair value equal to two times the exercise price of the Right. The holders of Series A Stock would be entitled to preferred rights with respect to dividends, voting and liquidation.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks, interest-bearing deposits, federal funds sold and investments with original maturities of less than three months. Cash and cash equivalents are recorded at cost which approximates fair value.

Investment Securities

Fair values for investment securities, excluding Federal Home Loan Bank (FHLB) and Savings Bank Life Insurance (SBLI) stock, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of FHLB and SBLI stock approximates fair value.

Loans Receivable

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other loans (e.g., commercial real estate and rental property mortgage loans, commercial, industrial loans, and consumer loans) are estimated using a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


amount of mortgage loans held-for-sale and accrued interest approximates its fair value. As of December 31, 1995 and 1994, mortgage loans held-for-sale totalled $5,821,000 and $2,930,000, respectively.

Depositors' Accounts

The fair values disclosed for certain deposits (e.g., interest and noninterest-bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

Borrowed Funds

The carrying amounts of borrowings within ninety days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. The carrying value for repurchase agreements approximates fair value due to the short term nature of these instruments.

Off Balance-sheet Instruments

The fair values of the Company's off-balance-sheet instruments (lending commitments and letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

At December 31, 1995, the estimated fair value of off-balance sheet financial instruments, consisting primarily of loan commitments, were not material.

Assumptions

Fair value estimates are made at a specific point in time, based on relevant market information about specific financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                            FIRST ESSEX BANCORP, INC.
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company's financial instruments follow:


                                                      December 31, 1995       December 31, 1994
                                                      -----------------       -----------------
                                                   Carrying      Fair       Carrying       Fair
                                                    Amount       Value       Amount       Value
                                                   --------     -------     --------     -------
                                                                 (Dollars in thousands)

Financial assets:
    Cash and cash equivalents                      $ 27,308     $ 27,308    $ 18,714    $ 18,714
    Investment securities available-for-sale        115,153      115,153      35,200      35,200
    Investment securities held-to-maturity          135,098      133,651     295,057     284,341
    Stock in Federal Home Loan Bank of Boston
      and Savings Bank Life Insurance Company        16,063       16,063      13,969      13,969
    Loans receivable, net                           487,678      491,847     419,644     417,145
    Mortgage loans held-for-sale                      5,821        5,821       2,930       2,930
    Accrued interest receivable                       4,466        4,466       4,537       4,537

Financial liabilities:
    Demand, savings and time deposits               491,469      486,196     456,878     451,851
    Borrowed funds                                  245,569      244,514     279,948     277,382


19.  THE MERGER

On August 5, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Finest Financial Corp. ("Finest"). Pursuant to the Merger Agreement, the Company will acquire all of the outstanding shares of Finest for total consideration of approximately $30 million or $20.25 per share. The Merger Agreement provides for payment of the purchase price utilizing a combination of cash and the common stock of the Company subject to an overall limitation that a minimum of 50% and a maximum of 62% of the total number of outstanding shares of Finest common stock shall be converted into shares of the Company's common stock, with the remaining outstanding shares of Finest common stock to be converted into cash. The Merger Agreement further provides for amendment to the purchase price if certain conditions occur.

               Report of Independent Certified Public Accountants



Board of Directors
Finest Financial Corp.

         We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of Finest Financial Corp. and Subsidiary for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements of Finest Financial Corp. and Subsidiary referred to above present fairly, in all material respects, the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

         As discussed in note 2 to the consolidated financial statements, the Bank changed its method of accounting for certain investments in debt and equity securities and income taxes for the year ended December 31, 1993.

         In our report dated February 18, 1994 (except for note 15 as to which the date was January 19, 1995), our opinion contained an explanatory paragraph with respect to the ultimate outcome of certain litigation which could not be determined at that time. As discussed in note 15 to the consolidated financial statements, this litigation was settled on August 2, 1996. Accordingly, our present opinion on the 1993 consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 1993, as presented herein, is different from that expressed in our previous report.


                                           /s/ Grant Thornton LLP
                                           GRANT THORNTON LLP

Boston, Massachusetts
February 18, 1994 (except
for note 15 as to which the
date is August 2, 1996)

To the Board of Directors
Finest Financial Corp.
Pelham, New Hampshire

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Finest Financial Corp. and Subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of income, changes in stockholders' equity and cash flows of Finest Financial Corp. and Subsidiary for the year ended December 31, 1993 were audited by other auditors. Their report was dated February 18, 1994, except for Note 15, as to which the date was January 19, 1995. Their report has been updated to remove an explanatory paragraph resulting from the settlement of litigation discussed in
Note 15 to the consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Finest Financial Corp. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," effective January 1, 1993.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993.



                                        /s/ Shatswell, MacLeod & Company, P.C.
                                        SHATSWELL, MacLEOD & COMPANY, P.C.
February 9, 1996, except for
   Note 15, as to which the date
   is August 2, 1996, Note 20, as
   to which the date is August 5,
   1996, and Note 17, as to which
   the date is September 24, 1996


                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                  June 30, 1996 and December 31, 1995 and 1994


                                                                    June 30,               December 31,
                                                                    -------                ------------
                                                                     1996             1995             1994
                                                                    ------           ------           ------
                                                                  (unaudited)

ASSETS
Cash and due from banks                                         $   5,858,080    $   4,815,329   $   5,347,857
Federal funds sold                                                  2,200,000        9,100,000       8,500,000
Investments in available-for-sale securities (at fair value)       34,937,159       29,844,022       9,641,408
   (Note 3)
Investments in held-to-maturity securities (fair values of
   $28,437,676 as of December 31, 1995 and
   $38,635,572 as of December 31, 1994) (Note 3)                   33,954,049       28,226,865      38,798,889
Federal Home Loan Bank stock, at cost                                 648,100          566,100            --
Loans, net (Note 4)                                                95,615,792      102,627,014     103,951,268
Loans held-for-sale                                                    92,000           74,800            --
Other real estate owned (Note 5)                                      891,418        1,501,041       7,935,577
Premises and equipment (Note 6)                                     1,689,273        1,767,926       1,769,346
Accrued interest receivable                                         1,424,308        1,440,487         731,546
Income taxes receivable and net deferred tax asset                  1,816,157        1,048,450       1,238,826
Other assets                                                          201,430           90,922          96,798
                                                                -------------    -------------   -------------
                                                                $ 179,327,766    $ 181,102,956   $ 178,011,515
                                                                =============    =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7)                                               $ 158,187,075    $ 161,668,652   $ 161,364,119
Accrued interest payable                                            1,042,767        1,243,901         621,335
Other liabilities                                                   1,447,912          923,527         744,880
                                                                -------------    -------------   -------------
         Total liabilities                                        160,677,754      163,836,080     162,730,334
                                                                -------------    -------------   -------------

Commitments and contingent liabilities (Notes 10, 11 and 15)

Stockholders' equity: (Note 17)
   Common  stock,  par  value $.10   per  share;  authorized
      2,000,000   shares; 1,478,750 shares issued and outstanding
      at June 30, 1996,  1,478,650 shares issued and outstanding at December 31, 1995 and 1,474,520 shares issued and
      1,458,550 shares outstanding at December 31, 1994               147,875          147,865         147,452
   Paid-in capital                                                  7,507,848        7,506,508       7,306,971
   Retained earnings                                               11,057,861        9,431,809       8,227,995
   Treasury stock (15,970 shares, at cost)                               --               --           (71,400)
   Net unrealized holding gain (loss) on available-for-sale
     securities                                                       (63,572)         180,694        (329,837)
                                                                -------------    -------------   -------------
              Total stockholders' equity                           18,650,012       17,266,876      15,281,181
                                                                -------------    -------------   -------------
                                                                $ 179,327,766    $ 181,102,956   $ 178,011,515
                                                                =============    =============   =============


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

               Six Month Periods Ended June 30, 1996 and 1995 and
                  Years Ended December 31, 1995, 1994 and 1993
                                                                     June 30,                             December 31,
                                                          ----------------------------   -----------------------------------------
                                                               1996           1995          1995            1994           1993
                                                              ------         ------        ------          ------         ------
                                                                    (unaudited)
Interest and dividend income:
  Interest and fees on loans                             $  4,775,540    $  4,794,541   $ 10,075,972   $  8,965,237   $  9,922,239
  Interest and dividends on securities:
    Taxable                                                 1,734,519       1,251,990      2,722,976      1,620,285        762,710
    Tax-exempt                                                 84,291         105,594        209,508        205,229        224,974
    Dividends on marketable equity securities                 126,036         124,351        243,850        233,757        228,179
  Other interest                                              124,323         136,088        343,125        531,764        402,661
                                                         ------------    ------------   ------------   ------------   ------------
    Total interest and dividend income                      6,844,709       6,412,564     13,595,431     11,556,272     11,540,763
                                                         ------------    ------------   ------------   ------------   ------------
Interest expense:
  Interest on deposits (Note 7)                             2,787,669       2,571,371      5,581,102      4,509,820      4,799,959
  Interest on capitalized leases (Note 11)                     20,405          21,581         42,594         44,668         46,381
  Interest on short-term borrowings                             4,133            --             --             --             --
                                                         ------------    ------------   ------------   ------------   ------------
    Total interest expense                                  2,812,207       2,592,952      5,623,696      4,554,488      4,846,340
                                                         ------------    ------------   ------------   ------------   ------------
    Net interest and dividend income                        4,032,502       3,819,612      7,971,735      7,001,784      6,694,423
Provision for loan losses (Note 4)                            169,000         300,000      1,600,000        600,000      2,125,000
                                                         ------------    ------------   ------------   ------------   ------------
    Net interest and dividend income after
       provision for loan losses                            3,863,502       3,519,612      6,371,735      6,401,784      4,569,423
                                                         ------------    ------------   ------------   ------------   ------------
Other income:
  Fees and service charges                                    294,161         236,398        489,408        495,178        506,408
  Securities gains (losses), net                                 --              --           (1,858)         1,288         10,925
  Recognition of deferred gain on other
    real estate owned sales                                    25,459         308,865        287,988        193,300        374,505
  Other income                                                 99,596          46,944         77,688        184,829         97,912
                                                         ------------    ------------   ------------   ------------   ------------
    Total other income                                        419,216         592,207        853,226        874,595        989,750
                                                         ------------    ------------   ------------   ------------   ------------
Other expense:
  Salaries and employee benefits (Note 9)                   1,174,207       1,218,080      2,535,282      2,352,324      2,000,690
  Occupancy expense                                           202,102         179,931        358,825        349,278        317,686
  Equipment expense                                            58,797          51,636        110,126         98,742         66,244
  Professional fees                                           389,332         764,021      1,124,066        956,129      1,132,572
  Deposit insurance premium                                    23,444         225,914        375,241        460,766        452,467
  Data processing                                             102,754         106,839        229,642        209,316        204,380
  Insurance expense                                            56,525          67,201        136,540        135,729        143,903
  Writedowns and provisions for market
    value decline in other real estate owned
    (Note 5)                                                   71,872            --          217,898        900,000        700,000
  Net loss (gain) on sales of other real estate
    owned                                                     (96,139)       (158,012)      (305,473)       115,420       (223,349)
  Net loss from real estate operations                        108,958         132,594        359,614        393,418        834,414
  Merger Agreement Termination Fee                            225,000            --             --             --             --
  Loss on litigation                                             --              --          275,000           --             --
  Other expense                                               341,974         300,239        630,521        748,142        458,792
                                                         ------------    ------------   ------------   ------------   ------------
     Total other expense                                    2,658,826       2,888,443      6,047,282      6,719,264      6,087,799
                                                         ------------    ------------   ------------   ------------   ------------
     Income (loss) before income tax (benefit) expense      1,623,892       1,223,376      1,177,679        557,115       (528,626)
Income tax (benefit) expense (Note 8)                          (2,160)        123,842       (172,000)      (452,501)      (722,780)
                                                         ------------    ------------   ------------   ------------   ------------
     Net income                                          $  1,626,052    $  1,099,534   $  1,349,679   $  1,009,616   $    194,154
                                                         ============    ============   ============   ============   ============
Earnings per share: (Note 17)
  Weighted average shares outstanding                       1,478,736       1,474,520      1,458,750      1,458,530      1,450,850
                                                         ============    ============   ============   ============   ============
  Net income per share                                   $       1.10    $        .75   $        .93   $        .69   $        .13
                                                         ============    ============   ============   ============  =============

                     The accompanying notes are an integral part of these consolidated financial statements.


                      FINEST FINANCIAL CORP. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                Years Ended December 31, 1995, 1994 and 1993 and
                 Six Month Periods Ended June 30, 1996 and 1995

                                                                                                           Net
                                                                                                        Unrealized
                                                                                                       Holding Gain
                                                                                                        (Loss) On
                                                                                                        Available-
                                           Common        Paid-in         Retained       Treasury         For-Sale
                                            Stock        Capital         Earnings         Stock         Securities        Total
                                        ------------   ------------   ------------    ------------    --------------  ------------

Balance, December 31, 1992              $    147,452   $  7,306,971   $  7,024,225    $    (74,400)   $    (26,000)   $ 14,378,248
Sale of 500 shares of common stock
  from treasury                                 --             --             --             2,000            --             2,000
Net income                                      --             --          194,154            --              --           194,154
Change in net unrealized gain (loss)
  on available-for-sale securities              --             --             --              --           236,122         236,122
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance, December 31, 1993                   147,452      7,306,971      7,218,379         (72,400)        210,122      14,810,524
Net income                                      --             --        1,009,616            --              --         1,009,616
Sales of treasury stock                         --             --             --             1,000            --             1,000
Change in unrealized holding gain on
  available-for-sale securities                 --             --             --              --          (539,959)       (539,959)
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance, December 31, 1994                   147,452      7,306,971      8,227,995         (71,400)       (329,837)     15,281,181
Net income                                      --             --        1,349,679            --              --         1,349,679
Sales of treasury stock                         --          144,195           --            71,400            --           215,595
Issuance of common stock                         413         55,342           --              --              --            55,755
Dividends declared ($.10 per share)             --             --         (145,865)           --              --          (145,865)
Change in unrealized holding loss on
  available-for-sale securities                 --             --             --              --           510,531         510,531
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance, December 31, 1995              $    147,865   $  7,506,508   $  9,431,809    $       --      $    180,694    $ 17,266,876
                                        ============   ============   ============    ============    ============    ============

Balance, December 31, 1995              $    147,865   $  7,506,508   $  9,431,809    $       --      $    180,694    $ 17,266,876
Net income                                      --             --        1,626,052            --              --         1,626,052
Issuance of common stock                          10          1,340           --              --              --             1,350
Net change in unrealized holding gain
  on available-for-sale securities              --             --             --              --          (244,266)       (244,266)
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance, June 30, 1996 (unaudited)      $    147,875   $  7,507,848   $ 11,057,861    $               $    (63,572)   $ 18,650,012
                                        ============   ============   ============    ============    ============    ============
Balance, December 31, 1994              $    147,452   $  7,306,971   $  8,227,995    $    (71,400)   $   (329,837)   $ 15,281,181
Net income                                      --             --        1,099,534            --              --         1,099,534
Net change in unrealized holding loss
   on available-for-sale securities             --             --             --              --           469,429         469,429
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance, June 30, 1995 (unaudited)      $    147,452   $  7,306,971   $  9,327,529    $    (71,400)   $    139,592    $ 16,850,144
                                        ============   ============   ============    ============    ============    ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.


                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Six Month Periods Ended June 30, 1996 and 1995
                and Years Ended December 31, 1995, 1994 and 1993


                                                                             June 30,                      December 31,
                                                                      -------------------     -----------------------------------
                                                                       1996         1995        1995          1994          1993
                                                                      ------       ------      ------        ------        ------
                                                                          (unaudited)
Cash flows from operating activities:
   Net income                                                      $1,626,052   $1,099,534    $1,349,679   $1,009,616    $ 194,154
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Gain on sales of equipment, net                                   --           --            --         (1,813)        --
       Depreciation and amortization                                   89,552       78,420       159,638      137,574      121,403
       Provision for loan losses                                      169,000      300,000     1,600,000      600,000    2,125,000
       Provision for market decline of other real estate owned         71,872         --         217,898      900,000      700,000
       Net (gain) loss on sales of other real estate owned            (96,139)    (158,012)     (305,473)     115,420     (223,349)
       Amortization of deferred gains on sales of other real
          estate owned                                                 (2,965)    (344,625)     (331,468)     (11,343)     (82,996)
       Change in deferred loan fees                                    (8,094)      79,851        52,362     (105,417)    (209,866)
       Accretion, net of amortization of securities                  (239,699)    (706,384)   (1,261,634)  (1,079,886)    (223,233)
       Securities loss (gains), net                                      --           --           1,858       (1,288)     (10,925)
       (Increase) decrease in accrued interest receivable              16,179     (295,193)     (708,941)      44,467      177,476
       Decrease (increase) in prepaid expenses                        (48,700)    (161,497)        7,946      (33,122)       5,056
       Increase (decrease) in accrued interest payable               (201,134)     291,964       622,566       31,044         --
       Increase (decrease) in accrued expenses                         38,554      264,533       440,205     (260,126)     540,536
       Deferred tax (benefit) expense                                (182,000)    (141,000)     (172,000)    (452,501)     107,780
       (Decrease) increase in taxes payable                            49,376      251,048        (2,038)      76,942
       Decrease in income tax receivable                                 --           --            --           --         92,301
                                                                   ----------    ----------   ----------   ----------   ----------

   Net cash provided by operating activities                        1,281,854      558,639     1,670,598      969,567    3,313,337
                                                                   ----------    ----------   ----------   ----------   ----------

Cash flows from investing activities:
   Purchases of available-for-sale securities                     (14,842,535) (13,395,927)  (29,130,850)  (7,045,972)        --
   Proceeds from sales of available-for-sale securities               974,821         --         247,742      176,288         --
   Proceeds from maturities of available-for-sale securities        8,505,361    1,499,834    13,981,870    8,500,000         --
   Purchases of held-to-maturity securities                        (7,557,017) (21,730,758)  (48,858,391) (61,809,323)        --
   Proceeds from maturities of held-to-maturity securities          1,940,789   35,730,181    56,013,038   41,273,445         --
   (Increase) decrease in federal funds sold                        6,900,000    1,800,000      (600,000)  13,400,000  (15,700,000)
   Purchase of Federal Home Loan Bank stock                           (82,000)        --        (566,100)        --           --
   Net (increase) decrease in loans                                 6,661,187      (57,607)    3,538,125      101,426    3,610,723
   Increase in loans held-for-sale                                    (17,200)     (58,000)      (74,800)        --           --
   Recoveries of previously charged-off loans                         158,083      202,935       644,537      536,968         --
   (Increase) decrease in other assets                                (61,808)       5,843        (2,070)     (10,843)        --
   Increase (decrease) in other liabilities                             4,441       (3,919)      (10,837)     (17,128)        --
   Proceeds from sales of other real estate owned                     667,541      356,009     2,225,765    7,607,341   11,854,407
   Principal payments recovered on other real estate owned                360          600       117,044      241,005    1,232,738
   Proceeds from sales of equipment                                      --           --            --          2,050         --
   Capital expenditures                                               (10,899)     (88,300)     (158,218)    (241,145)     (66,380)
   Proceeds from sales and maturities of investment securities           --           --            --           --     29,704,490
   Purchase of investment securities                                     --           --            --           --    (35,435,914)
                                                                   ----------    ----------   ----------   ----------   ----------

   Net cash provided by (used in) investing activities              3,241,124    4,260,891    (2,633,145)   2,714,112   (4,799,936)
                                                                   ----------    ----------   ----------   ----------   ----------


                                      F-34

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Six Month Periods Ended June 30, 1996 and 1995
                and Years Ended December 31, 1995, 1994 and 1993


                                                                             June 30,                      December 31,
                                                                      -------------------     -----------------------------------
                                                                       1996         1995        1995          1994          1993
                                                                      ------       ------      ------        ------        ------
                                                                          (unaudited)
Cash flows from financing activities:
   Net increase (decrease) in demand deposits, NOW, money
      market and savings accounts                                     310,586    (4,876,292)  (5,135,189)  (1,016,061)          --
   Net increase (decrease) in time deposits                        (3,792,163)   1,783,742     5,439,723   (1,869,082)          --
   Net increase in depositors' accounts                                    --           --            --           --    1,588,614
   Dividends paid                                                          --           --      (145,865)          --           --
   Issuance of common stock                                             1,350           --        55,755           --           --
   Sales of treasury stock                                                 --           --       215,595        1,000        2,000
                                                                   ----------    ----------   ----------   ----------   ----------

   Net cash provided by (used in) financing activities             (3,480,227)  (3,092,550)      430,019   (2,884,143)   1,590,614
                                                                   ----------    ----------   ----------   ----------   ----------

   Net increase (decrease) in cash and cash equivalents             1,042,751     1,726,980     (532,528)     799,536      104,015
   Cash and cash equivalents at beginning of period                 4,815,329     5,347,857    5,347,857    4,548,321    4,444,306
                                                                   ----------    ----------   ----------   ----------   ----------
   Cash and cash equivalents at end of period                      $5,858,080    $7,074,837   $4,815,329   $5,347,857   $4,548,321
                                                                   ==========    ==========   ==========   ==========   ==========

Supplemental disclosures:
   Loans originated from sales of other real estate owned          $  372,000    $4,202,750   $4,955,013   $3,721,462   $       --
   Loans transferred to other real estate owned                       406,011     1,558,360    2,933,740    1,658,773    4,263,000
   Available-for-sale securities transferred from held-to-maturity         --            --    4,383,907           --           --
   Other real estate owned transferred to loans                            --     2,727,703    2,523,763           --           --
   Interest paid                                                    3,013,341     2,310,988    5,001,130    4,523,444    4,683,588
   Income taxes paid (received)                                       130,464        13,794        2,038     (76,942)      632,675


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the Six Months ended June 30, 1996 and 1995
                                  (unaudited)




NOTE A - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and accordingly do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of Finest Financial Corp. ("Company"), all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NOTE B - ACCOUNTING POLICIES

The accounting principles followed by the Company and the methods of applying these principles which materially affect the determination of financial position, results of operations and changes in financial position are consistent throughout.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


NOTE 1 - NATURE OF OPERATIONS

Finest Financial Corp. (Company) is a New Hampshire corporation that was organized in 1986 to become the holding company of Pelham Bank and Trust Company
(Bank). The Company's primary activity is to act as the holding company for the Bank. The Bank is a state chartered bank, which was incorporated in 1968 and is headquartered in Pelham, New Hampshire. The Bank operates its business from three banking offices located in New Hampshire. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential, real estate, consumer and small business loans.


NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its Subsidiary conform to generally accepted accounting principles and predominant practices within the banking industry. The consolidated financial statements of the Company were prepared using the accrual basis of accounting. The significant accounting policies of the Company and its subsidiary are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

         PERVASIVENESS OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

         BASIS OF PRESENTATION:

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation.

         CASH AND CASH EQUIVALENTS:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items and due from banks.

         SECURITIES:

         As of December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS No. 115, debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to- maturity and reported at amortized cost and debt and equity securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. Upon adoption, the Company classified its investment securities into two categories: held-to-maturity and available-for-sale. As a result of the adoption, stockholders' equity

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


         was  increased  by   approximately   $236,000,   representing  the  net
         unrealized gain on investment securities available-for-sale, less applicable income taxes.

         Prior to the adoption of SFAS No. 115, investment securities were carried at amortized cost and investment securities held for sale were carried at the lower of cost or market value.

         Premiums and discounts on investment securities are amortized or accreted into income on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of an investment security if judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the writedown is included as a charge against gain on sale of investment securities. Gains and losses on the sale of investment securities are recognized at the time of sale on a specific identification basis.

         LOANS:

         Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances. These balances are reduced by amounts due borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

         Interest on loans is generally recognized on a simple interest basis. Interest on loans is generally not accrued when loans become 90 days or more overdue.

         Loan origination, commitment fees and certain direct origination costs are deferred, and the net amount is being amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the related loans.

         Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan, are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

         ALLOWANCE FOR POSSIBLE LOAN LOSSES:

         An allowance is available for losses which may be incurred in the future on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio and other indicators. The balance in the allowance for possible loan losses is considered adequate by management to absorb any reasonably foreseeable loan losses.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


         As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         The Statement is applicable to all loans, except large groups of smaller balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, convertible or nonconvertible debentures, bonds and other debt securities.

         The financial statement impact of adopting the provisions of this Statement was not material.

         PREMISES AND EQUIPMENT:

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired, or otherwise disposed of, are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

         OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

         Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring". These properties are carried at the lower of cost or estimated fair value less estimated cost to sell. Any write-down from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for possible loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

         Beginning in 1995, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan,"the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

         INCOME TAXES:

         The Company and its subsidiary file consolidated Federal income tax returns on the accrual basis for taxable years ending December 31.

         In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Effective January 1, 1993, the Company adopted SFAS No. 109. The cumulative effect of this change did not have a significant impact on the Company's consolidated financial statements.

         Pursuant to the deferred method which was applied in 1992, deferred income taxes were recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

         Tax credits are accounted for under the flow-through method as a reduction of income tax expense in the period they are realized.

         FAIR VALUES OF FINANCIAL INSTRUMENTS:

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments,"requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

         Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values.

         Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

         Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


NOTE 3 - SECURITIES

Investments in available-for-sale securities are carried at fair value on the balance sheet and are summarized as follows as of December 31, 1995:

                                                                     Gross          Gross
                                                                   Unrealized    Unrealized
                                                     Amortized       Holding       Holding
                                                    Cost Basis       Gains         Losses     Fair Value
                                                    ----------     ----------    ----------   ----------
Marketable equity securities                        $ 2,742,153   $   112,969   $    18,125   $ 2,836,997
Debt securities issued by the U.S. Treasury and
  other U.S. government corporations and agencies    26,807,483       209,478         9,936    27,007,025
                                                    -----------   -----------   -----------   -----------
                                                    $29,549,636   $   322,447   $    28,061   $29,844,022
                                                    ===========   ===========   ===========   ===========

Information about the contractual maturities of investments in debt securities classified as available-for-sale is summarized as follows as of December 31, 1995:

                                               Amortized
                                               Cost Basis         Fair Value
                                              -----------        -----------
Due within one year                           $14,803,187        $13,899,211
Due after one year through five years          12,004,296         13,107,814
                                              -----------        -----------
                                              $26,807,483        $27,007,025
                                              ===========        ===========

During 1995, proceeds from sales of available-for-sale securities amounted to $247,742. Gross realized gains and gross realized losses on those sales amounted to $797 and $2,655, respectively.

In 1995, the Bank transferred, at fair value, certain debt securities from securities classified as held-to-maturity to securities classified as available-for-sale. The unrealized holding gain of $7,327 at the date of transfer has been recognized as a separate component of stockholders' equity. The transfer was a result of a reassessment of the appropriateness of the classification of all securities held as of December 31, 1995. In accordance with a Special Report of the Financial Accounting Standards Board regarding SFAS No. 115, this transfer will not call into question the intent of the Bank to hold other debt securities to maturity in the future.

Investments in available-for-sale securities are carried at fair value on the balance sheet and are summarized as follows as of December 31, 1994:

                                                                   Gross         Gross
                                                                 Unrealized   Unrealized
                                                    Amortized     Holding      Holding
                                                   Cost Basis     Gains        Losses     Fair Value
                                                   ----------   ----------   ----------   ----------
Marketable equity securities                       $2,991,753   $    9,500   $  190,128   $2,811,125
Debt securities issued by the U.S. Treasury and
 other U.S. government corporations and agencies    6,979,492         --        149,209    6,830,283
                                                   ----------   ----------   ----------   ----------
                                                   $9,971,245   $    9,500   $  339,337   $9,641,408
                                                   ==========   ==========   ==========   ==========

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


During 1994, proceeds from sales of available-for-sale securities amounted to $176,288. Gross realized gains on those sales amounted to $1,288.

Investments in held-to-maturity securities are carried at amortized cost on the balance sheet and are summarized as follows as of December 31, 1995:

                                                                     Gross          Gross
                                                                   Unrealized    Unrealized
                                                     Amortized       Holding       Holding
                                                    Cost Basis       Gains         Losses     Fair Value
                                                    ----------     ----------    ----------   ----------
Debt securities issued by the U.S. Treasury and      $13,750,000
   other U.S. government corporations and agencies   $    95,781   $     1,875   $13,843,906
Debt securities issued by states of the United         2,868,490
   States and political subdivisions of the states        38,714          --       2,907,204
Corporate debt securities                                 99,954            46          --         100,000
Mortgage-backed securities                            11,508,421        78,145          --      11,586,566
                                                     -----------   -----------   -----------   -----------
                                                     $28,226,865   $   212,686   $     1,875   $28,437,676
                                                     ===========   ===========   ===========   ===========


Information about the contractual maturities of investments in debt securities classified as held-to-maturity is summarized as follows as of December 31, 1995:


                                                Amortized
                                               Cost Basis    Fair Value
                                              -----------   -----------
Debt securities other than
 mortgage-backed securities:
     Due after one year through five years    $15,003,154   $15,117,110
     Due after five years through ten years     1,615,290     1,634,000
     Due after ten years                          100,000       100,000
Mortgage-backed securities                     11,508,421    11,586,566
                                              -----------   -----------
                                              $28,226,865   $28,437,676
                                              ===========   ===========


Investments in held-to-maturity securities are carried at amortized cost on the balance sheet and are summarized as follows as of December 31, 1994:

                                                                     Gross          Gross
                                                                   Unrealized    Unrealized
                                                     Amortized       Holding       Holding
                                                    Cost Basis       Gains         Losses     Fair Value
                                                    ----------     ----------    ----------   ----------
Debt securities issued by the U.S. Treasury and      $35,005,378
   other U.S. government corporations and agencies   $     3,509   $   195,764   $34,813,123
Debt securities issued by states of the United         3,693,570
   States and political subdivisions of the states        27,879          --       3,721,449
Corporate debt securities                                 99,941         1,059          --         101,000
                                                     -----------   -----------   -----------   -----------
                                                     $38,798,889   $    32,447   $   195,764   $38,635,572
                                                     ===========   ===========   ===========   ===========

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


Gross gains and losses on sales of equity securities amounted to $13,773 and $2,848, respectively in 1993.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of December 31, 1995.

A total par value of $8,000,000 and $11,000,000 of debt securities was pledged to secure treasury, tax and loan and public funds on deposit as of December 31, 1995 and 1994, respectively.


NOTE 4 - LOANS

Loans consisted of the following as of December 31:

                                                      1995            1994
                                                 -------------   -------------
Commercial, financial and agricultural           $   3,548,460   $   2,976,858
Real estate - construction and land development      2,369,425       4,934,951
Real estate - residential                           53,226,984      56,160,489
Real estate - commercial                            46,249,771      42,110,268
Consumer                                             1,741,747       2,014,568
Other                                                  101,322          65,936
                                                 -------------   -------------
                                                   107,237,709     108,263,070
Deferred loan fees                                    (196,832)       (144,470)
Deferred gains on sales of real estate owned          (278,122)       (421,763)
Allowance for possible loan losses                  (4,135,741)     (3,745,569)
                                                 -------------   -------------
         Net loans, carrying amount              $ 102,627,014   $ 103,951,268
                                                 =============   =============

Information with respect to nonaccrual and past-due loans is as follows as of December 31:

                                                      1995           1994
                                                  -----------    -----------
Nonaccrual loans                                   $3,704,848     $3,403,227
Accruing loans past-due 90 days or more               210,724         71,665
                                                  -----------    -----------
                                                   $3,915,572     $3,474,892
                                                  ===========    ===========


There was no interest income recorded during 1995 and 1994 on nonaccrual loans outstanding as of December 31, 1995 and 1994. Had these loans performed under their original terms, the amount recorded would have been $545,505 and $420,880 in 1995 and 1994, respectively.

As of December 31, 1995, loans restructured in a troubled debt restructuring before the effective date of SFAS No. 114 that are not impaired based on the terms specified by the restructuring agreement totaled $330,787. The gross interest income that would have been recorded in the year ended December 31, 1995 if such restructured loans had been current in accordance with their original terms was $41,820. The amount of interest income on such restructured loans that was included in net income for the year ended December 31, 1995 was $20,256.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


As of December 31, 1994, there was one restructured loan in the amount of $342,881. Had this loan performed under its original terms, the amount of interest would have been $41,907. The actual interest earned during 1994 was $13,866.

Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 1995. Total loans to such persons and their companies amounted to $4,630,257 as of December 31, 1995 and $4,378,933 as of December 31, 1994. During 1995, $513,103
in advances were made and repayments totaled $261,779.

Change in the allowance for possible loan losses were as follows for the years ended December 31:

                                                 1995           1994           1993
                                             ------------   ------------   ------------
Balance at beginning of period               $ 3,745,569    $ 3,659,765    $ 4,335,247
Provision for loan losses                      1,600,000        600,000      2,125,000
Loans charged off                             (1,854,365)    (1,051,164)    (3,409,804)
Recoveries of previously charged-off loans       644,537        536,968        609,322
                                             -----------    -----------    -----------
Balance at end of period                     $ 4,135,741    $ 3,745,569    $ 3,659,765
                                             ===========    ===========    ===========

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31, 1995:

                                                                            Recorded         Related
                                                                         Investment In    Allowance For
                                                                            Impaired          Credit
                                                                             Loans            Losses
                                                                         -------------    -------------
Loans for which there is a related allowance for credit losses             $2,306,352       $  484,010
Loans for which there is no related allowance for credit losses
                                                                           ----------       ----------
         Totals                                                            $2,306,352       $  484,010
                                                                           ==========       ==========
Average recorded investment in impaired loans during the year ended
  December 31, 1995                                                        $2,989,989              --
                                                                           ==========       ==========

Related amount of interest income recognized during the time, in the year ended December 31, 1995, that the loans were impaired

         Total recognized                                                  $       98              --
                                                                           ==========       ==========
         Amount recognized using a cash-basis method of
           accounting                                                      $        0              --
                                                                           ==========       ==========



                                      F-44

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


NOTE 5 -  OTHER REAL ESTATE OWNED

Other real estate owned consisted of the following as of December 31:


                                                 1995          1994
                                             -----------    -----------
Land                                         $   349,396    $ 1,273,199
Commercial                                       241,429      6,054,139
Residential                                    1,049,320      1,448,410
                                             -----------    -----------
                                               1,640,145      8,775,748
Allowance for decline in real estate value      (139,104)      (840,171)
                                             -----------    -----------
                                             $ 1,501,041    $ 7,935,577
                                             ===========    ===========

Changes in the allowance for decline in real estate value were as follows for the years ended December 31:


                                               1995        1994        1993
                                             --------    --------   ----------
Balance at beginning of period               $840,171    $      0   $1,100,000
Provision                                     217,898     900,000      700,000
Elimination of allowance on property sold    (750,000)         --           --
Loss on sales                                (157,966)         --           --
Permanent writedowns of property              (10,999)    (59,829)  (1,800,000)
                                             --------    --------   ----------
Balance at end of period                     $139,104    $840,171   $        0
                                             ========    ========   ==========


In 1995, in accordance with SFAS No. 15 as amended by SFAS No. 114 the Bank reclassified assets of $2,523,763 from other real estate owned to loans.


NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31:


                                                                      1995          1994
                                                                  -----------    -----------
Land                                                              $   325,000    $   325,000
Buildings                                                           1,374,934      1,374,934
Leasehold improvements                                                398,605        329,957
Fixtures and equipment                                              1,267,736      1,178,166
Leased property and equipment under capitalized lease (Note 11)       282,964        282,964
                                                                  -----------    -----------
                                                                    3,649,239      3,491,021
Accumulated depreciation and amortization                          (1,881,313)    (1,721,675)
                                                                  -----------    -----------
                                                                  $ 1,767,926    $ 1,769,346
                                                                  ===========    ===========

Depreciation expense amounted to $159,638 and $137,574 for the years ended December 31, 1995 and 1994, respectively.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


NOTE 7 - DEPOSITS

Deposits consisted of the following as of December 31:


                                                  1995             1994
                                              ------------     ------------
Demand                                        $ 24,415,117     $ 24,635,327
Regular savings                                 24,410,233       25,473,825
NOW accounts                                     8,663,963        8,665,897
Money market accounts                           24,580,622       28,430,075
Time deposits, $100,000 and over                19,533,642       19,373,782
Other time deposits                             60,065,075       54,785,213
                                              ------------     ------------
                                              $161,668,652     $161,364,119
                                              ============     ============


Interest on deposits classified by type is as follows for the years ended December 31:


                                    1995           1994            1993
                                 ----------     ----------      ----------
Regular savings                  $  657,977     $  698,926      $  624,220
NOW accounts                        247,740        253,110         273,880
Money market accounts               650,675        776,354         828,256
Time deposits                     4,024,710      2,781,430       3,073,603
                                 ----------     ----------      ----------
                                 $5,581,102     $4,509,820      $4,799,959
                                 ==========     ==========      ==========


NOTE 8 - INCOME TAX BENEFIT

The components of income tax benefit are as follows for the years ended December 31:


                                       1995         1994          1993
                                     ----------  ----------    ----------

Current:
     Federal                         $       0    $       0    $(615,000)
                                     ---------    ---------    ---------
Deferred:
     Federal                           195,176       68,073     (102,242)
     State                             138,708       58,050           --
     Change in valuation allowance    (505,884)    (578,624)      (5,538)
                                     ---------    ---------    ---------
                                      (172,000)    (452,501)    (107,780)
                                     ---------    ---------    ---------
         Total income tax benefit    $(172,000)   $(452,501)   $(722,780)
                                     =========    =========    =========

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


The following reconciles the income tax provision from the statutory rate to the amount reported in the consolidated statements of income for the years ended December 31:

                                                             % of                      % of                      % of
                                                1995        Income        1994        Income        1993         Income
                                               ------       ------       ------       ------       ------        ------
Federal income tax at statutory rate         $ 400,411       34.0 %    $ 189,419       34.0 %    $(179,733)      (34.0) %
Increase (decrease) in tax resulting from:
     Tax exempt income                         (71,233)      (6.1)       (69,778)     (12.52)      (37,384)       (7.07)
     Dividends received deduction              (55,790)      (4.7)       (55,400)      (9.94)      (54,307)      (10.27)
     Interest expense to carry municipal
     obligations                                 7,171        0.6          5,808        1.04        17,260         3.26
     Other                                     (38,222)      (3.2)        23,264        4.17           376          .07
     (Reserve) credit for additional taxes          --         --             --          --      (463,454)      (87.67)
State, net of federal tax benefit               91,547        7.8         32,810        5.89            --           --
                                             ---------       ----      ---------      ------     ---------       ------
                                               333,884       28.4        126,123       22.64      (717,242)     (135.68)
                                             ---------       ----      ---------      ------     ---------       ------
Change in valuation allowance                 (505,884)     (43.0)      (578,624)    (103.86)       (5,538)       (1.05)
                                             ---------       ----      ---------      ------     ---------       ------
                                             $(172,000)     (14.6)%    $(452,501)     (81.22)%   $(722,780)     (136.73)%
                                             =========       ====      =========      ======     =========       ======


The major components of deferred income tax benefit attributable to income are as follows for the years ended December 31:

                                            1995         1994         1993
                                         ----------   ---------    ---------
Net operating loss carryforward          $(394,047)   $ 203,186    $(132,402)
Allowance for possible loan losses        (123,555)      (8,873)     440,647
Real estate owned                          623,028     (727,710)    (506,333)
Interest-nonaccrual loans                  175,755      340,325      (43,969)
Depreciation                                 1,769       (9,281)      36,915
Installment sales                             --           --         83,777
Deferred gains on sales of real estate      56,896       19,643         --
Deferred loan fees                         (16,062)      23,814      (17,806)
Effect of IRS audit                           --        275,000         --
Other                                       10,100       10,019       36,929
Change in valuation allowance             (505,884)    (578,624)        --
                                         ---------    ---------    ---------
                                         $(172,000)   $(452,501)   $(102,242)
                                         =========    =========    =========

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

                                                              1995           1994
                                                          -----------    -----------

Deferred tax assets:
   Net operating loss carryforwards                       $ 1,136,276    $   742,229
   Allowance for possible loan losses                         320,823        197,268
   Real estate owned                                           74,576        697,604
   Interest - nonaccrual loans                                242,051        417,806
   Other                                                      154,085        164,562
   Deferred gains on sales of real estate                     107,411        164,307
                                                          -----------    -----------
         Gross deferred tax assets                          2,035,222      2,383,776
   Valuation allowance                                       (943,459)    (1,449,343)
                                                          -----------    -----------
                                                            1,091,763        934,433
                                                          -----------    -----------

Deferred tax liabilities:
   Depreciation                                               (14,485)       (12,716)
   Net unrealized gain on available-for-sale securities      (113,692)          --
   Deferred loan fees                                         (56,739)       (72,801)
   Other                                                      (13,258)       (13,635)
                                                          -----------    -----------
         Gross deferred tax liabilities                      (198,174)       (99,152)
                                                          -----------    -----------
Net deferred tax asset                                    $   893,589    $   835,281
                                                          ===========    ===========


The deferred tax assets and liabilities at December 31, 1994 have been adjusted to reflect the results of an examination of the Company's federal income tax returns of prior years by the Internal Revenue Service.

As of December 31, 1995, the Company had net operating loss carryforwards for tax purposes of approximately $3,249,000 which will expire in the years 2008 through 2010.


NOTE 9 - EMPLOYEE BENEFITS

The Bank had a non-contributory defined benefit pension plan (Plan) covering substantially all of its employees.

Contributions under the Plan were based upon an actuarial cost method, the projected unit credit method, and are within the minimum and maximum funding provisions as set forth by the Tax Reform Act.

The Bank terminated this defined benefit pension plan. To effect this plan termination, the accrual of benefits and plan participation was frozen, as of December 31, 1993, by a plan amendment. The Bank selected February 25, 1994 as the proposed termination date. The required notices concerning plan termination and curtailment of benefits were provided to all plan participants. Filings were prepared to initiate the plan termination with the Pension Benefit Guaranty Corporation and the Internal Revenue Service. This action resulted in a reduction in the projected benefit obligation and the recognition of curtailment losses in the net periodic pension cost for 1993. During 1994, $468,621 of plan assets was distributed to plan participants.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


The Company incurred no pension expense in 1995 or 1994 under this plan. Net pension costs for the year ended December 31, 1993 included the following components:

          Service cost                    $  35,270
          Interest cost                      34,460
          Return on plan assets              (3,299)
          Net amortization and deferral      (1,222)
          Curtailment loss-net              205,041
                                          ---------
                                          $ 270,250
                                          =========


NOTE 10 - FINANCIAL INSTRUMENTS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit, is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluated each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interest in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of December 31, 1995, $119,972 are secured by deposit accounts held by the Bank.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, were as follows as of December 31:

                                                   1995                         1994
                                         -------------------------    -------------------------
                                           Carrying                     Carrying
                                            Amount      Fair Value       Amount       Fair Value
                                         ----------    -----------    -----------    -----------

Financial assets:
   Cash and due from banks               $4,815,329     $4,815,329     $5,347,857     $5,347,857
   Federal funds sold                     9,100,000      9,100,000      8,500,000      8,500,000
   Available-for-sale securities         29,844,022     29,844,022      9,641,408      9,641,408
   Held-to-maturity securities           28,226,865     28,437,676     38,798,889     38,635,572
   Federal Home Loan Bank stock             566,100        566,100             --             --
   Loans                                102,627,014    102,714,000    103,951,268    103,856,212
   Loans held-for-sale                       74,800         74,800             --             --
   Accrued interest receivable            1,440,487      1,440,487        731,546        731,546

Financial liabilities:
   Deposits                             161,668,652    162,075,000    161,364,119    161,284,124

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheet under the indicated captions.

Notional amounts of financial instrument liabilities with off-balance sheet risk are as follows as of December 31:


                                                1995           1994
                                             ----------     ----------
                                              Notional       Notional
                                               Amount         Amount
                                             ----------     ----------

Commitments to originate loans               $6,673,860     $2,119,063
Unused lines and standby letters of credit    2,842,276      3,055,168
Unadvanced portions of construction loans     1,245,062        538,713

There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities as of December 31, 1995.

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

The following is a schedule by years of future minimum payments under a capital lease for office space leased by the Bank from a stockholder of the Company and the present value of future minimum rentals as of December 31, 1995:

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


                  Year Ending
                  December 31
                  -----------
                     1996                                 $  54,504
                     1997                                    54,504
                     1998                                    54,504
                     1999                                    54,504
                     2000                                    54,504
                     Thereafter                             131,718
                                                           --------
                     Total minimum lease payments required  404,238
                     Less: amount representing interest     189,993
                                                           --------
                                                           $214,245
                                                           ========


The leased space is in property that secures a mortgage loan granted to the stockholder by the Bank. The loan principal balance as of December 31, 1995 was $662,626 with interest payable at prime.

The following is a schedule by years of future minimum payments required under operating leases which the Bank had entered into that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1995:

                  Year Ending
                  December 31
                  -----------
                     1996                                    $ 80,338
                     1997                                      78,458
                     1998                                      40,426
                     1999                                      13,528
                     2000                                      13,528
                     Thereafter                                23,675
                                                             --------
                     Total minimum lease payments required   $249,953
                                                             ========

Rental expense for operating leases totaled $80,338 and $78,081 for the years ended December 31, 1995 and 1994, respectively.

NOTE 12 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in southern New Hampshire and Massachusetts.

NOTE 13 - REGULATORY AGREEMENTS

In October 1992, the FDIC, together with the New Hampshire State Banking Department, issued a formal regulatory action, "Order to Cease and Desist"(Order). The Order outlined corrective actions, as defined, considered necessary to improve the condition of the Bank including the development and implementation of plans, policies and procedures to improve operations and conditions of certain assets of the Bank, particularly in the areas of asset quality, management and capital. This included reducing nonperforming loans and other real estate owned.

The Bank agreed not to declare or pay any dividends to the Company without obtaining the prior approval of the regional director of the FDIC and banking commissioner of the State of New Hampshire.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


The Order was issued in October 1992. In September, 1993, a modification to the Order was issued, which outlined additional corrective actions in the areas of asset quality, management and capital considered necessary to improve the condition of the Bank.

In August 1995, the Order was terminated and replaced by a "Memorandum of Understanding"(Memorandum). In the Memorandum, the Bank agreed to prepare various plans and policies, to take certain corrective actions to continue to maintain a Tier 1 Leverage Capital Ratio of at least 6.5%, and to not declare or pay any dividends unless the following two items are met:

         a. Notice is given to the Regional Director of the FDIC and the Commissioner of the Banking Department of the State of New Hampshire before the declaration and payment of dividends
         b. After payment of such dividends the Tier 1 Leverage Capital Ratio shall not be less than 6.5 percent


NOTE 14 - REGULATORY CAPITAL

Bank regulators have established Risk Based and Leverage Capital requirements that establish the minimum level of capital. Under the requirements a minimum level of capital will vary among banks based on safety and soundness of operations.

The  various  capital  ratios  and  regulatory  guidelines  for the  Bank are as follows:
                                                                  Minimum
                                              Actual as of       Regulatory
                                           December 31, 1995     Guidelines
                                           -----------------     ----------
         Risk-Based Capital Ratio
              Tier 1 Capital                      16.16%             4.0%
              Total Capital                       17.90              8.0
         Leverage Ratio
              Tier 1 Capital                       9.24              4.0

In addition, the Bank must comply with the capital requirements of the Memorandum which specify a minimum Tier 1 capital ratio of 6.5%. The Bank is in compliance with Federal regulatory net worth requirements and in compliance with the capital requirements of the Memorandum.


NOTE 15 - LITIGATION

The Bank was a co-defendant in a lender liability action arising out of an alleged breach of an oral contract. Plaintiff's initial claim was in the amount of $10.8 million which was on December 9, 1994 reduced to a demand of approximately $3.1 million for settlement purposes. On October 18, 1994, Pelham Bank's Motion to Dismiss based upon Plaintiff's failure to file the claim within the period required by the statute of limitations was denied by the New Hampshire Superior Court. As of August 2, 1996, the claim was settled and the settlement did not exceed the amount that the Bank had previously accrued.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993


NOTE 16 - STOCK OPTIONS

In 1995 the Company granted to the president and chief financial officer of the Bank options to purchase 65,000 shares of the common stock of the Company at $13.50 per share. The options expire after October 1, 2005. The right to exercise the options begins on October 1, 1996 for up to 13,000 of the option shares and on each October 1 thereafter for up to an additional 13,000 shares until, on October 1, 2000, the options may be exercised as to all of the option shares. The options shall become fully vested and immediately exercisable for 100% of the option shares upon the occurrence of a change of control.


NOTE  17 - STOCK SPLIT

On January 30, 1996 the Company amended its Articles of Incorporation to (1) increase the aggregate number of shares of common stock which the Company shall have authority to issue from 500,000 shares to 2,000,000 shares and (2) to reduce the par value of such stock from $1.00 per share to $.10 per share. The Board of Directors of the Company voted to issue a ten-for-one stock split to stockholders of record as of February 12, 1996. On September 24, 1996, in order to comply with requirements of the New Hampshire Business Corporation Act, the Board of Directors voted to further amend the Articles of Incorporation to increase the authorized shares from 2,000,000 to 5,000,000. The number of shares outstanding, earnings and dividends per share and the number of stock options granted to purchase shares of the common stock of the Company have been restated retroactively to reflect the issuance of the ten-for-one stock split.


NOTE 18 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993



NOTE 19 - FINEST FINANCIAL CORP. (PARENT ONLY FINANCIAL INFORMATION)


Balance sheets
                                                                 December 31,
                                                          -------------------------
                                                              1995          1994
                                                          -----------   -----------

ASSETS
Cash deposit in Pelham Bank and Trust Company             $   272,315   $     2,951
Investment in subsidiary, Pelham Bank and Trust Company    16,885,114    15,405,695
Other assets                                                  172,447          --
                                                          -----------   -----------
                                                          $17,329,876   $15,408,646
                                                          ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                          $    63,000   $    15,303
Due to subsidiary                                                --         112,162
                                                          -----------   -----------
           Total liabilities                                   63,000       127,465
                                                          -----------   -----------
Stockholders' equity                                       17,266,876    15,281,181
                                                          -----------   -----------
                                                          $17,329,876   $15,408,646
                                                          ===========   ===========


Statements of income
                                                                         December 31,
                                                          ----------------------------------------
                                                              1995          1994           1993
                                                          -----------   -----------    -----------

Dividends from subsidiary                                 $   596,000   $      --      $      --
General and administrative expenses                           387,309       128,780         49,995
                                                          -----------   -----------    -----------
Income (loss) before income tax benefit and equity in
   undistributed net income of subsidiary                     208,691      (128,780)       (49,995)
Federal income tax benefit                                    172,000          --             --
                                                          -----------   -----------    -----------
Income (loss) before equity in undistributed net income
   of subsidiary                                              380,691      (128,780)       (49,995)
Equity in undistributed net income of subsidiary              968,988     1,138,396        244,149
                                                          -----------   -----------    -----------
           Net income                                     $ 1,349,679   $ 1,009,616    $   194,154
                                                          ===========   ===========    ===========


                      FINEST FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 1995, 1994 and 1993



PARENT ONLY STATEMENTS OF CASH FLOWS
                                                                           December 31,
                                                             -----------------------------------------
                                                                 1995           1994           1993
                                                             -----------    -----------    -----------

Cash flows from operating activities:
   Net income                                                $ 1,349,679    $ 1,009,616    $   194,154
   Adjustments to reconcile net income to net cash used in
     operating activities:
       Increase (decrease) in amount due to subsidiary          (112,162)       112,162           --
       Undistributed net income of subsidiary                   (968,988)    (1,138,396)      (195,583)
       Increase in accrued expense                                47,797         15,303           --
       Increase in other assets                                     (447)          --             --
       Deferred income tax benefit                              (172,000)          --             --
       Miscellaneous                                                 --             (78)          --
                                                             -----------    -----------    -----------

   Net cash provided by (used in) operating activities           143,879         (1,393)        (1,429)
                                                             -----------    -----------    -----------

Cash flows from financing activities:
   Sale of treasury stock                                        215,595          1,000          2,000
   Issuance of common stock                                       55,755           --             --
   Dividends paid                                               (145,865)          --             --
                                                             -----------    -----------    -----------

   Net cash provided by financing activities                     125,485          1,000          2,000
                                                             -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents             269,364           (393)           571
Cash and cash equivalents at beginning of year                     2,951          3,344          2,773
                                                             -----------    -----------    -----------
Cash and cash equivalents at end of year                     $   272,315    $     2,951    $     3,344
                                                             ===========    ===========    ===========


The Parent Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993 and therefore are not reprinted here.

NOTE 20 - MERGER

On August 5, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with First Essex Bancorp, Inc. ("First Essex"). Pursuant to the Merger Agreement, First Essex will acquire all of the outstanding shares of the Company for total consideration of approximately $30 million or $20.25 per share. The Merger Agreement provides for payment of the purchase price utilizing a combination of cash and First Essex common stock subject to an overall limitation that a minimum of 50% and a maximum of 62% of the total number of outstanding shares of the Company's common stock shall be converted into shares of First Essex common stock, with the remaining outstanding shares of the Company's common stock to be converted into cash. The Merger Agreement further provides for amendment to the purchase price if certain conditions occur.

            FIRST ESSEX BANCORP, INC. PRO FORMA FINANCIAL STATEMENTS

         The unaudited pro forma condensed consolidated balance sheets have been prepared to reflect the Merger using the purchase method of accounting, assuming the Merger had occurred on January 1, 1995. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the newly-consolidated company will not include income (or loss) of Finest prior to the Effective Time. The unaudited pro forma condensed statements of operations present the results of operations of First Essex and Finest for the six months ended June 30, 1996 and for the year ended December 31, 1995, assuming the Merger had been effective on January 1, 1995. See "The Merger-- Accounting Treatment". The pro forma financial statements reflect the exchange of 56% of the shares of Finest Common Stock for First Essex Common Stock in connection with the Merger at the rate of 1.901 shares of First Essex Common Stock for each share of Finest Common Stock and the payment of $13.18 million in cash for the balance of the shares of Finest Common Stock. This unaudited pro forma financial data should be read in conjunction with the consolidated historical financial statements of Finest and First Essex, including the
respective    notes    thereto,    which   are    included    in   this    Proxy
Statement--Prospectus.

         The pro forma financial data is for information purposes only and is not necessarily indicative of the results of future operations of the consolidated entity or the actual results that would have been achieved had the Merger been consummated prior to the period indicated. Moreover, the pro forma condensed financial statements reflect preliminary pro forma adjustments made to combine Finest with First Essex utilizing the purchase method of accounting. The actual adjustments will be made as of the Effective Time of the Merger and may differ from those reflected in the pro forma financial statements.

               FIRST ESSEX BANCORP - FINEST FINANCIAL CORPORATION
                       PRO FORMA CONDENSED BALANCE SHEETS
                                  June 30, 1996
                             (Dollars in thousands)
                                    Unaudited

                                                                               Pro forma
                                                  First Essex      Finest      Adjustments
                                                  (Historical)  (Historical)     Dr (Cr)        Pro Forma
                                                  ------------  -----------   ------------      ---------

ASSETS
Cash and cash equivalents                           $ 20,573       $ 8,058    $(13,176) (5)   $    15,455
Investment securities available for sale             146,077        34,937                        181,014
Investment securities held for investment            132,871        34,602        (640) (1)       166,833
Loans                                                529,332        99,673        (500) (1)       628,505
  Allowance for loan losses                          (6,970)       (4,057)                        (11,027)
                                                    --------      --------     -------           --------
    Net loans                                        522,362        95,616        (500)           617,478

Bank premises and equipment                            9,381         1,689                         11,070
Intangibles                                                0             0      14,092 (7)         14,092
Accrued interest receivable                            4,589         1,424                          6,013
Foreclosed property                                    1,513           891                          2,404
Other assets                                           5,537         2,111         881 (4)          8,529
                                                    --------      --------     -------         ----------
    Total assets                                    $842,903      $179,328     $   657         $1,022,888

LIABILITIES AND STOCKHOLDERS EQUITY
Liabilities:
  Total deposits                                    $508,080      $158,187                      $ 666,267
  Short-term borrowings                              256,695             0                        256,695
  Other liabilities                                   15,781         2,491      (2,100) (2,3)      20,372
                                                    --------      --------     -------          ---------
    Total liabilities                                780,556       160,678      (2,100)           943,334

Stockholders Equity:
  Common Stock                                           803           148          (9)   (6)         960
  Additional paid in capital                          58,375         7,508      (9,542)   (6)      75,425
  Retained earnings                                   20,116        11,058      11,058    (6)      20,116
  Valuation allowance for unrealized losses                                                             0
    on investment securities available for sale       (1,105)          (64)        (64)   (6)      (1,105)
  Treasury stock at cost                             (15,842)                             (5)     (15,842)
                                                    --------      --------     -------         ----------
    Total stockholders equity                         62,347        18,650       1,443             79,554
                                                    --------      --------     -------         ----------
      Total liabilities and stockholders equity     $842,903      $179,328     $  (657)        $1,022,888
                                                    ========      ========      =======        ==========


                   SELECTED UNAUDITED COMBINED FINANCIAL DATA
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1995
                  (Dollars in Thousands except per share data)
                                   (Unaudited)


                                                             First Essex      Finest          Pro forma
                                                             (Historical)   (Historical)     Adjustments      Pro Forma
                                                             ------------   ------------    ------------      ---------
Interest income:
  Interest and fees on loans                                   $ 41,218      $ 10,180       $     61  (8)      $ 51,459
  Interest and dividends on securities                           19,408         3,072            128  (8)        22,608
  Other                                                             288           343                               631
                                                               --------      --------       --------           --------
    Total interest income                                        60,914        13,595            189             74,698

Interest expense:
  Deposits                                                       19,844         5,581                            25,425
  Other                                                          17,237            43                            17,280
                                                               --------      --------       --------           --------
    Total interest expense                                       37,081         5,624           --               42,705

Net interest income                                              23,833         7,972            189             31,994
Provision for possible loan losses                                  770         1,600                             2,370
                                                               --------      --------       --------           --------
Net interest income after provision for possible loan losses     23,063         6,372            189             29,624

Non-interest income                                               3,708           853                             4,561
Non-interest expense                                             19,244         6,047            939  (9)        26,230

Income before income taxes                                        7,527         1,178           (750)             7,955
Provision (benefit) for income taxes                                 75          (172)            64 (10)           (33)
                                                               --------      --------       --------           --------

  Net income (loss)                                           $   7,452      $  1,350      $    (814)         $   7,988
                                                              =========      ========      =========          =========


Average common and equivalent shares outstanding (11)         6,104,579                    1,615,754 (11)     7,720,333

Earnings per share (12)
  Fully diluted                                                  $1.22                                            $1.03
  Primary                                                        $1.22                                            $1.03



               FIRST ESSEX BANCORP - FINEST FINANCIAL CORPORATION
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1996
                  (Dollars in Thousands except per share data)
                                   (Unaudited)


                                                             First Essex      Finest         Pro forma
                                                             (Historical)   (Historical)    Adjustments        Pro Forma
                                                             ------------   ------------   ------------        ---------

Interest income:
  Interest and fees on loans                                   $ 22,272      $ 4,776        $    31 (8)        $  27,079
  Interest and dividends on securities                            8,072        1,945             64 (8)           10,081
  Other                                                             219          124                                 343
                                                               --------      -------        -------            ---------
    Total interest income                                        30,563        6,845             95               37,503

Interest expense:
  Deposits                                                       10,673        2,788                              13,461
  Other                                                           7,302           24                               7,326
                                                               --------      -------        -------            ---------
    Total interest expense                                       17,975        2,812             --               20,787

Net interest income                                              12,588        4,033             95               16,716
Provision for possible loan losses                                  815          169                                 984
                                                               --------      -------        -------            ---------
Net interest income after provision for possible loan losses     11,773        3,864             95               15,732

Non-interest income                                               2,147          419                               2,566
Non-interest expense                                             10,017        2,659            470  (9)          13,146

Income before income taxes                                        3,903        1,624           (375)               5,152
Provision (benefit) for income taxes                                 19          (2)             32 (10)              49
                                                               --------      -------        -------            ---------
    Net income (loss)                                         $   3,884      $ 1,626      $    (407)           $   5,103
                                                              =========      =======      =========            =========

Average common and equivalent shares outstanding (11)         6,158,390                   1,615,754 (11)       7,774,144

Earnings per share (12)
  Fully diluted                                                   $0.63                                            $0.66
  Primary                                                         $0.63                                            $0.66

               FIRST ESSEX BANCORP - FINEST FINANCIAL CORPORATION
                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                             (Dollars in Thousands)


                                                                                      Debit (Credit)
                                                                                      --------------

Note 1.
            To adjust the assets and liabilities to their estimated fair values:
            Loans                                                                      $    (500)
            Investments                                                                     (640)

Note 2.
            Accrued expenses                                                                (600)

Note 3.
            To accrue estimated costs associated with merger                              (1,500)

Note 4.
            To reflect tax effects of transaction:
            Tax effect of fair value adjustments                                             388
            Tax effect of accrued expenses                                                   204
            Tax effect of other costs associated with merger                                 289

Note 5.
            To reflect issuance of stock and payment of cash to Finest stockholders:
            Market value of 1,574,556 shares of First Essex Common Stock at effective time  (assumes  56% of  purchase  price paid in First  Essex common  stock with  an  assumed  market  value per share of  $10.65)
            (including  effect of stock  with options  assumed)                           17,207
            Total cash to be paid                                                         13,176
                                                                                        --------
                                                                                        $ 30,383
                                                                                        ========

                                                                                       Six Months
                                                                                         Ended
                                                                                     June 30, 1996
                                                                                     -------------

Note 6.
           Elimination of Finest equity capital:
            Common stock                                                                $    148
            Additional paid in capital                                                     7,508
            Retained earnings                                                             11,058
            Valuation allowance for unrealized losses on investment
               securities available for sale                                                 (64)
            Treasury stock at cost                                                            --
                                                                                        --------
              Total stockholders equity                                                 $ 18,650
                                                                                        ========

Note 7.
            Goodwill is calculated as follows:
            Stockholders equity of Finest at June 30, 1996                              $ 18,650
            Increase (decrease) to Finest's equity as a result of adjustments:
              Loans                                                                         (500)
              Investments                                                                   (640)
              Accrued expenses                                                              (600)
            Accrued  estimated  professional  and other  costs  associated  with          (1,500)
            Merger Tax  effects  of fair  value  adjustments,  accrued expenses, and estimated  professional  and other expenses  associated
            with the merger                                                                  881
                                                                                        --------
                                                                                          (2,359)
            Unallocated purchase price (goodwill)                                         14,092
                                                                                        --------
              Total purchase price (including merger costs)                              $30,383

                                                                                        ========

                                      F-60



Note 8.
            To accrete fair value adjustments for loans and investments.

Note 9.
            To amortize intangibles:
                                                                                       Six Months       Year Ended
                                                                                         Ended          December 31,
                                                                                    June 30, 1996          1995
                                                                                    -------------        ----------

            Goodwill (15 years)                                                           470              939

Note 10.
            To record tax impact of or accretion and amortization of fair value adjustments.

Note 11.
            Pursuant to the Merger Agreement and assuming that 56% of the purchase price will be paid in common stock, First Essex will issue 1,574,556 shares of common stock in connection with the Merger, provided that the price of First Essex Common Stock at the Effective Time, as defined in the Merger Agreement, is greater than $9.50 per share (minimum price) and less than $11.50 per share (maximum price). Common stock issued, taking into account First Essex's assumption of Finest's options and assuming that 56% of the purchase price will be paid in common stock, will be 1,615,754.

Note 12.
            Pursuant to the Merger Agreement, the portion of the purchase price stock may range from 50% (minimum) to 62% (maximum) dependant on taxpaid in considerations. The following table represents the pro forma effect earnings per share data assuming these minimum portions of First Essex on Common Stock at a value of $10.65 per share.

                                                                                         Minimum          Maximum
                                                                                         -------          -------

            Weighted average common stock equivalents:
              Year ended December 31, 1995                                              7,551,630       $7,889,035
              Six months ended June 30, 1996                                            7,605,441        7,942,846
            Earnings per share:
              Year ended December 31, 1995                                                  $1.06            $1.01
              Six months ended June 30, 1996                                                $0.67            $0.64


                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Section 145 of DGCL provides that a corporation may indemnify any director or officer made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding, and was committed in bad faith or was a result of deliberate dishonesty, (ii) director actually received an improper personal benefit or
(iii) in a criminal proceeding, director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit, if director was adjudged to be liable and, in a derivative action, there shall not be indemnification if the director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized pursuant to a determination that the director has met the requisite standard of conduct.

         Article V of the First Essex By-Laws provides that any director, officer or any person serving as a director, officer or agent of another corporation at the request of First Essex Board (as evidenced by a vote of First Essex Board) (the "Indemnitee") shall be indemnified and held harmless by First Essex to the fullest extent authorized by DGCL, against all expenses, liability and loss reasonably incurred or suffered by the Indemnitee; provided, however, that, except for actions by such Indemnitee against First Essex to enforce the indemnification provision, First Essex shall indemnify Indemnitee only if the proceeding for which indemnification is sought was authorized and ratified by the First Essex Board.


Item 21.  Exhibits and Financial Statement Schedules.


Exhibit No.                     Item                                        Exhibit
- -----------                     ----                                        -------

2.1              Agreement and Plan of Reorganization by and         Filed herewith in Appendix A to the Proxy
                 among First Essex, Finest and Pelham Bank,          Statement--Prospectus
                 dated August 5, 1996 ("Merger Agreement")

2.2              Form of Amendment No. 1 to the Merger               Filed herewith in Appendix A to the Proxy
                 Agreement, dated as of September __, 1996           Statement--Prospectus

2.3              Agreement and Plan of Merger between First          Filed herewith as Exhibit 2.3
                 Essex Bank and Pelham Bank, dated as of
                 August 5, 1996 ("Bank Merger Agreement")

2.4              Form of Amendment No. 1 to the Bank Merger          Filed herewith as Exhibit 2.4
                 Agreement, dated as of September __, 1996

3.1              Restated Certificate of Incorporation of First      Incorporated by reference to Exhibit 3.1 to
                 Essex                                               Amendment No. 1 to First Essex's
                                                                     Registration Statement on Form S-1, Reg. No.
                                                                     33-10966, filed on April 17, 1987

3.2              Amended and Restated By-Laws of First Essex         Incorporated by reference to Exhibit 4.1 of
                                                                     First Essex's Report on Form 8-K dated
                                                                     December 28, 1992


                                      II-1


Exhibit No.                     Item                                        Exhibit
- -----------                     ----                                        -------
4.1              Shareholder Rights Agreement, dated as of           Incorporated by reference to First Essex's
                 October 12, 1989, as amended,  between First        Report on Form 8-K dated  October  12, 1989
                 Essex and the First  National  Bank of Boston       and to Exhibit 28.2 of First Essex's Report on
                 as Rights Agent                                     Form 8-K dated February 12, 1990

5.1              Opinion of Sullivan & Worcester LLP                 To be filed by amendment

8.1              Opinion of Sullivan & Worcester LLP as to           To be filed by amendment
                 tax matters

10.1             First Essex 1987 Stock Option Plan                  Incorporated by reference to Appendix B to
                                                                     First Essex Report on Form S-8, Reg. No.
                                                                     33-21292, filed on April 15, 1988
10.2             Amended and Restated Employment                     Incorporated by reference to Exhibit 10.3 to
                 Agreement between First Essex, First Essex          First Essex's Annual Report on Form 10-K
                 Bank and Leonard A. Wilson                          for the year ended December 31, 1994

10.3             Amended and Restated Employment                     Incorporated by reference to Exhibit 10.4 to
                 Agreement between First Essex, First Essex          First Essex's Annual Report on Form 10-K
                 Bank and David D. Dailey                            for the year ended December 31, 1994

10.5             Special Termination Agreement between First         Incorporated by reference to Exhibit 10.5 to
                 Essex,  First Essex Bank and Leonard A.             First Essex's Annual Report on Form 10-K
                 Wilson                                              for the year ended December 31, 1993

10.6             Special Termination Agreement between First         Incorporated by reference to Exhibit 10.6 to
                 Essex, First Essex Bank and David W. Dailey         First Essex's Annual Report on Form 10-K
                                                                     for the year ended December 31, 1993

10.7             Executive Salary Continuation Agreement             Incorporated by reference to Exhibit 10.15 to
                 between First Essex, First Essex Bank and           First Essex's Annual Report on Form 10-K
                 Leonard A. Wilson                                   for the year ended December 31, 1988

10.8             Form of Special Termination Agreement               Incorporated by reference to Exhibit 10.8 to
                 between First Essex, First Essex Bank and           First Essex's Annual Report on Form 10-K
                 each of John M. DiGaetano, David L. Savoie          for the year ended December 31, 1993
                 and William F. Burke (at one year terms) and
                 Wayne C. Golon (at a two year term)

10.9             First Essex Senior Management Incentive             Incorporated by reference to Exhibit 10.9 to
                 Compensation Plan                                   First Essex's Annual Report on Form 10-K
                                                                     for  the year ended December 31, 1994

10.10            Employment Agreement between First Essex,           To be filed by amendment
                 First Essex Bank and Brian W. Thompson

10.11            Special Termination Agreement between First        To be filed by amendment
                 Essex, First Essex Bank and Brian W. Thompson


                                      II-2


Exhibit No.                     Item                                        Exhibit
- -----------                     ----                                        -------
10.12            Pelham Bank Salary Continuation Policy and          To be filed by amendment
                 Bonus Plan

21               Subsidiaries of First Essex                         Incorporated by reference to Exhibit 22 to
                                                                     First Essex's Annual Report on Form 10-K
                                                                     for the year ended December 31, 1993

23.1             Consent of Sullivan & Worcester LLP                 Contained in Exhibit 5.1

23.2             Consent of Arthur Andersen LLP                      Filed herewith as Exhibit 23.2

23.3             Consent of Shatswell, MacLeod & Company,            Filed herewith as Exhibit 23.3
                 P.C.

23.4             Consent of Grant Thornton LLP                       Filed herewith as Exhibit 23.4

25               Power of Attorney                                   Contained in Page II-5 of Registration
                                                                     Statement--Prospectus


Item 22. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, First Essex Bancorp, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on this 26th day of September, 1996.

                                          FIRST ESSEX BANCORP, INC.

                                          By: /s/Leonard A. Wilson
                                          Name:    Leonard A. Wilson
                                          Title:   President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 relating to Common Stock has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of First Essex Bancorp, Inc. hereby severally constitutes and appoints Leonard A. Wilson and David W. Dailey, and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-4 relating to Common Stock of First Essex Bancorp, Inc. for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.


Signature                        Title                                   Date


/s/Leonard A. Wilson             President, Chief Executive Officer
Leonard A. Wilson                and Director                            September 26, 1996


/s/David W. Dailey               Principal Financial and Accounting
David W. Dailey                  Officer, Executive Vice President       September 26, 1996

/s/Thomas S. Barenboim
Thomas S. Barenboim              Director                                September 26, 1996

/s/William L. Lane
William L. Lane                  Director                                September 26, 1996

/s/Frank J. Leone, Jr.
Frank J. Leone, Jr.              Director                                September 26, 1996

/s/Robert H. Watkinson
Robert H. Watkinson              Director                                September 26, 1996

/s/Robert H. Pangione
Robert H. Pangione               Director                                September 26, 1996

/s/Augustine J. Fabiani
Augustine J. Fabiani             Director                                September 26, 1996

/s/Walter W. Topham
Walter W. Topham                 Director                                September 26, 1996


                                                               CONFORMED COPY











                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                            FIRST ESSEX BANCORP, INC.


                             FINEST FINANCIAL CORP.

                                       and

                          PELHAM BANK AND TRUST COMPANY






                                 August 5, 1996

                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of August 5, 1996, by and among First Essex Bancorp, Inc., a Delaware Corporation (the "Buyer"), Finest Financial Corp., a New Hampshire corporation (the "Seller") and Pelham Bank and Trust Company, the wholly owned subsidiary of the Seller and a New Hampshire trust company (the "Bank").

         The parties deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein.

         In consideration of the mutual covenants, representations, warranties and agreements contained herein, and in consideration of the execution and delivery by the Principal Stockholders of the Seller Stockholders' Agreement (as such terms are defined in Article I hereof) as a condition and inducement to the Buyer to enter into this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

         "Acquisition Merger" shall mean the merger of Seller with and into Buyer in accordance with the terms and conditions of this Agreement.

         "Acquisition Price" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

         "Acquisition  Transaction"  shall have the meaning  ascribed thereto in
Section 5.03 hereof.

         "Adjusted  Exchange Ratio" shall have the meaning  ascribed  thereto in
Section 2.09(a) hereof.

         "Agreement" shall mean this Agreement and Plan of Reorganization by and among the Buyer, the Seller and the Bank.

         "Alternative  Transaction"  shall have the meaning  ascribed thereto in
Section 8.02(b) hereof.

         "Average  Closing  Price"  shall have the meaning  ascribed  thereto in
Section 2.09(a) hereof.

         "Bank" shall have the meaning ascribed thereto in the preamble to this agreement.

         "Bank Merger" shall mean the merger of the Bank with and into the Savings Association in accordance with the terms and conditions of the Bank Merger Agreement.

         "Bank Merger Agreement" shall mean that certain Agreement and Plan of Merger of even date herewith by and between the Bank and the Savings Association in the form attached hereto as Exhibit C.

         "Bank Merger Effective Time" shall mean the specific time at which the Bank Merger has become effective in accordance with the terms and conditions contained in the Bank Merger Agreement and applicable law.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "Buyer" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "Buyer  Balance  Sheet"  shall  have the  meaning  ascribed  thereto in
Section 3.05 hereof.

         "Buyer Common Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

         "Buyer Benefit Plan" shall have the meaning ascribed thereto in Section
3.16 hereof.

         "Buyer Pension Plan" shall have the meaning ascribed thereto in Section
3.16 hereof.

         "Buyer  Preferred  Stock"  shall have the meaning  ascribed  thereto in
Section 3.02(a) hereof.

         "Buyer Registration Statement" shall have the meaning ascribed thereto in Section 5.04 hereof.

         "Buyer Reports" shall have the meaning ascribed thereto in Section 3. l 1 hereof.

         "Buyer Rights Agreement" shall mean that Shareholder Rights Agreement dated as of October 12, 1989, as amended, between the Buyer and The First National Bank of Boston as Rights Agent.

         "Cash  Conversion  Number" shall have the meaning  ascribed  thereto in
Section 2.14(f) hereof.

         "Cash  Designee  Shares"  shall have the  meaning  ascribed  thereto in
Section 2.14(e) hereof.

         "Cash Distribution" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

         "Cash  Election  Shares"  shall have the  meaning  ascribed  thereto in
Section 2.14(b) hereof.

         "Certificate" shall have the meaning ascribed thereto in Section 2.11(a) hereof.

         "Closing Date" shall mean the date on which the Effective Time occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Companies" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

         "Confidentiality Agreement" shall mean that certain letter agreement between the Buyer and the Seller dated February 15, 1996.

         "Confidential  Information"  shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

         "Constituent  Corporations"  shall have the meaning ascribed thereto in
Section 2.01 hereof.

         "Delaware  Certificate"  shall  have the  meaning  ascribed  thereto in
Section 2.07 hereof.

         "DGCL" shall mean the Delaware General Corporation Law, as amended.

         "Dissenting Holder" shall have the meaning ascribed thereto in section 2.09(c) hereof.

         "Dissenting Shares" shall have the meaning ascribed thereto in Section 2.09(c) hereof.

         "DOJ" shall mean the United States Department of Justice.

         "DPC Shares" shall have the meaning ascribed thereto in Section 3.14 hereof.

         "Effective Time" shall mean the specific time on the Closing Date at which the Acquisition Merger has become effective pursuant to the laws of the State of Delaware and the State of New Hampshire.

         "Election Deadline" shall have the meaning ascribed thereto in Section 2.14(c) hereof.

         "Election Form" shall have the meaning ascribed thereto in Section 2.14(a) hereof.

         "EPA" shall mean the United States Environmental Protection Agency.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean, with reference to any person, within the meaning of Section 414 (b), (c), (m) or (o) of the Code, (a) any member of a controlled group of corporations that includes such person, (b) any trade or business, whether or not incorporated, under common control with such person,
(c) any member of an affiliated service group with such person, and (iv) any member of a group that is treated as a single employer by regulation and that includes such person.

         "Exchange Act" shall have the meaning ascribed thereto in Section 3.05 hereof.

         "Exchange  Agent"  shall have the meaning  ascribed  thereto in Section
2.13 hereof.

         "Exchange Ratio" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

         "GAAP"  shall  mean  generally  accepted   accounting   principles  and
practices in effect from time to time within the United States applied consistently throughout the period involved.

         "HOLA" shall mean the Home Owners Loan Act of 1933, as amended.

         "Injunction" shall have the meaning ascribed thereto in Section 6.01(d) hereof.

         "IRS" shall mean the United States Internal Revenue Service.

         "Loans" shall have the meaning ascribed thereto in Section 4.24 hereof.

         "Massachusetts  Board"  shall  have the  meaning  ascribed  thereto  in
Section 3.04 hereof.

         "Material Adverse Effect" shall mean with respect to Buyer or Seller, or any other entity, a material adverse effect on the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of Buyer or Seller or such other entity, as the case may be, and its subsidiaries, taken as a whole, except for any such effect resulting from a decline in the value of an entity's investment securities portfolio due to an increase in interest rates.

         "Merger  Consideration"  shall  have the  meaning  ascribed  thereto in
Section 2.09(a) hereof.

         "Minimum Price" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NASDAQ - NMS" shall mean the National Association of Securities Dealers Automated Quotation - National Market System.

         "New Hampshire  Articles"  shall have the meaning  ascribed  thereto in
Section 2.07 hereof.

         "New Hampshire Commissioner" shall have the meaning ascribed thereto in
Section 3.04.

         "NHBCA" shall mean the New Hampshire Business Corporation Act.

         "No Election Shares" shall have the meaning ascribed thereto in Section 2.14(b) hereof.

         "OTS" shall mean the Office of Thrift Supervision of the United States Department of the Treasury.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Principal Stockholders" shall mean those persons identified in Section 1 of the Seller Disclosure Schedule.

         "Proxy Statement" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

         "Recapitalization"  shall have the meaning  ascribed thereto in Section
2.10 hereof.

         "Records" means all records and original documents in the Seller's possession which pertain to and are utilized by the Seller and its subsidiaries to administer, reflect, monitor, evidence or record information respecting Seller's consolidated business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the consolidated business of the Seller.

         "Regulatory  Agreement"  shall  have the  meaning  ascribed  thereto in
Section 4.12 hereof.

         "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in Section 6.01(b) hereof.

         "Salary Continuation Policy and Bonus Plan" means that certain Salary Continuation Policy and Bonus Plan to be adopted by the Board of Directors of Seller and the Bank, the specific terms and conditions of which are set forth in Exhibit D hereto.

         "Savings Association" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "SEC" shall have the meaning ascribed thereto in Section 3.04 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall have the meaning ascribed thereto in the preamble to this Agreement.

         "Seller  Affiliates" shall have the meaning ascribed thereto in Section
5.06 hereof.

         "Seller Affiliates Agreement" shall mean the form of written agreement to be executed and delivered to the Buyer prior to the Effective Time by the Seller Affiliates, substantially in the form attached hereto as Exhibit B.

         "Seller  Balance  Sheet"  shall have the  meaning  ascribed  thereto in
Section 4.05 hereof.

         "Seller  Benefit  Plans"  shall have the  meaning  ascribed  thereto in
Section 4.11(a) hereof.

         "Seller  Common  Stock"  shall  have the  meaning  ascribed  thereto in
Section 4.02(a) hereof.

         "Seller Disclosure Schedule" shall have the meaning ascribed thereto in
Section 4.02(b) hereof.

         "Seller Employee Option Agreements" mean those certain Common Stock Options dated as of October 1, 1995 and November 21, 1995, between Seller and Brian Thompson and Irving Goss, respectively, pursuant to which Seller has granted options to purchase shares of Seller Common Stock to Messrs. Thompson and Goss.

         "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

         "Seller  Pension  Plans"  shall have the  meaning  ascribed  thereto in
Section 4.11(a) hereof.

         "Seller  Reports"  shall have the meaning  ascribed  thereto in Section
4.15 hereof.

         "Seller Stockholders' Agreement" means that certain letter agreement or agreements of even date herewith executed and delivered to the Buyer by each of the Principal Stockholders in the form attached hereto as Exhibit A.

         "Stock  Conversion  Number" shall have the meaning  ascribed thereto in
Section 2.14(e) hereof.

         "Stock  Designee  Shares"  shall have the meaning  ascribed  thereto in
Section 2.14(e) hereof.

         "Stock Distribution" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

         "Stock  Election  Shares"  shall have the meaning  ascribed  thereto in
Section 2.14(b) hereof.

         "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

         "Surviving  Corporation"  shall have the  meaning  ascribed  thereto in
Section 2.01 hereof.

         "Tax" shall have the meaning ascribed thereto in Section 4.10(t)(A) hereof.

         "Tax Return" shall have the meaning ascribed thereto in Section 4.10(t)(B) hereof.

         "Termination Date" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

         "Trust  Account  Shares"  shall have the  meaning  ascribed  thereto in
Section 3.12 hereof.

         "Valuation Period" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

                                   ARTICLE II

                             THE ACQUISITION MERGER

         2.01 Surviving  Corporation.  In accordance with the provisions of this
Article II, Section 252 of the DGCL and Section 293-A:11.07 of the NHBCA, at the Effective Time, Seller shall be merged with and into Buyer (the two merging corporations being sometimes collectively referred to herein as the "Constituent Corporations") and the separate corporate existence of Seller shall cease. Buyer shall be the surviving corporation in the Acquisition Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be "First Essex Bancorp, Inc."

         2.02 Purposes and Authorized Capital Stock of Surviving Corporation. As of the Effective Time, the purposes and authorized capital stock of the Surviving Corporation shall be as stated in the Certificate of Incorporation of Buyer immediately prior to the Effective Time.

         2.03 Effect of the Acquisition Merger.

                  (a) At the Effective Time, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed, and all claims, demands, property and other interest shall be the property of the Surviving Corporation, and the title to all real estate vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Acquisition Merger, but shall be vested in the Surviving Corporation.

                  (b) From and after the Effective Time, the rights of creditors of any Constituent Corporation shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Acquisition Merger, but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities or obligations. The stockholders, directors, and officers of the Constituent Corporations shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Acquisition Merger. No action or proceeding then pending before any court or tribunal of the State of Delaware, the State of New Hampshire or otherwise in which any Constituent Corporation is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Acquisition Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Corporation may be substituted as a party in place of any Constituent Corporation by the court in which such action or proceeding is pending.

         2.04 Additional Actions. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out the purposes and intent of this Agreement.

         2.05 Certificate of Incorporation and By-laws. The Certificate of Incorporation and the By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation and shall thereafter continue to be the Surviving Corporation's Certificate of Incorporation and By-Laws until amended as provided therein or by applicable law.

         2.06 Directors and Officers. The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         2.07 Effective Time; Conditions. If all of the conditions precedent set forth in Article VI hereof have been satisfied or waived (to the extent permitted by law), and this Agreement has not otherwise been properly terminated under Article VIII hereof, the appropriate form of certificate of merger with respect to the Acquisition Merger shall be prepared by Buyer and Seller and filed and recorded pursuant to Section 252 of the DGCL with the Delaware Secretary of State (as so filed and recorded, the "Delaware Certificate") and the appropriate form of articles of merger with respect to the Acquisition Merger shall be prepared by Buyer and Seller and filed and recorded pursuant to Sections 293-A:11.07 and 293-A:11.05 of the NHBCA with the New Hampshire Secretary of State (as so filed and recorded the "New Hampshire Articles"). The Acquisition Merger shall become effective at, and the Effective Time shall be, the time specified in the Delaware Certificate and the New Hampshire Articles.

         2.08 Dissenters' Appraisal Rights. Any Dissenting Holder (i) who files with Seller an objection to the Acquisition Merger in writing before the approval of this Agreement by the stockholders of Seller and who states in such objection that he intends to demand payment for his shares of Seller Common Stock if the Acquisition Merger is concluded and (ii) whose shares of Seller Common Stock are not voted in favor of the Acquisition Merger shall be entitled to demand payment for his shares of Seller Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 293-A:13.01 through 293-A:13.31 of the NHBCA.

         2.09 Effect on Outstanding Shares.

                  (a) Seller Common Stock. By virtue of the Acquisition Merger, automatically and without any action on the part of the holder thereof, and subject to Section 2.14 hereof, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any such shares held directly or indirectly by Buyer, other than Trust Account Shares and DPC Shares, and any such shares held as treasury stock by Seller) shall become and be converted into (i) the number of shares or fraction of a share of Buyer Common Stock (together with the number of Buyer Rights or fraction thereof associated therewith), rounded to the nearest thousandth of a share, equal to the number obtained by dividing $20.25 (such per share price being referred to herein as the "Acquisition Price") by the Average Closing Price (such number being referred to herein as the "Exchange Ratio" or the "Stock Distribution") or (ii) an amount in cash equal to the Acquisition Price (the "Cash Distribution"); provided, however, that if the Average Closing Price is greater than $11.50 per share the Exchange Ratio shall equal 1.761 and if the Average Closing Price is less than $9.50 per share the Exchange Ratio shall equal 2.132. Notwithstanding the foregoing, however, if the Average Closing Price is less than $8.75 per share (the "Minimum Price"), then Seller shall have the right to terminate this Agreement pursuant to Section 8.01(f) of this Agreement, unless Buyer elects, in its sole discretion, to adopt as the Exchange Ratio the Adjusted Exchange Ratio (as such term is defined below). As of the Effective Time, each share of Seller Common Stock held directly or indirectly by Buyer, other than Trust Account
         Shares and DPC Shares, and held by Seller as treasury stock shall be canceled, retired and cease to exist, and no payment shall be made with respect thereto. For purposes of this Agreement, (i) "Average Closing Price" shall mean the average of the closing bid prices of shares of Buyer Common Stock as reported on the NASDAQ-NMS composite transactions reporting system for the twenty consecutive trading days (the "Valuation Period") ending on the fifth business day prior to the Closing Date, (ii) "Merger Consideration" shall mean the shares of Buyer Common Stock and/or cash that holders of Seller Common Stock are entitled to receive hereunder and (iii) "Adjusted Exchange Ratio" shall mean that number, rounded to the nearest thousandth, determined by dividing $18.65 by the Average Closing Price. Each certificate which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock shall on and after the Effective Time be deemed for all purposes to represent the Merger Consideration into which the shares of Seller Common Stock represented by such certificate shall have been converted pursuant to this Section 2.09(a).

                  (b) Buyer Common Stock. Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding upon the Effective Time and shall constitute such number of shares of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represented outstanding shares of Buyer Common Stock shall on and after the Effective Time be deemed for all purposes to represent such like number of shares of Surviving Corporation Common Stock issued and outstanding as of the Effective Time in accordance with this Section 2.09(b).

                  (c) Dissenting Shares. No conversion under Section 2.09(a) hereof shall be made with respect to the shares of Seller Common Stock held by a Dissenting Holder (such shares being referred to herein as "Dissenting Shares"); provided, however, (i) each Dissenting Share outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, at or prior to the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the NHBCA, shall be deemed to be converted, as of the Effective Time, into the Merger Consideration payable with respect to such Dissenting Share in accordance with the terms of Section 2.09(a) hereof and (ii) each Dissenting Share outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the NHBCA, shall be deemed to be converted, as of the Effective Time, into the Stock Distribution or the Cash Distribution as the Buyer shall determine in its sole and absolute discretion, subject to its obligations under
         Section 5.10 hereof. For purposes of this Agreement, the term "Dissenting Holder" shall mean a holder of shares of Seller Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the NHBCA concerning the right of such holder to dissent from the Acquisition Merger and demand appraisal of such holder's shares of Seller Common Stock.

         2.10 Anti-Dilution. In the event that during the period beginning on the first day of the Valuation Period and ending on the Closing Date the outstanding shares of Buyer Common Stock (or the number of Buyer Rights) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock (or other non-cash) dividend, stock split, reverse stock split, or other like changes in Buyer's capitalization (a "Recapitalization"), then to the extent necessary or appropriate an appropriate and proportionate adjustment shall be made to the number and/or kind of securities to be delivered to the holders of Seller Common Stock who are to receive the Stock Distribution so that each such holder of Seller Common Stock shall receive under Section 2.09(a) hereof the number of shares of Buyer Common Stock (or the number of Buyer Rights) and/or other securities that such holder would have received if the Recapitalization had occurred immediately after the Effective Time. Nothing contained in this Section 2.10 is intended to mean that Buyer may engage in a Recapitalization for the intended purpose of affecting the Average Closing Price in a way that would be adverse to the interests of Seller and its stockholders.

         2.11 Exchange Procedures.

                  (a) Certificates which represent shares of Seller Common Stock that are outstanding immediately prior to the Effective Time (each, in each case, a "Certificate") and are converted into the Merger Consideration pursuant to this Article II shall, after the Effective

         Time, be deemed to represent the Merger Consideration into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for (i) new certificates representing the shares of Buyer Common Stock into which such shares have been converted and/or (ii) a check for the total cash amount into which such shares have been converted.

                  (b) Buyer shall use all reasonable efforts to cause the Exchange Agent to send to each holder of record of shares of Seller Common Stock outstanding at the Effective Time, as promptly as practicable, and in no event later than three business days thereafter, transmittal materials and the Election Form as provided for in Section
         2.14 hereof (which materials and form shall be approved by Seller, which approval shall not be unreasonably withheld) for use in exchanging the Certificates for such shares for the Merger Consideration into which such shares of Seller Common Stock have been converted pursuant to this Article II. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, as soon as practicable, a certificate for the number of shares of Buyer Common Stock and/or a check for the cash amount to which such holder is entitled, and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate representing Stock Election Shares until the holder thereof surrenders such Certificate in accordance with the provisions of this Article II and the transmittal materials, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. No interest shall be paid on the cash amount payable with respect to any unsurrendered Certificate representing Cash Election Shares and such cash amount shall be paid at such time as such Certificate is properly surrendered by the holder thereof. After the Effective Time, there shall be no transfers on the stock transfer books of Seller of shares of Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article II. If, after the Effective Time, Certificates are presented for transfer to Seller, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in this Article II.

                  (c) In lieu of the issuance of fractional shares of Buyer Common Stock pursuant to the applicable provisions of Section 2.09(a) hereof, cash adjustments, without interest, will be paid to the holders of Seller Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent). For purposes of determining whether, and in what amounts, a particular holder of Seller Common Stock would be entitled to receive cash adjustments under this Section 2.11(c), shares of record held by such holder and represented by two or more Certificates shall be aggregated.

                  (d) After the Effective Time, holders of Seller Common Stock shall have no rights as stockholders of Seller, other than (i) to receive the Merger Consideration into which such shares of Seller Common Stock have been converted and fractional share payments, if any, pursuant to the provisions of Section 2.11(c) above and (ii) the rights afforded to any Dissenting Holder under applicable provisions of the NHBCA.

                  (e) Notwithstanding the foregoing, neither Buyer nor Seller nor any other person shall be liable to any former holder of shares of Seller Common Stock for any shares or any dividends or distributions with respect thereto or any other cash amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by Buyer of appropriate and customary indemnification, Buyer will deliver in exchange for such lost, stolen or destroyed

         Certificate the Merger Consideration and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

                  (g) If any Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company or member firm of the New York Stock Exchange or other eligible guarantor institution), and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         2.12 Treatment of Seller Stock Options. Each stock option granted by Seller pursuant to the Seller Employee Option Agreements outstanding and unexercised immediately prior to the Effective Time shall be converted into an option to purchase shares of Buyer Common Stock with the following terms:

                  (a) The number of shares of Buyer Common Stock shall be equal to the product of the number of shares of Seller Common Stock previously subject thereto and the Exchange Ratio (or the Adjusted Exchange Ratio to the extent utilized by the parties under Section 2.09(a) above), rounded up to the nearest whole share; and

                  (b) The exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Seller Common Stock previously subject thereto divided by the Exchange Ratio (or the Adjusted Exchange Ratio to the extent utilized by the parties under
         Section 2.09(a) above), rounded up to the nearest cent; and

                  (c) The duration and other terms of the option shall be unchanged, including that the option shall become fully vested upon the Effective Time pursuant to its terms, except that all references to Seller shall be deemed to be references to Buyer; and

                  (d) Buyer shall assume the option.

         2.13 Exchange Agent. Prior to the Effective Time, Buyer shall appoint an exchange agent reasonably acceptable to Seller for the purpose of exchanging certificates representing shares of Buyer Common Stock for Certificates (the "Exchange Agent"). Buyer shall issue and deliver on the Closing Date to the Exchange Agent certificates representing the shares of Buyer Common Stock to be issued and shall pay to the Exchange Agent the aggregate cash amount to be paid in consideration of the aggregate Cash Distribution and in lieu of fractional share interests, all in accordance with the terms of this Article II.

         2.14 Election Procedures. The election to receive shares of Buyer Common Stock or cash in exchange for shares of Seller Common Stock and the allocation of shares of Buyer Common Stock and cash among holders of shares of Seller Common Stock shall be conducted as follows:

                  (a) The Exchange Agent shall mail to each holder of record of shares of Seller Common Stock outstanding at the Effective Time an election form (the "Election Form"), together with appropriate transmittal materials, as promptly as practicable after the Effective Time and in no event later than three business days thereafter.

                  (b) The Election Form shall permit a holder of shares of Seller Common Stock to elect to receive, with respect to some or all of such holder's shares of Seller Common Stock, (i) the Stock Distribution

         (the "Stock Election Shares"), (ii) the Cash Distribution (the "Cash Election Shares"), or (iii) to indicate that such holder makes no election (the "No Election Shares").

                  (c) Any shares of Seller Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made such an election by submission to the Exchange Agent, of a properly completed Election Form shall be deemed to be No Election Shares. "Election Deadline" means 5:00 p.m., local time, on the fifteenth business day following but not including the date of mailing of the Election Form or such other date as Buyer and Seller shall mutually agree upon in writing.

                  (d) Any election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by either (i) certificates representing all shares of Seller Common Stock covered thereby or (ii) an appropriate guarantee of delivery of such certificates as set forth in the Election Form from a member of a national securities exchange or the NASD, or a commercial bank or trust company in the United States, provided that if the certificates are not delivered by the time set forth in the guarantee of delivery (which time may not be later than two business days after the Election Deadline), the holder shall be entitled only to receive in respect of each share of Seller Common Stock represented by such certificates the Merger Consideration to be received by holders of No Election Shares, subject to the allocation and other provisions of this
         Section 2.14 and Section 2.11 hereof. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent, provided such notice is received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

                  (e) If the aggregate number of Stock Election Shares does not equal the Stock Conversion Number (as defined below), within five business days after the Election Deadline the Exchange Agent shall allocate among holders of shares of Seller Common Stock outstanding at the Effective Time the rights to receive with respect to each such share the Stock Distribution or the Cash Distribution as follows:

                  (i) if the number of Stock Election Shares is less than the Stock Conversion Number, then

                           (A) all Stock Election  Shares will be converted into
                  the right to receive the Stock Distribution,

                           (B) the  Exchange  Agent will  select,  on a pro rata
                  basis, first from among the holders of No Election Shares and then (if necessary) from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares will, when added to the number of Stock Election Shares, equal as closely as practicable, but in no event will it be less than, the Stock Conversion Number, and all Stock Designee Shares will be converted into the right to receive the Stock Distribution, and

                           (C) the  Cash  Election  Shares  and the No  Election
                  Shares not so selected as Stock Designee Shares shall be converted into the right to receive the Cash Distribution; or

                  (ii) if the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then

                           (A) all Cash Election  Shares will be converted  into
                  the right to receive the Cash Distribution,

                           (B) the  Exchange  Agent will  select,  on a pro rata
                  basis, first from among the holders of No Election Shares and then (if necessary) from among the holders of Stock Election

                  Shares, a sufficient number of such shares ("Cash Designee Shares") such that the number of Cash Designee Shares will, when added to the number of Cash Election Shares, equal as closely as practicable, but in no event will it exceed, the Cash Conversion Number (as defined below), and all Cash Designee Shares will be converted into the right to receive the Cash Distribution, and

                           (C) the Stock  Election  Shares  and the No  Election
                  Shares not so selected as Cash Designee Shares will be converted into the right to receive the Stock Distribution.

"Stock Conversion Number" means the number of outstanding shares of Seller Common Stock as of the Effective Time multiplied by .50; provided, however, if satisfaction of the condition set forth in Section 6.02(d) hereof and/or the condition set forth in Section 6.03(d) hereof depends upon the issuance by Buyer of a greater number of shares of Buyer Common Stock than would otherwise result from the utilization of such Stock Conversion Number, then the Stock Conversion Number shall be increased to such number greater than .50 as is necessary to facilitate the satisfaction of such condition(s); provided, further, however, that under no circumstances (including without limitation a failure to satisfy either or both of such conditions) shall the Stock Conversion Number be increased to a number greater than .62. "Cash Conversion Number" means the number of outstanding shares of Seller Common Stock as of the Effective Time multiplied by .50; provided, however, if the Stock Conversion Number shall be increased, as provided for in the preceding sentence, then under such circumstances the Cash Conversion Number shall equal the difference between 1.00 and such increased Stock Conversion Number.

                  (f) The proration process to be used by the Exchange Agent shall be as the Exchange Agent deems equitable in its sole reasonable discretion.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and the Bank as follows:

         3.01 Corporate Organization.

                  (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a savings and loan holding company duly registered with the OTS under the HOLA. The certificate of incorporation and bylaws of Buyer, copies of which have been previously made available to Seller, are true and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) Each subsidiary of the Buyer is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each subsidiary of the Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would neither individually nor in the aggregate, result in, with respect to the Buyer, a Material Adverse Effect. The charter and bylaws of the Savings

         Association, copies of which have been previously made available to Seller, are true and complete copies of such documents as in effect as of the date of this Agreement.

         3.02 Capitalization. The authorized capital stock of the Buyer consists of 25,000,000 shares of common stock, par value $0.10 per share (the "Buyer Common Stock"), and 5,000,000 shares of preferred stock, par value $0.10 per share (the "Buyer Preferred Stock"). As of the close of business on June 30, 1996 there were 6,045,901 shares of the Buyer Common Stock issued and outstanding and no shares of the Buyer Preferred Stock issued and outstanding. As of the close of business on June 30, 1996, the Buyer had 6,045,901 preferred stock purchase rights issued and outstanding pursuant to the Buyer Rights Agreement, which entitle the holders thereof to purchase shares of Series A Junior Participating Cumulative Preferred Stock under certain circumstances. As of the close of business on June 30, 1996, there were 100,000 shares of Series A Junior Participating Cumulative Preferred Stock reserved for issuance upon exercise of such preferred stock purchase rights, none of which shares were issued and outstanding. There were also 1,986,000 shares of the Buyer Common Stock held in the Buyer's treasury as of the close of business on June 30, 1996. In addition, as of December 31, 1995, there were 421,733 shares of the Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of the Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         3.03 Authority; No Violation.

                  (a) The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer. The Board of Directors of Buyer has directed that Buyer's issuance of shares of Buyer Common Stock in connection with the Acquisition Merger, in accordance with the terms of this Agreement, be submitted to the stockholders of Buyer for approval at a meeting of such stockholders and no other corporate proceedings on the part of the Buyer are necessary to consummate any of the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that enforcement hereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

                  (b) The Savings Association has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the Bank Merger. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the Board of Directors of the Savings Association and by the Buyer as the sole stockholder of the Savings Association. No other corporate proceedings on the part of the Savings Association are necessary to consummate the Bank Merger. The Bank Merger Agreement has been duly and validly executed by the Savings Association and (assuming due authorization, execution and delivery by the Bank) constitutes the valid and binding obligation of the Savings Association, enforceable against the Savings Association in accordance with its terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

                  (c) Neither the execution and delivery of this Agreement and the Bank Merger Agreement by the Buyer and the Savings Association, respectively, nor the consummation by the Buyer and the Savings

         Association, as applicable, of the transactions contemplated by this Agreement and the Bank Merger Agreement, nor compliance by the Buyer and the Savings Association, as applicable, with any of the terms or provisions of this Agreement and the Bank Merger Agreement, will (i) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its subsidiaries or any of their respective properties or assets, or, (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of
         (A) the certificate of incorporation or other charter document of like nature or by-laws of the Buyer, or such Buyer subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Buyer, in a Material Adverse Effect.

         3.04 Consents and Approvals. Except for consents, waivers or approvals of, notice to, or filings or registrations with, the Federal Reserve Board, the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"), the OTS, the New Hampshire Bank Commissioner (the "New Hampshire Commissioner"), the Securities and Exchange Commission (the "SEC"), the NASD, the DOJ, the Delaware Secretary of State, the New Hampshire Secretary of State and certain state "Blue Sky" or securities commissioners, no consents, waivers or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no permits, consents, waivers, clearances, approvals or authorizations of or notices to any non-governmental or non-regulatory third parties (which term does not include the Board of Directors or the stockholders of the Buyer and the Savings Association) are necessary, in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the execution and delivery by the Savings Association of the Bank Merger Agreement or (iii) the consummation by the Buyer and the Savings Association of the transactions contemplated by this Agreement and the Bank Merger Agreement.

         3.05 Financial Statements. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1993 through 1995, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in the Buyer's Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1993 through December 31, 1995 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Arthur Andersen LLP, independent accountants for the Buyer, and (b) the unaudited consolidated balance sheets of Buyer and its subsidiaries as of June 30, 1996 and June 30, 1995, the related unaudited consolidated statements of income and changes in stockholders' equity for the six months ended June 30, 1996 and June 30, 1995 and the related unaudited consolidated statements of cash flows for the six months ended June 30, 1996 and June 30, 1995, all as reported in Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the SEC under the Exchange Act. The December 31, 1995 consolidated balance sheet of the Buyer (the "Buyer Balance Sheet") (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q 10-K and 8-K) to be filed by the Buyer with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements and reflect only actual transactions.

         3.06 Absence of Undisclosed Liabilities. As of December 31, 1995, none of the Buyer or any of its subsidiaries had any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Buyer, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Buyer, except as disclosed or reflected in the Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         3.07 Broker's Fees. Neither the Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement, except that Buyer has engaged, and will pay a fee or commission to, Oppenheimer & Co., Inc..

         3.08 Absence of Certain Changes or Events. Since December 31, 1995, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, condition (financial or otherwise) or results of operations of the Buyer or any of its subsidiaries which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

         3.09 Legal Proceedings. There is no pending or threatened legal, administrative, arbitral, or other proceeding, claim, action or governmental investigation against Buyer or any subsidiary of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer or otherwise materially adversely affect the Buyer's or the Savings Association's ability to perform its obligations under this Agreement or the Bank Merger Agreement, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal, administrative or governmental body or arbitrator outstanding against the Buyer or any subsidiary of the Buyer having any such effect.

         3.10 Agreements with Banking Authorities. Neither Buyer nor any of its subsidiaries is a party to any commitment letter, written agreement, memorandum of understanding or order to cease and desist with, or has adopted any resolutions at the request of, any federal or state governmental entity charged with the supervision or regulation of banks, bank holding companies, savings associations or savings and loan holding companies or engaged in the insurance of bank or savings association deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder.

         3.11 Reports. Since January 1, 1993, the Buyer and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be made available by the Buyer to the Seller), (b) the OTS, (c) the FDIC, (d) the Federal Reserve Board and (e) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Buyer Reports did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.12 Compliance with Applicable Law. Buyer and its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of Buyer's consolidated business, and Buyer and its subsidiaries have complied with, and are not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Buyer on a consolidated basis, other than where such default or noncompliance does not have and could not reasonably be expected to have a Material Adverse Effect on Buyer or otherwise materially adversely affect Buyer's or the Savings Association's ability to perform its obligations under this Agreement or the Bank Merger Agreement, as applicable.

         3.13 Buyer Common Stock. The Buyer Common Stock (and the associated Buyer Rights) to be issued in connection with the Acquisition Merger is duly authorized and, when issued in accordance with Article II hereof, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, with no personal liability attaching thereto.

         3.14 Ownership of Seller Common Stock. Neither the Buyer nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Seller, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Seller entitled to vote generally in the election of directors (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares") and any other shares held in respect of a debt previously contracted (any such shares, "DPC Shares").

         3.15 Financing. Buyer's ability to pay the total amount of the cash consideration to be paid with respect to those shares of Seller Common Stock that are converted into the Cash Distribution in accordance with Section 2.09(a) above is not contingent upon raising additional equity capital or obtaining specific financing from any third-party lender.

         3.16 Buyer Benefit Plans. Buyer represents that with respect to each employee pension benefit plan (as defined in Section 3(2) of ERISA ("Buyer Pension Plan") and each employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Buyer Benefit Plan") which the Buyer, any subsidiary of Buyer or any ERISA Affiliate maintains or to which the Buyer, any subsidiary of Buyer or any ERISA Affiliate contributes, each such plan has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, and each of the Buyer Pension Plans intended to qualify under
Section 401(a) of the Code is so qualified. Neither the Buyer nor any subsidiary of Buyer has taken any action, nor has any event occurred, that has resulted, or will likely result in liability under Title IV of ERISA or has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

         3.17 Buyer Information. The information relating to the Buyer and its subsidiaries to be contained or incorporated by reference in the Buyer Registration Statement and the Proxy Statement, as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

         3.18 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Seller pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information believed by Buyer to be material to Seller's interests in the transactions contemplated by this Agreement, which has not otherwise been disclosed to Seller in connection with this Agreement, has been intentionally withheld from Seller.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF SELLER AND THE BANK

         Seller and the Bank hereby represent and warrant to Buyer as follows:

         4.01 Corporate Organization.

                  (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Bank is a trust company duly organized and validly existing under the laws of the State of New Hampshire. Each of the Seller and the Bank has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Seller, any Material Adverse Effect. The deposits of the Bank are insured by the FDIC in accordance with the FDIA, and the Bank has paid all assessments that have become due and payable to the FDIC. The Seller is a bank holding company registered with the Federal Reserve Board under the BHCA.

                  (b) Seller has no subsidiaries other than the Bank.

                  (c) The minute books of the Seller and its subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since December 31, 1992 by its stockholders and Board of Directors. The articles of incorporation and the by-laws of the Seller and the Bank, copies of which have been provided to the Buyer, are true, complete and correct copies of such documents as in effect on the date hereof.

         4.02 Capitalization.

                  (a) Subject to stockholder approval, to the extent required by applicable law, if at all, the authorized capital stock of the Seller consists of 2,000,000 shares of common stock, par value $.10 per share (the "Seller Common Stock"), and no shares of preferred stock. As of the date of this Agreement, there were 1,478,750 shares of the Seller Common Stock issued and outstanding, -0- shares of the Seller Common Stock held in the Seller's treasury and 65,000 shares of the Seller Common Stock reserved and available for future issuance under outstanding options under the Seller Employee Option Agreements.
         Subject to any required stockholder approval, all issued and outstanding shares of the Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to in this Section 4.02 and except for the Seller Employee Option Agreements, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of the Seller Common Stock or any other equity security of the Seller or any the Seller subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of the Seller Common Stock or any other equity security of the Seller or any Seller subsidiary or obligating the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any Seller subsidiary.

                  (b) Section 4.02(b) to the disclosure schedule prepared by the Seller and delivered to the Buyer on the date hereof in conjunction with the parties' execution and delivery of this Agreement (the "Seller Disclosure Schedule") lists each of the subsidiaries of the Seller as of the date of this Agreement and indicates for such subsidiary as of such date: (i) the number, percentage and type of equity securities owned or controlled by the Seller; and (ii) the jurisdiction of incorporation. No subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for such Seller subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity security of the Seller or of any Seller subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a Seller subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any Seller subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any Seller subsidiary. All of the shares of capital stock of each of the Seller's subsidiaries held by the Seller are fully paid and nonassessable and are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

         4.03 Authority; No Violation.

                  (a) The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Seller. The Board of Directors of Seller has directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and no other corporate proceedings on the part of Seller are necessary to consummate any of the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery of this Agreement by the Buyer) constitutes the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

                  (b) The Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the Bank Merger. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the Board of Directors of the Bank and by the Seller as the sole stockholder of the Bank. No other corporate proceedings on the part of the Bank are necessary to consummate the Bank Merger. The Bank Merger Agreement has been duly and validly executed by the Bank and (assuming due authorization, execution and delivery by the Savings Association) constitutes the valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' right generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

                  (c) Neither the execution and delivery of this Agreement and the Bank Merger Agreement by the Seller and the Bank, as applicable, nor the consummation by the Seller and the Bank of the transactions contemplated hereby and thereby, nor compliance by the Seller and the Bank, as applicable, with any of the terms or provisions hereof or thereof, will (i) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or any of their respective properties or assets, or (ii) except as set forth in Section 4.03(c) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the articles of incorporation or other charter documents of like nature or by-laws of the Seller or such Seller subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Seller, in a Material Adverse Effect.

         4.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to, or filings or registrations with, the Federal Reserve Board, the Massachusetts Board, the OTS, the New Hampshire Commissioner, the SEC, the DOJ, the Delaware Secretary of State, the New Hampshire Secretary of State or as may be set forth in Section 4.04 or 4.03(c) of the Seller Disclosure Schedule, no consents, waivers or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no permits, consents, waivers, clearances, approvals or authorizations of or notices to any non-governmental or non-regulatory third parties (which term does not include the Board of Directors or the stockholders of the Seller and the Bank) are necessary, in connection with the execution and delivery by the Seller and the Bank, as applicable, of this Agreement and the Bank Merger Agreement or the consummation by the Seller and the Bank, as applicable, of the transactions contemplated by such agreements. The affirmative vote of holders of a majority of the outstanding shares of the Seller Common Stock is the only vote of the holders of any class or series of the Seller's capital stock or other securities necessary to approve this Agreement and the transactions contemplated hereby, including without limitation the Acquisition Merger and the Bank Merger.

         4.05 Financial Statements. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 1993 through 1995, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, in each case accompanied by the audit report of Seller's independent accountants (Shatswell, MacLeod & Company, P.C. for the years ended December 31, 1995 and December 31, 1994 and Grant Thornton LLP for the year ended December 31, 1993) and (b) the unaudited consolidated balance sheets of Seller and its subsidiaries as of June 30, 1996 and June 30, 1995 and the related unaudited consolidated statements of income and changes in stockholders' equity for the six months ended June 30, 1996 and June 30, 1995, all as prepared by Seller's management. The December 31, 1995 consolidated balance sheet of the Seller (the "Seller Balance Sheet") (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements to be filed by the Seller with the Federal Reserve Board, the FDIC or any other governmental agency or otherwise provided to Buyer after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements and reflect only actual transactions.

         4.06 Absence of Undisclosed Liabilities. As of December 31, 1995, none of the Seller or any of its subsidiaries had any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Seller, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Seller, except as disclosed or reflected in the Seller's interim financial statements at and for the period ended June 30, 1996 or Section 4.06 of the Seller Disclosure Schedule.

         4.07 Broker's Fees. Neither the Seller or any of its subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement, except that Seller has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.

         4.08  Absence of Certain  Changes or  Events.  Except as  disclosed  in
Schedule 4.08 of the Seller Disclosure Schedule, since December 31, 1995 the Seller and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, condition (financial or otherwise) or results of operations of the Seller or any of its subsidiaries which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller.

         4.09 Legal Proceedings. Except as disclosed in Section 4.09 of the Seller Disclosure Schedule, there is no pending or threatened legal, administrative, arbitral, or other proceeding, claim, action or governmental investigation against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material
Adverse Effect on the Seller or otherwise materially adversely affect the Seller's or the Bank's ability to perform its obligations under this Agreement or the Bank Merger Agreement, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal, administrative or governmental body or arbitrator outstanding against the Seller or any subsidiary of the Seller having any such effect.

         4.10 Taxes and Tax Returns. Except as may be set forth in Section 4.10 of the Seller Disclosure Schedule:

                  (a) The Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects material to the financial condition of the Seller and its subsidiaries, taken as a whole. All Taxes shown on such Tax Returns as due and payable by Seller have been paid and Seller will not be liable for any additional Taxes for any taxable period ending on or before the Effective Time in excess of the amounts set up as reserves for taxes on the Seller Balance Sheet. Seller has made available to Buyer correct and complete copies of all federal income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1990, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller with respect to such taxable periods;

                  (b) Seller has neither requested nor been granted an extension of the time for filing any Tax Return to a date later than the Effective Time;

                  (c) With respect to each taxable period of Seller, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

                  (d) Seller has not consented to extend the time in which any Tax may be assessed or collected by any tax authority;

                  (e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been asserted or assessed by any taxing authority against Seller, and Seller has not executed or entered into a closing agreement pursuant to Code Section 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law;

                  (f) There is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of Seller, threatened against or with respect to Seller with respect to any Tax;

                  (g) No claim has ever been made by a taxing authority in a jurisdiction where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by that jurisdiction;

                  (h) There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Seller;

                  (i) Seller has not filed or been included in a combined, consolidated or unitary income Tax Return (other than consolidated Tax Returns in which it is the parent corporation);

                  (j) Seller has neither made nor is affected by any elections under Code Sections 108(b)(5), 338(g), or 565, or Treasury Regulation
         Section 1.1502-20(g);

                  (k) Seller is not a party to or bound by any Tax allocation or Tax sharing agreement nor does Seller have any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes (other than the tax sharing agreement among Seller and its subsidiaries, a copy of which has been made available to Buyer);

                  (l) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

                  (m) Seller has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, nor otherwise operates or conducts business through any branch in any foreign country;

                  (n) Seller will not be required, as a result of a change in method of accounting for any period ending on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement of federal, state, local or foreign income Tax law) in taxable income for any period ending after the Effective Time;

                  (o) None of the assets of Seller directly or indirectly secures any indebtedness the interest on which is tax-exempt under
         Section 103(a) of the Code, and Seller is not directly or indirectly an obligor or a guarantor with respect to any such indebtedness;

                  (p) Seller has not filed a consent under Code Sec. 341(f) concerning collapsible corporations;

                  (q) Seller has not made any payments, nor is obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G;

                  (r) Seller and each of its subsidiaries is not currently, has not been within the last five years and does not anticipate becoming a "United States real property holding corporation" within the meaning of Code Section 897(c) .

                  (s) The liabilities of the Bank will not, as of the Bank Merger Effective Time, exceed the tax basis of its assets;

                  (t) For purposes of this Section 4.10:

                           (A) "Tax" means any federal,  state, local or foreign
                  income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

                           (B) "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         4.11 Employees. Except as set forth in Section 4.11 of the Seller Disclosure Schedule:

                  (a) Neither the Seller, any of its subsidiaries, nor any ERISA Affiliate of the Seller or any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, for the employees of Seller, any of its subsidiaries, or any ERISA Affiliate of Seller or any of its subsidiaries, and neither Seller nor any of its subsidiaries maintains or contributes to any stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the
         Seller or any subsidiary thereof, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any subsidiary thereof (collectively, the "Seller Other Plans").

                  (b) The Seller shall have delivered to the Buyer prior to, or contemporaneously with, the delivery of the Seller Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document; (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500, if any.

                  (c) The current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements .

                  (d) Neither Seller, any of its subsidiaries, any of their ERISA Affiliates, nor any plan administrator of a Seller Pension Plan subject to Title IV of ERISA has given notice of intent to terminate such plan, nor, to the knowledge of Seller or any of its subsidiaries, has the PBGC instituted proceedings to terminate any such plan.

                  (e) Neither Seller, any of its subsidiaries, nor any of their ERISA Affiliates has incurred any liability to the PBGC (other than for premium payments that are not yet due), to any Seller Pension Plan subject to Title IV of ERISA, or to any trustee under Section 4042 of ERISA, on account of the termination of or withdrawal as a contributing employer from, any Seller Pension Plan, which liability has not been satisfied in full as of the date of this representation.

                  (f) Each of the Seller Pension Plans and each of the Seller Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

                  (g) There has been no  reportable  event within the meaning of
         Section 4043(c) of ERISA (except for any such event, notice of which has been waived by PBGC regulation) or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

                  (h) There is no "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Seller Pension Plan. The Seller, its subsidiaries, and their ERISA Affiliates have made all contributions to the Seller Pension Plans and Seller Benefit Plans required thereunder as of the date of this representation, and have established adequate reserves on their books for all contributions to Seller Pension Plans and Seller Benefit Plans required thereunder for the period prior to the date of this representation, to the extent such contributions are not required to have been made, and have not been made, prior to the date of this representation.

                  (i) Neither the Seller, any of its subsidiaries, nor any of their ERISA Affiliates has, since September 2, 1974, contributed to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                  (j) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

                  (k) Neither the Seller nor any of its subsidiaries has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could have a Material Adverse Effect on Seller or its subsidiaries.

                  (l) There are no material pending or, to the knowledge of the Seller, threatened or anticipated claims by or on behalf of any of the Seller Pension Plans, Seller Benefit Plans, or Seller Other Plans, by any employee or beneficiary covered under any such plan, or otherwise involving such plan, other than routine claims for benefits.

                  (m) Neither Seller, any of its subsidiaries, nor any of their ERISA Affiliates is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits other than health benefit continuation rights under federal or state law, of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

         4.12  Agreements  with  Banking  Authorities.  Except  as set  forth in
Section 4.12 of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to any commitment letter, written agreement, memorandum of understanding or order to cease and desist with, or has adopted any resolutions at the request of, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder (any of which being referred to herein as a "Regulatory Agreement"), and the Bank is in compliance in all material respects with all of the requirements of any such Regulatory Agreement.

         4.13 Material Agreements. Except as disclosed in Section 4.13 of the Seller Disclosure Schedule and except for this Agreement and the agreements specifically referred to herein, neither the Seller nor any of its subsidiaries is a party to or is bound by (a) any agreement, arrangement, or commitment other than contracts entered into in the ordinary course of the Bank's banking business that are consistent with past practice and have terms of not more than one year and require payments by the Seller or any subsidiary of not more than $25,000 annually; (b) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment (including severance) of any person;
(c) any contract, agreement, or understanding with any labor union; or (d) any other contract or agreement or amendment thereto that is material to the business, operations, results of operations or condition (financial or otherwise) of the Seller on a consolidated basis.

         4.14 Ownership of Property. The Seller and its subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible (including, without limitation, the capital stock of its subsidiaries and all other assets and properties), reflected on the Seller Balance Sheet, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in the Seller Balance Sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to any Federal Reserve Bank, Federal Home Loan Bank, inter-bank credit facilities, or any transaction by the Seller or any subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to the Seller on a consolidated basis. The Seller and its subsidiaries as lessees have the right under valid and existing leases to use, possess and control all of the personal property and real estate leased by Seller and its subsidiaries as presently used, possessed and controlled by the Seller and its subsidiaries.

         4.15 Reports. Since January 1, 1993, the Seller and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the Federal Reserve Board, (b) the FDIC, (c) the New Hampshire Commissioner and (d) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements have been or will be, as applicable, made available by Seller to Buyer and are collectively referred to herein as the "Seller Reports"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Seller Reports did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.16 Compliance with Applicable Law. Seller and its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of Seller's consolidated business, and each of the Seller, its subsidiaries and each "institution-affiliated party" of Seller or the Bank, as such term is defined in Section 3(u) of the FDIA, has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller or its business on a consolidated basis or any such institution-affiliated party, other than where such default or noncompliance does not have and could not reasonably be expected to have a Material Adverse Effect on Seller or otherwise materially adversely affect Seller's or the Bank's ability to perform its obligations under this Agreement or the Bank Merger Agreement, as applicable, or otherwise result in the imposition of civil money penalties or other financial penalty under Section 8(i) of the FDIA or applicable state law ("CMPs") on the Seller, the Bank or any such institution-affiliated party, and neither the Seller nor the Bank has received notice of any violation of, or commencement of any proceeding in connection with any violation (including without limitation any hearing or investigation relating to the imposition or contemplated imposition of CMPs) of any such law, statute, order, rule, regulation, policy or agreement, which could have any such result.

         4.17 Environmental Matters. Except as disclosed in Section 4.17 of the Seller Disclosure Schedule, Seller and its subsidiaries are in compliance and to the knowledge of Seller have always been in compliance with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the United States Environmental Protection Agency (the "EPA") and of similar agencies in states in which they conduct their respective business, except for any noncompliance that singly or in the aggregate would not have a Material Adverse Effect on Seller. Except as disclosed in Section 4.17 of the Disclosure Schedule, there is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of Seller, threatened by any person, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Seller (i) for alleged noncompliance with any environmental law, rule or regulation or (ii) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by Seller or any subsidiary of Seller or to the knowledge of Seller in which Seller or any Seller subsidiary has a lien or other security interest.

         4.18 Antitakeover Statutes Not Applicable. Assuming the accuracy of Buyer's representation in Section 3.14 above, no "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation is applicable to the transactions contemplated by this Agreement.

         4.19 Ownership of Buyer Common Stock. As of the date hereof, neither the Seller nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Buyer, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Buyer entitled to vote generally in the election of directors (other than Trust Account Shares or DPC Shares).

         4.20 Insurance. The Seller and each of its subsidiaries is presently insured, and since January 1, 1993 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured.

         4.21 Labor. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Seller. No employees of the Seller or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller, no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

         4.22  Material  Interests  of Certain  Persons.  Except as disclosed in
Section 4.22 of the Seller Disclosure Schedule, no officer or director of the Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller or any of its subsidiaries.

         4.23 Absence of Registration Obligations. Neither the Seller nor any of its subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register or otherwise issue any of its securities which will continue after the Effective Time.

         4.24 Loans. All currently outstanding loans of, or current extensions of credit by, Seller or the Bank (individually, a "Loan," and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state statutory and common law and regulations and regulatory policies promulgated thereunder. Except as disclosed in Section 4.24 of the Seller Disclosure Schedule, each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect with respect to Seller. To the best of Seller's knowledge, there are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Seller's records, no claims of defense as to the enforcement of any Loan has been asserted and Seller is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Seller. Seller currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to Seller or any of its subsidiaries. Except as disclosed in Section 4.24 of the Seller Disclosure Schedule, (i) none of the Loans are presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing and (ii) no Loan has been sold with continuing recourse liability on the part of Seller or any of its subsidiaries.

         4.25 Investment Securities. Except as disclosed in Section 4.25 of the Seller Disclosure Schedule, none of the investments reflected in the consolidated balance sheet of Seller at June 30, 1996, and none of the investments made by the Seller or the Bank since June 30, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Seller and the Bank have (a) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at fair value, and (b) accounted for any decline in the market value of its securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, including without limitation the recognition through the Seller's consolidated statement of income of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary".

         4.26 Derivative Transactions. Neither Seller nor the Bank has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments.

         4.27 Intellectual Property. Seller and the Bank each owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, each without payment, and neither Seller nor the Bank has received any notice of conflict with respect thereto that asserts the rights of others. Seller and the Bank have performed in all material respects all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         4.28 Seller Information. The information relating to the Seller and its subsidiaries to be contained or incorporated by reference in the Buyer
Registration Statement and the Proxy Statement as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

         4.29 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedules, furnished to the Buyer pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information believed by Seller to be material to Buyer's interests in the transactions contemplated by this Agreement, which has not otherwise been disclosed to Buyer in connection with this Agreement, has been intentionally withheld from Buyer.


                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         5.01 Conduct of the Business of Seller. During the period from the date of this Agreement to the Effective Time, and except as may be specifically required or permitted pursuant to this Agreement or as specifically described in
Section 5.01 of the Seller Disclosure Schedule, the Seller and the Bank:

                  (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall mean (i) conducting its banking, trust and other businesses in the ordinary and usual course, (ii) refraining from any of the activities described in Section 5.01(b) below and (iii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices;

                  (b) shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Buyer:

                           (i) engage or participate in any material transaction
                  or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its businesses consistent with past practices, including without limitation entering into any settlement agreement or understanding with respect to any material litigation matters (including without limitation those litigation matters disclosed in Section 4.09 of the Seller Disclosure Schedule);

                           (ii) accept, renew or roll over any "brokered deposit" as defined under 12 C.F.R. 337.6(a)(3) or offer an interest rate with respect to any deposit that would either constitute an impermissible interest rate with respect to deposits of an undercapitalized insured depository institution pursuant to the limitations contained under 12 C.F.R. 337.6(b)(3)(ii) or otherwise set interest rates on deposits that depart from past practices of the Bank with respect to the setting of interest rates on deposits, unless such interest rates are necessary for the Bank to remain competitive in its established market area;

                           (iii) except in the ordinary, regular and usual course of business consistent with past practices (including dispositions of foreclosed real estate) and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

                           (iv) relocate,  or file any  application to relocate,
                  any branch office;

                           (v) terminate, or give any notice (written or verbal)
                  to customers or governmental authorities or agencies to terminate the operations of any branch office; or

                           (vi) waive any material  right,  whether in equity or
                  at law, that it has with respect to any asset except in the ordinary, regular and usual course of business (including loan workouts) consistent with past practice;

                  (c) shall use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

                  (d) shall, at the Buyer's request, use all reasonable efforts to cooperate with the Buyer with respect to preparation for the combination and integration of the businesses, systems and operations of the Bank and the Savings Association, including without limitation arranging for the termination or non-renewal of existing agreements and arrangements with third-party service providers with respect to the Bank's data processing and related electronic informational systems and conversion thereof to appropriate systems used by the Savings Association, and shall confer on a regular and frequent basis with one or more representatives of the Buyer and/or the Savings Association to report on operational and related matters;

                  (e) shall, subject to any restrictions under applicable law or regulation, promptly notify the Buyer of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Seller or any of its subsidiaries;

                  (f) shall not declare or pay any dividends on or make any other distributions in respect of the Seller Common Stock, except that Seller shall be permitted to declare and pay a special cash dividend to its stockholders of $0.20 per share if the Acquisition Merger has not been completed by March 31, 1997 and shall be permitted to declare and pay an additional special cash dividend to its stockholders of $0.20 per share if the Acquisition Merger has not been completed by June 30, 1997;

                  (g) except for the adoption of the Salary Continuation Policy and Bonus Plan by the Board of Directors of Seller and the Bank, shall not adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it or its subsidiaries) in any material respect any Seller Pension Plan, any Seller Benefit Plan or any Seller Other Plan or enter (or permit any of its subsidiaries to enter) into any employment, severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby, including without limitation the consummation of the Acquisition Merger and the Bank Merger) or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to its or its subsidiaries' employees as a class, except in the ordinary course of business consistent with past practices, or pay any bonus except in accordance with the terms of the Salary Continuation Policy and Bonus Plan or as otherwise disclosed in Section 5.01(g) of the Seller Disclosure Schedule;

                  (h) subject to its directors' fiduciary duties and obligations referred to in Section 5.03 below, shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Acquisition Merger and the Bank Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices;

                  (i) shall not propose or adopt amendments to its articles of incorporation or by-laws, except as may be required pursuant to Section
         4.02 above;

                  (j) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except upon exercise or fulfillment of options issued or existing on the date hereof pursuant to the Seller Employee Option Agreements and listed in Section 5.01(j) of the Seller Disclosure Schedule, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

                  (k) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

                  (l) shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

                  (m) shall not impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

                  (n) shall not  incur,  or permit  any of its  subsidiaries  to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, borrowings from the Federal Home Loan Bank of Boston and entry into repurchase agreements or other similar arrangements commonly employed by banks;

                  (o) shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, which, in all cases, do not individually exceed $25,000 or cumulatively exceed $75,000;

                  (p) shall not change its methods of accounting in effect at December 31, 1995, except as may be required by changes in GAAP as concurred in by the Seller's and the Buyer's respective independent auditors, and the Seller shall not change its fiscal year;

                  (q) shall file all reports, applications and other documents required to be filed by it with the Federal Reserve Board, FDIC, New Hampshire Commissioner and any other governmental agency or authority between the date of this Agreement and the Effective Time and shall furnish to the Buyer copies of all such reports promptly after the same are filed;

                  (r) to the extent requested by Buyer, shall cooperate with Buyer with the objective of seeking appropriate rescission of any Regulatory Agreement in connection with the Bank Merger;

                  (s) shall not make any loan or extension of credit or enter into any commitment therefor on other than the Bank's customary terms, conditions and standards and in accordance with applicable law and regulation and consistent with prudent banking practices, and in any event shall provide Buyer with monthly reports of all loans, extensions of credit and commitments therefor equal to or greater than $250,000, individually, and shall consult with Buyer prior to making or entering into any new loan, extension of credit or commitment therefor equal to or greater than $500,000 individually, or which, when aggregated with all other loans, extensions of credit and commitments therefor to a single borrower or affiliated group of borrowers equals at least $1,000,000; and

                  (t) shall not agree, in writing or otherwise, to take any of the actions prohibited under this Section 5.01 or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in this Agreement in any material respect.

         5.02 Access to Properties and Records; Confidentiality.

                  (a) The Seller shall permit the Buyer reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to the Buyer all Records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Seller and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may reasonably have an interest in light of the transactions contemplated hereby. The Seller shall make arrangements with each third party provider of services to the Seller to permit the Buyer reasonable access to all of the Seller's Records held by each such third party. The Buyer shall permit the Seller reasonable access to such properties and records of the Buyer and/or its subsidiaries in which the Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) All Confidential Information, as such term is defined below, furnished by each party hereto to the other, or to any of its affiliates or to any of its affiliates' directors, officers, employees, or representatives or agents (such persons being referred to collectively herein as "Representatives") shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information, or any of its affiliates or Representatives, as the case may be, shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information for the period hereinafter referred to, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose; provided, however, that the Buyer and its affiliates shall be permitted to retain and share with their regulators, examiners and auditors (who need to know such information and are informed of the confidential nature thereof and directed to treat such information confidentially), and with no other persons, such materials, files and information relating to or constituting the Buyer's or any of its affiliates' or Representatives' work product, presentations or evaluation materials as the Buyer deems reasonably necessary or advisable in connection with auditing or examination purposes, and Buyer shall not make use of any such materials, files or information for any other purpose. The obligation to keep such information confidential shall continue for two years from the date this Agreement is terminated or as long as may be required by law. In the event that either party or its affiliates or Representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will directly or through the party or such affiliate or Representative, if practicable and legally permitted, prior to providing such information, and as promptly as practicable after receiving such request, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and Representatives will exercise reasonable efforts, at the expense of the party who disclosed Confidential Information to the other party, to obtain assurance that confidential treatment will be accorded the information so disclosed.

         As used in this Section 5.02(b), "Confidential Information" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with the transactions contemplated by this

         Agreement, including but not limited to any information obtained by meeting with Representatives of the disclosing party or its affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "Confidential Information": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party without the consent of the party providing such information (including without limitation all information of Seller disclosed or otherwise utilized by Buyer, with the knowledge of Seller, in connection with presentations to securities analysts or other investor relations-related activities), (ii) information that was previously known to the receiving party or its affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information and (iv) information that has been independently acquired or developed by the receiving party or its affiliates or Representatives without violating the obligations of this Section 5.02(b).

         5.03 No Solicitation. Neither the Seller nor any of its subsidiaries shall (and the Seller and each of its subsidiaries shall use all reasonable efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or, subject to the fiduciary obligations of the Seller's Board of Directors (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving the Seller or any of its subsidiaries (any of the foregoing being referred to herein as an "Acquisition Transaction"). Notwithstanding the foregoing, nothing contained in this Section 5.03 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors, with the written advice of outside counsel, may be required under applicable law. The Seller will immediately communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within twenty-four (24) hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, DOJ or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

         5.04 Regulatory Matters; Consents.

                  (a) The parties  will  cooperate  in  connection  with (i) the preparation and filing by the Buyer with the SEC under the Securities Act of a registration statement on Form S-4 and/or such other form as may be necessary or appropriate relating to the shares of the Buyer Common Stock to be issued in connection with the Acquisition Merger (the "Buyer Registration Statement"), and (ii) the preparation and filing by the Buyer and the Seller of a joint proxy statement (the "Proxy Statement") as shall be necessary or desirable in order to consummate the transactions contemplated by this Agreement, each to be undertaken as promptly as practicable, and the Buyer and the Seller will use their respective best efforts to have the Buyer Registration Statement declared effective by the SEC and to mail the Proxy Statement to the Buyer's and the Seller's stockholders as promptly as practicable. The parties shall also take any reasonable action required to be taken under any state "Blue Sky" laws in connection with the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither party shall take or permit any of its subsidiaries to take any action that materially adversely affects its ability to consummate the transactions contemplated under this Agreement or the Bank Merger Agreement in a timely manner.

                  (b) Each of the Seller and the Buyer will cooperate with the other and use its best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary or appropriate to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement as promptly as practicable, including without limitation that Seller shall use its best efforts to obtain all of the non-governmental third-party permits, consents, approvals and authorizations disclosed in Sections 4.03(c) and 4.04 of the Seller Disclosure Schedule. Each party hereto shall have the right to review and approve in advance all descriptions of it and its subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement, including without limitation all filings contemplated by Section 5.04(a) above, with any governmental body. In exercising the foregoing right, the parties hereto shall act reasonably and as promptly as practicable.

                  (c) The Buyer shall take all actions necessary or appropriate to ensure that all shares of Buyer Common Stock received in the Acquisition Merger are fully registered on the appropriate form to facilitate sale of such shares by the holders in accordance with the Securities Act (including in accordance with any applicable exemption from registration requirements) to the extent customary in transactions of this nature.

         5.05 Approval of Stockholders. Each of the Buyer and Seller will (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving, in the case of the Seller, this Agreement and the transactions contemplated hereby, including without limitation the Acquisition Merger, and in the case of the Buyer, the issuance of Buyer Common Stock as contemplated by this Agreement, and, in each case, for such other purposes as may be necessary or desirable, (b) subject to the fiduciary duties of its board of directors as advised in writing by outside counsel, recommend to its stockholders the approval of such foregoing matters to be submitted by it to its stockholders, and (c) cooperate and consult with each other with respect to each of the foregoing matters. Subject to the fiduciary duties of its board of directors as advised in writing by outside counsel, each of the Buyer and the Seller will use all reasonable efforts to obtain the necessary approvals of its stockholders of the proposals described above to be submitted by it in connection with this Agreement. If the Board of Directors of either party is required by applicable law to review or restate the recommendation to its stockholders contemplated in clause (b) of the preceding sentence, this Section 5.05 shall not prohibit accurate disclosure by a party that is required in any release or regulatory filing (including the Proxy Statement and the Buyer Registration Statement) or otherwise under applicable law in the opinion of such party's Board of Directors, upon the written advice of outside counsel, as of the date of such release or regulatory filing or such other required disclosure as to the transactions contemplated hereby or, in the case of the Seller, as to any Acquisition Transaction.

         5.06 Agreements of Seller's Affiliates. The Seller shall identify in a letter to the Buyer, after consultation with counsel, all persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Seller, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act, (the "Seller Affiliates"). The Seller shall use all reasonable efforts to cause each person who is identified as a Seller Affiliate in the letter referred to above to deliver to the Buyer at least forty (40) days prior to the Closing Date an executed copy of the Seller Affiliates Agreement. Prior to the Closing Date, the Seller shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Seller Affiliate as of the Closing Date to execute a copy of the Seller Affiliates Agreement.

         5.07 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement or to vest the Savings Association upon and after the Bank Merger Effective Time with full title to all properties, assets, rights, approvals, immunities and franchises of the Bank. In case at any time after the Effective Time or the Bank Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Savings Association with full title to all properties, assets, rights, approvals, immunities and franchises of the Bank, the proper officers and directors of each party to this Agreement and the Bank Merger Agreement, as applicable, shall take all such necessary action.

         5.08 Disclosure Supplements. From time to time prior to the Effective Time, and in any event immediately prior to the Effective Time, Seller will promptly supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has become inaccurate. No such supplement or amendment to the Seller Disclosure Schedules pursuant to this Section 5.08 shall have any effect for the purpose of determining satisfaction of any of the conditions set forth in Article VI hereof.

         5.09 Public Announcements. Except as otherwise required by law or the rules of the NASD, the Seller and the Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

         5.10 Tax-Free Reorganization Treatment. None of the parties hereto or any of their respective subsidiaries or affiliates has taken, shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Acquisition Merger or the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto shall use all reasonable efforts to cause the Acquisition Merger and the Bank Merger to qualify as tax-free reorganizations under Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.02(d) and 6.03(d) hereof.

         5.11 Stock Exchange Listing. The Buyer shall cause the shares of the Buyer Common Stock to be issued in connection with the Acquisition Merger to be approved for listing on the NASDAQ-NMS, subject to official notice of issuance, as of or prior to the Effective Time.

         5.12 Employment and Benefit Matters.

                  (a) Maintenance of Plans; Benefits Service Credit. Buyer agrees to provide to those persons who are employees of Seller or any subsidiary of Seller at the Effective Time and who are employed by Buyer or a subsidiary of Buyer thereafter with the benefits maintained by Buyer and its affiliates from time to time for the benefit of their employees similarly situated. Notwithstanding the foregoing provisions of this paragraph 5.12(a), Buyer shall not be required to provide any benefits with respect to persons who at the Effective Time are former employees or beneficiaries of former employees of Seller, except as provided under the terms of the governing documents of the Buyer Pension Plans and Buyer Benefit Plans or as may be otherwise required under any health benefit continuation rights provisions of federal or state law. Buyer shall provide all such Buyer benefits as soon as practicable following the Effective Time. Until such time as Buyer is able to provide such benefits to such persons (such time being referred to as the "Transition Date"), Buyer agrees to provide such persons with the employee benefits set forth in Section 4.11 of the Seller Disclosure Schedule as maintained for their benefit immediately prior to the Effective Time. Buyer shall cause each plan, program or arrangement included among the benefits of Buyer to be provided after the Effective Time, except for the Buyer's defined benefit pension plan provided through SBERA, to treat the prior service of each such employee with the Seller or its affiliates, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Seller, as service rendered to Buyer or its affiliate, as the case may be, for purposes of eligibility to participate, vesting, and eligibility for special benefits under each such plan, program or arrangement of Buyer, but not in any case for benefit accrual attributable to any period before the Effective Time. Without limiting the foregoing, Buyer and its affiliates shall not treat any employee of Seller or any of its affiliates as a "new" employee for purposes of any exclusion under any health or similar plan of Buyer or any of its affiliates for a preexisting medical condition. Nothing herein shall impose any obligation upon Buyer and its subsidiaries to maintain, continue or adopt any employee pension plans, employee benefit plans, or other benefit arrangements after the Transition Date, nor prohibit the Buyer or its subsidiaries from amending any such plan or plans after the Transition Date, to the extent permitted by the terms of such plans and applicable law.

                  (b) Employment Obligations. Following the Effective Time and/or the Bank Merger Effective Time, as applicable, Buyer shall, or shall cause the Savings Association to, honor in accordance with their terms all employment, severance and other compensation contracts
         (including maintaining the interest-free nature of certain loans provided by the Bank to employees for the purchase of personal computer equipment) disclosed to Buyer under this Agreement between Seller or any subsidiary thereof and any director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Effective Time under the Seller Pension Plans or the Seller Benefit Plans. Notwithstanding the foregoing, however, the parties understand and agree that the Savings Association shall enter into new employment and severance arrangements with Messrs. Thompson and Goss on the Closing Date, which shall be consistent with the terms set forth on
         Schedule 5.12 hereto, and such arrangements shall take the place of and supersede the employment and severance arrangements presently in effect for Messrs. Thompson and Goss with Seller and the Bank. Any employee of Seller or any subsidiary of Seller who becomes an employee of Buyer or any subsidiary of Buyer immediately following the Effective Time and whose employment is involuntarily terminated at any time during the twelve-month period from and after the Closing Date shall be entitled to salary continuation and benefits in accordance with the terms and conditions of the Salary Continuation Policy and Bonus Plan. Buyer shall not be obligated under any circumstances to employ any person who is employed by Seller immediately prior to the Effective Time; provided, however, that Buyer's intention is to offer employment to as many such persons as is reasonably practicable.

         5.13 Directors' and Officers' Indemnification and Insurance.

                  (a) In the event of any  threatened or actual  claim,  action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Seller or any of Seller's subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Seller or any of Seller's subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto. It is understood and agreed that Seller shall indemnify and hold harmless, and that after the Effective Time Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) Seller, and Buyer after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel mutually satisfactory to them and Seller and, after the Effective Time, Buyer, and Seller, and Buyer after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (iii) Seller, and Buyer after the Effective Time, will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither Seller nor Buyer shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, however, that the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Seller and, after the Effective Time, Buyer thereof, provided that the failure to so notify shall not affect the obligations of Seller or Buyer, except to the extent such failure to notify materially prejudices such party.

                  (b) Buyer agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer or other employee of Seller or any of its subsidiaries provided for in Seller's articles of incorporation or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Acquisition Merger and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.13.

                  (c) Buyer shall use all reasonable efforts to cause the persons serving as officers and directors of the Seller and any subsidiary of Seller immediately prior to the Effective Time to be covered for a period of three (3) years from the Closing Date by the directors' and officers' liability insurance policy maintained as of the date hereof by the Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring at or prior to the Effective Time, which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend an amount more than 125% of the current amount expended by the Seller to maintain or procure insurance coverage pursuant hereto.

         5.14  Accountants'  Letters.  Each of the  parties  shall  cause  to be delivered to the other "comfort" letters from its independent public accountants, dated the date on which the Buyer Registration Statement (or last amendment thereto) shall become effective and dated the Closing Date, relating to the information about such party included in the Buyer Registration Statement, including the Proxy Statement, and addressed to the other party, in form and substance which is reasonably satisfactory to the receiving party and customary in transactions of the nature contemplated hereby.

         5.15 Maintenance of Records. Through the Effective Time, the Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Buyer or the Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Effective Time, the Buyer shall be solely responsible for continuing maintenance of the Records.

         5.16 Leases. Seller shall consult with Buyer before renewing or extending any lease of Seller or any subsidiary of real property or any material lease of Seller or any subsidiary relating to furniture, fixtures or equipment or other personal property , in each case that is currently in effect but that would otherwise expire on or prior to the Effective Time. Seller shall not cancel, terminate or take any other action that is likely to result in any cancellation or termination of any such lease without first consulting with Buyer.

         5.17 Bank Merger. The parties shall take, and cause the Bank and the Savings Association, as applicable, to take, all necessary and appropriate actions to effect the Bank Merger immediately after the Effective Time in accordance with the requirements of all applicable laws and regulations and the terms of the Bank Merger Agreement.

         5.18 Certain Policies of Seller. At the request of the Buyer, after the time at which all Requisite Regulatory Approvals have been received for the
Acquisition Merger and the Buyer has confirmed in writing that all other conditions precedent to the Buyer's obligations under this Agreement have been satisfied or waived and prior to the Effective Time, the Seller shall cooperate with Buyer with the objective of modifying and changing its receivables, loan accrual, charge-off, real estate valuation and loan loss reserve policies and practices and other accounting policies and practices to reflect the Buyer's plans with respect to the conduct of the Seller's business following the Acquisition Merger and make adequate provision for the cost and expenses relating thereto. The Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.18.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.01 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

                  (a)  Stockholders'   Approvals.   This  Agreement  and/or  the
         transactions contemplated hereby shall have been approved by such requisite votes of the stockholders of Seller and Buyer as may be required in accordance with applicable law, rules or regulations.

                  (b) Governmental Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Acquisition Merger and the Bank Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. In addition, the Buyer shall have received all state securities or blue sky permits and other authorizations necessary to issue the Buyer Common Stock in connection with the Acquisition Merger in accordance with all applicable state securities or blue sky laws.

                  (c) Buyer Registration Statement. The Buyer Registration Statement shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

                  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         6.02 Conditions to the Obligations of Buyer Under This Agreement. The obligations of the Buyer under this Agreement shall be further subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

                  (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Seller.

                  (b) Representations and Warranties; Performance of Obligations. The obligations of the Seller required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Buyer shall have received a certificate to that effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Seller.

                  (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received, made or obtained by the Seller or the Bank, shall have been so received, made or obtained by the Seller or the Bank, as applicable, other than permits, consents, waivers, clearances, approvals, authorizations and notices the failure of which to have received, made or obtained would neither make it impossible to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement nor result in any Material Adverse Effect on the Buyer after the Effective Time and the Bank Merger Effective Time.

                  (d) Tax Opinion. The Buyer shall have received an opinion dated the Closing Date from its counsel, Sullivan & Worcester LLP, or other counsel selected by the Buyer and reasonably acceptable to the Seller, substantially to the effect (i) with respect to the Acquisition Merger, that (A) the Acquisition Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) each of the Buyer and the Seller should be a party to a reorganization within the meaning of Section 368(b) of the Code, and (C) no gain or loss should be recognized by the Buyer or the Seller as a result of the Acquisition Merger and (ii) with respect to the Bank Merger, that (A) the Bank Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) each of the Bank and the Savings Association should be a party to a reorganization within the meaning of Section 368(b) of the Code, and (C) no gain or loss should be recognized by the Bank, the Savings Association, the Buyer or the Seller as a result of the Bank Merger. In rendering such opinion, Sullivan & Worcester LLP shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from the Buyer, the Seller, the Bank and the Savings Association, their respective officers, directors and affiliates, and from the stockholders of the Seller, as Sullivan & Worcester LLP shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

                  (e) Seller Affiliates Agreements. Seller shall have delivered to Buyer the letter pertaining to the Seller Affiliates, as contemplated under Section 5.06 above, and each of the executed Seller Affiliates Agreements that have been received by Seller as of the Effective Time.

                  (f) Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any Buyer subsidiary that Buyer in good faith reasonably determines would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement and the Bank Merger Agreement as to render inadvisable in the reasonable judgment of Buyer the consummation of the Acquisition Merger or the Bank Merger.

                  (g) Legal Opinion. Buyer shall have received the opinion of Edwards & Angell, counsel to Seller and the Bank, dated the Closing Date, in a form that is customary for transactions of this type.

         In addition to the foregoing, the Seller and the Bank will furnish the Buyer with such additional certificates, instruments or other documents in the name or on behalf of the Seller or the Bank, as the case may be, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section
6.02 as the Buyer may reasonably request.

         6.03 Conditions to the Obligations of Seller and Bank Under This Agreement. The obligations of the Seller and the Bank under this Agreement shall be further subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

                  (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Buyer or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Buyer.

                  (b) Representations and Warranties; Performance of Obligations. The obligations of the Buyer required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Seller and the Bank shall have received a certificate to that effect signed by the executive vice president and the chief financial officer (or other authorized officer(s) of the Buyer.

                  (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received, made or obtained by the Buyer, shall have been so received, made or obtained by the Buyer, other than permits, consents, waivers, clearances, approvals, authorizations and notices the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in a Material Adverse Effect on the Buyer after the Effective Time.

                  (d) Tax Opinion. The Seller shall have received an opinion dated the Closing Date from its counsel, Edwards & Angell, or other counsel selected by the Seller and reasonably acceptable to the Buyer, substantially to the effect that, with respect to the Acquisition Merger, (A) the Acquisition Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) each of the Buyer and the Seller should be a party to a reorganization within the meaning of Section 368(b) of the Code, and
         (C) gain, if any, realized will be recognized by a stockholder of the Seller as a result of the Acquisition Merger, but not in excess of the amount of cash received by such stockholder. In rendering such opinion, Edwards & Angell shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from the Buyer and the Seller, their respective officers, directors and affiliates, and from the stockholders of the Seller, as Edwards & Angell shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

                  (e) NASDAQ-NMS Listing. The shares of the Buyer Common Stock issuable upon the Effective Time shall have been authorized for listing on the NASDAQ-NMS upon official notice of issuance.

                  (f) Legal Opinion. Seller shall have received the opinion of Sullivan & Worcester LLP, counsel to Buyer, dated the Closing Date, in a form that is customary for transactions of this type.

         In addition to the foregoing, the Buyer will furnish the Seller with such additional certificates, instruments or other documents in the name or on behalf of the Buyer, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as the Seller may reasonably request.


                                   ARTICLE VII

                                     CLOSING

         7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the closing of the transactions contemplated by this Agreement shall take place at the Boston, Massachusetts offices of Sullivan & Worcester LLP at 10:00 A.M., local time, on such date that is not later than the fifth business day after the date on which all of the conditions contained in Article VI hereof are satisfied or waived; or at such other place, at such other time, or on such other date as Seller and Buyer may mutually agree upon for such closing to take place.

         7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the closing contemplated by Section 7.01 above there shall be delivered to Seller and Buyer and their respective subsidiaries as applicable, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the parties' respective stockholders:

                  (a) by mutual written consent of the Seller and the Buyer authorized by their respective Boards of Directors;

                  (b) If the Effective Time shall not have occurred on or prior to July 31, 1997 (the "Termination Date") or such later date as shall have been agreed to in writing by the Buyer and the Seller;

                  (c) by the Buyer or the Seller (i) thirty days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, unless within the thirty-day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency, except that no party shall have the right to terminate this Agreement pursuant to this clause (i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respects the covenants and agreements of such party set forth herein, or (ii) if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted or such order or Injunction shall otherwise have become final and non-appealable;

                  (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein, or in the Bank Merger Agreement, which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

                  (e) by Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained herein), if the approval of either party's stockholders specified in Section 5.05 above shall not have been obtained by reason of such party's failure to have obtained the requisite stockholder vote at a duly held meeting of such party's stockholders or at any adjournment thereof;

                  (f) by Seller, by action of its Board of Directors, by giving written notice of such election to Buyer within two business days after the Valuation Period, in the event the Average Closing Price is less than the Minimum Price; provided, however, that no right of termination shall arise under this Section 8.01(f) if Buyer elects within two business days of receipt of such written notice to increase the Exchange Ratio by notifying Seller in writing that it has elected to utilize the Adjusted Exchange Ratio in lieu of the Exchange Ratio that would otherwise be required under Section 2.09(a) hereof; or

                  (g) by Buyer if Seller's  Board of Directors does not publicly recommend in the Proxy Statement that Seller's stockholders approve the proposals submitted to them in accordance with this Agreement, or if after recommending in the Proxy Statement that Seller's shareholders approve such proposals, Seller's Board of Directors shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer.

         8.02 Effect of Termination.

                  (a) In the event of termination of this Agreement by either the Seller or the Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.02(b), 8.02 (if applicable) and 9.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of any of the parties hereto or their respective officers or directors to the others, except any liability of any party under said Sections 5.02(b),
         8.02 (as may be applicable) and 9.01, and in the event of a party's gross negligence or willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder or therein.

                  (b) As a condition of Buyer's willingness, and in order to induce Buyer, to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this
         Agreement and consummating the transactions contemplated by this Agreement, the Seller will make a cash payment to Buyer of $2,000,000.00 if and only if:

                           (i) either (x)  Seller or Buyer has  terminated  this
                  Agreement because (A) the approval of Seller's stockholders specified in Section 5.05 above shall not have been obtained by reason of Seller's failure to have obtained the requisite stockholder vote at a duly held meeting of Seller's stockholders or at any adjournment thereof or (B) Seller's Board of Directors does not publicly recommend in the Proxy Statement that Seller's stockholders approve the proposals submitted to them in accordance with this Agreement, or if after recommending in the Proxy Statement that Seller's stockholders approve such proposals, Seller's Board of Directors shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer or
                  (y) Buyer has terminated this Agreement pursuant to Section 8.01(d) and the breach of the representation, warranty, covenant or agreement was caused by the willful conduct or gross negligence of Seller; and

                           (ii) either (x) within twelve months of any such termination, (A) Seller shall have entered into an agreement to engage in an Alternative Transaction (as hereinafter defined) with any person other than Buyer or any subsidiary or other affiliate of Buyer or (B) the Board of Directors of Seller shall have approved an Alternative Transaction or recommended that shareholders of Seller approve or accept any Alternative Transaction with any person other than Buyer or any subsidiary or other affiliate of Seller, or (y) in the case of Section 8.01(g), at the time of such termination any person other than Buyer or any subsidiary or affiliate of Buyer shall have made a bona fide proposal to Seller or its shareholders to engage in an Alternative Transaction by public announcement or written communication that shall be or become the subject of public disclosure.

Any payment required under this Section 8.02(b) will be (i) payable by Seller to Buyer (by wire transfer of immediately available funds to an account designated by Buyer) within five business days after demand by Buyer and (ii) net of any other payments made by Seller to Buyer pursuant to the provisions of Section 8.02(a) (but in no event shall the amount payable under this Section 8.02(b) be less than zero).

         For purposes of this Agreement,  "Alternative  Transaction"  shall mean
(i) a merger, consolidation or other similar transaction involving Seller or the Bank, (ii) any sale, lease or other disposition of 20% or more of the assets of Seller and its subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender or exchange offer for 20% or more of the outstanding shares of Seller Common Stock, or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of Seller.

         8.03 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 8.01 hereof, whether before or after the approvals of the parties' respective stockholders contemplated by Section 5.05 above, the parties may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof; provided, however, that there may not be, without further approval of the parties' stockholders, to the extent required by law, any amendment, extension or waiver of this Agreement which changes the amount or form of the consideration to be delivered to Seller's stockholders hereunder other than as may be expressly contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Expenses. Except as otherwise agreed to in Section 8.02 hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         9.02 Non-Survival. None of the representations, warranties, covenants and agreements of the parties shall survive after the Effective Time, except for the agreements and covenants contained or referred to in Article II, Section 5.02(b), the last sentence of Section 5.07 and Sections 5.10, 5.12, 5.13, 8.02,
9.01 and 9.02, which agreements and covenants shall survive the Effective Time.

         9.03 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

                  (a)      If to the Seller, to:

                                    Finest Financial Corp.
                                    Route 38, Bridge Street
                                    Pelham Plaza
                                    Pelham, New Hampshire 03076
                                    Attention:  Brian W. Thompson
                                                President

                  Copy to:

                                    Edwards & Angell
                                    2700 Hospital Trust Tower
                                    Providence, Rhode Island  02903
                                    Attention:  V. Duncan Johnson, Esq.

                  (b)      If to the Buyer, to:

                                    First Essex Bancorp, Inc.
                                    71 Main Street
                                    Andover, Massachusetts 01810
                                    Attention:  Leonard A. Wilson
                                                President

                  Copy to:

                                    Sullivan & Worcester LLP
                                    One Post Office Square
                                    Boston, Massachusetts 02109
                                    Attention: Stephen J. Coukos, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date delivered to the recipient party.

         9.04 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement, except for Sections 5.12 and 5.13 above, is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         9.05 Entire Agreement. This Agreement, including the documents and other writing referred to herein or delivered pursuant hereto, including the Seller Disclosure Schedule, the Seller Stockholders' Agreement and the Bank Merger Agreement, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by either party hereto, have been expressed herein. This Agreement (including the aforementioned documents and writings) supersedes any prior or contemporaneous agreement or understanding between the parties hereto, oral or written, pertaining to any such matters, including without limitation the Confidentiality Agreement, which agreements or understandings shall be of no further force or effect for any persons.

         9.06 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

         9.07 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof, and, to the extent applicable, by federal law.

         9.08 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.09 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Section 9.02 hereof.

         9.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

         9.11 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

         9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

         9.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Date, Buyer shall be entitled, with the consent of Seller (which consent shall not be unreasonably withheld), to revise the structure and/or timing of the Acquisition Merger and/or the Bank Merger as contemplated by this Agreement and the Bank Merger Agreement, so long as the transactions comprising such revised structure and/or occurring within such revised timeframe shall (i) be capable of consummation in as timely a manner as the structure contemplated herein and (ii) not otherwise have a material adverse impact on the Seller or its stockholders, including on the financial benefits reasonably expected to be derived by such stockholders from the transactions provided for herein. This Agreement and the Bank Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.



                     [Remainder of Page Intentionally Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.


                            FIRST ESSEX BANCORP, INC.



                            By: /s/Leonard A. Wilson
                                Leonard A. Wilson
                                President


                            FINEST FINANCIAL CORP.



                            By: /s/Brian W. Thompson
                                Brian W. Thompson
                                President


                            PELHAM BANK AND TRUST COMPANY



                            By: /s/Brian W. Thompson
                                Brian W. Thompson
                                President

                                    ARTICLE X


                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS...................................................A-2

ARTICLE II   THE ACQUISITION MERGER........................................A-7
             2.01     Surviving Corporation................................A-7
             2.02     Purposes and Authorized Capital Stock of
                         Surviving Corporation.............................A-7
             2.03     Effect of the Acquisition Merger.....................A-7
             2.04     Additional Actions...................................A-7
             2.05     Certificate of Incorporation and By-laws.............A-8
             2.06     Directors and Officers...............................A-8
             2.07     Effective Time; Conditions...........................A-8
             2.08     Dissenters' Appraisal Rights.........................A-8
             2.09     Effect on Outstanding Shares.........................A-8
             2.10     Anti-Dilution........................................A-9
             2.11     Exchange Procedures..................................A-9
             2.12     Treatment of Seller Stock Options...................A-11
                               2.13    Exchange Agent.....................A-11
             2.14     Election Procedures.................................A-11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER......................A-13
             3.01     Corporate Organization..............................A-13
             3.02     Capitalization......................................A-14
             3.03     Authority; No Violation.............................A-14
             3.04     Consents and Approvals..............................A-15
             3.05     Financial Statements................................A-15
             3.06     Absence of Undisclosed Liabilities..................A-16
             3.07     Broker's Fees.......................................A-16
             3.08     Absence of Certain Changes or Events................A-16
             3.09      Legal Proceedings..................................A-16
             3.10     Agreements with Banking Authorities.................A-16
             3.11     Reports.............................................A-16
             3.12     Compliance with Applicable Law......................A-17
             3.13     Buyer Common Stock..................................A-17
             3.14     Ownership of Seller Common Stock....................A-17
             3.15     Financing...........................................A-17
             3.16     Buyer Benefit Plans.................................A-17
             3.17     Buyer Information...................................A-17
             3.18     Disclosure..........................................A-17

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE BANK........A-18
             4.01     Corporate Organization..............................A-18
             4.02     Capitalization......................................A-18
             4.03     Authority; No Violation.............................A-19
             4.04     Consents and Approvals..............................A-20
             4.05     Financial Statements................................A-20
             4.06     Absence of Undisclosed Liabilities..................A-21
             4.07     Broker's Fees.......................................A-21

             4.08     Absence of Certain Changes or Events................A-21
             4.09     Legal Proceedings...................................A-21
             4.10     Taxes and Tax Returns...............................A-21
             4.11     Employees...........................................A-23
             4.12     Agreements with Banking Authorities.................A-24
             4.13     Material Agreements.................................A-25
             4.14     Ownership of Property...............................A-25
             4.15     Reports.............................................A-25
             4.16     Compliance with Applicable Law......................A-25
             4.17     Environmental Matters...............................A-26
             4.18     Antitakeover Statutes Not Applicable................A-26
             4.19     Ownership of Buyer Common Stock.....................A-26
             4.20     Insurance...........................................A-26
             4.21     Labor...............................................A-26
             4.22     Material Interests of Certain Persons...............A-26
             4.23     Absence of Registration Obligations.................A-26
             4.24     Loans...............................................A-27
             4.25     Investment Securities...............................A-27
             4.26     Derivative Transactions.............................A-27
             4.27     Intellectual Property...............................A-27
             4.28     Seller Information..................................A-27
             4.29     Disclosure..........................................A-27

ARTICLE V    COVENANTS OF THE PARTIES.....................................A-28
             5.01     Conduct of the Business of Seller...................A-28
             5.02     Access to Properties and Records; Confidentiality...A-31
             5.03     No  Solicitation....................................A-32
             5.04     Regulatory Matters; Consents........................A-33
             5.05     Approval of Stockholders............................A-33
             5.06     Agreements of Seller's Affiliates...................A-34
             5.07     Further Assurances..................................A-34
             5.08     Disclosure Supplements..............................A-34
             5.09     Public Announcements................................A-34
             5.10     Tax-Free Reorganization Treatment...................A-34
             5.11     Stock Exchange Listing..............................A-34
             5.12     Employment and Benefit Matters......................A-34
             5.13     Directors' and Officers' Indemnification
                        and Insurance.....................................A-35
             5.14     Accountants' Letters................................A-36
             5.15     Maintenance of Records..............................A-37
             5.16     Leases..............................................A-37
             5.17     Bank Merger.........................................A-37
             5.18     Certain Policies of Seller..........................A-37

ARTICLE VI   CLOSING CONDITIONS...........................................A-37
             6.01     Conditions to Each Party's Obligations Under
                         This Agreement...................................A-37
             6.02     Conditions to the Obligations of Buyer Under
                         This Agreement...................................A-38
             6.03     Conditions to the Obligations of Seller and Bank
                         Under This Agreement.............................A-39

ARTICLE VII  CLOSING......................................................A-40
             7.01     Time and Place......................................A-40
             7.02     Deliveries at the Closing...........................A-40

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................A-40
             8.01     Termination.........................................A-40
             8.02     Effect of Termination...............................A-41
             8.03     Amendment, Extension and Waiver.....................A-42

ARTICLE IX   MISCELLANEOUS................................................A-43
             9.01     Expenses............................................A-43
             9.02     Non-Survival........................................A-43
             9.03     Notices.............................................A-43
             9.04     Parties in Interest.................................A-44
             9.05     Entire Agreement. ..................................A-44
             9.06     Counterparts........................................A-44
             9.07     Governing Law. .....................................A-44
             9.08     Captions............................................A-44
             9.09     Effect of Investigations............................A-44
             9.10     Severability........................................A-44
             9.11     Specific Enforceability.............................A-44
             9.12     Waiver of Jury Trial................................A-45
             9.13     Alternative Structure...............................A-45

                         LIST OF SCHEDULES AND EXHIBITS

         SCHEDULES

         Seller Disclosure Schedule

         1.00     Principal Stockholders
         4.02(b)  Seller Subsidiaries
         4.03(c)  Non Contravention Exceptions
         4.04     Consents and Approvals
         4.06     Liabilities
         4.08     Material Changes
         4.09     Legal Proceedings
         4.10     Taxes
         4.11(a)  Seller Plans
         4.12     Agreements with Banking Authorities
         4.13     Material Agreements
         4.17     Environmental Matters
         4.22     Material Interests of Certain Persons
         4.24     Loans
         4.25     Investment Securities
         5.01     Conduct of the Business
         5.12     Senior Executive Employment/Severance Arrangements

         EXHIBITS

         A.       Form of Seller Stockholders' Agreement
         B.       Form of Seller Affiliates Agreement
         C.       Form of Bank Merger Agreement
         D.       Salary Continuation Policy and Bonus Plan

                               AMENDMENT NO. 1 TO

         AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF AUGUST 5, 1996


         This Amendment No. 1 (this "Amendment"), dated as of September ___, 1996, is entered into by and among First Essex Bancorp, Inc. ("Buyer"), Finest Financial Corp. ("Seller") and Pelham Bank and Trust Company (the "Bank").

1.       AGREEMENT AND PLAN OF REORGANIZATION

         Reference is made to the Agreement and Plan of Reorganization dated as of August 5, 1996 by and among Buyer, Seller and the Bank (the "Original Agreement"). Capitalized terms used in this Amendment, which are defined in the Original Agreement and are not otherwise defined herein, are used in this Agreement with the meanings ascribed to them in the Original Agreement. The Original Agreement as amended by this Amendment is and shall continue to be in full force and effect and shall not be affected by this Amendment except and only to the extent specified herein.

2.       AMENDMENTS TO ORIGINAL AGREEMENT

         2.1 Amendment to Article I - Definitions. The definition of "Savings Association" set forth at page 5 of the Original Agreement shall be and hereby is amended and restated in its entirety as follows:

                  "Savings Association" shall mean Buyer's wholly owned savings association subsidiary, First Essex Bank, FSB.

         2.2 Amendment to Article IV - Representations and Warranties of Seller and the Bank.

                  Section 4.02(a) of the Original Agreement shall be and hereby is amended in part by deleting the first sentence thereof in its entirety and inserting in lieu thereof the following sentence: "The authorized capital stock of the Seller consists of 5,000,000 shares of common stock, par value $.10 per share (the "Seller Common Stock"), and no shares of preferred stock."

         2.3  Amendments to Article V - Covenants of the Parties.

         (a) Schedule 5.12, as referred to in and included as a part of Section 5.12(b) of the Original Agreement, shall be and hereby is amended and restated in its entirety, and such amended and restated Schedule 5.12 is attached to and made a part of this Amendment.

         (b) Section 5.17 of the Original Agreement shall be and hereby is amended and restated in its entirety as follows:

                  5.17 Bank Merger. The parties shall take, and cause the Bank and the Savings Association, as applicable, to take, all necessary and appropriate actions to effect the Bank Merger immediately prior to the Effective Time in accordance with the requirements of all applicable laws and regulations and the terms of the Bank Merger Agreement. Both the Bank Merger Effective Time and the Effective Time shall occur on the Closing Date.

         (c) Section 5.18 of the Original Agreement shall be and hereby is amended in part by (i) inserting the words "the Bank Merger and" immediately prior to the reference to "the Acquisition Merger" in the second and eighth lines of said Section 5.18 and (ii) inserting the words "the Bank Merger Effective Time and" immediately prior to the reference to "the Effective Time" in the fourth line of said Section 5.18.

         2.4  Amendments to Article VI - Closing Conditions.

         (a) Sections 6.01, 6.02 and 6.03 of the Original Agreement shall be and hereby are amended in part by deleting the phrase "at or prior to the Effective Time" in the prefatory clause that begins each such section and inserting in lieu thereof the phrase "on or prior to the Closing Date".

         (b) Sections 6.02 and 6.03 of the Original Agreement shall be and hereby are amended in part by adding an additional paragraph at the end of each such section, which shall be designated by the heading "(h) Bank Merger." in the case of Section 6.02 and shall be designated by the heading "(g) Bank Merger." in the case of Section 6.03, and shall read in its entirely as follows: "The Bank Merger shall have been consummated."

         2.5 Amendment to Article VII - Closing. Section 7.01 of the Original Agreement shall be and hereby is amended in part by deleting the phrase "Article VI hereof are satisfied or waived" contained in the fourth and fifth lines of said Section 7.01 and inserting in lieu thereof the phrase "Section 6.01 hereof are satisfied".

         2.6  Amendment to Article  VIII -  Termination,  Amendment  and Waiver.
Section 8.01 of the Original Agreement shall be and hereby is amended in part by
(i) deleting the reference to "the Effective Time" contained in the prefatory clause that begins such section and inserting in lieu thereof a reference to "the Bank Merger Effective Time" and (ii) inserting the words "the Bank Merger Effective Time and" immediately prior to the reference to "the Effective Time" contained in the first line of subsection 8.01(b).

3.       MISCELLANEOUS

         3.1 Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

         3.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

         3.3 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         3.4 Entire Agreement. The Original Agreement, as amended by this Amendment, including the documents and other writings referred to therein or herein or delivered pursuant thereto or hereto, including the Seller Disclosure Schedule, the Seller Stockholders' Agreement and the Bank Merger Agreement, as the latter has been amended as of the date hereof, contains the entire agreement and understanding of the parties with respect to the transactions contemplated thereby, including the Bank Merger and the Acquisition Merger. There are no restrictions, agreements, promises, warranties, covenants or undertakings pertaining to such matters between the parties other than those expressly set forth herein or therein. The Original Agreement, as amended by this Agreement, supersedes all prior agreements and understandings between the parties, both written and oral, with respect to all such matters.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as a sealed instrument as of the day and year first above written.


                                            FIRST ESSEX BANCORP, INC.



                                            By:
                                                 Leonard A. Wilson, President


                                            FINEST FINANCIAL CORP.



                                            By:
                                                 Brian W. Thompson, President


                                            PELHAM BANK AND TRUST COMPANY



                                            By:
                                                 Brian W. Thompson, President

                                  SCHEDULE 5.12

               Senior Executive Employment/Severance Arrangements

         Set forth below is a summary of the parties' understanding of the employment and severance arrangements to be entered into by Buyer, the Savings Association and Messrs. Thompson and Goss:

         1.       Brian W. Thompson

                  o Title: Executive Vice President of Buyer and the Savings Association

                  o        Responsibility:  Corporate Banking Head

                  o        Annual Salary:  $150,000

                  o        Bonus Per Year:  Up to 30% of base salary

                  o        Employment   and  Special   Termination   Agreements:
                           Providing for 2-year term of employment and change of control provisions providing for a termination payment of 3 years of salary and bonus (which bonus will equal 30% of base salary if a termination following a change of control occurs prior to any such bonus having been determined for the first full calendar year of Mr. Thompson's employment). Form of agreements to be similar to the employment and special termination agreements currently in place with David W. Dailey.

                  o        Automobile

                  o        Country Club Membership

                  o        Office Location:  Andover

                  o        Options:   Mr.   Thompson   would  be   eligible   to
                           participate in the ordinary course as a senior executive officer in any future stock-based plans that may be offered generally by Buyer to the senior management of Buyer and the Savings Association.

                  o        Relocation Expense Coverage: Buyer will reimburse Mr.
                           Thompson, in accordance with Buyer's established practices and procedures for senior executive officer relocation expense coverage, for costs and expenses relating to the relocation of Mr. Thompson's primary personal residence from Amherst, Massachusetts, to a location within reasonable proximity for commuting purposes to Buyer's executive offices in Andover, Massachusetts.

                  o All Other Benefits Available to Other Employees and Executives of the Company

                  o        Voluntary  Termination:   For  up  to  one  (1)  year
                           following  the  Effective   Time,  Mr.  Thompson  may
                           terminate his employment for any reason, in which case he will be paid a lump sum severance payment of $225,000 (which equals the expected change-of-control payment that Mr. Thompson could receive under his existing employment agreement).

         2.       Irving J. Goss

                  o Annual Salary: $100,000 as an employee of the Savings Association.

                  o        Benefits:  During  his  employment  with the  Savings
                           Association, Mr. Goss will be entitled to all benefits accorded similarly situated executives, including participation in any future stock-based plans that may be offered generally by Buyer to the senior management of Buyer and the Savings Association and outplacement services.

                  o Voluntary Termination: For up to one (1) year following the Effective Time, Mr. Goss may terminate his employment for any reason, in which case he will be paid a lump sum severance payment equal to (x) the amount, if any, of the remaining balance of his full year salary for such initial year of employment plus
                           (y) $125,000.

                                                                      APPENDIX B


                          KEEFE, BRUYETTE & WOODS, INC.

                             SPECIALISTS IN BANKING

             TWO WORLD TRADE CENTER 85TH FLOOR NEW YORK, N.Y. 10048


   TOLL FREE                                                   TELEPHONE
1-800-966-1559                                                 212-323-8300





                                                [Date]


Board of Directors
Finest Financial Corp.
Bridge Street, Route 38
Pelham, NH 03076

Board of Directors:

         You have requested our opinion as investment bankers as to the fairness from a financial point of view to the shareholders of Finest Financial Corp. ("Finest") of the consideration in the proposed merger (the "Merger") of Finest with and into First Essex Bancorp, Inc. ("First Essex") pursuant to the Agreement and Plan of Reorganization, dated as of August 1, 1996, between Finest and First Essex, (the "Agreement"). Under the terms of the Agreement, each outstanding share of common stock, $1.00 par value, of Finest will be converted into the right to receive $20.25 either in cash (the "Cash Distribution") or in shares (the "Stock Distribution") of common stock, $.10 par value, of First Essex determined by dividing $20.25 by the average closing stock price of First Essex common stock (the "Exchange Ratio") for the twenty consecutive trading days ending on the fifth business day prior to the closing date (the "Average Closing Price"); provided that (i) if the Average Closing Price is greater than $11.50 the Exchange Ratio shall equal 1.761, (ii) if the average Closing Price is less than $9.50 per share the Exchange Ratio shall equal 2.132, and (iii) if the Average Closing Price is less than $8.75 per share, Finest shall have the right, waivable by it, to terminate the Agreement unless First Essex elects, at its option, to adopt the Exchange Ratio determined by dividing $18.65 by the Average Closing Price.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Essex and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Essex for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Finest. We have acted for the Board of Directors of Finest in rendering this fairness opinion and will receive a fee from Finest for our services.

         In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 including the Proxy Statement--Prospectus relating to the Special Meeting of Finest Shareholders at which holders of the Shares will be asked to approve the Merger; Audited Consolidated Financial Statements of Finest and Annual Reports to Stockholders and Annual Reports on Form 10-K of First Essex for the four years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q

Board of Directors
[DATE]
Page 2


10-Q of First Essex, and certain internal financial analyses and forecasts for Finest including the 1996 annual budget prepared by management. We have also held discussions with members of the senior management of Finest and First Essex regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Finest and First Essex with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Finest and First Essex as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Finest and First Essex and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Finest and First Essex are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Finest or First Essex, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Finest and First Essex; (ii) the assets and liabilities of Finest and First Essex; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from financial point of view, to the holders of Finest Common Stock.

                                           Very truly yours,



                                           KEEFE, BRUYETTE & WOODS, INC.

                                                     Oppenheimer Tower
                                                     World Financial Center
                                                     New York, New York 10281
                                                     (212) 667-7000

Oppenheimer & Co., Inc.

Investment Banking Group


                                                   [Date]


Board of Directors
First Essex Bancorp, Inc.
71 Main Street
Andover, Massachusetts  01810


Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to First Essex Bancorp, Inc. (the "Company") of the aggregate consideration to be paid by the Company (the "Consideration") to the holders of the outstanding shares of common stock (the "Finest Shares"), of Finest Financial Corp. ("Finest") pursuant to the Agreement and Plan of Reorganization dated July 31, 1996 by and between the Company and Finest, and Finest's sole subsidiary Pelham Bank and Trust Company (the "Agreement").

         Pursuant to the Agreement, Finest will merge into First Essex (the "Merger") and Pelham Bank and Trust will merge into First Essex's subsidiary, First Essex Bank, FSB (the "Merger").

         In connection  with this opinion we have reviewed,  among other things:
(a) the Agreement; (b) the Seller Stockholders Agreement and the form of Seller Affiliates Agreement (as such terms are defined in the Agreement); (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Finest and the Company for the three fiscal years ended December 31, 1995; (d) unaudited consolidated financial statements for each of Finest and the Company for the six months ended June 30, 1996; (e) certain other publicly available business and financial information relating to the Company and Finest; (f) certain internal financial analyses, budgets, projections and forecasts for Finest and the Company, including estimates as to the future cost savings relating to the Merger; prepared by and reviewed with the management of the Company; (g) certain other summary materials and analyses with respect to Finest's loan portfolio and deposits prepared by the Company; (h) the views of senior management of Finest and the Company of the past and current business operations, results thereof, financial condition and future prospects of their respective companies; (i) a comparison of certain financial information for Finest with similar information for certain other companies we considered comparable to Finest; (j) the financial terms of certain recent business combinations in the banking industry;
(k) the pro forma effect of the transaction on the Company based on certain assumptions provided by the Company; (1) the current market environment generally and the banking environment in particular; and (m) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

         We have relied, without independent verification or investigation, on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the managements of Finest and the Company as to the reasonableness and achievability of the financial and operating forecasts and projections, including estimates of future cost savings relating to the Merger (and the assumptions and bases therefor) provided to us. In that regard, we have assumed, with your consent, that such forecasts, projections and

Board of Directors                                                     Page 2
First Essex
Bancorp, Inc.
[Date]


estimates have been reasonably prepared and reflect the best currently available estimates and judgements of the managements of Finest and the Company as to the future financial performance of the Company and Finest and that, for purposes of our opinion, such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the managements of Finest and the Company. We have not made an independent evaluation or appraisal of the assets and liabilities of Finest or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of Finest nor reviewed any individual loan credit files.

         You have informed us and we have assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles.

         We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

         It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent or as otherwise agreed to in our engagement letter.

         Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

                                                     Very truly yours,



                                                     Oppenheimer & Co., Inc.

                        NEW HAMPSHIRE STATUTES ANNOTATED
    TITLE XXVII. CORPORATIONS, ASSOCIATIONS, AND PROPRIETORS OF COMMON LANDS
              CHAPTER 293-A. NEW HAMPSHIRE BUSINESS CORPORATION ACT
                               DISSENTERS' RIGHTS


             Current through Chapter 309 of the 1995 Regular Session


A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

ss. 293-A:13.01 Definitions.

In this subdivision:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)   "Shareholder" means the record shareholder or the beneficial shareholder.



Sec. 293-A:13.02 Right to Dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1)  Consummation of a plan of merger to which the corporation is a party:

          (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

          (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (i)    Alters or abolishes a preferential right of the shares.

         (ii)   Creates,  alters, or abolishes a right in respect of redemption,
                including  a  provision   respecting  a  sinking  fund  for  the
                redemption or repurchase, of the shares.

         (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

         (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

         (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


Sec. 293-A:13.03 Dissent by Nominees and Beneficial Owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

B.    PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Sec. 293-A:13.20 Notice of Dissenters' Rights.

(a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

(b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293- A:13.22.

Sec. 293-A:13.21 Notice of Intent to Demand Payment.

(a)  If  proposed  corporate  action  creating   dissenters'  rights  under  RSA
     293-A:13.02  is  submitted  to  a  vote  at  a  shareholders'   meeting,  a
     shareholder who wishes to assert dissenters' rights:

     (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2)  Shall not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.


Sec. 293-A:13.22 Dissenters' Notice.

(a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

(b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

     (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

     (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

     (5)  Be accompanied by a copy of this subdivision.

Sec. 293-A:13.23 Duty to Demand Payment.

(a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenter's notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.


Sec. 293-A:13.24 Share Restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


Sec. 293-A:13.25 Payment.

(a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)  The payment shall be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3)  An explanation of how the interest was calculated;

     (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

     (5)  A copy of this subdivision.


Sec. 293-A:13.26 Failure to Take Action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

Sec. 293-A:13.27 After-Acquired Shares.

(a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)  To the extent the corporation  elects to withhold  payment under subsection
     (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.


Sec. 293-A:13.28 Procedure if Shareholder Dissatisfied With Payment or Offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293- A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.


C.  JUDICIAL APPRAISAL OF SHARES

Sec. 293-A:13.30 Court Action.

(a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are
     entitled  to  the  same   discovery   rights  as  parties  in  other  civil
     proceedings.

(e)  Each dissenter made a party to the proceeding is entitled to judgment:

     (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

     (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.


Sec. 293-A:13.31 Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.